As filed with the Securities and Exchange Commission on February 5, 2021
Registration No. 333-251863

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1
To
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

READY CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6798 (Primary Standard Industrial Classification Code Number)	90-0729143 (I.R.S. Employer Identification Number)

1251 Avenue of the Americas, 50th Floor
New York, NY 10020
(212) 257-4600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas E. Capasse
Chairman and Chief Executive Officer
Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
Tel: (212) 257-4600
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Kessler, Esq. David E. Brown, Esq. Alston & Bird LLP 90 Park Avenue New York, New York 10016 (212) 210-9400	Joseph E. McAdams Chairman of the Board, Chief Executive Officer, and President Anworth Mortgage Asset Corporation 1299 Ocean Avenue, 2nd Floor Santa Monica, California 90401 (310) 255-4493	Mark J. Kelson, Esq. William Wong, Esq. Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, California 90067 (310) 586-7700

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	16,774,328(3)	N/A	$212,648,147.05(4)	$23,199.91(5)
8.625% Series B Cumulative Preferred Stock, par value $0.0001 per share	1,919,378(6)	N/A	$49,068,898.57(7)	$5,353.42(8)
6.25% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share	779,743(9)	N/A	$19,134,893.22(10)	$2,087.62(11)
7.625% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share	2,010,278(12)	N/A	$50,158,948.95(13)	$5,472.34(14)

(1)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(c) under the Securities Act.

(2)
The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(3)
Represents the estimated maximum number of shares of common stock, par value $0.0001 per share (“Ready Capital Common Stock”), of Ready Capital Corporation (“Ready Capital”) to be issuable upon the completion of the merger described herein. The number of shares of Ready Capital Common Stock being registered is based on (a) 99,303,982 shares of common stock, par value $0.01 per share (“Anworth Common Stock”), of Anworth Mortgage Asset Corporation (“Anworth”) and 70,000 vested phantom shares of Anworth issued and outstanding as of February 4, 2021, and (b) an Exchange Ratio of 0.1688 shares of Ready Capital Common Stock for each share of Anworth Common Stock. Ready Capital previously paid a filing fee in respect of 16,763,789 shares of Ready Capital Common Stock (the “Initial Shares”) in connection with the initial filing of the registration statement on Form S-4 on January 4, 2021 (File No. 333-251863) (the “Initial Registration Statement”). An additional 10,539 shares of Ready Capital Common Stock (the “Additional Shares”) are being registered herewith.

(4)
Pursuant to Rules 457(c) and 457(f)(1) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is based on the sum of (a), with respect to the Initial Shares, (i) the product of (1) $2.75 per share (the average of the high and low prices of Anworth Common Stock as reported on the New York Stock Exchange on December 28, 2020) multiplied by (2) the 99,241,549 shares of Anworth Common Stock and 70,000 vested phantom shares of Anworth outstanding as of December 31, 2020, minus (ii) $60,580,044.89 (the estimated amount of cash that will be paid by Ready Capital to the holders of 99,241,549 shares of Anworth Common Stock in the merger), and (b) with respect to the Additional Shares, (i) the product of (1) $2.56 per share (the average of the high and low prices of Anworth Common Stock as reported on the New York Stock Exchange on February 2, 2021) multiplied by (2) 62,433 additional shares of Anworth Common Stock outstanding as of February 4, 2021, minus (ii) $38,084.13 (the estimated amount of cash that will be paid by Ready Capital to the holders of 62,433 shares of Anworth Common Stock in the merger).

(5)
Includes a registration fee of $23,186.66 previously paid with respect to the Initial Shares listed in the calculation of registration fee table for the Initial Registration Statement. An additional registration fee of $13.25 is being paid with respect to Additional Shares being registered hereby.

(6)
Represents the estimated maximum number of shares of 8.625% Series B Cumulative Preferred Stock of Ready Capital, par value $0.0001 per share (the “Ready Capital Series B Preferred Stock”), to be issuable upon the completion of the merger described herein. The number of shares of Ready Capital Series B Preferred Stock being registered is based on 1,919,378 shares of 8.625% Series A Cumulative Preferred Stock of Anworth, $0.01 par value per share (the “Anworth Series A Preferred Stock”), issued and outstanding as of December 31, 2020, which will be converted into the right to receive on a one-for-one basis shares of Ready Capital Series B Preferred Stock upon the completion of the merger described herein.

(7)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is based on the product of (i) $25.565 per share (the average of the high and low prices of Anworth Series A Preferred Stock as reported on the New York Stock Exchange on December 28, 2020) multiplied by (ii) the 1,919,378 shares of Anworth Series A Preferred Stock outstanding as of December 31, 2020.

(8)
Previously paid.

(9)
Represents the estimated maximum number of shares of 6.25% Series C Cumulative Convertible Preferred Stock of Ready Capital, par value $0.0001 per share (the “Ready Capital Series C Preferred Stock”), to be issuable upon the completion of the merger described herein. The number of shares of Ready Capital Series C Preferred Stock being registered is based on 779,743 shares of 6.25% Series B Cumulative Convertible Preferred Stock of Anworth, $0.01 par value per share (the “Anworth Series B Preferred Stock”), issued and outstanding as of December 31, 2020, which will be converted into the right to receive on a one-for-one basis shares of Ready Capital Series C Preferred Stock upon the completion of the merger described herein.

(10)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is based on the product of (i) $24.54 per share (the average of the high and low prices of Anworth Series B Preferred Stock as reported on the New York Stock Exchange on December 28, 2020) multiplied by (ii) the 779,743 shares of Anworth Series B Preferred Stock outstanding as of December 31, 2020.

(11)
Previously paid. Pursuant to Rule 457(i), there is no fee associated with the registration of the shares of Ready Capital Common Stock issuable upon conversion of the shares of Ready Capital Series C Preferred Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with such conversion.

(12)
Represents the estimated maximum number of shares of 7.625% Series D Cumulative Redeemable Preferred Stock of Ready Capital, par value $0.0001 per share (the “Ready Capital Series D Preferred Stock”), to be issuable upon the completion of the merger described herein. The number of shares of Ready Capital Series D Preferred Stock being registered is based on 2,010,278 shares of 7.625% Series C Cumulative Redeemable Preferred Stock of Anworth, $0.01 par value per share (the “Anworth Series C Preferred Stock”), issued and outstanding as of December 31, 2020, which will be converted into the right to receive on a one-for-one basis shares of Ready Capital Series D Preferred Stock upon the completion of the merger described herein.

(13)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is based on the product of (i) $24.95125 per share (the average of the high and low prices of Anworth Series C Preferred Stock as reported on the New York Stock Exchange on December 28, 2020) multiplied by (ii) the 2,010,278 shares of Anworth Series C Preferred Stock outstanding as of December 31, 2020.

(14)
Previously paid. Pursuant to Rule 457(i), there is no fee associated with the registration of the shares of Ready Capital Common Stock issuable upon conversion of the shares of Ready Capital Series D Preferred Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with such conversion.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION
DATED February 5, 2021
JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
[ • ], 2021
To the Stockholders of Ready Capital Corporation and the Stockholders of Anworth Mortgage Asset Corporation.
The board of directors (the “Ready Capital Board”) of Ready Capital Corporation (“Ready Capital”) and the board of directors (the “Anworth Board”) of Anworth Mortgage Asset Corporation (“Anworth”), each a Maryland corporation, each have approved an Agreement and Plan of Merger, dated as of December 6, 2020 (as such agreement may be amended or modified from time to time, the “Merger Agreement”), by and among Ready Capital, RC Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), and Anworth, pursuant to which Anworth will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”). Immediately following the Merger, the surviving company will be contributed to Ready Capital’s operating partnership subsidiary, Sutherland Partners, L.P., a Delaware limited partnership (the “Ready Capital Operating Partnership”), in exchange for units of limited partnership interests in the Ready Capital Operating Partnership (“Ready Capital OP Units”). As a result of the contribution, the surviving company will become a wholly owned subsidiary of the Ready Capital Operating Partnership. The closing of the Merger will occur as promptly as practicable following satisfaction of all closing conditions set forth in the Merger Agreement, but either Ready Capital or Anworth may terminate the Merger Agreement if the closing has not occurred by September 30, 2021. Upon completion of the Merger, Ready Capital will continue to operate under the “Ready Capital Corporation” name and its shares of common stock, par value $0.0001 per share (“Ready Capital Common Stock”), will continue to trade on the New York Stock Exchange under the symbol “RC”.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of Anworth (“Anworth Common Stock”) (other than shares held by Ready Capital, Merger Sub or any wholly owned subsidiary of Ready Capital, Merger Sub or Anworth (such shares, the “Cancelled Shares”)), will be converted into the right to receive from Ready Capital (i) 0.1688 shares of Ready Capital Common Stock (hereinafter, the “Exchange Ratio”), plus (ii) $0.61 in cash minus the Per Share Excess Amount (if any), in each case, subject to adjustment as provided in the Merger Agreement (the “Per Share Common Merger Consideration”). The Per Share Excess Amount means an amount per share by which certain termination and transaction expenses of Anworth exceed $32.5 million, if any. The Cancelled Shares will be cancelled and retired, and no consideration will be delivered in exchange thereof. Cash will be paid in lieu of any fractional shares of Ready Capital Common Stock that would have been received as a result of the Merger.
Certain outstanding phantom shares granted by Anworth under its 2014 Equity Compensation Plan and 2004 Equity Compensation Plan, as amended, will, at the effective time of the Merger, automatically become fully vested and then immediately cancelled in exchange for the right to receive the Per Share Common Merger Consideration. The remaining outstanding phantom shares granted by Anworth will, at the effective time of the Merger, automatically be cancelled without consideration.
Each outstanding dividend equivalent right granted by Anworth under its 2007 Dividend Equivalent Rights Plan shall, at the effective time of the Merger, automatically be cancelled; provided, that any accrued amounts that have not yet been paid with respect to such dividend equivalent rights will be paid to the holders thereof at the effective time of the Merger (or as soon as practicable thereafter but in no event later than the first payroll date following the effective time of the Merger), less applicable income and employment tax withholdings.
Each share of Anworth’s 8.625% Series A Cumulative Preferred Stock, $0.01 par value per share, will be converted into the right to receive one share of a newly designated series of Ready Capital preferred stock, par value $0.0001 per share, which will be classified and designated as Ready Capital’s 8.625% Series B Cumulative Preferred Stock; each share of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share, will be converted into the right to receive one share of a newly designated series of Ready Capital preferred stock, par value $0.0001 per share, which will be classified and designated as Ready Capital’s 6.25% Series C Cumulative Convertible Preferred Stock; and each share of Anworth’s 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share, will be converted into the right to receive one share of a newly designated series of Ready Capital preferred stock, par value $0.0001 per share, which will be classified and designated as Ready Capital’s 7.625% Series D Cumulative Redeemable Preferred Stock.
The Merger Agreement provides that each of Anworth and Ready Capital will declare and pay an additional dividend in cash on the last business day prior to the closing of the Merger with a record date that is three business days before the payment date. This additional per share dividend payable by Anworth will be an amount up to (i) the per share amount of Anworth’s then-most recent quarterly dividend, prorated for the number of days between the record date of Anworth’s last dividend, plus (ii) an additional amount (the “Anworth Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the amount necessary for Anworth to maintain its REIT qualification under the Internal Revenue Code of 1986, as amended, and avoid the imposition of income tax or excise tax under the Code. The additional per share dividend payable by Ready Capital will be an amount up to (i) the per share amount of Ready Capital’s then-most recent quarterly dividend, prorated for the number of days between the record date of

Ready Capital’s last dividend, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Anworth Additional Dividend Amount, if any, by (B) the Exchange Ratio divided by 0.80.
Based on the number of shares of Anworth Common Stock outstanding on the close of business on February 4, 2021, the record date for the Ready Capital special meeting, and an Exchange Ratio of 0.1688, Ready Capital expects approximately 16,774,328 shares of Ready Capital Common Stock will be issued in connection with the Merger.
Ready Capital and Anworth will each hold a special meeting of their respective stockholders. Ready Capital’s special meeting will be held solely by means of remote communication live over the Internet on March 17, 2021, at 9:00 a.m., Eastern Time. Anworth’s special meeting will be held solely by means of remote communication live over the Internet on March 17, 2021, at 10:00 a.m., Pacific Time.
At the Ready Capital special meeting, the Ready Capital stockholders will be asked to (i) consider and vote on a proposal to approve the issuance of shares of Ready Capital Common Stock in the Merger (the “Ready Capital Common Stock Issuance Proposal”) and (ii) approve the adjournment of the Ready Capital special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Ready Capital Common Stock Issuance Proposal (the “Ready Capital Adjournment Proposal”). The Ready Capital Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the issuance of shares of Ready Capital Common Stock (the “Ready Capital Common Stock Issuance”), are in the best interests of Ready Capital and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal. Only those matters included in the notice of the Ready Capital special meeting (“Notice of Special Meeting of Ready Capital”) may be considered and voted upon at the Ready Capital special meeting.
At the Anworth special meeting, the Anworth stockholders will be asked to (i) consider and vote on a proposal (the “Anworth Merger Proposal”) to approve the Merger and the other transactions contemplated by the Merger Agreement and (ii) approve the adjournment of the Anworth special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Anworth Merger Proposal (the “Anworth Adjournment Proposal”). The Anworth Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are in the best interests of Anworth and its stockholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated thereby, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Anworth Merger Proposal be submitted to the holders of Anworth Common Stock for consideration at the Anworth special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Anworth Common Stock approve the Anworth Merger Proposal. The Anworth Board unanimously recommends that the Anworth stockholders vote “FOR” the Anworth Merger Proposal and “FOR” the Anworth Adjournment Proposal. Only those matters included in the notice of the Anworth special meeting (“Notice of Special Meeting of Anworth”) may be considered and voted upon at the Anworth special meeting.
This joint proxy statement/prospectus provides detailed information about the special meetings of Ready Capital and Anworth, the Merger Agreement, the Merger and other related matters. A copy of the Merger Agreement is included as Annex A to this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, the Merger Agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 35. You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission (the “SEC”).
Whether or not you plan to attend the Ready Capital special meeting or the Anworth special meeting virtually, as applicable, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or authorize a proxy to vote your shares through the Internet or by telephone. You may also authorize a proxy to vote your shares over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you authorize a proxy to vote your shares through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend and vote at a special meeting virtually over the Internet, your vote by ballot will revoke any proxy previously submitted.
Your vote is very important, regardless of the number of shares of stock you own. Whether or not you plan to attend the Ready Capital special meeting or the Anworth special meeting virtually, as applicable, please authorize a proxy to vote your shares of stock as promptly as possible to make sure that your shares of stock are represented at the applicable special meeting. Please note that the failure to vote, or authorize a proxy to vote, your shares of stock of Anworth is the equivalent of a vote against the Anworth Merger Proposal.
Thank you in advance for your continued support.
Sincerely,
Thomas E. Capasse Chairman and Chief Executive Officer Ready Capital Corporation	Joseph E. McAdams Chief Executive Officer and President Anworth Mortgage Asset Corporation
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [ • ], 2021, and is first being mailed to the stockholders of Ready Capital and the stockholders of Anworth on or about [ • ], 2021.

1251 Avenue of the Americas, 50th Floor
New York, NY 10020
NOTICE OF SPECIAL MEETING OF READY CAPITAL STOCKHOLDERS
TO BE HELD ON MARCH 17, 2021
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ready Capital Corporation, a Maryland corporation (“Ready Capital”), will be held solely by means of remote communication live over the Internet at https://web.lumiagm.com/222056299 on March 17, 2021 at 9:00 a.m., Eastern Time, for the following purposes:
1.
to consider and vote on a proposal (the “Ready Capital Common Stock Issuance Proposal”) to approve the issuance of shares of common stock, par value $0.0001 per share, of Ready Capital (“Ready Capital Common Stock”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 6, 2020, by and among Ready Capital, RC Merger Subsidiary, LLC, a Delaware limited liability company, and Anworth Mortgage Asset Corporation, a Maryland corporation, as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

2.
to consider and vote on a proposal (the “Ready Capital Adjournment Proposal”) to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Ready Capital Common Stock Issuance Proposal.

Ready Capital will transact no other business at the Ready Capital special meeting or any postponement or adjournment thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Ready Capital special meeting. The board of directors of Ready Capital (the “Ready Capital Board”) has fixed the close of business on February 4, 2021 as the record date (the “Ready Capital Record Date”) for the determination of Ready Capital stockholders entitled to notice of, and to vote at, the Ready Capital special meeting or any postponement or adjournment thereof. Accordingly, only stockholders at the close of business on the Ready Capital Record Date are entitled to notice of, and to vote at, the Ready Capital special meeting and any postponement or adjournment thereof.
The Ready Capital Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the including the merger of Anworth with and into Merger Sub (the “Merger”) and the issuance of shares of Ready Capital Common Stock (the “Ready Capital Common Stock Issuance”), are in the best interests of Ready Capital and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
Your vote is very important, regardless of the number of shares of Ready Capital Common Stock you own. Whether or not you plan to attend the Ready Capital special meeting virtually, please authorize a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Ready Capital special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal. Even if you plan to attend the Ready Capital special meeting virtually, we urge you to authorize a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Ready Capital special meeting to ensure that your shares will be represented and voted at the Ready Capital special meeting. If you hold shares of Ready Capital Common Stock, in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Ready Capital Common Stock.
Please note that if you hold shares of stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of stock represented by each account. If you attend the Ready Capital special meeting virtually over the Internet, you may revoke your proxy and vote electronically at the Ready Capital special meeting, even if you have previously returned your proxy card or authorized a proxy to vote your shares through the Internet or by telephone. If your shares of Ready Capital Common Stock are held by a bank, broker or other nominee, and you plan to attend the Ready Capital special meeting virtually over the Internet and vote your shares electronically at the Ready Capital special meeting, you must first obtain a legal proxy from your broker, bank or other nominee to vote electronically at the virtual Ready Capital special meeting. Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other nominee regarding each of these options.
You can virtually attend the Ready Capital special meeting on March 17, 2021 at 9:00 a.m. Eastern Time by accessing the online virtual meeting platform at https://web.lumiagm.com/222056299, but you are only entitled to participate, vote, and/or ask questions at the Ready Capital special meeting if you were a stockholder of record as of the Ready Capital Record Date, or you were a beneficial owner as of the Ready Capital Record Date, hold a valid legal proxy for the Ready Capital special meeting and you registered in advance as described in the accompanying proxy statement and provide a copy of the valid legal proxy.
To participate in the Ready Capital special meeting by voting and/or asking questions, you will need the 11-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you are a stockholder as of the Ready Capital Record Date, you may vote your shares electronically during the Ready Capital special meeting through the online virtual meeting platform by following the instructions provided when you log in to the online virtual meeting platform. On the day of the Ready Capital special meeting, stockholders may begin to log in to the online virtual meeting platform beginning at 8:45 a.m. Eastern Time, and the meeting will begin promptly at 9:00 a.m. Eastern Time. Please allow ample time for online login.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Ready Capital special meeting. If you encounter any difficulties accessing or logging in to the Ready Capital special meeting, please call the technical support number displayed on the login page of the online virtual meeting platform.
This notice and the enclosed proxy statement/prospectus are first being mailed to Ready Capital stockholders on or about [ • ], 2021.
By Order of the Board of Directors,

Andrew Ahlborn
Secretary and Chief Financial Officer
New York, New York
[ • ], 2021

ANWORTH MORTGAGE ASSET CORPORATION
1299 Ocean Avenue, 2nd Floor
Santa Monica, California 90401
(310) 255-4493
NOTICE OF SPECIAL MEETING OF ANWORTH STOCKHOLDERS
TO BE HELD ON MARCH 17, 2021
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Anworth special meeting”) of Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), will be held solely by means of remote communication live over the Internet at www.virtualshareholdermeeting.com/ANH2021SM on March 17, 2021 at 10:00 a.m., Pacific Time, for the following purposes:
1.
to consider and vote on a proposal (the “Anworth Merger Proposal”) to approve the merger of Anworth with and into RC Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), with Merger Sub continuing as the surviving entity, and the other transactions contemplated in connection therewith (collectively, the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of December 6, 2020, by and among Ready Capital Corporation, a Maryland corporation (“Ready Capital”), Merger Sub, a wholly owned subsidiary of Ready Capital, and Anworth (the “Merger Agreement”), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

2.
to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Anworth Merger Proposal (the “Anworth Adjournment Proposal”).

Anworth will transact no other business at the Anworth special meeting or any postponement or adjournment thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Anworth special meeting. The board of directors of Anworth (the “Anworth Board”) has fixed the close of business on February 4, 2021 as the record date (the “Anworth Record Date”) for the determination of the holders of shares of common stock, par value $0.01 per share, of Anworth (the “Anworth Common Stock”) entitled to the notice of, and to vote at, the Anworth special meeting or any postponement or adjournment thereof. Accordingly, only Anworth stockholders at the close of business on the Anworth Record Date are entitled to the notice of, and to vote at, the Anworth special meeting and any postponement or adjournment thereof.
The Anworth Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Anworth and Anworth stockholders; (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated thereby, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable; (iii) directed that the Anworth Merger Proposal be submitted to Anworth stockholders for consideration at the Anworth special meeting; and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Anworth Common Stock approve the Anworth Merger Proposal. The Anworth Board unanimously recommends that the Anworth stockholders vote “FOR” the Anworth Merger Proposal and “FOR” the Anworth Adjournment Proposal.
Your vote is very important, regardless of the number of shares of Anworth Common Stock you own. Whether or not you plan to attend the Anworth special meeting virtually, please authorize a proxy to vote your shares of Anworth Common Stock as promptly as possible to make sure that your shares are represented at the Anworth special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Anworth Merger Proposal and “FOR” the Anworth Adjournment Proposal.
To ensure your representation at the Anworth special meeting, you are urged to vote your shares of Anworth Common Stock: (1) by phone, (2) via the Internet, before the meeting or during the meeting,

or (3) by marking, signing, dating, and promptly returning the proxy card in the enclosed postage-paid envelope for that purpose. Whether or not you plan to attend the virtual Anworth special meeting, we urge you to vote in advance of the Anworth special meeting by one of the methods described above. Any Anworth stockholder attending the virtual Anworth special meeting may vote at the Anworth special meeting even if he or she previously submitted a proxy.
Please note that if you hold shares of Anworth Common Stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of Anworth Common Stock represented by each account. If you attend the Anworth special meeting virtually over the Internet, you may revoke your proxy and vote electronically at the Anworth special meeting, even if you have previously returned your proxy card or authorized, through the Internet or by telephone, a proxy to vote your shares of Anworth Common Stock.
You can virtually attend the Anworth special meeting on March 17, 2021 at 10:00 a.m. Pacific Time by accessing the online virtual meeting platform at www.virtualshareholdermeeting.com/ANH2021SM, but you are only entitled to participate, vote, and/or ask questions at the Anworth special meeting if you were a stockholder of record or beneficial owner as of the Anworth Record Date.
To participate in the Anworth special meeting by voting and/or asking questions, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you are a stockholder as of the Anworth Record Date, you may vote your shares electronically during the Anworth special meeting through the online virtual meeting platform by following the instructions provided when you log in to the online virtual meeting platform. On the day of the Anworth special meeting, stockholders may begin to log in to the online virtual meeting platform beginning at 9:45 a.m. Pacific Time, and the meeting will begin promptly at 10:00 a.m. Pacific Time. Please allow ample time for online login.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Anworth special meeting. If you encounter any difficulties accessing or logging in to the Anworth special meeting, please call the technical support number displayed on the login page of the online virtual meeting platform.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to Anworth stockholders on or about [ • ], 2021.
Sincerely,

Charles J. Siegel
Secretary and Chief Financial Officer
Santa Monica, California
[ • ], 2021

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Ready Capital and Anworth from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. To obtain timely delivery, you must request the information no later than five business days before the date of the applicable special meeting. You can obtain copies of this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Ready Capital’s investor relations department, or Anworth’s proxy solicitor or investor relations departments
If you are a Ready Capital stockholder: 1251 Avenue of the Americas, 50th Floor New York, New York 10020 (212) 257-4666 Attention: Investor Relations
If you are an Anworth stockholder:
Morrow Sodali LLC
509 Madison Avenue
New York, New York 10022
(800) 662-5200 (toll-fee)
(203) 658-9400
ANH@investor.morrowsodali.com
or
1299 Ocean Avenue, 2nd Floor
Santa Monica, California 90401
(310) 255-4438
Attention: John T. Hillman

Investors may also consult Ready Capital’s or Anworth’s website for more information concerning the Merger and other related transactions described in this joint proxy statement/prospectus. Ready Capital’s website is www.readycapital.com. Anworth’s website is www.anworth.com. Each company’s public filings are also available at www.sec.gov. The information contained on Ready Capital’s and Anworth’s websites is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.
If you would like to request copies of this joint proxy statement/prospectus and any documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by March 10, 2021 in order to receive them before the Ready Capital special meeting and by March 10, 2021 in order to receive them before the Anworth special meeting.
In addition, if you have questions about the Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Ready Capital’s investor relations department at (212) 257-4666, or Morrow Sodali, the proxy solicitor for Anworth, at (800) 662-5200 (toll free) in North America or +1 (203) 658-9400 outside of North America. You will not be charged for any of these documents that you request.
For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 229.
ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-251863) filed by Ready Capital with the SEC, constitutes a prospectus of Ready Capital for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the shares of Ready Capital Common Stock to be issued to Anworth stockholders in exchange for shares of Anworth Common Stock and certain phantom shares of Anworth, (ii) the shares of Ready Capital Series B Preferred Stock to be issued to holders of Anworth Series A Preferred Stock, (iii) the shares of Ready Capital Series C Preferred Stock to be issued to holders of Anworth Series B Preferred Stock and (iv) the shares of Ready Capital Series D Preferred Stock to be issued to holders of Anworth Series C Preferred Stock, in each case pursuant to the Merger Agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of Ready Capital and Anworth for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of special meeting with respect to the Ready Capital special meeting and a notice of special meeting with respect to the Anworth special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [ • ], 2021, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/prospectus to Ready Capital stockholders or Anworth stockholders nor the Ready Capital Common Stock Issuance to Anworth stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Ready Capital has been provided by Ready Capital and information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Anworth has been provided by Anworth. Ready Capital and Anworth have both contributed to the information relating to the Merger contained in this joint proxy statement/prospectus.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER
The following questions and answers are intended to address certain commonly asked questions regarding the Merger Agreement, the Merger and the Ready Capital and Anworth special meetings. These questions and answers do not address all questions that may be important to you as a stockholder of Ready Capital or Anworth. Please refer to the “Summary” beginning on page 16 and the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus, which you should read carefully. Unless stated otherwise, all references in this joint proxy statement/prospectus to:
•
“Anworth” refers to Anworth Mortgage Asset Corporation, a Maryland corporation.

•
“Anworth Adjournment Proposal” refers to the proposal to approve the adjournment of the Anworth special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Anworth Merger Proposal.

•
“Anworth Board” refers to the board of directors of Anworth.

•
“Anworth Bylaws” refers to Anworth’s Amended Bylaws, as amended from time to time.

•
“Anworth Charter” refers to the charter of Anworth.

•
“Anworth Common Stock” refers to each outstanding share of common stock, par value $0.01 per share, of Anworth.

•
“Anworth Management Agreement” refers to that certain management agreement between Anworth and the Anworth Manager, dated as of December 31, 2011.

•
“Anworth Management Agreement Amendment” refers to the First Amendment to Management Agreement, dated as of December 6, 2020, by and among Anworth, the Anworth Manager, and Ready Capital.

•
“Anworth Manager” refers to Anworth Management LLC, Anworth’s external manager.

•
“Anworth Merger Proposal” refers to the proposal to the Anworth stockholders to approve the Merger.

•
“Anworth Preferred Stock” refers to Anworth Series A Preferred Stock, Anworth Series B Preferred Stock and Anworth Series C Preferred Stock.

•
“Anworth Record Date” means February 4, 2021.

•
“Anworth Series A Preferred Stock” refers to Anworth’s 8.625% Series A Cumulative Preferred Stock, $0.01 par value per share.

•
“Anworth Series B Preferred Stock” refers to Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share.

•
“Anworth Series C Preferred Stock” refers to Anworth’s 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share.

•
“Closing” refers to the closing of the Merger.

•
“Code” refers to the Internal Revenue Code of 1986, as amended.

•
“Combined Company” refers to Ready Capital and its subsidiaries after the Closing.

•
“Credit Suisse” refers to Credit Suisse Securities (USA) LLC.

•
“Exchange Ratio” means 0.1688, subject to adjustment as provided in the Merger Agreement.

•
“GAAP” refers to the accounting principles generally accepted in the United States of America.

•
“Merger” refers to the merger of Anworth with and into Merger Sub, with Merger Sub continuing as the surviving company.

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of December 6, 2020, by and among Ready Capital, Merger Sub, and Anworth, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

•
“Merger Sub” refers to RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital.

•
“NYSE” refers to the New York Stock Exchange.

•
“Per Share Cash Consideration” means a cash amount equal to (i) $0.61 minus (ii) the Per Share Excess Amount (if any), subject to adjustment as provided in the Merger Agreement.

•
“Per Share Common Merger Consideration” means (i) a number of shares of Ready Capital Common Stock based on the Exchange Ratio, plus (ii) the Per Share Cash Consideration, in each case, subject to adjustment as provided in the Merger Agreement.

•
“Per Share Excess Amount” means an amount per share by which certain termination and transaction expenses of Anworth exceed $32.5 million, if any.

•
“Per Share Preferred Merger Consideration” refers to the right of each share of Anworth Series A Preferred Stock to receive one share of Ready Capital Series B Preferred Stock, the right of each share of Anworth Series B Preferred Stock to receive one share of Ready Capital Series C Preferred Stock and the right of each share of Anworth Series C Preferred Stock to receive one share of Ready Capital Series D Preferred Stock.

•
“Ready Capital” refers to Ready Capital Corporation, a Maryland corporation.

•
“Ready Capital Adjournment Proposal” refers to the proposal to approve the adjournment of the Ready Capital special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Ready Capital Common Stock Issuance Proposal.

•
“Ready Capital Board” refers to the board of directors of Ready Capital.

•
“Ready Capital Bylaws” refers to Ready Capital’s Amended and Restated Bylaws, as amended from time to time.

•
“Ready Capital Charter” refers to the charter of Ready Capital.

•
“Ready Capital Common Stock” refers to the common stock, par value $0.0001 per share, of Ready Capital.

•
“Ready Capital Common Stock Issuance Proposal” refers to the proposal to approve the Ready Capital Common Stock Issuance.

•
“Ready Capital Common Stock Issuance” refers to the issuance of shares of Ready Capital Common Stock to holders of Anworth Common Stock, as contemplated by the Merger Agreement.

•
“Ready Capital Management Agreement” refers to the Amended and Restated Management Agreement, among Ready Capital, certain of Ready Capital’s subsidiaries and the Ready Capital Manager, dated May 9, 2016, as amended.

•
“Ready Capital Management Agreement Amendment” refers to the First Amendment to the Amended and Restated Management Agreement of Ready Capital, dated December 6, 2020.

•
“Ready Capital Manager” refers to Waterfall Asset Management, LLC, Ready Capital’s external manager.

•
“Ready Capital Operating Partnership” refers to the operating partnership subsidiary of Ready Capital, Sutherland Partners, L.P., a Delaware limited partnership.

•
“Ready Capital OP Units” refers to the units of limited partnership interests in the Ready Capital Operating Partnership.

•
“Ready Capital Preferred Stock” refers to Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock.

•
“Ready Capital Record Date” means February 4, 2021.

•
“Ready Capital Series B Preferred Stock” refers to Ready Capital’s newly classified 8.625% Series B Cumulative Preferred Stock, par value $0.0001 per share.

•
“Ready Capital Series C Preferred Stock” refers to Ready Capital’s newly classified 6.25% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share.

•
“Ready Capital Series D Preferred Stock” refers to Ready Capital’s newly classified 7.625% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share.

•
“REIT” refers to a real estate investment trust as defined in Section 856 of the Code.

•
“Vesting Anworth Phantom Shares” means an aggregate of 70,000 outstanding phantom shares granted by Anworth under its 2014 Equity Compensation Plan and 2004 Equity Compensation Plan that will, at the effective time of the Merger, automatically become fully vested and then immediately cancelled in exchange for the right to receive the Per Share Common Merger Consideration.

•
“Wells Fargo” refers to Wells Fargo Securities, LLC.

Q:
What is the Merger?

A:
Ready Capital, Merger Sub and Anworth have entered into the Merger Agreement pursuant to which, and subject to the terms and conditions of the Merger Agreement, Anworth will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and, following its contribution to the Ready Capital Operating Partnership, as a wholly owned subsidiary of the Ready Capital Operating Partnership. A copy of the Merger Agreement is attached as Annex A to this document. In order to complete the Merger, among other conditions described in the Merger Agreement and this joint proxy statement/prospectus, stockholders of Ready Capital must approve the Ready Capital Common Stock Issuance and stockholders of Anworth must approve the Merger.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Ready Capital and Anworth are delivering this document to you because it is a joint proxy statement being used by both the Ready Capital Board and the Anworth Board to solicit proxies of their respective stockholders in connection with the approval of the Merger, the issuance of shares of Ready Capital Common Stock and related matters.

In order to approve the issuance of shares of Ready Capital Common Stock, Ready Capital has called a special meeting of its stockholders. This document serves as a proxy statement for the Ready Capital special meeting and describes the proposals to be presented at the Ready Capital special meeting.
Anworth has also called a special meeting of its stockholders to approve the Merger and approve related matters. This document serves as a proxy statement for the Anworth special meeting and describes the proposals to be presented at the Anworth special meeting.
Finally, this document is also a prospectus that is being delivered to all holders of Anworth Common Stock and Anworth Preferred Stock because, in connection with the Merger, Ready Capital is offering shares of Ready Capital Common Stock to the holders of Anworth Common Stock and shares of Ready Capital Preferred Stock to the holders of Anworth Preferred Stock, all as provided in the Merger Agreement and as described in this joint proxy statement/prospectus.
This joint proxy statement/prospectus contains important information about the Merger and the other proposals being considered and voted on at the Ready Capital and Anworth special meetings and important information to consider in connection with an investment in Ready Capital Common Stock and Ready Capital Preferred Stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Ready Capital Common Stock or Anworth Common Stock, as applicable, voted by proxy without attending the applicable special meeting virtually. Your vote is important and we encourage you to authorize your proxy as soon as possible.
Q:
What proposals are Ready Capital stockholders being asked to approve?

A:
The Ready Capital stockholders are being asked to approve the Ready Capital Common Stock Issuance Proposal in connection with the Merger. The approval of the Ready Capital Common Stock Issuance Proposal by the Ready Capital stockholders is a condition to the effectiveness of the Merger.

The Ready Capital stockholders are also being asked to approve the Ready Capital Adjournment Proposal, if necessary. The approval of such proposal is not a condition to the effectiveness of the Merger.
Q:
What proposals are Anworth stockholders being asked to approve?

The Anworth stockholders are being asked to approve the Anworth Merger Proposal. The approval of the Anworth Merger Proposal by the Anworth stockholders is a condition to the effectiveness of the Merger.
The Anworth stockholders are also being asked to approve the Anworth Adjournment Proposal, if necessary. The approval of this proposal is not a condition to the effectiveness of the Merger.
Q:
Why are Ready Capital and Anworth proposing the Merger?

A:
The Ready Capital Board and the Anworth Board have determined that the Merger will provide a number of significant strategic opportunities and benefits and will be in the best interests of their respective stockholders. To review the Ready Capital Board’s and the Anworth Board’s reasons for the Merger in greater detail, see “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger” beginning on page 90 and “The Merger — Recommendation of the Anworth Board and Its Reasons for the Merger” beginning on page 86.

Q:
Were appraisals or valuations performed on the assets and liabilities of Ready Capital and Anworth in connection with the Merger?

A:
No third-party appraisals or valuations on the assets and liabilities of Ready Capital and Anworth were obtained in connection with the Merger.

Q:
What happens if the market price of Ready Capital Common Stock or Anworth Common Stock changes before the Closing?

A:
Changes in the market price of Ready Capital Common Stock or the market price of Anworth Common Stock at or prior to the effective time of the Merger will not change the number of shares of Ready Capital Common Stock that Anworth stockholders will receive.

Q:
Are there any conditions to completion of the Merger?

A:
Yes. In addition to the approvals of the Ready Capital stockholders and the Anworth stockholders, as described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all the conditions to the Merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 135.

The following questions and answers apply to Ready Capital stockholders only:
Q:
When and where is the Ready Capital special meeting?

A:
The special meeting of Ready Capital stockholders will be held solely by means of remote communication virtually over the Internet at https://web.lumiagm.com/222056299 on March 17, 2021 at 9:00 a.m., Eastern Time.

Q:
How do I attend the Ready Capital special meeting?

A:
If you are a registered stockholder:

If you were a stockholder of record as of the close of business on February 4, 2021, you can attend the Ready Capital special meeting by accessing https://web.lumiagm.com/222056299 and entering the 11-digit control number on the proxy card previously sent to you by AST. Once you have completed these steps, select the “login” button, which will take you to the special meeting page where you can vote, submit written questions and listen to the meeting. If you are a stockholder of record and you have misplaced your 11-digit control number, please call AST at 1 (800) 937-5449.
If you are a beneficial owner:
If you were a beneficial owner as of the close of business on February 4, 2021 (i.e., you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee) or hold a proxy from a registered stockholder, you must register in advance in order to attend the Ready Capital special meeting. To register, please obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to AST to receive an 11-digit control number that may be used to access the special meeting site provided above. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by AST no later than 5:00 p.m., Eastern Time, on March 12, 2021. All such requests should be submitted (1) by email to proxy@astfinancial.com, (2) by facsimile to (718) 765-8730, or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Obtaining a legal proxy may take several days and stockholders are advised to register as far in advance as possible. Once you have obtained your 11-digit control number from AST, please follow the steps set forth above for “Record Holders” to attend the Annual Meeting.
Record holders and beneficial owners should call AST at 1 (800) 937-5449 with any questions about attending the Annual Meeting. If you encounter any technical difficulty accessing the Annual Meeting, please visit https://go.lumiglobal.com/faq for assistance.
Q:
What matters will be voted on at the Ready Capital special meeting?

A:
Ready Capital stockholders will be asked to consider and vote on the following proposals:

•
the Ready Capital Common Stock Issuance Proposal; and

•
the Ready Capital Adjournment Proposal.

Ready Capital will transact no other business at the Ready Capital special meeting or any postponement or adjournment thereof.
Q:
How does the Ready Capital Board recommend that I vote on the proposals?

A:
The Ready Capital Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, are in the best interests of Ready Capital and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal and the Ready Capital Adjournment Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) recommended that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal and the Ready Capital Adjournment Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal. For a more complete description of the recommendation of the Ready Capital Board, see “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger” beginning on page 90.

Q:
What constitutes a quorum for the Ready Capital special meeting?

A:
The presence, in person virtually or by proxy, of the holders of shares of Ready Capital Common Stock entitled to cast a majority of all the votes entitled to be cast at the Ready Capital special meeting will constitute a quorum at the Ready Capital special meeting. Ready Capital will include abstentions in the calculation of the number of shares considered to be present at the Ready Capital special meeting for purposes of determining the presence of a quorum at the Ready Capital special meeting. As of the close of business on February 4, 2021, the Ready Capital Record Date for the Ready Capital special meeting, there were 55,241,078 shares of Ready Capital Common Stock outstanding.

Q:
What vote is required for Ready Capital stockholders to approve the Ready Capital Common Stock Issuance Proposal?

A:
Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.

Q:
What vote is required for Ready Capital stockholders to approve the Ready Capital Adjournment Proposal?

A:
Approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.

Q:
How are votes counted?

A:
For the Ready Capital Common Stock Issuance Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you do not return your proxy card or otherwise authorize a proxy to vote your shares or attend the meeting virtually over the Internet, your shares will not be considered present for the purpose of determining the presence of a quorum and will otherwise have no effect on the Ready Capital Common Stock Issuance Proposal. Under NYSE rules, abstentions will be considered as votes cast and, accordingly, will have the same effect as votes “AGAINST” the Ready Capital Common Stock Issuance Proposal. Broker non-votes, if any, will have no effect on the Ready Capital Common Stock Issuance Proposal.

For the Ready Capital Adjournment Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the Ready Capital Adjournment Proposal, provided that a quorum is otherwise present.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
In addition, banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Ready Capital special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Ready Capital Common Stock, your shares of Ready Capital Common Stock will not be considered present at the Ready Capital special meeting and will not be voted on any of the proposals.
Q:
Who is entitled to vote at the Ready Capital special meeting?

A:
All holders of Ready Capital Common Stock as of the close of business on Ready Capital Record Date, are entitled to vote at the Ready Capital special meeting. As of the Ready Capital Record Date, there were 55,241,078 issued and outstanding shares of Ready Capital Common Stock. Each holder of Ready Capital Common Stock on Ready Capital Record Date is entitled to one vote per share.

As of the close of business on the Ready Capital Record Date, directors and executive officers of Ready Capital and certain funds managed or advised by the Ready Capital Manager and its affiliates owned an aggregate of 14,528,289 shares of Ready Capital Common Stock entitled to vote at the Ready Capital special meeting. Ready Capital currently expects that Ready Capital’s directors and executive officers and certain funds managed or advised by the Ready Capital Manager and its affiliates will vote their shares of Ready Capital Common Stock “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, although none of them are obligated to do so.
Q:
How do I vote at the Ready Capital special meeting?

A:
You can vote using the following the methods:

•
By Telephone — You can vote by telephone by calling 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and following the instructions on the proxy card;

•
By Internet — You can vote over the Internet:

—
Before the Ready Capital special meeting by visiting www.voteproxy.com; or

—
During the Ready Capital special meeting by visiting https://web.lumiagm.com/222056299; or

•
By Mail — You can vote by mail by completing, signing, dating, and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify you would like to abstain from voting for or against a proposal. If you do not indicate on your proxy card how your votes should be cast, your shares will be voted in accordance with the recommendation of the Ready Capital Board. Proxies authorized by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on March 16, 2021.
Q:
How can I revoke or change my vote?

A:
You may revoke your proxy at any time before the vote is taken at the Ready Capital special meeting by:

•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on March 16, 2021; or

•
voting electronically at the Ready Capital special meeting.

Your attendance at the Ready Capital special meeting does not automatically revoke your previously submitted proxy.
Q:
Will Ready Capital be required to submit the Ready Capital Common Stock Issuance Proposal to the Ready Capital stockholders even if the Ready Capital Board has withdrawn, modified, or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Ready Capital special meeting, Ready Capital is required to submit the Ready Capital Common Stock Issuance Proposal to its stockholders even if the Ready Capital Board has withdrawn, modified or qualified its recommendation that Ready Capital stockholders approve the Ready Capital Common Stock Issuance Proposal.

Q:
How will Ready Capital stockholders be affected by the Merger and the Ready Capital Common Stock Issuance?

A:
After the Merger, each Ready Capital stockholder will continue to own the shares of Ready Capital Common Stock that such stockholder held immediately prior to the Merger. As a result, each Ready Capital stockholder will continue to own common stock in the Combined Company, which will be a larger company with more assets. However, because Ready Capital will be issuing new shares of Ready Capital Common Stock to Anworth stockholders in the Merger, each outstanding share of Ready Capital Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of Ready Capital Common Stock outstanding after the Merger. Ready Capital will also be issuing newly designated series of Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock in the Merger.

Q:
Do the Ready Capital directors and executive officers and the Ready Capital Manager have any interests in the Merger?

A:
Yes. The Combined Company will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement (as amended by the Ready Capital Management Agreement Amendment, as described below). Under the Ready Capital Management Agreement, the Ready Capital Manager provides the day-to-day management of Ready Capital’s business, including providing Ready Capital with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Ready Capital pays the Ready Capital Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Ready Capital. Certain directors and executive officers of Ready Capital are partners and employees of the Ready Capital Manager.

Pursuant to the Ready Capital Management Agreement, Ready Capital pays the Ready Capital Manager a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of its stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.0% per annum of its stockholders’ equity in excess of $500 million. Following the Merger, Ready Capital stockholders’ equity will include the additional equity attributable to the acquisition of Anworth, thus the amount of the management fees payable to the Ready Capital Manager will also increase, which gives the Ready Capital Manager (and therefore, Ready Capital’s management), an incentive, not shared by Ready Capital stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Ready

Capital than would otherwise have been achieved. Concurrently with entering into the Merger Agreement, Ready Capital, the Ready Capital Operating Partnership and the Ready Capital Manager entered into the First Amendment to the Amended and Restated Management Agreement (the “Ready Capital Management Agreement Amendment”). The Ready Capital Management Agreement Amendment provides that contingent upon the closing of the Merger, the Ready Capital Manager’s base management fee will be reduced by $1,000,000 per quarter for each of the first full four quarters following the Closing (the “Temporary Fee Reduction”).
The Ready Capital Management Agreement and the Ready Capital Management Agreement Amendment were negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to Ready Capital as if they had been negotiated with an unaffiliated third party.
The following questions and answers apply to Anworth stockholders only:
Q:
What will I receive for my Anworth Common Stock in the Merger?

A:
Under the terms of the Merger Agreement, (i) each share of Anworth Common Stock (other than the Cancelled Shares) will be converted into the right to receive (x) a number of shares of Ready Capital Common Stock based on the Exchange Ratio, plus (y) the Per Share Cash Consideration, subject to adjustment as provided in the Merger Agreement, with cash being paid in lieu of fractional shares of Ready Capital Common Stock that would have been received as a result of the Merger, (ii) each share of Anworth Series A Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series B Preferred Stock, (iii) each share of Anworth Series B Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series C Preferred Stock, and (iv) each share of Anworth Series C Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series D Preferred Stock.

Q:
How will I receive the merger consideration if the Merger is completed?

A:
For Anworth stockholders, if you hold physical share certificates of Anworth Common Stock or Anworth Preferred Stock, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares for the merger consideration, and the exchange agent will forward to you the merger consideration to which you are entitled after receiving the proper documentation from you. If you hold your shares of Anworth Common Stock or Anworth Preferred Stock or Anworth Vesting Phantom Shares in uncertificated book-entry form, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares or Anworth Vesting Phantom Shares for the merger consideration, and the exchange agent will forward to you the merger consideration to which you are entitled after receiving the proper documentation from you. For more information, see the section entitled “The Merger Agreement — Exchange Procedures” beginning on page 120.

Q:
When and where is the Anworth special meeting, and how do I attend?

A:
The special meeting of Anworth stockholders will be held solely by means of remote communication virtually over the Internet on March 17, 2021 at 10:00 a.m., Pacific Time. On the date of the Anworth special meeting, you can virtually attend the Anworth special meeting by accessing the online virtual meeting platform at www.virtualshareholdermeeting.com/ANH2021SM. However, you are only entitled to vote and/or ask questions at the Anworth special meeting if you were a stockholder of record or beneficial owner as of the Anworth Record Date.

Q:
What matters will be voted on at the Anworth special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
the Anworth Merger Proposal; and

•
the Anworth Adjournment Proposal.

Anworth will transact no other business at the Anworth special meeting or any postponement or adjournment thereof.
Q:
How does the Anworth Board recommend that I vote on the proposals?

A:
The Anworth Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Anworth and its stockholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated thereby, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of Anworth Common Stock for consideration at the Anworth special meeting, and (iv) recommended that the Anworth stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.

The Anworth Board unanimously recommends that the Anworth stockholders vote “FOR” the Anworth Merger Proposal and “FOR” the Anworth Adjournment Proposal. For a more complete description of the recommendation of the Anworth Board, see “The Merger — Recommendation of the Anworth Board and Its Reasons for the Merger” beginning on page 86.
Q:
How do I vote at the Anworth special meeting?

A:
You can vote using the following the methods:

•
By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•
By Internet — You can vote over the Internet:

—
Before the Anworth special meeting by visiting www.proxyvote.com; or

—
During the Anworth special meeting by visiting www.virtualshareholdermeeting.com/ANH2021SM; or

•
By Mail — You can vote by mail by completing, signing, dating, and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify you would like to abstain from voting for or against a proposal. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Anworth Board. Proxies authorized by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on March 16, 2021.
Q:
How can I revoke or change my vote?

A:
You may revoke your proxy at any time before the vote is taken at the Anworth special meeting by:

•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on March 16, 2021; or

•
voting electronically at the Anworth special meeting.

Your attendance at the Anworth special meeting does not automatically revoke your previously submitted proxy.
Q:
Do the Anworth directors and executive officers have any interests in the Merger?

A:
Yes. In considering the Anworth Board’s recommendation for Anworth stockholders to approve the Anworth Merger Proposal, Anworth stockholders should be aware that the directors and executive officers of Anworth have interests in the Merger that may be different from, or in addition to, the interests of Anworth stockholders generally and that may present actual or potential conflicts of interests. These interests include:

•
two of Anworth’s directors are owners and employees of the Anworth Manager, and in connection with the consummation of the Merger, the Anworth Management Agreement will be terminated and the Anworth Manager will be paid a termination fee; and

•
continued indemnification and insurance coverage for the directors and executive officers of Anworth in accordance with the Merger Agreement.

Upon the Closing, Dominique Mielle, an independent director on the Anworth Board, will be appointed to the Ready Capital Board and will be entitled to compensation pursuant to Ready Capital’s independent director compensation program.
The Anworth Board was aware of these interests and considered them, among other matters, when approving the Merger Agreement and the transactions contemplated thereby, including the Merger. For additional information, see “The Merger — Interests of Anworth’s Directors and Executive Officers in the Merger” beginning on page 112.
Q:
What constitutes a quorum for the Anworth special meeting?

A:
The Anworth Bylaws provide that the presence in person virtually or by proxy of Anworth stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum at each meeting of Anworth stockholders. Abstentions will be counted for the purpose of determining a quorum.

Q:
What vote is required for Anworth stockholders to approve the Anworth Merger Proposal?

A:
Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Anworth Common Stock entitled to vote on the Anworth Merger Proposal. Holders of Anworth Preferred Stock are not entitled to vote on the Anworth Merger Proposal.

Q:
What vote is required for Anworth stockholders to approve the Anworth Adjournment Proposal?

A:
Approval of the Anworth Adjournment Proposal will require, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of shares of Anworth Common Stock. Holders of Anworth Preferred Stock are not entitled to vote on the Anworth Adjournment Proposal.

Q:
How are votes counted?

A:
For the Anworth Merger Proposal, holders of Anworth Common Stock may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstaining, failing to vote and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Anworth Merger Proposal.

For the Anworth Adjournment Proposal, holders of Anworth Common Stock may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstaining, failing to vote and broker non-votes, if any, will not have an effect on the Anworth Adjournment Proposal provided that a quorum is otherwise present.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Anworth Merger Proposal and “FOR” the Anworth Adjournment Proposal.
In addition, banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Anworth special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Anworth Common Stock, your shares of Anworth Common Stock will not be considered present at the Anworth special meeting and will not be voted on any of the proposals.
Q:
Who is entitled to vote at the Anworth special meeting?

A:
All holders of Anworth Common Stock as of the close of business on February 4, 2021, the Anworth Record Date for the Anworth special meeting, are entitled to vote at the Anworth special meeting. As of the Anworth Record Date, there were 99,303,982 issued and outstanding shares of Anworth Common Stock. Each holder of Anworth Common Stock on the Anworth Record Date is entitled to one vote per share.

Q:
Will Anworth be required to submit the Anworth Merger Proposal to the Anworth stockholders even if the Anworth Board has withdrawn, modified, or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Anworth special meeting, Anworth is required to submit the Anworth Merger Proposal to its stockholders even if the Anworth Board has withdrawn, modified or qualified its recommendation that Anworth stockholders approve the Merger.
Q:
How will Anworth stockholders be affected by the Merger?

A:
Under the terms of the Merger Agreement, each share of Anworth Common Stock (other than the Cancelled Shares) will be converted into the right to receive (i) a number of shares of Ready Capital Common Stock based on the Exchange Ratio, plus (ii) the Per Share Cash Consideration, subject to adjustment as provided in the Merger Agreement. As such, after the Merger is completed, Anworth Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Anworth stockholders as of immediately prior to Closing are expected to own in the aggregate approximately 23% of the Combined Company’s outstanding shares of common stock. Also as a result of the Merger, under the terms of the Merger Agreement, each share of Anworth Series A Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series B Preferred Stock, each share of Anworth Series B Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series C Preferred Stock, and each share of Anworth Series C Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series D Preferred Stock.

The following questions and answers apply to Ready Capital stockholders and Anworth stockholders:
Q:
Have any Ready Capital stockholders or Anworth stockholders already agreed to vote in favor of the proposals?

A:
To Ready Capital’s and Anworth’s knowledge, no Ready Capital stockholder has entered into any agreement to vote any of their shares of Ready Capital Common Stock either in favor or against any proposal at the Ready Capital special meeting, and no Anworth stockholder has entered into any agreement to vote any of their shares of Anworth Common Stock either in favor or against any proposal at the Anworth special meeting.

Q:
What happens if I sell my stock before the special meetings?

A:
The record date for each company’s special meeting is earlier than the date of each company’s special meeting and the date that the Merger is expected to be completed. If you sell your stock after your company’s record date but before the date of your company’s special meeting, you will retain any right to vote at your company’s special meeting, but, for Anworth stockholders, you will have transferred your right to receive the merger consideration. For Anworth stockholders, in order to receive the merger consideration, you must hold your stock through completion of the Merger.

Q:
What is the difference between a stockholder of record and a beneficial owner?

A:
If your shares of Ready Capital Common Stock or Anworth Common Stock are registered directly in your name with Ready Capital’s or Anworth’s transfer agent, respectively, you are considered the stockholder of record with respect to those shares.

If your shares of Ready Capital Common Stock or Anworth Common Stock are held in a stock brokerage account, or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee on how to vote the shares that you beneficially own and you are also invited to attend the applicable special meeting. However, beneficial owners generally cannot vote their shares directly because they are not the stockholder of record; instead, beneficial owners must instruct the broker, bank, trustee or other nominee how to vote their shares.
Q:
What happens if I am both a Ready Capital stockholder and an Anworth stockholder?

A:
If you are both a Ready Capital stockholder and an Anworth stockholder on the applicable company’s record date, you are entitled to vote at the special meeting of each company. You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by authorizing a proxy to vote your shares by one of the other methods specified in your proxy card or voting instruction card for each company.
Q:
If I am a beneficial owner of Ready Capital or Anworth shares, will my broker, bank or other nominee vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares. Unless you instruct your broker, bank or other nominee to vote your shares held in street name, your shares will NOT be voted. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares.

Q:
When is the Merger expected to be consummated?

A:
The Merger is expected to be consummated by the end of the first quarter of 2021, although Ready Capital and Anworth cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including the approval of the Ready Capital Common Stock Issuance Proposal by the requisite vote of the Ready Capital stockholders and the approval of the Anworth Merger Proposal by the requisite vote of the Anworth stockholders, the exact timing of the Merger cannot be determined at this time and Ready Capital and Anworth cannot guarantee that the Merger will be completed at all.

Q:
Following the Merger, what percentage of Ready Capital Common Stock will current Ready Capital stockholders and Anworth stockholders own?

A:
Immediately following the completion of the Merger, based on the number of issued and outstanding shares of Ready Capital Common Stock and Anworth Common Stock (excluding Cancelled Shares) as of February 4, 2021, and the Exchange Ratio of 0.1688:

•
the shares of Ready Capital Common Stock held by the Ready Capital stockholders as of immediately prior to Closing are expected to represent in the aggregate approximately 77% of the Combined Company’s outstanding shares of common stock; and

•
Anworth stockholders as of immediately prior to Closing are expected to own in the aggregate the remaining approximately 23% of the Combined Company’s outstanding shares of common stock.

The exact equity stake of Ready Capital stockholders and Anworth stockholders in the Combined Company immediately following the Merger will depend on the number of shares of Ready Capital Common Stock and Anworth Common Stock issued and outstanding immediately prior to the Merger.
Q:
What happens if the Merger is not completed?

A:
If the Ready Capital Common Stock Issuance Proposal or the Anworth Merger Proposal is not approved by Ready Capital stockholders or Anworth stockholders, respectively, or if the Merger is not completed for any other reason, Anworth stockholders will not have their Anworth Common Stock exchanged for Ready Capital Common Stock and cash in connection with the Merger. Instead, Anworth and Ready Capital would remain separate companies. Under certain circumstances, Ready Capital may be required to pay Anworth a termination fee or an expense amount, or Anworth may be required to pay Ready Capital a termination fee or expense amount, as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 138.

Q:
Am I entitled to exercise appraisal rights?

A:
No. Neither holders of Ready Capital Common Stock nor holders of Anworth Common Stock or Anworth Preferred Stock will be entitled to appraisal rights. Subject to the limited circumstances set forth in Section 3-202(d) of the Maryland General Corporation Law (the “MGCL”), the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of such corporation are listed on a national securities exchange (including the NYSE) on the record date for determining stockholders entitled to vote on the transaction.

The circumstances of the Merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights for the holders of Anworth Common Stock or Anworth Preferred Stock.
Q:
Will the Combined Company have the same business strategy as Anworth following the Merger?

A:
No. The Combined Company will follow Ready Capital’s current business strategy. Ready Capital’s strategies and policies may be amended or waived at the discretion of the Ready Capital Board without a vote of the Ready Capital stockholders. Ready Capital has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting Ready Capital make its stated strategies and policies unworkable or imprudent. For information on Ready Capital’s business strategy, see “Description of Policies of Ready Capital” on page 218.

Q:
What regular dividends will Ready Capital be permitted to pay prior to Closing?

A:
The Merger Agreement permits Ready Capital to continue to pay regular quarterly dividends with respect to the Ready Capital Common Stock and the Ready Capital OP Units, regular quarterly dividends payable with respect to any Ready Capital preferred stock and preferred stock of Ready Capital Subsidiary REIT I, LLC consistent with past practice and the terms of such preferred stock, dividends or distributions required by the organizational documents of Ready Capital or any of its subsidiaries, and any distribution that is reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code.

Q:
What regular dividends will Anworth be permitted to pay prior to Closing?

A:
The Merger Agreement permits Anworth to continue to pay regular quarterly dividends with respect to Anworth Common Stock of up to $0.05 per share, regular quarterly dividends with respect to Anworth Preferred Stock and any dividends or distributions that are required by the organizational documents of Anworth or any of its subsidiaries or are reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code.

Q:
What additional dividends are Ready Capital and Anworth permitted to pay?

A:
Pursuant to the Merger Agreement, prior to the date of Closing each of Anworth and Ready Capital will declare and pay an interim dividend to their respective holders. The per share dividend payable by Anworth will be an amount up to (i) the per share amount of Anworth’s then-most recent quarterly dividend, prorated for the number of days between the record date of Anworth’s last dividend, plus (ii) an additional amount (the “Anworth Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the amount necessary for Anworth to maintain its REIT qualification under the Code and avoid the imposition of income tax or excise tax under the Code. The per share dividend payable by Ready Capital will be an amount up to (i) the per share amount of Ready Capital’s then-most recent quarterly dividend, prorated for the number of days between the record date of Ready Capital’s last dividend, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Anworth Additional Dividend Amount, if any, by (B) the Exchange Ratio divided by 0.80. The payment date for each respective interim dividend will be the close of business on the last business day prior to the date of Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.

Q:
Will my dividend payments continue after the Merger?

A:
Following completion of the Merger, holders of Ready Capital Common Stock will be entitled to receive dividends or other distributions when, as and if authorized by the Ready Capital Board and declared by Ready Capital out of funds legally available therefor. Anworth’s quarterly dividend per share of Anworth Common Stock for the quarter ended September 30, 2020 was $0.05. Ready Capital’s quarterly dividend per share for the quarter ended September 30, 2020 was $0.30. Based on the Exchange Ratio of 0.1688, a holder of the Anworth Common Stock will have received 0.1688 shares of the Ready Capital Common Stock for each share of Anworth Common Stock converted in the Merger, which translates into a pro forma quarterly dividend of $0.05064 per share for the quarter ended September 30, 2020. Anworth’s quarterly dividend per share of Anworth Common Stock for the quarter ended December 31, 2020 was $0.05. Ready Capital’s quarterly dividend per share for the quarter ended December 31, 2020 was $0.35, which translates into a pro forma quarterly dividend of $0.05908 per share for each share of Anworth Common Stock for the quarter ended December 31, 2020. However, there is no guarantee or assurance that Ready Capital can maintain its current level of quarterly dividend payment on the Ready Capital Common Stock.
In addition, holders of the newly issued Ready Capital Preferred Stock to be issued to the former holders of Anworth Preferred Stock will be entitled to receive dividends or other distributions in accordance with the terms of such Ready Capital Preferred Stock when, as and if authorized by the Ready Capital Board and declared by Ready Capital out of funds legally available therefor.
Q:
Are there risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this joint proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 35.

Q:
What are the material U.S. federal income tax consequences of the Merger to Anworth stockholders and Ready Capital stockholders?

A:
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of Anworth and Ready Capital of an opinion from its respective tax counsel to that effect. Provided the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. stockholders of shares of Anworth Common Stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of fractional shares of Ready Capital Common Stock) and (ii) the amount of gain realized (i.e., the excess sum of the amount of cash, other than cash received in lieu of a fractional share of Ready Capital Common Stock, and the fair market value of the Ready Capital Common Stock received pursuant to the Merger over such holder’s adjusted U.S. federal income tax basis in its shares of Anworth Common Stock surrendered). A holder of Anworth Common Stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Ready Capital Common Stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. Holders of Anworth Preferred Stock will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Ready Capital Preferred Stock in exchange for shares of Anworth Preferred Stock in connection with the Merger. The holders of Ready Capital Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes.

The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger. For more information regarding the tax consequences of the Merger to holders of Anworth Common Stock, please see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” and “— The Combined Company” beginning on page 148.
Q:
How can I obtain additional information about Ready Capital and Anworth?

A:
Ready Capital and Anworth each file annual, quarterly and current reports, proxy statements and other information with the SEC. Each company’s filings with the SEC may be accessed on the Internet at http://www.sec.gov. Copies of the documents filed by Ready Capital with the SEC will be available free of charge on Ready Capital’s website at https://www.readycapital.com/ or by contacting Ready Capital Investor Relations at InvestorRelations@readycapital.com or at (212) 257-4666. Copies of the documents filed by Anworth with the SEC will be available free of charge on Anworth’s website at http://www.anworth.com or by contacting Anworth Investor Relations at jhillman@anworth.com or at (310) 255-4438. The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information and Incorporation by Reference” on page 229.

Q:
Where can I find the voting results of the Ready Capital and Anworth special meetings?

A:
The preliminary voting results will be announced at the applicable special meeting. In addition, within four business days following certification of the final voting results, Ready Capital and Anworth will each file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
What else do I need to do now?

A:
You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger affects you. Even if you plan to attend your company’s special meeting virtually, please authorize a proxy to vote your shares by voting via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. You can also attend your company’s special meeting virtually over the Internet and vote, or change your prior proxy authorization. If you hold your shares in “street name” through a bank, broker or other nominee, then you should have received this joint proxy statement/prospectus from that nominee, along with that nominee’s proxy card which includes voting instructions and instructions on how to change your vote. Please see the questions “How do I vote at the Ready Capital special meeting?” on page 6 and “How do I vote at the Anworth special meeting” on page 9.

Q:
Will a proxy solicitor be used?

A:
Ready Capital has not retained a proxy solicitor in connection with the solicitation of proxies for the Ready Capital special meeting. In addition to mailing proxy solicitation materials, Ready Capital’s directors, officers and employees may also solicit proxies by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Ready Capital’s directors, officers or employees for such services.

Anworth has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the Anworth special meeting, and Anworth estimates it will pay Morrow Sodali a fee of approximately $13,500. Anworth has also agreed to reimburse Morrow Sodali for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Morrow Sodali against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, proxies may be solicited from Anworth stockholders by the directors, officers and employees of Anworth or the Anworth Manager by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of Anworth or the Anworth Manager in connection with such solicitation services.
Q:
Who can answer my questions?

A:
If you have any questions about the Merger or the other matters to be voted on at the Ready Capital special meeting or the Anworth special meeting, how to submit your proxy, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Ready Capital stockholder: Ready Capital Corporation 1251 Avenue of the Americas, 50th Floor New York, New York 10020 (212) 257-4666 Attention: Investor Relations	If you are an Anworth stockholder: Morrow Sodali LLC 509 Madison Avenue New York, New York 10022 (800) 662-5200 (toll-fee) (203) 658-9400 ANH@investor.morrowsodali.com

SUMMARY
The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger or the special meetings. Accordingly, you are encouraged to read this joint proxy statement/prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 229.
The Companies
Ready Capital Corporation (Page 58)
Ready Capital Corporation
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 257-4600
Ready Capital is a multi-strategy real estate finance company that originates, acquires, finances and services small to medium balance commercial (“SBC”) loans, Small Business Administration (“SBA”) loans, residential mortgage loans, and to a lesser extent, mortgage backed securities (“MBS”) collateralized primarily by SBC loans, or other real estate-related investments. Ready Capital’s loans generally range in original principal amounts up to $35 million and are used by businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. Ready Capital’s acquisition and origination platforms consist of four operating segments: loan acquisitions, SBC originations, SBA originations, acquisitions and servicing, and residential mortgage banking. Ready Capital is externally managed and advised by the Ready Capital Manager, an investment advisor registered with the SEC under the Investment Advisors Act of 1940, as amended.
Ready Capital is a Maryland corporation that elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011. As long as Ready Capital qualifies as a REIT, Ready Capital is generally not subject to U.S. federal income tax on its net taxable income to the extent that Ready Capital annually distributes all of its net taxable income to stockholders. Certain of Ready Capital’s assets that produce non-qualifying income are held in taxable REIT subsidiaries (“TRSs”). Unlike other subsidiaries of a REIT, the income of a TRS is subject to federal and state income taxes. Ready Capital is organized in a traditional umbrella partnership REIT (“UpREIT”) format pursuant to which Ready Capital serves as the general partner of, and conducts substantially all of its business through, Sutherland Partners, LP, which serves as Ready Capital’s operating partnership subsidiary. Ready Capital also intends to operate its business in a manner that will permit it to be excluded from registration as an investment company under the Investment Company Act of 1940, as amended.
Ready Capital’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation.
Ready Capital Common Stock is listed on the NYSE, trading under the symbol “RC”.
Ready Capital’s principal executive offices are located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number is (212) 257-4600.
RC Merger Subsidiary, LLC (Page 59)
RC Merger Subsidiary, LLC
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 257-4600

Merger Sub is a Delaware limited liability company that was formed on December 3, 2020 solely for the purpose of effecting the Merger. Upon Closing, the Merger will be consummated whereby Anworth will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Anworth Mortgage Asset Corporation (Page 59)
Anworth Mortgage Asset Corporation
1299 Ocean Avenue, 2nd Floor
Santa Monica, California 90401
(310) 255-4493
Anworth is a specialty finance mortgage company that primarily invests in, finances, and manages a leveraged portfolio of residential mortgage-backed securities and residential mortgage loans that are either rated “investment grade” or are guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth seeks to generate net income for distribution to its stockholders primarily based upon the spread between the interest income on its mortgage assets and its borrowing costs to finance such mortgage assets.
Anworth was incorporated as a Maryland corporation on October 16, 1997 and commenced operations on March 17, 1998. Anworth has elected to be taxed as a REIT. As a REIT, Anworth generally will not be subject to federal or state income taxes to the extent that it distributes its taxable net income to its stockholders. To date, Anworth has routinely distributed to its stockholders substantially all of the taxable net income generated from its operations. In order to qualify as a REIT, Anworth must meet various ongoing requirements under the tax law, including requirements relating to the composition of its assets, the nature of its income, minimum distribution requirements, and requirements relating to the ownership of its stock.
Anworth is externally managed and advised by the Anworth Manager pursuant to the Anworth Management Agreement. Anworth’s day-to-day operations are being conducted by the Anworth Manager through the authority delegated to it under the Anworth Management Agreement and pursuant to the policies established by, and under the supervision of, the Anworth Board. In addition to administering Anworth’s day-to-day operations, the Anworth Manager is responsible for (i) the selection, purchase, and sale of Anworth’s investment portfolio; (ii) Anworth’s financing and hedging activities; and (iii) providing Anworth with portfolio management, administrative, and other services relating to Anworth’s assets and operations as may be appropriate.
Anworth’s common stock is traded on the New York Stock Exchange under the symbol “ANH”. Anworth’s website is www.anworth.com.
The Combined Businesses (Page 60)
Upon completion of the Merger, Ready Capital will remain a publicly traded corporation focused on acquiring, originating, managing, servicing and financing primarily SBC loans. Upon completion of the Merger, Ready Capital is expected to have a pro forma common equity market capitalization of approximately $901.6 million, based on the $12.52 per share closing price of Ready Capital Common Stock on February 4, 2021. Additionally, Ready Capital will issue three newly designated NYSE listed series of Ready Capital Preferred Stock in the Merger with a pro forma aggregate liquidation preference of $114.6 million as of September 30, 2020. Following the completion of the Merger, Ready Capital will continue to be externally managed by the Ready Capital Manager.
The combined business will continue to be operated through Ready Capital and its subsidiaries, which will include the surviving company and its subsidiaries.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “RC”. The newly issued shares of Ready Capital Series B Preferred Stock will trade under the symbol “RC PRB”, the newly issued shares of Ready Capital Series C Preferred Stock will trade under the symbol “RC PRC” and the newly issued shares of Ready Capital Series D Preferred Stock will trade under the symbol “RC PRD”.

Ready Capital’s principal executive offices will remain located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number will be (212) 257-4600.
The Merger
The Merger Agreement (Page 119)
Ready Capital, Merger Sub and Anworth have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Ready Capital and Anworth encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger (Page 69)
Subject to the terms and conditions of the Merger Agreement, Anworth will merge with and into Merger Sub, with Merger Sub continuing as the surviving company from the Merger. Immediately following the Merger, the surviving company will be contributed to the Ready Capital Operating Partnership in exchange for Ready Capital OP Units in the Ready Capital Operating Partnership. As a result of the contribution transaction, the surviving company will become a wholly owned subsidiary of the Ready Capital Operating Partnership.
Immediately upon completion of the Merger, the continuing Ready Capital stockholders as of immediately prior to Closing are expected to own in the aggregate approximately 77% of the Combined Company’s outstanding shares of common stock, and the Anworth stockholders as of immediately prior to Closing are expected to own in the aggregate the remaining approximately 23%, based on the number of issued and outstanding shares of Ready Capital Common Stock and Anworth Common Stock (excluding Cancelled Shares) as of February 4, 2021, and the Exchange Ratio of 0.1688. The exact equity stake of Ready Capital stockholders and Anworth stockholders in the Combined Company immediately following the Merger will depend on the number of shares of Ready Capital Common Stock and Anworth Common Stock issued and outstanding immediately prior to the Merger. Once the Merger is consummated, the Combined Company will retain the name “Ready Capital Corporation”, will continue to be listed on the NYSE, and its common stock will continue to trade under the symbol “RC”.
Consideration for the Merger (Page 119)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of Anworth Common Stock (other than the Cancelled Shares) will be converted into the right to receive (i) a number of shares of Ready Capital Common Stock based on the Exchange Ratio, plus (ii) the Per Share Cash Consideration, in each case, in accordance with, subject to adjustment as provided in, the Merger Agreement, in each case, subject to adjustment as provided in the Merger Agreement.
The Vesting Anworth Phantom Shares will, at the effective time of the Merger, automatically become fully vested and then immediately cancelled in exchange for the right to receive the Per Share Common Merger Consideration. The remaining outstanding phantom shares granted by Anworth will, at the effective time of the Merger, automatically be cancelled without consideration.
Each outstanding dividend equivalent right granted by Anworth shall, at the effective time of the Merger, automatically be cancelled; provided, that any accrued amounts that have not yet been paid with respect to such dividend equivalent rights will be paid to the holders thereof at the effective time of the Merger (or as soon as practicable thereafter but in no event later than the first payroll date following the effective time of the Merger), less applicable income and employment tax withholdings
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of Anworth Series A Preferred Stock will be converted into the right to receive one share Ready Capital Series B Preferred Stock, each share of Anworth Series B Preferred Stock will be converted into the right to receive one share of Ready Capital Series C Preferred Stock, and each share of

Anworth Series C Preferred Stock will be converted into the right to receive one share of Ready Capital Series D Preferred Stock.
The Merger will trigger the “fundamental change” rights of the holders of Anworth Series B Preferred Stock, which require Anworth to purchase for cash the Anworth Series B Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Anworth Series B Preferred Stock to be purchased plus accrued and unpaid dividends. Anworth is not required to purchase the Anworth Series B Preferred Stock upon a fundamental change if a third party makes an offer to purchase the Anworth Series B Preferred Stock and purchases all Anworth Series B Preferred Stock validly delivered and not withdrawn by holders of Anworth Series B Preferred Stock. Following the Closing, Ready Capital will make an offer to purchase the shares of Ready Capital Series C Preferred Stock (which will be issued in exchange for the ANH Series B Preferred Stock on a one-for-one basis) in accordance with the applicable procedures.
The Merger Agreement provides that Anworth and Ready Capital will pay an additional dividend in cash on the last business day prior to the Closing with a record date that is three business days before the payment date. For additional information on this additional dividend, see “The Merger — Dividends” beginning on page 116.
Based on the number of shares of Anworth Common Stock and Vesting Anworth Phantom Shares outstanding on February 4, 2021 and the Exchange Ratio of 0.1688, it is expected that approximately 16,774,328 shares of Ready Capital Common Stock will be issued in connection with the Merger. Based on the number of shares of Anworth Series A Preferred Stock outstanding on February 4, 2021, it is expected that approximately 1,919,378 shares of newly classified Ready Capital Series B Preferred Stock will be issued in connection with the Merger. Based on the number of shares of Anworth Series B Preferred Stock outstanding on February 4, 2021, it is expected that approximately 779,743 shares of newly classified Ready Capital Series C Preferred Stock will be issued in connection with the Merger. Based on the number of shares of Anworth Series C Preferred Stock outstanding on February 4, 2021, it is expected that approximately 2,010,278 shares of newly classified Ready Capital Series D Preferred Stock will be issued in connection with the Merger.
No fractional shares of Ready Capital Common Stock will be issued in the Merger, and the value of any fractional interests to which a holder would otherwise be entitled will be paid in cash.
Recommendation of the Ready Capital Board and Its Reasons for the Merger (Page 90)
On December 4, 2020, following careful consideration, the Ready Capital Board unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, are in the best interests of Ready Capital and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. Certain factors considered by the Ready Capital Board in reaching its decision to authorize, approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger” beginning on page 90. The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
Recommendation of the Anworth Board and Its Reasons for the Merger (Page 86)
On December 6, 2020, after careful consideration, the Anworth Board, acting upon the unanimous recommendation of the strategic review committee, comprised of the independent directors of the Anworth Board and formed for the purpose of, among other things, evaluating and making a recommendation to the Anworth Board with respect to the Anworth Management Agreement Amendment, the Merger Agreement and the transactions contemplated thereby (the “Anworth Strategic Review Committee”), unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Anworth and its stockholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated thereby, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of Anworth Common Stock for consideration at the Anworth special meeting, and (iv) recommended that the Anworth stockholders approve the Merger and the transactions contemplated by the Merger Agreement. Certain factors considered by the Anworth Strategic Review Committee in reaching its decision to recommend, and the Anworth Board in reaching its decision to approve, the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger — Recommendation of the Anworth Board and Its Reasons for the Merger” beginning on page 86. The Anworth Board unanimously recommends that the Anworth stockholders vote “FOR” the Anworth Merger Proposal and “FOR” the Anworth Adjournment Proposal.
Summary of Risk Factors Related to the Merger (Page 35)
You should carefully consider the following important risks, together with all of the other information included in this joint proxy statement/prospectus and the risks related to the Merger and the related transactions described under the section “Risk Factors” beginning on page 35, before deciding how to vote:
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The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact Ready Capital’s and Anworth’s ability to complete the transaction.

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Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Ready Capital Common Stock, Anworth Common Stock or Anworth Preferred Stock and the future business and financial results of Ready Capital and/or Anworth.

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The Merger Agreement contains provisions that could discourage a potential competing acquirer of either Ready Capital or Anworth or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

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The pendency of the Merger could adversely affect Ready Capital’s and Anworth’s business and operations.

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The market value of Ready Capital Common Stock received by Anworth stockholders will fluctuate based on the trading price of Ready Capital Common Stock.

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The Merger and related transactions are subject to Ready Capital stockholder approval and Anworth stockholder approval.

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The voting power of Ready Capital stockholders and Anworth stockholders will be diluted by the Merger.

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If the Merger is not consummated by September 30, 2021, either Ready Capital or Anworth may terminate the Merger Agreement.

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The market price of Ready Capital Common Stock may decline as a result of the Merger and the market price of Ready Capital Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of Ready Capital Common Stock or the price of Anworth Common Stock before the Merger.

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Shares of Ready Capital Common Stock received by Anworth stockholders as a result of the Merger will have different rights from shares of Anworth Common Stock.

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Directors and executive officers of Anworth may have interests in the Merger that are different from, or in addition to, the interests of Anworth stockholders.

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Completion of the Merger may trigger change in control or other provisions in certain agreements to which Anworth is a party.

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Several lawsuits have been filed against Ready Capital, Merger Sub, Anworth and/or the Anworth Board challenging the adequacy of public disclosures related to the Merger and an adverse ruling may prevent the Merger from being completed.

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If the Merger does not qualify as a reorganization, Anworth stockholders may recognize a taxable gain.

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Following the Merger, the Combined Company may be unable to realize the anticipated synergies or other expected benefits of the Merger on the anticipated timeframe or at all.

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Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by Ready Capital or Anworth.

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The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

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The Combined Company is expected to incur substantial expenses related and unrelated to the Merger.

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The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.

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The Combined Company may incur adverse tax consequences if it or Anworth has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

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The contribution of Merger Sub to the Ready Capital Operating Partnership could fail to qualify as a transaction in which neither gain nor loss is recognized for U.S. federal income tax purposes.

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Investment in the Combined Company’s stock has various tax risks.

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The COVID-19 pandemic has caused severe disruptions in the U.S. and global economy and to the businesses of Ready Capital and Anworth, and may have an adverse impact on the performance, financial condition and results of operations of the Combined Company.

The Ready Capital Special Meeting (Page 61)
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Date, Time and Place.   The special meeting of Ready Capital stockholders will be held solely by means of remote communication live over the Internet on March 17, 2021 at 9:00 a.m., Eastern Time.

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Purpose.   At the Ready Capital special meeting, Ready Capital stockholders will be asked to consider and vote upon the Ready Capital Common Stock Issuance Proposal and the Ready Capital Adjournment Proposal.

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Record Date; Voting Rights.   Ready Capital stockholders at the close of business on February 4, 2021 are entitled to vote at the Ready Capital special meeting and any postponement or adjournment thereof. Each holder of Ready Capital Common Stock on the Ready Capital Record Date is entitled to one vote per share.

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Quorum.   The presence, virtually or by proxy, of the holders of shares of Ready Capital Common Stock entitled to cast a majority of all votes entitled to be cast at the Ready Capital special meeting, will constitute a quorum at the Ready Capital special meeting. Abstentions will be counted for the purpose of determining a quorum.

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Required Vote.   Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Approval of the Ready Capital Adjournment Proposal also requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.

As of the close of business on the Ready Capital Record Date, directors and executive officers of Ready Capital and certain funds managed or advised by the Ready Capital Manager and its affiliates owned an aggregate of 14,528,289 shares of Ready Capital Common Stock entitled to vote at the Ready Capital special meeting. Ready Capital currently expects that Ready Capital’s directors and executive officers and certain funds managed or advised by the Ready Capital Manager and its affiliates will vote their shares of Ready Capital Common Stock “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, although none of them are obligated to do so.

Your vote as a Ready Capital stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Ready Capital special meeting virtually.
The Anworth Special Meeting (Page 65)
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Date, Time and Place.   The Anworth special meeting of Anworth stockholders will be held solely by means of remote communication live over the Internet on March 17, 2021 at 10:00 a.m., Pacific Time.

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Purpose.   At the Anworth special meeting, the holders of Anworth Common Stock will be asked to approve the Anworth Merger Proposal and the Anworth Adjournment Proposal.

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Record Date; Voting Rights.   Holders of record of Anworth Common Stock at the close of business on February 4, 2021 are entitled to receive this notice and to vote at the Anworth special meeting and any postponement or adjournment thereof. Each holder of record of Anworth Common Stock on the record date is entitled to one vote per share with respect to each proposal.

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Quorum.   The presence, virtually or by proxy of the holders of shares of Anworth Common Stock entitled to cast a majority of all the votes entitled to be cast at the Anworth special meeting, will constitute a quorum at the Anworth special meeting. Abstentions will be counted for the purpose of determining a quorum.

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Required Vote.   Approval of the Anworth Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Anworth Common Stock entitled to vote on the Anworth Merger Proposal. Approval of the Anworth Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of shares of Anworth Common Stock at the meeting.

As of the close of business on the Anworth Record Date, the directors and executive officers of Anworth owned approximately 1.9% of the outstanding shares of Anworth Common Stock entitled to vote at the Anworth special meeting. Anworth currently expects that the Anworth directors and officers will vote their shares of Anworth Common Stock in favor of the Anworth Merger Proposal, although none of them are obligated to do so.
Opinion of Ready Capital’s Financial Advisor (Page 100)
Ready Capital retained Wells Fargo Securities, LLC (“Wells Fargo”) as financial advisor to Ready Capital in connection with a potential acquisition of Anworth. On December 6, 2020, Wells Fargo rendered its oral opinion to the Ready Capital Board, which was subsequently confirmed in writing by delivery of Wells Fargo’s written opinion dated the same date, that, as of December 6, 2020 and based upon and subject to the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo in preparing its opinion, the merger consideration to be paid to holders of Anworth Common Stock in the Merger was fair, from a financial point of view, to Ready Capital.
Wells Fargo’s opinion was for the information and use of the Ready Capital Board (in its capacity as such) in connection with its evaluation of the Merger. Wells Fargo’s opinion only addressed the fairness, from a financial point of view, to Ready Capital, of the merger consideration to be paid to holders of Anworth Common Stock in the Merger and did not address any other aspect or implication of the Merger. The summary of Wells Fargo’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo in connection with the preparation of its opinion. However, neither Wells Fargo’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Ready Capital Board or any stockholder of Ready Capital or any other person as to how such holder should vote or act on any matter relating to the Merger. For a description of the opinion that the Ready Capital Board received from Wells Fargo, see the section entitled “The Merger — Opinion of Ready Capital’s Financial Advisor” beginning on page 100.

Opinion of Anworth’s Financial Advisor (Page 92)
On December 6, 2020, Credit Suisse Securities (USA) LLC rendered its oral opinion to the Anworth Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Anworth Board dated the same date) as to, as of December 6, 2020, the fairness, from a financial point of view, to the holders of Anworth Common Stock (other than excluded holders) of the merger consideration to be received by such holders of Anworth Common Stock (other than excluded holders) in the Merger pursuant to the Merger Agreement.
Credit Suisse’s opinion was directed to the Anworth Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Anworth Common Stock (other than excluded holders) of the merger consideration to be received by such holders of Anworth Common Stock (other than excluded holders) in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication (financial or otherwise) of the Merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any Anworth stockholder as to how such holder should vote or act on any matter relating to the Merger. For a description of the opinion that the Anworth Board received from Credit Suisse, see the section entitled “The Merger — Opinion of Anworth’s Financial Advisor” beginning on page 92.
Directors and Management of Ready Capital After the Merger (Page 140)
Following the consummation of the Merger, the number of directors on the Ready Capital Board will be increased to eight and will include all of the current seven directors of the Ready Capital Board and an additional independent director from the Anworth Board: Dominique Mielle. Each of the executive officers of Ready Capital immediately prior to the effective time of the Merger will continue as an executive officer of the Combined Company following the effective time of the Merger.
Interests of Ready Capital Directors and Executive Officers in the Merger (Page 114)
In considering the recommendation of the Ready Capital Board to approve the Ready Capital Common Stock Issuance, Ready Capital stockholders should be aware that directors and executive officers of Ready Capital have certain interests in the Merger that may be different from, or in addition to, the interests of Ready Capital stockholders generally and that may present actual or potential conflicts of interests. The Ready Capital Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.
Ready Capital will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement (as amended by the Ready Capital Management Agreement Amendment). Under the Ready Capital Management Agreement, the Ready Capital Manager provides the day-to-day management of Ready Capital’s business, including providing Ready Capital with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Ready Capital pays the Ready Capital Manager a management fee as well as reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Ready Capital. Certain directors and executive officers of Ready Capital are partners and employees of the Ready Capital Manager.
Pursuant to the Ready Capital Management Agreement, Ready Capital pays the Ready Capital Manager a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of its stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.0% per annum of its stockholders’ equity in excess of $500 million. Following the Merger, Ready Capital stockholders’ equity will include the additional equity attributable to the acquisition of Anworth, thus the amount of the management fees payable to the Ready Capital Manager will also increase, which gives the Ready Capital Manager (and therefore, Ready Capital’s management), an incentive, not shared by Ready Capital stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Ready Capital than would otherwise have been achieved. Pursuant to the Ready Capital Management Agreement Amendment, the Ready Capital Manager has agreed to reduce its base management fee by $1,000,000 for each of the first four fiscal quarters following the Merger.
The Ready Capital Management Agreement and the Ready Capital Management Agreement Amendment were negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to Ready Capital as if they had been negotiated with an unaffiliated third party.
For additional information, see “The Merger — Interests of Ready Capital’s Directors and Executive Officers in the Merger” beginning on page 114.
Interests of Anworth’s Directors and Executive Officers in the Merger (Page 112)
In considering the Anworth Board’s recommendation for Anworth stockholders to approve the Anworth Merger Proposal, Anworth stockholders should be aware that directors and executive officers of Anworth have interests in the Merger that may be different from, or in addition to, the interests of Anworth stockholders generally and that may present actual or potential conflicts of interests. These interests include:
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continued indemnification and insurance coverage for the directors and executive officers of Anworth in accordance with the Merger Agreement; and

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upon the Closing, Dominique Mielle, an independent director currently on the Anworth Board, will be appointed to the Ready Capital Board and will be entitled to compensation pursuant to Ready Capital’s independent director compensation program.

Anworth Management Agreement
Anworth is currently externally managed by the Anworth Manager pursuant to the Anworth Management Agreement. In connection with the entry into the Merger Agreement, the Anworth Management Agreement was amended pursuant to the Anworth Management Agreement Amendment. The Anworth Management Agreement Amendment provides that upon the Closing, the Anworth Management Agreement will terminate, and as a result of such termination, Anworth will pay the Anworth Manager a termination fee of $20.3 million, and Ready Capital or Merger Sub (as the surviving company following the Merger) will reimburse the Anworth Manager for certain unpaid expenses and pay to the Anworth Manager all accrued and unpaid management fees then owed under the Anworth Management Agreement, as and when specified in the Anworth Management Agreement Amendment. For a more detailed summary of the material terms of the Anworth Management Agreement Amendment, see “Amendments to Management Agreements — Anworth — Anworth Management Agreement Amendment” on page 142.
Messrs. Joseph E. McAdams, the Chairman of the Board, Chief Executive Officer, and President of Anworth, and Lloyd McAdams, a member of the Anworth Board, own an interest in the Anworth Manager, and therefore will receive a part of the payments that will be due to the Anworth Manager in connection with the termination of the Anworth Management Agreement. Prior to Anworth’s entry into the Anworth Management Agreement Amendment, the Anworth Strategic Review Committee (which is comprised of the independent directors of the Anworth Board, and does not include Messrs. Joseph E. McAdams and Lloyd McAdams) approved the Anworth Management Agreement Amendment. The Anworth Strategic Review Committee also recommended that the Anworth Board approve, and the Anworth Board approved, the Anworth Management Agreement Amendment.
For additional information, see “The Merger — Interests of Anworth’s Directors and Executive Officers in the Merger” beginning on page 112.
Anworth Management Agreement Amendment (Page 142)
The Anworth Manager has agreed, in a separate agreement with Anworth, to amend the Anworth Management Agreement pursuant to the Anworth Management Agreement Amendment to provide that the Anworth Management Agreement will terminate at the effective time of the Merger, and as a result of such termination, Anworth will pay the Anworth Manager a termination fee of $20.3 million, and Ready Capital or Merger Sub (as the surviving company following the Merger) will reimburse the Anworth Manager for certain unpaid expenses and pay to the Anworth Manager all accrued and unpaid management fees then owed under the Anworth Management Agreement, as and when specified in the Anworth Management Agreement Amendment.
Conditions to Complete the Merger (Page 135)
A number of conditions must be satisfied or, to the extent permitted by law, waived before the Merger can be consummated. These include, among others:
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the approval of the Anworth Merger Proposal by Anworth stockholders;

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the approval of the Ready Capital Common Stock Issuance Proposal by Ready Capital stockholders;

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effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus constitutes a part, and no stop order suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;

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no injunction or law prohibiting the Merger;

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approval for listing on the NYSE of the shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock, to be issued in the Merger or reserved therefor, subject to official notice of issuance;

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accuracy of each party’s representations, subject in most cases to materiality or material adverse effect qualifications;

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the absence of a material adverse effect on either Ready Capital or Anworth;

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material performance and compliance with each party’s covenants;

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the receipt of tax opinions relating to the REIT status of each of Ready Capital and Anworth and relating to the qualification of the Merger as a reorganization under Section 368(a) of the Code;

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the effectiveness of the Ready Capital Management Agreement Amendment; and

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the effectiveness of the Anworth Management Agreement Amendment.

Regulatory Approvals Required for the Merger (Page 114)
Ready Capital and Anworth are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Listing of Ready Capital Common Stock and Ready Capital Preferred Stock and Deregistration of Anworth Common Stock (Page 117)
It is a condition to the completion of the Merger that the shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, the Anworth Common Stock and Anworth Preferred Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Accounting Treatment (Page 114)
Because both Ready Capital and Anworth have significant pre-combination activities, the Merger will be accounted for as a business combination by the Combined Company in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” which is referred to as ASC 805. In applying the acquisition method specified by ASC 805, it is necessary to identify the accounting acquirer, which may be different from the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger, and the composition of senior management and the board after consummation of a merger. Based upon consideration of those factors, Ready Capital has been designated as the accounting acquirer, resulting in an acquisition of Anworth. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Anworth will be recorded at their respective fair values at the date of the Merger. The consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer. Accordingly, the fair value of the consideration transferred will be measured based on the aggregate number of shares of common stock Ready Capital issued to the stockholders of Anworth multiplied by the closing price of Ready Capital Common Stock on the day immediately preceding the merger plus the aggregate amount of Per Share Cash Consideration. The fair value of the consideration will also include the aggregate market value of the Ready Capital Preferred Stock that will be issued to holders of Anworth Preferred Stock. If the fair value of the consideration transferred exceeds the fair value of the net assets and liabilities acquired, the excess will be recorded as goodwill. Alternatively, if the fair value of the net assets and liabilities acquired exceeds the fair value of consideration transferred, the transaction could result in a bargain purchase gain. Consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because Ready Capital is designated as the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger. See “Merger — Accounting Treatment” on page 114.
Comparison of Rights of Ready Capital stockholders and Anworth stockholders (Page 212)
Holders of Anworth Common Stock will have different rights following the effective time of the Merger because they will hold shares of Ready Capital Common Stock instead of shares of Anworth Common Stock, and there are differences between the governing documents of Ready Capital and Anworth. For more information regarding the differences in rights of Ready Capital stockholders and Anworth stockholders, see “Comparison of Rights of Ready Capital stockholders and Anworth stockholders” beginning on page 212.
Appraisal Rights (Page 115)
Neither holders of Ready Capital Common Stock nor holders of Anworth Common Stock or Anworth Preferred Stock will be entitled to appraisal rights.
No Solicitation; Change in Recommendations (Page 130)
From and after the date of the Merger Agreement until the effective time of the Merger or if earlier, the termination of the Merger Agreement, each of Ready Capital and Anworth will not, and will cause its subsidiaries and will instruct its representatives not to, among other things, directly or indirectly:
•
initiate, solicit or knowingly encourage the making of a Competing Proposal (as defined in “The Merger Agreement — Competing Proposals” beginning on page 130);

•
engage in any discussions or negotiations with any person with respect to a Competing Proposal;

•
furnish any non-public information regarding Ready Capital or Anworth or any of their subsidiaries, as applicable, or access to the properties, assets or employees of Ready Capital or Anworth or any of their subsidiaries, as applicable, to any person in connection with or in response to any Competing Proposal;

•
enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Competing Proposal (other than certain confidentiality agreements);

•
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the other party, the Ready Capital board recommendation or the Anworth board recommendation, as applicable, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Competing Proposal;

Notwithstanding the restrictions set forth above, at any time prior to obtaining the applicable approval of the Ready Capital stockholders at the Ready Capital special meeting or the Anworth stockholders at the Anworth special meeting, each of Ready Capital and Anworth may, directly or indirectly through one or more of its representatives, engage in discussions or negotiations with any person with respect to a Ready Capital Competing Proposal or Anworth Competing Proposal (as defined in “The Merger Agreement — Competing Proposals” beginning on page 130), as applicable, or furnish non-public information regarding Ready Capital or Anworth or any of their respective subsidiaries, or access to the properties, assets or employees of Ready Capital or Anworth or any of their respective subsidiaries, with any person if (i) Ready Capital or Anworth receives a written, bona fide Ready Capital Competing Proposal or Anworth Competing Proposal, as applicable, from such person that was not solicited at any time following the execution of the Merger Agreement and (ii) such Ready Capital Competing Proposal or Anworth Competing Proposal, as applicable, did not arise from a material breach of the obligations set forth in certain provisions of the Merger Agreement, in each case, if certain conditions are met and the Ready Capital Board or the Anworth Board or any committee thereof, as applicable, determines, after consultation with its financial advisors and outside legal counsel, that such proposal is, or could be reasonably expected to lead to a Superior Proposal (as defined in “The Merger Agreement — Superior Proposals” beginning on page 132).
At any time prior to obtaining the applicable approval of its stockholders at its stockholder meetings, each of Ready Capital and Anworth may effect a change in its board recommendation in response to a bona fide written Ready Capital Competing Proposal or Anworth Competing Proposal, as applicable, from a third party that was, among other things, not solicited at any time following the execution of the Merger Agreement and did not arise from a material breach of the obligations set forth in certain provisions of the Merger Agreement, if the Ready Capital Board or the Anworth Board or any committee thereof, as applicable, among other things, determines, after consultation with its financial advisors and outside legal counsel and taking into account any revised proposal that the other party may have made, that such Ready Capital Competing Proposal or Anworth Competing Proposal is a Superior Proposal (as defined in “The Merger Agreement — Superior Proposals” beginning on page 132). Anworth may terminate the Merger Agreement in order to enter into a definitive agreement with respect to an Anworth Superior Proposal, if prior to doing so, among other things, the Anworth Board or any committee thereof determines, after consultation with its financial advisors and outside legal counsel and taking into account any revised proposal that Ready Capital may have made, that a Competing Proposal is an Anworth Superior Proposal and Anworth pays Ready Capital a termination fee of $15.0 million.
See “The Merger Agreement — Competing Proposals” beginning on page 130.
Termination of the Merger Agreement (Page 138)
The Merger Agreement may be terminated at any time before the effective time of the Merger by the mutual written consent of Ready Capital and Anworth.
The Merger Agreement may also be terminated prior to the effective time of the Merger by either Ready Capital or Anworth if:
•
any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if any law has been adopted prior to the effective time of the Merger that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

•
the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on September 30, 2021 (provided that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before that date);

•
(i) the other party breaches certain covenants or other agreements contained in the Merger Agreement or any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if it was continuing as of the date of Closing and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by a certain time; provided, however, that the terminating party is not then also in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, or (ii) the other party willfully or materially breaches certain other covenants of the Merger Agreement;

•
Ready Capital stockholders have failed to approve the issuance of shares of Ready Capital Common Stock in connection with the Merger, or Anworth stockholders have failed to approve the Merger and the other transactions contemplated by the Merger Agreement, as applicable; or

•
the other party’s board of directors has effected a change in its board recommendation prior to the time that such party has obtained the applicable approval of its stockholders at its respective stockholder meeting.

Anworth also may terminate the Merger Agreement if, prior to the time that Anworth has obtained the approval of its stockholders at the Anworth stockholder meeting, the Anworth Board determines to terminate the Merger Agreement in connection with an Anworth Superior Proposal and, concurrently with the termination of the Merger Agreement, Anworth enters into a definitive agreement providing for the implementation of such Anworth Superior Proposal; provided, however, that such termination shall not be effective unless Anworth concurrently pays to Ready Capital a termination fee of $15.0 million.
For more information regarding termination of the Merger Agreement, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 138.
Termination Fees and Expenses (Page 138)
Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses; provided that, in certain circumstances, including a change of recommendation or, in the case of Anworth, the acceptance of an Anworth Superior Proposal, Ready Capital or Anworth, as applicable, would be required to pay the other party a termination fee of $15,000,000. In addition, upon termination of the Merger Agreement by Ready Capital or Anworth under specified circumstances, Ready Capital or Anworth, as applicable, would be required to pay the other party an agreed expense amount of $3,000,000.
For further discussion of the termination fees, see “The Merger Agreement — Termination Fees and Expenses” beginning on page 138.
Material U.S. Federal Income Tax Consequences (Page 143)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of Anworth and Ready Capital of an opinion from its respective tax counsel to that effect. Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the holders of Anworth Common Stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of fractional shares of Ready Capital Common Stock) and (ii) the amount of gain realized (i.e., the excess sum of the amount of cash, other than cash received in lieu of a fractional share of Ready Capital Common Stock, and the fair market value of the Ready Capital Common Stock received pursuant to the Merger over such holder’s adjusted U.S. federal income tax basis in its shares of Anworth Common Stock surrendered). A holder of Anworth Common Stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Ready Capital Common Stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. Holders of Anworth Preferred Stock will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Ready Capital Preferred Stock in exchange for shares of Anworth Preferred Stock in connection with the Merger. The holders of Ready Capital Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes.
The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger. For more information regarding the U.S. federal income tax consequences of the Merger to holders of Anworth Common Stock and the ownership of Ready Capital Common Stock, please see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” and “— The Combined Company” beginning on page 148.
Description of Ready Capital Stock (Page 183)
As of February 4, 2021, 55,241,078 shares of Ready Capital Common Stock were issued and outstanding and zero shares of Ready Capital preferred stock were issued and outstanding. Based on the Exchange Ratio of 0.1688, upon consummation of the Merger, the Combined Company would be expected to have approximately 16,774,328 shares of newly issued Ready Capital Common Stock, 1,919,378 shares of newly classified Ready Capital Series B Preferred Stock, 779,743 shares of Ready Capital Series C Preferred Stock and 2,010,278 shares of newly classified Ready Capital Series D Preferred Stock.
Voting rights are vested in the holders of the Ready Capital Common Stock, and such holders are entitled to receive dividends on such Ready Capital Common Stock if, as and when authorized by the Ready Capital Board, and declared by Ready Capital out of assets legally available therefor.
Selected Historical Financial Information of Ready Capital
The following selected historical financial information for each of the years during the five-year period ended December 31, 2019 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2019, have been derived from Ready Capital’s audited consolidated financial statements and related notes included in Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein. The selected historical financial information as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from Ready Capital’s unaudited interim consolidated financial statements and related notes included in Ready Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated herein by reference. The following selected historical financial information as of September 30, 2019 has been derived from Ready Capital’s unaudited interim consolidated financial statements and related notes included in Ready Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is not included or incorporated herein by reference.
The information set forth below is not necessarily indicative of future results and you should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management’s discussion and analysis of financial condition and results of operations of Ready Capital included in Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 229.

(In thousands, except share data)	As of and for the Nine Months Ended September 30, 2020	As of and for the Nine Months Ended September 30, 2019	As of and for the Year Ended December 31, 2019	As of and for the Year Ended December 31, 2018	As of and for the Year Ended December 31, 2017	As of and for the Year Ended December 31, 2016	As of and for the Year Ended December 31, 2015
Income Statement Data
Interest income	$193,826	$165,510	$229,916	$169,499	$138,305	$137,023	$148,955
Interest expense	(134,162)	(110,919)	(151,880)	(109,238)	(74,646)	(57,772)	(47,806)
Provision for loan losses	(34,984)	(2,559)	(3,684)	(1,701)	(2,363)	(7,819)	(19,643)
Other non-interest income (expense)	251,351	129,206	(9,848)	4,283	(12,843)	(6,217)	(28,275)
Provision (benefit) for income taxes	22,626	45,516	10,552	(1,386)	(1,839)	(9,651)	(7,810)
Income tax benefit (provision)	(4,116)	8,604	2,088	61,457	45,814	55,564	45,421
Loss from discontinued operations, net of tax	—	—	—	—	—	(2,158)	(653)
Net income (loss)	18,510	54,120	75,056	61,457	45,814	53,406	44,768
Net income (loss) attributable to Ready Capital Corporation	17,959	52,540	72,968	59,258	43,290	49,169	40,383
Basic earnings per share:
Continuing operations	$0.32	$1.29	$1.72	$1.84	$1.38	$1.93	$1.62
Net income	$0.32	$1.29	$1.72	$1.84	$1.38	$1.85	$1.59
Diluted earnings per share:
Continuing operations	$0.31	$1.29	$1.72	$1.84	$1.38	$1.93	$1.62
Net income	$0.31	$1.29	$1.72	$1.84	$1.38	$1.85	$1.59
Dividends declared per share of common stock	$0.95	$1.20	$1.60	$1.57	$1.48	$1.61	$1.78
Weighted-average basic shares of common stock outstanding(a)	53,534,497	40,517,231	42,011,750	32,085,975	31,350,102	26,647,981	25,287,277
Balance Sheet Data
Total assets	$5,317,510	$4,123,019	$4,977,018	$3,036,843	$2,523,503	$2,605,267	$2,329,781
Total liabilities	$4,493,340	$3,384,008	$4,132,234	$2,472,768	$1,968,036	$2,053,165	$1,849,568
Total Ready Capital Corporation Stockholders’ equity	$824,170	$739,011	$825,412	$544,831	$536,073	$513,097	$441,321
Total non-controlling interests	$18,900	$19,264	$19,372	$19,244	$19,394	$39,005	$38,892

(a)
Includes vested Restricted Stock Units (“RSUs”).

The following table provides information regarding Ready Capital’s cash flows for the years ended December 31, 2019, 2018 and 2017 (in thousands):
	Year Ended December 31,
	2019	2018	2017
Net cash (used in) provided by operating activities	$(52,397)	$140,297	$352,489
Net cash (used in) provided by investing activities	(1,212,792)	(580,759)	(235,728)
Net cash (used in) provided by financing activities	1,298,199	444,478	(106,502)
Net increase (decrease) in cash, cash equivalents and restricted cash	33,010	4,016	10,259
Cash, cash equivalents and restricted cash – beginning of year	94,970	90,954	80,695
Cash, cash equivalents and restricted cash – end of year	$127,980	$94,970	$90,954
Selected Historical Financial Information of Anworth
The following selected historical financial information for each of the years during the five-year period ended December 31, 2019, and the selected balance sheet data as of December 31 of each of the years in the five-year period ended December 31, 2019, have been derived from Anworth’s audited consolidated financial statements and related notes thereto included in Anworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated herein by reference.
The following selected historical financial information as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from Anworth’s unaudited interim consolidated financial statements and related notes thereto included in Anworth’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which is incorporated herein by reference. The following selected historical financial information as of September 30, 2019 has been derived from Anworth’s unaudited interim consolidated financial statements and related notes thereto included in Anworth’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, which is not included or incorporated herein by reference.
The information set forth below is not necessarily indicative of future results, and you should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto, and management’s discussion and analysis of financial condition and results of operations of Anworth, included in Anworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 229.

	As of and For the Nine Months Ended September 30,		As of and For the Years Ended December 31,
(In thousands, except per share data and days)	2020	2019	2019	2018	2017	2016	2015
Statements of Operations Data
Days in period	273	272	365	365	365	366	365
Interest income net of amortization of premium and discount	$68,825	$119,320	$154,395	$159,972	$142,748	$140,452	$145,498
Interest expense	(39,541)	(93,699)	(118,756)	(115,307)	(82,519)	(70,420)	(43,621)
Provision for credit losses on loans	(620)	—	—	—	—	—	(203)
Net interest income	$28,664	$25,621	$35,639	$44,665	$60,229	$70,032	$101,674
Expenses	(8,899)	(10,044)	(13,306)	(13,503)	(13,305)	(14,219)	(13,980)
Other (loss) income	(146,877)	(100,739)	(77,752)	(37,650)	7,448	(33,320)	(72,990)
Net (loss) income	$(127,112)	$(85,162)	$(55,419)	$(6,488)	$54,372	$22,493	$14,704
Dividends on preferred stock	(6,892)	(6,892)	(9,189)	(9,189)	(8,173)	(6,583)	(6,437)
Net (loss) income available to common stockholders	$(134,004)	$(92,054)	$(64,608)	$(15,677)	$46,199	$15,910	$8,267
Basic (loss) earnings per common share	$(1.35)	$(0.93)	$(0.65)	$(0.16)	$0.48	$0.17	$0.08
Diluted (loss) earnings per common share	$(1.35)	$(0.93)	$(0.65)	$(0.16)	$0.47	$0.17	$0.08
Average number of shares outstanding	98,995	98,638	98,739	98,314	96,764	96,408	103,412
Average number of diluted shares outstanding	98,995	98,638	98,739	98,314	100,479	101,068	107,751
Balance Sheets Data
Agency MBS	$1,609,761	$3,105,638	$3,510,051	$3,548,719	$4,278,797	$3,925,193	$4,892,782
Non-Agency MBS	$198,586	$686,029	$643,610	$795,203	$760,825	$641,246	$682,061
Residential mortgage loans held-for-securitization	$123,247	$129,014	$152,922	$11,660	$—	$—	$—
Residential mortgage loans held-for-investment through consolidated securitization trusts	$317,887	$483,648	$458,348	$549,016	$639,351	$744,462	$969,172
Total assets	$2,438,772	$4,581,761	$4,938,631	$5,039,700	$5,765,541	$5,395,776	$6,636,340
Repurchase agreements	$1,464,593	$3,255,102	$3,657,873	$3,811,627	$4,365,695	$3,911,015	$4,915,528
Warehouse line of credit	$101,722	$112,252	$133,811	$—	$—	$—	$—
Asset-backed securities issued by securitization trusts	$309,173	$474,285	$448,987	$539,651	$629,984	$728,683	$915,486
Junior subordinated notes	$37,380	$37,380	$37,380	$37,380	$37,380	$37,380	$37,380
Total liabilities	$2,019,383	$4,027,669	$4,366,679	$4,458,595	$5,068,119	$4,740,754	$5,934,189
Series B Preferred Stock	$19,455	$19,455	$19,455	$19,455	$19,455	$23,924	$23,924
Stockholders’ equity (common, Series A, and Series C Preferred)	$399,934	$534,637	$552,497	$561,650	$677,967	$631,098	$678,227
Number of common shares outstanding	99,140	98,768	98,849	98,483	98,137	95,718	98,944
Book value per common share	$3.04	$4.42	$4.60	$4.71	$5.91	$5.95	$6.25
Selected Unaudited Pro Forma Condensed Combined Financial Information (Page 232)
The following table shows summary unaudited pro forma condensed combined financial information about the condensed combined financial condition and operating results of Ready Capital and Anworth after giving effect to the Merger. The unaudited pro forma condensed combined financial information assumes that the Merger is accounted for as a business combination with Ready Capital as the acquiring entity. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statements of income data gives effect to the Merger as if it had occurred on January 1, 2019. The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of both Ready Capital and Anworth, incorporated herein by reference. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 232 and “Where You Can Find More Information and Incorporation by Reference” beginning on page 229.

	As of and for the Nine Months Ended September 30, 2020
(In thousands, except share data)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Pro Forma Merger Adjustments	Pro Forma Combined
Income Statement Data
Interest income	$193,826	$68,825	$—	$262,651
Interest expense	(134,162)	39,541	—	(173,703)
Provision for loan losses	(34,984)	(620)	—	(35,604)
Other non-interest income	251,351	(146,877)	—	104,474
Other non-interest expense	(253,405)	(8,899)	474	(261,830)
Income tax benefit (provision)	(4,116)	—	—	(4,116)
Net income (loss)	18,510	(127,112)	474	(108,128)
Net income (loss) attributable to common stockholders	17,959	(134,004)	466	(115,579)
Earnings (loss) per common share –
basic	$0.32	$(1.35)	$—	$(1.64)
Earnings (loss) per common share –
diluted	$0.31	$(1.35)	$—	$(1.64)
Weighted-average shares of common stock outstanding	53,534,497	98,994,576	16,774,328	70,308,825
Balance Sheet Data
Total assets	$5,317,510	$2,438,772	$(97,397)	$7,658,885
Total liabilities	$4,493,340	$2,019,383	$—	$6,512,723
Total stockholders’ equity	$805,270	$419,389	$(96,594)	$1,128,066
Total non-controlling interests	$18,900	$—	$(803)	$18,097
	For the Year Ended December 31, 2019
(In thousands, except share data)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Pro Forma Merger Adjustments	Pro Forma Combined
Income Statement Data
Interest income	$229,916	$154,395	$—	$384,311
Interest expense	(151,880)	118,756	—	(270,636)
Provision for loan losses	(3,684)	—	—	(3,684)
Other non-interest income	174,628	(77,752)	—	96,876
Other non-interest expense	(184,476)	(13,306)	745	(197,037)
Income tax benefit (provision)	10,552	—	—	10,552
Net income (loss)	75,056	(55,419)	745	20,382
Net income (loss) attributable to common stockholders	72,968	(64,608)	731	9,091
Earnings (loss) per common share –
basic	$1.72	$(0.65)	$—	$0.15
Earnings (loss) per common share –
diluted	$1.72	$(0.65)	$—	$0.15
Weighted-average shares of common stock outstanding	42,011,750	98,739,000	16,685,776	58,697,526

Unaudited Comparative Per Share Information (Page 182)
The following table sets forth for the year ended December 31, 2019 and as of and for the nine months ended September 30, 2020, selected per share information for Ready Capital Common Stock on a historical and pro forma combined basis and for Anworth Common Stock on a historical and pro forma equivalent basis. The historical information for the year ended December 31, 2019 is derived from audited financial statements. You should read the table below together with the historical consolidated financial statements and related notes thereto of Ready Capital and Anworth contained in Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2019, Anworth’s Annual Report on Form 10-K for the year ended December 31, 2019, and each of Ready Capital’s and Anworth’s respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, June 30, 2020 and September 30, 2020, all of which are incorporated herein by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 229.
The unaudited pro forma combined amounts and the unaudited pro forma combined equivalent amounts were calculated using the methodology as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma data and equivalent per share information give effect to the Merger as if it had been effective on the dates presented in the case of book value data, and as if it occurred on January 1, 2019 in the case of earnings per share and dividends data. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on such dates, nor do they purport to represent Ready Capital’s future financial position or operating results.
	Ready Capital Corporation Historical	Anworth Historical	Pro Forma Combined
Earnings (loss) Per Common Share
Basic: For the nine months ended September 30, 2020	$0.32	$(1.35)	$(1.64)
Diluted: For the nine months ended September 30, 2020	$0.31	$(1.35)	$(1.64)
Basic: For the year ended December 31, 2019	$1.72	$(0.65)	$0.15
Diluted: For the year ended December 31, 2019	$1.72	$(0.65)	$0.15
Book Value per Common Share
September 30, 2020	$14.86	$3.04	$14.28
Dividends per share of common stock(1)
For the nine months ended September 30, 2020	$0.95	$0.15	$0.76
For the year ended December 31, 2019	$1.60	$0.43	$1.31

(1)
Pro forma dividends per share of common stock are not presented as the dividend policy for the Combined Company will be determined by the Ready Capital Board following the completion of the Merger.

RISK FACTORS
In addition to other information included elsewhere in this joint proxy statement/prospectus and in the annexes to this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 56, you should carefully consider the following risk factors in deciding whether to vote for the Ready Capital Common Stock Issuance Proposal or the Anworth Merger Proposal. In addition, you should read and consider the risks associated with the businesses of each of Ready Capital and Anworth. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2019 and other reports of Anworth and the Annual Report on Form 10-K for the year ended December 31, 2019 and other reports of Ready Capital, which reports are incorporated by reference into this joint proxy statement/prospectus, including particularly the sections therein titled “Risk Factors”. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 229.
Risks Related to the Merger
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact Ready Capital’s and Anworth’s ability to complete the transaction.
The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, Ready Capital or Anworth may terminate the Merger Agreement. In particular, completion of the Merger requires (i) the approval of the Anworth Merger Proposal by the Anworth stockholders and (ii) the approval of the Ready Capital Common Stock Issuance Proposal by Ready Capital stockholders. While it is currently anticipated that the Merger will be completed shortly after the later of the Anworth special meeting to approve the Anworth Merger Proposal and the Ready Capital special meeting to approve the Ready Capital Common Stock Issuance Proposal, there can be no assurance that the conditions to Closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, Ready Capital and Anworth cannot provide any assurances with respect to the timing of the Closing, whether the Merger will be completed at all and when the Anworth stockholders would receive the consideration for the Merger, if at all.
Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Ready Capital Common Stock or Anworth Common Stock and the future business and financial results of Ready Capital and/or Anworth.
The Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms than as contemplated by the Merger Agreement, Ready Capital and Anworth could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:
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the Ready Capital stockholders and the Anworth stockholders may be prevented from realizing the anticipated benefits of the Merger;

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the market price of Ready Capital Common Stock or Anworth Common Stock could decline significantly;

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reputational harm due to the adverse perception of any failure to successfully consummate the Merger;

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Ready Capital and Anworth being required, under certain circumstances, to pay to the other party a termination fee or expense amount;

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incurrence of substantial costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

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the attention of Ready Capital’s and Anworth’s management and employees may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.

Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or if the Merger is not completed, could materially adversely affect the business, financial results and stock price of Ready Capital and Anworth.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of either Ready Capital or Anworth or could result in any competing acquisition proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of each of Ready Capital and Anworth to solicit, initiate, knowingly encourage or facilitate any Competing Proposal. With respect to any written, bona fide Competing Proposal received by either Ready Capital or Anworth, the other party generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before the Ready Capital Board or Anworth Board, as the case may be, or committee thereof, may withdraw or modify its recommendation to their respective stockholders in response to such Competing Proposal or, solely in the case of Anworth, terminate the Merger Agreement in connection with a Superior Proposal. In the event that either party’s board of directors withdraws or modifies its recommendation, the other party may terminate the Merger Agreement, in which case the party whose board withdrew or modified its recommendation may be required to pay the other party a termination fee of $15.0 million. In addition, if Anworth terminates the Merger Agreement in connection with a Superior Proposal, it would be required to pay Ready Capital a termination fee of $15.0 million. Similarly, such termination fees less any amount previously paid as expense reimbursement may be payable in certain other circumstances as described in the Merger Agreement. See “The Merger Agreement — Competing Proposals” beginning on page 130, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 138 and “The Merger Agreement — Termination Fees and Expenses” beginning on page 138.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Ready Capital or Anworth from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense amount that may become payable in certain circumstances under the Merger Agreement.
The pendency of the Merger could adversely affect Ready Capital’s and Anworth’s business and operations.
In connection with the pending Merger, some of the parties with whom Ready Capital or Anworth does business may delay or defer decisions, which could negatively impact Ready Capital’s or Anworth’s revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, Ready Capital and Anworth are each subject to certain restrictions on the conduct of its respective business prior to completing the Merger. These restrictions may prevent Ready Capital or Anworth from pursuing certain strategic transactions, acquiring and disposing assets, undertaking certain capital projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede Ready Capital’s or Anworth’s growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Merger may make it more difficult for Ready Capital or Anworth to effectively retain and incentivize key personnel.
The market value of Ready Capital Common Stock received by Anworth stockholders will fluctuate based on the trading price of Ready Capital Common Stock.
The number of shares of Ready Capital Common Stock to be received by Anworth stockholders will be based on the Exchange Ratio of 0.1688, subject to adjustment as provided in the Merger Agreement. The market value of Ready Capital Common Stock received by Anworth stockholders will fluctuate based on the trading price of Ready Capital Common Stock. Therefore, Ready Capital stockholders cannot be sure of the final market value of the consideration that will be paid to Anworth stockholders upon completion of the Merger, and Anworth stockholders cannot be sure of the final market value of the consideration they will receive upon completion of the Merger. Neither Ready Capital nor Anworth has the right to terminate the Merger Agreement based on an increase or decrease in the market price of Ready Capital Common Stock.
The Merger and related transactions are subject to Ready Capital stockholder approval and Anworth stockholder approval.
The Merger cannot be completed unless (i) Anworth stockholders approve the Anworth Merger Proposal by the affirmative vote of the holders of at least a majority of all outstanding shares of Anworth Common Stock entitled to vote on such proposal and (ii) Ready Capital stockholders approve the Ready Capital Common Stock Issuance Proposal by the affirmative vote of a majority of the votes cast on such proposal, in each case provided a quorum is present. Pursuant to the guidance of the NYSE, abstentions with regard to the Ready Capital Common Stock Issuance Proposal will have the effect of a vote against such proposal. If required stockholder approval is not obtained from either Anworth stockholders or Ready Capital stockholders, the Merger and related transactions cannot be completed.
The voting power of Ready Capital stockholders and Anworth stockholders will be diluted by the Merger.
The Merger will dilute the ownership position of Ready Capital stockholders and result in Anworth stockholders having an ownership stake in the Combined Company that is smaller than their current stake in Anworth. Ready Capital and Anworth estimate that, immediately following the completion of the Merger, Ready Capital stockholders as of immediately prior to Closing will own in the aggregate approximately 77% of outstanding shares of common stock of the Combined Company and Anworth stockholders as of immediately prior to Closing will own in the aggregate approximately 23% of outstanding shares of common stock of the Combined Company, based on the number of issued and outstanding shares of Ready Capital Common Stock and Anworth Common Stock (excluding Cancelled Shares) as of February 4, 2021, and the Exchange Ratio of 0.1688. Consequently, Ready Capital stockholders and Anworth stockholders, as a general matter, will have less influence over the Combined Company’s management and policies after the effective time of the Merger than they currently exercise over the management and policies of Ready Capital and Anworth, respectively.
If the Merger is not consummated by September 30, 2021, Ready Capital or Anworth may terminate the Merger Agreement.
Either Ready Capital or Anworth may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated by September 30, 2021. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the cause of, or resulted in, the failure to consummate the Merger on or before such date.
The market price of Ready Capital Common Stock may decline as a result of the Merger and the market price of Ready Capital Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of Ready Capital Common Stock or the price of Anworth Common Stock before the Merger.
The market price of Ready Capital Common Stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger or the effect of the Merger on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, Ready Capital stockholders and Anworth stockholders will own interests in the Combined Company operating an expanded business with a different mix of assets, risks and liabilities. Ready Capital current stockholders and Anworth’s current stockholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of Ready Capital Common Stock. If, following the effective time of the Merger, a large amount of Ready Capital Common Stock is sold, the price of Ready Capital Common Stock could decline.
Further, the Combined Company’s results of operations, as well as the market price of Ready Capital Common Stock after the Merger may be affected by factors in addition to those currently affecting Ready Capital’s or Anworth’s results of operations and the market prices of Ready Capital Common Stock and Anworth Common Stock, particularly the increase in the Combined Company’s leverage compared to that in place for Ready Capital and Anworth today, and other differences in assets and capitalization. Accordingly, Ready Capital’s and Anworth’s historical market prices and financial results may not be indicative of these matters for the Combined Company after the Merger.
Shares of Ready Capital Common Stock received by Anworth stockholders as a result of the Merger will have different rights from shares of Anworth Common Stock.
Upon the completion of the Merger, Anworth stockholders will no longer be stockholders of Anworth and will become stockholders of Ready Capital. There will be important differences between the current rights of Anworth stockholders and the rights to which such stockholders will be entitled as stockholders of Ready Capital. See the section entitled “Comparison of Rights of Ready Capital stockholders and Anworth stockholders” beginning on page 212 for a discussion on the different rights associated with the shares of Ready Capital Common Stock.
Directors and executive officers of each of Ready Capital and Anworth may have interests in the Merger that are different from, or in addition to, the interests of Ready Capital and Anworth stockholders, respectively.
Directors and executive officers of Ready Capital and Anworth may have interests in the Merger that are different from, or in addition to, the interests of Ready Capital and Anworth stockholders generally. Following the consummation of the Merger, all seven of the current directors of the Ready Capital Board are expected to continue as directors of the board of directors of the Combined Company and the executive officers of Ready Capital are expected to continue as the executive officers of the Combined Company. One existing independent director of Anworth will join the Ready Capital Board following the Merger. The Combined Company will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement, pursuant to which the Ready Capital Manager receives a management fee payable quarterly. Each of Ready Capital’s executive officers is a principal or managing director of the Ready Capital Manager. In connection with the Merger, the Anworth Management Agreement will be terminated and the Anworth Manager will be paid a termination fee. Two of Anworth’s directors are owners and employees of the Anworth Manager, and will receive a portion of this fee. In addition, directors and executive officers of Anworth will receive continued indemnification and insurance coverage in accordance with the terms of the Merger Agreement. Upon the Closing, an independent director currently on the Anworth Board will be appointed to the Ready Capital Board and receive compensation in accordance with Ready Capital’s independent director compensation program. The interests are described in more detail in the sections entitled “The Merger — Interests of Ready Capital’s Directors and Executive Officers in the Merger” and “The Merger — Interests of Anworth’s Directors and Executive Officers in the Merger” beginning on page 112.
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Anworth is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Anworth is a party. If Ready Capital and Anworth are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Ready Capital and Anworth are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Anworth.
Several lawsuits have been filed against Ready Capital, Merger Sub, Anworth and/or the Anworth Board challenging the adequacy of public disclosures related to the Merger and an adverse ruling may prevent the Merger from being completed.
Ready Capital, Merger Sub, Anworth and/or the members of Anworth Board were named as defendants in seven lawsuits brought by alleged Anworth stockholders challenging the adequacy of public disclosures related to the Merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the Merger. Additional lawsuits may be filed against Ready Capital, Merger Sub, Anworth and/or their respective directors or officers in connection with the Merger. See “The Merger — Litigation Related to the Merger” on page 117 for more information about the lawsuits that have been filed related to the Merger.

One of the conditions to the closing of the Merger is no judgment, injunction, order or decree of any governmental authority of competent jurisdiction prohibiting the consummation of the Merger shall be in effect, and no law shall have been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the parties’ ability to complete the Merger, then such injunctive or other relief may prevent the Merger from becoming effective within the expected time frame or at all.
If the Merger does not qualify as a reorganization, Anworth stockholders may recognize a taxable gain.
The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that Anworth and Ready Capital each receive an opinion from its respective tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Anworth stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the fair market value of the Per Share Common Merger Consideration or Per Share Preferred Merger Consideration, as applicable, received by the Anworth stockholder in the Merger and (ii) the Anworth stockholder’s adjusted tax basis in its Anworth Common Stock, or Per Share Preferred Merger Consideration, as applicable. Moreover, Anworth would be treated as selling, in a taxable transaction, all of its assets to Ready Capital, with the result that Anworth would generally recognize gain or loss on the deemed transfer of its assets to Ready Capital (and Ready Capital could inherit a significant current tax liability from Anworth if Anworth were to fail to qualify for tax treatment as a REIT). See “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 143.
Risks Related to the Combined Company Following the Merger
Following the Merger, the Combined Company may be unable to integrate Ready Capital’s business and Anworth’s business successfully and realize the anticipated synergies and other expected benefits of the Merger on the anticipated timeframe or at all.
The Merger involves the combination of two companies that currently operate as independent public companies. The Combined Company expects to benefit from the elimination of duplicative costs associated with supporting a public company platform and operating the respective businesses, and the resulting economies of scale. The Combined Company will be required to devote significant management attention and resources to the integration of Ready Capital’s and Anworth’s businesses. The potential difficulties the Combined Company may encounter in the integration process include, but are not limited to, the following:
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the inability to successfully combine Ready Capital’s and Anworth’s business in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

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the complexities of combining two companies with different histories and portfolio assets;

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the difficulties or delays in redeploying the capital acquired in connection with the Merger into the target assets of the Combined Company;

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potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Merger; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the Combined Company’s ability to deliver investment returns to stockholders, to maintain relationships with its key stakeholders and employees, to achieve the anticipated benefits of the Merger, or could otherwise materially and adversely affect its business and financial results.
Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by Ready Capital or Anworth.
Following the Merger, the Combined Company’s stockholders may not receive dividends at the same rate that they did as Ready Capital stockholders or Anworth stockholders prior to the Merger for various reasons, including the following:
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the Combined Company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position, including related to the impact of the COVID-19 pandemic;

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decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change its dividend practices at any time and for any reason; and

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the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

The Combined Company’s stockholders will have no contractual or other legal right to dividends that have not been authorized by its board of directors and declared by the Combined Company.
The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.
The Combined Company will have substantial indebtedness following completion of the Merger. In addition, in connection with executing its business strategies following the Merger, the Combined Company expects to evaluate the possibility of investing in additional target assets and making other strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:
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hindering its ability to adjust to changing market, industry or economic conditions;

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limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;

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limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

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making it more vulnerable to economic or industry downturns, including interest rate increases; and

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placing it at a competitive disadvantage compared to less leveraged competitors.

Moreover, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If the Combined Company is unable to obtain additional financing, its credit ratings could be further adversely affected, which could further raise its borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.
The Combined Company is expected to incur substantial expenses related and unrelated to the Merger.
Ready Capital and Anworth have incurred substantial legal, accounting, financial advisory and other costs, and the management teams of Ready Capital and Anworth have devoted considerable time and effort in connection with the Merger. Ready Capital and Anworth may incur significant additional costs in connection with the completion of the Merger or in connection with any delay in completing the Merger or termination of the Merger Agreement, in addition to the other costs already incurred. If the Merger is not completed, Ready

Capital and Anworth will separately bear certain fees and expenses associated with the Merger without realizing the benefits of the Merger. The fees and expenses may be significant and could have an adverse impact on the Combined Company’s results of operations.
Although Ready Capital and Anworth have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the control of either Ready Capital or Anworth that could affect the total amount or the timing of the integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.
The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.
The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Ready Capital and Anworth believe are reasonable under the circumstances. Neither Ready Capital nor Anworth can assure you that the assumptions will prove to be accurate over time.
The COVID-19 pandemic has caused severe disruptions in the U.S. and global economy and to the businesses of Ready Capital and Anworth, and may have an adverse impact on the performance, financial condition and results of operations of the Combined Company.
The COVID-19 pandemic continues to adversely impact global economic activity and has contributed to significant volatility in financial markets. The restrictions that have been implemented by federal and local governments to mitigate the impact of the pandemic have and continue to adversely impact the U.S. and global economy. The impact on the economy and the various restrictions implemented by governments have created, and expect to continue to create, disruption in real estate financing transactions and the commercial real estate market and adversely impact a number of industries, including many small businesses throughout the United States. The outbreak has triggered a period of economic slowdown and experts are uncertain as to how long these conditions may last.
Although the federal and local governments have taken a number of actions to provide relief to the economy in response to the COVID-19 pandemic, there is no guarantee that such measures will provide sufficient relief to avoid continued adverse effects on the economy and the Combined Company’s business.
Ready Capital and Anworth’s ability to operate, their levels of business activity and the profitability of their respective businesses, as well as the values of, and the cash flows from, the assets they own have been impacted by the effects of COVID-19 and the Combined Company’s ability to operate, profitability and asset value could continue to be impacted by the effects of the COVID-19 pandemic. While Ready Capital and Anworth have implemented risk management and contingency plans and taken preventive measures and other precautions, no predictions of specific scenarios can be made with respect to the COVID-19 pandemic and such measures may not adequately predict the impact on the Combined Company from such events.
General Tax Risks
The Combined Company may incur adverse tax consequences if it or Anworth has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
Each of Ready Capital and Anworth has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the closing of the Merger and, in the case of Ready Capital, after the Merger. Neither Ready Capital nor Anworth has requested or plans to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable regulations of the U.S. Department of the Treasury, which are referred to as Treasury regulations, that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (which, consistent with the past practices of Ready Capital, the Combined Company will do after the Merger). The determination of various factual matters and circumstances not entirely within the control of Ready Capital and Anworth may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Ready Capital and Anworth must satisfy a number of requirements, including requirements regarding the ownership of its shares and the composition of its gross income and assets. Also, a REIT must distribute to stockholders annually dividends equal to at least 90% of its net taxable income, excluding any capital gains.
If either Ready Capital or Anworth has failed or fails to qualify as a REIT and the Merger is completed, the Combined Company may inherit significant tax liabilities and could fail to qualify as a REIT. If this were the case, the Combined Company would face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:
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the Combined Company could be precluded, pursuant to rules governing “successor REITs”, from qualifying as a REIT until the fifth taxable year following the year for which the REIT qualification originally terminated, and, in such circumstances, the Combined Company would be treated as a regular corporation taxable under subchapter C of the Code in the interim;

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the Combined Company, as the successor by merger to Ready Capital and Anworth, would generally inherit any corporate income excise and other tax liabilities of Ready Capital and Anworth, including penalties and interest;

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the Combined Company would be subject to tax on the built-in gain on each asset of Ready Capital or Anworth, as applicable, existing at the time of the Merger or at the time such company first qualified as a REIT; and

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the Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Ready Capital or Anworth, as applicable, for taxable periods during which it did not qualify as a REIT.

As a result of these factors, any failure by Ready Capital and Anworth to qualify as a REIT for any taxable year before the Merger or that includes the Merger could impair the Combined Company’s ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of the Combined Company’s stock.
The contribution of the interest in Merger Sub to the Ready Capital Operating Partnership could fail to qualify as a transaction in which neither gain nor loss is recognized.
Immediately following the Merger, Ready Capital will contribute its interest in Merger Sub to the Ready Capital Operating Partnership in exchange for additional interests in the Ready Capital Operating Partnership. It is intended that no gain or loss will be recognized on this contribution for U.S. federal income tax purposes under Section 721 of the Code. Section 721(a) of the Code provides that a transferor will not recognize gain or loss upon the contribution of property to a partnership in exchange for an interest in such partnership. However, Section 721(b) of the Code provides that gain (but not loss) is recognized on property transfers to a partnership classified as an “investment company” which result in “diversification” of the transferors’ interests. This exception is designed to prevent tax-deferred diversification of a concentrated investment portfolio of securities. For purposes of the Section 721(b) rules, the Ready Capital Operating Partnership would likely be considered an investment company. However, Treasury Regulations applicable to Section 721(b) provide that a contribution to an investment company will not be treated as resulting in diversification as a result of a transfer of assets that, taken in the aggregate, constitute an insignificant portion of the total assets transferred. Ready Capital is expected to hold approximately 98.4% of the Ready Capital Operating Partnership immediately following the contribution, and as a result the contribution is expected to effectively achieve diversification with respect to less than 1.6% of the assets transferred. As a result, it is expected that this contribution to the Ready Capital Operating Partnership will not result in recognition of gain or loss for U.S. federal income tax purposes. Notwithstanding the foregoing, if the IRS were to successfully assert that Section 721(b) applied to the contribution, the Combined Company could recognize gain on the transfer, which could adversely impact the Combined Company’s qualification as a REIT.
Investment in the Combined Company’s stock has various tax risks.
This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this joint proxy statement and that could affect the U.S. federal income tax treatment of the Combined Company, the Ready Capital Operating Partnership or the Combined Company’s stockholders.
The Combined Company’s failure to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the Combined Company’s stockholders.
The Combined Company intends to continue to be organized, and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes. The Combined Company does not intend to request a ruling from the IRS that the Combined Company qualifies as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like the Combined Company, holds its assets through a partnership. To qualify as a REIT, the Combined Company must meet, on an ongoing basis, various tests regarding the nature of its assets and its income, the ownership of its outstanding shares, and the amount of its distributions. The Combined Company’s ability to satisfy the asset tests depends on its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the Combined Company may not obtain independent appraisals. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the Combined Company to qualify as a REIT. In addition, the Combined Company’s ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which the Combined Company has no control or only limited influence, including in cases where the Combined Company owns an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Furthermore, the Combined Company holds certain assets through its ownership interest in Ready Capital Subsidiary REIT I, LLC, which Ready Capital refers to as Ready Capital’s subsidiary REIT. The Combined Company’s ability to qualify as a REIT is dependent in part on the REIT qualification of Ready Capital’s subsidiary REIT, which is required to separately satisfy each of the REIT requirements in order to qualify as a REIT. Thus, while the Combined Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the Combined Company’s circumstances, no assurance can be given that the Combined Company will so qualify for any particular year. These considerations also might restrict the types of assets that the Combined Company can acquire in the future.
If the Combined Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory relief provisions, the Combined Company would be required to pay U.S. federal income tax on its taxable income, and distributions to its stockholders would not be deductible by the Combined Company in determining its taxable income. In such a case, the Combined Company might need to borrow money or sell assets in order to pay the Combined Company’s taxes. The Combined Company’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if the Combined Company fails to maintain its qualification as a REIT, the Combined Company no longer would be required to distribute substantially all of its net taxable income to its stockholders. In addition, unless the Combined Company were eligible for certain statutory relief provisions, the Combined Company could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.
On October 31, 2016, Ready Capital’s predecessor entity merged with and into a subsidiary of ZAIS Financial, with ZAIS Financial surviving the merger (the “ZAIS Merger”) and changing its name to Sutherland Asset Management Corporation, and subsequently changing its name again to Ready Capital

Corporation. In addition, Ready Capital acquired Owens Realty Mortgage, Inc. (“ORM”) on March 29, 2019. If, prior to the ZAIS Merger, Ready Capital’s predecessor (“Pre-Merger Sutherland”) failed to qualify as a REIT, or if prior to Ready Capital’s acquisition of ORM, ORM failed to qualify as a REIT, Ready Capital could fail to qualify as a REIT as a result. Even if Ready Capital retained its REIT qualification, if Pre-Merger Sutherland failed to qualify as a REIT for any taxable year prior to the ZAIS Merger, or if ORM failed to qualify as a REIT prior to Ready Capital’s acquisition of ORM, Ready Capital would face serious tax consequences that could substantially reduce the cash available for distribution to Ready Capital stockholders because (i) Ready Capital, as successor to Pre-Merger Sutherland in the ZAIS Merger and as successor to ORM in the ORM acquisition, generally inherited any corporate income, excise and other tax liabilities of Pre-Merger Sutherland and ORM, respectively, including penalties and interest; (ii) Ready Capital would be subject to tax on the built-in gain on each asset of Pre-Merger Sutherland existing at the time of the ZAIS Merger or each asset of ORM at the time of the acquisition of ORM, as applicable; and (iii) Ready Capital could be required to employ applicable deficiency dividend procedures (which would include the payment of penalties and interest to the IRS) to eliminate any earnings and profits accumulated by Pre-Merger Sutherland or ORM for taxable periods that the relevant entity did not qualify as a REIT. As a result, any failure by Pre-Merger Sutherland or ORM to qualify as a REIT could impair the Combined Company’s ability to expand Ready Capital’s business and raise capital and could materially adversely affect the value of the Combined Company’s stock.
The percentage of the Combined Company’s assets represented by TRSs and the amount of the Combined Company’s income that it can receive in the form of TRS dividends and interest are subject to statutory limitations that could jeopardize the Combined Company’s REIT qualification and could limit its ability to acquire or force it to liquidate otherwise attractive investments.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. In order to treat a subsidiary of the REIT as a TRS, both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. In order to qualify as a REIT, no more than 20% of the value of Ready Capital’s gross assets at the end of each calendar quarter may consist of securities of one or more TRSs. A significant portion of Ready Capital’s activities are conducted through TRSs, and Ready Capital expects that such TRSs will from time to time hold significant assets.
Ready Capital has elected, together with certain of its subsidiaries, for each such entity to be treated as a TRS, and Ready Capital may make TRS elections with respect to certain other entities it may form in the future. While the Combined Company intends to manage its affairs so as to satisfy the TRS limitation, there can be no assurance that it will be able to do so in all market circumstances.
In order to satisfy the TRS limitation, Ready Capital has been required to and may in the future be required to acquire assets that it otherwise would not acquire, liquidate or restructure assets that are held through its TRSs, or otherwise engage in transactions that Ready Capital would not otherwise undertake absent the requirements for REIT qualifications. Each of these actions could reduce the distributions available to the Combined Company’s stockholders. In addition, Ready Capital and its subsidiary REIT have made loans to their TRSs that have met the requirements to be treated as qualifying investments of new capital, which is generally treated as a real estate asset under the Code. Because such loans have been treated as real estate assets for purposes of the REIT requirements, Ready Capital has not treated these loans as TRS securities for purposes of the TRS asset limitation, which is consistent with private letter rulings by the IRS. However, no assurance can be provided that the IRS will not successfully assert that such loans should be treated as securities of Ready Capital’s TRSs or its subsidiary REIT’s TRSs, which could adversely impact Ready Capital’s qualification as a REIT. In addition, Ready Capital’s TRSs have obtained financing in transactions in which Ready Capital and its other subsidiaries have provided guaranties and similar credit support. Although Ready Capital believes that these financings are properly treated as financings of its TRSs for U.S. federal income tax purposes, no assurance can be provided that the IRS would not assert that such financings should be treated as issued by other entities in Ready Capital’s structure, which could impact Ready Capital’s compliance with the TRS limitation and the other REIT requirements. Moreover, no assurance can be provided that the Combined Company will be able to successfully manage its asset composition in a manner that causes it to satisfy the TRS limitation each quarter, and Ready Capital’s failure to satisfy this limitation could result in its failure to qualify as a REIT.

Any distributions the Combined Company receives from a TRS are classified as dividend income to the extent of the earnings and profits of the distributing corporation. Any of the Combined Company’s TRSs may from time to time need to make such distributions in order to keep the value of the Combined Company’s TRSs below 20% of its total assets. However, TRS dividends will generally not constitute qualifying income for purposes of one of the tests the Combined Company must satisfy to qualify as a REIT, namely, that at least 75% of its gross income must in each taxable year generally be from real estate assets. While the Combined Company will continue to monitor its compliance with both this income test and the limitation on the percentage of its assets represented by securities of Ready Capital’s TRSs, and intends to conduct its affairs so as to comply with both, the two may at times be in conflict with one another. As an example, it is possible that the Combined Company may wish to distribute a dividend from a TRS in order to reduce the value of its TRSs below the required threshold of its assets, but be unable to do so without violating the requirement that 75% of the Combined Company’s gross income in the taxable year be derived from real estate assets. Although there are other measures the Combined Company can take in such circumstances in order to remain in compliance, there can be no assurance that the Combined Company will be able to comply with both of these tests in all market conditions.
Complying with REIT requirements may force the Combined Company to liquidate or forego otherwise attractive investments, which could reduce returns on the Combined Company’s assets and adversely affect returns to the Combined Company’s stockholders.
To qualify as a REIT, the Combined Company must generally ensure that at least 75% of its gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources, and at least 95% of its gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources and passive income such as dividends and interest. In addition, the Combined Company generally must ensure that at the end of each calendar quarter at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and RMBS. The remainder of the Combined Company’s investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the Combined Company’s assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of the Combined Company’s total assets can be represented by stock and securities of one or more TRSs and no more than 25% of the value of the Combined Company’s assets may consist of “nonqualified publicly offered REIT debt instruments.” If the Combined Company fails to comply with these requirements at the end of any calendar quarter, the Combined Company must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the Combined Company may be required to liquidate from its portfolio otherwise attractive investments. These actions could have the effect of reducing the Combined Company’s income and amounts available for distribution to its stockholders. In addition, if the Combined Company is compelled to liquidate its investments to repay obligations to its lenders, the Combined Company may be unable to comply with these requirements, ultimately jeopardizing its qualification as a REIT. The REIT requirements described above may also restrict the Combined Company’s ability to sell REIT-qualifying assets, including asset sales made in connection with a disposition of certain segments of the Combined Company’s business or in connection with a liquidation of the Combined Company, without adversely impacting the Combined Company’s qualifications as a REIT. Furthermore, the Combined Company may be required to make distributions to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to the Combined Company in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. In addition, certain of the assets that the Combined Company holds or intends to hold, including unsecured loans, loans secured by both real property and personal property where the fair market value of the personal property exceeds 15% of the total fair market value of all of the property securing the loan, and interests in ABS secured by assets other than real property or mortgages on real property or on interests in real property, are not qualified and will not be qualified real estate assets for purposes of the REIT asset tests. Accordingly, the Combined Company’s ability to invest in such assets will be limited, and its investment in such assets could cause it to fail to qualify as a REIT if its holdings in such assets do not satisfy such limitations.

Distributions from the Combined Company or gain on the sale of its common stock may be treated as unrelated business taxable income, or UBTI, to U.S. tax-exempt holders of common stock.
If (i) all or a portion of the Combined Company’s assets are subject to the rules relating to taxable mortgage pools, (ii) a tax-exempt U.S. person has incurred debt to purchase or hold the Combined Company’s stock, (iii) the Combined Company purchases real estate mortgage investment conduit (“REMIC”), residual interests that generate “excess inclusion income,” or (iv) the Combined Company is a “pension held REIT,” then a portion of the distributions with respect to its common stock and, in the case of a U.S. person described in (ii), gains realized on the sale of such common stock by such U.S. person, may be subject to U.S. federal income tax as UBTI under the Code. The Combined Company has engaged in certain securitization transactions that are treated as taxable mortgage pools for U.S. federal income tax purposes. Although the Combined Company believes that such transactions are structured in a manner so that they should not cause any portion of the distributions in the Combined Company’s shares to be treated as excess inclusion income, no assurance can be provided that the IRS would not assert a contrary position.
The REIT distribution requirements could adversely affect the Combined Company’s ability to execute its business plan and may require it to incur debt, sell assets or take other actions to make such distributions.
To qualify as a REIT, the Combined Company must distribute to its stockholders each calendar year dividends equal to at least 90% of its REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that the Combined Company satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, the Combined Company will be subject to U.S. federal corporate income tax on its undistributed income. In addition, the Combined Company will incur a 4% nondeductible excise tax on the amount, if any, by which the Combined Company’s distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. The Combined Company’s current policy is to pay distributions which will allow the Combined Company to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income.
The Combined Company’s taxable income may substantially exceed its net income as determined based on U.S. GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, it is likely that the Combined Company will acquire assets, including MBS requiring it to accrue original issue discount (“OID”) or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. Under the 2017 tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), the Combined Company generally will be required to recognize certain amounts in income no later than the time such amounts are reflected on its financial statements. The application of this rule may require the accrual of income with respect to the Combined Company loans earlier than would be the case under the otherwise applicable tax rules. Although the precise application of this rule is not entirely clear, proposed Treasury Regulations, which are not yet in effect but upon which taxpayers may rely, generally would exclude, among other items, OID and market discount income from the applicability of this rule. Also, in certain circumstances the Combined Company’s ability to deduct interest expenses for U.S. federal income tax purposes may be limited. The Combined Company may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to the Combined Company at a gain in a debt-for-debt exchange with the borrower, with gain recognized by Ready Capital to the extent that the principal amount of the modified debt exceeds the Combined Company’s cost of purchasing it prior to modification. Finally, the Combined Company may be required under the terms of the indebtedness that it incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect that the Combined Company will recognize income but will not have a corresponding amount of cash available for distribution to its stockholders.
As a result of the foregoing, the Combined Company may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, the Combined Company may be required to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be used for future investment or used to repay debt, or (iv) make a taxable distribution of shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements. Thus, compliance with the REIT distribution requirements may hinder the Combined Company’s ability to grow, which could adversely affect the value of its common stock.
The Combined Company may be required to report taxable income with respect to certain of the Combined Company’s investments in excess of the economic income the Combined Company ultimately realizes from them.
The Combined Company may acquire mortgage loans, RMBS or other debt instruments in the secondary market for less than their face amount. The discount at which such securities are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Market discount generally accrues on the basis of the constant yield to maturity of the debt instrument based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. In particular, payments on mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If the Combined Company collects less on a debt instrument than the Combined Company’s purchase price plus the market discount the Combined Company had previously reported as income, the Combined Company may not be able to benefit from any offsetting loss deduction in a subsequent taxable year. In addition, the Combined Company may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury regulations, the modified debt may be considered to have been reissued to the Combined Company at a gain in a debt-for-debt exchange with the borrower. In that event, the Combined Company may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds the Combined Company’s adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.
Similarly, some of the RMBS that the Combined Company purchases will likely have been issued with OID. The Combined Company will generally be required to report such OID based on a constant yield method and income will accrue based on the assumption that all future projected payments due on such MBS will be made. If such MBS turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year in which uncollectability is provable. Finally, in the event that any mortgage loans, RMBS or other debt instruments acquired by the Combined Company are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by the Combined Company encounters financial difficulty rendering it unable to pay stated interest as due, the Combined Company may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, the Combined Company may be required to accrue interest income with respect to subordinate RMBS at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while the Combined Company would in general ultimately have an offsetting loss deduction available to it when such interest was determined to be uncollectable, the loss would likely be treated as a capital loss, and the utility of that loss would therefore depend on the Combined Company’s having capital gain in that later year or thereafter.
The Combined Company may hold excess mortgage servicing rights (“MSRs”), which means the portion of an MSR that exceeds the arm’s-length fee for services performed by the mortgage servicer. Based on IRS guidance concerning the classification of MSRs, the Combined Company intends to treat any excess MSRs the Combined Company acquires as ownership interests in the interest payments made on the underlying mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each excess MSR is treated as a bond that was issued with OID on the date the Combined Company acquired such excess MSR. In general, the Combined Company will be required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR will be determined, and the Combined Company will be taxed, based on a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different than that under the prepayment assumption, the Combined Company’s recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, the Combined Company may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount the Combined Company pays for, and accrues with respect to, the excess MSR may exceed the total amount the Combined Company collects on such excess MSR. No assurance can be given that the Combined Company will be entitled to a deduction for such excess, meaning that the Combined Company may be required to recognize phantom income over the life of an excess MSR.
The interest apportionment rules may affect the Combined Company’s ability to comply with the REIT asset and gross income tests.
The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. IRS Revenue Procedure 2014-51 interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount, which is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.
To the extent the face amount of any loan that the Combined Company holds that is secured by both real property and other property exceeds the value of the real property securing such loan, the interest apportionment rules described above may apply to certain of the Combined Company’s loan assets unless the loan is secured solely by real property and personal property and the value of the personal property does not exceed 15% of the value of the property securing the loan. Thus, depending upon the value of the real property securing the Combined Company’s mortgage loans and their face amount, and the other sources of the Combined Company’s gross income generally, the Combined Company may fail to meet the 75% gross income test. In addition, although the Combined Company will endeavor to accurately determine the values of the real property securing its loans at the time it acquires or commits to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to the Combined Company at such time. If the IRS were to successfully challenge the Combined Company’s valuations of such assets and such revaluations resulted in a higher portion of the Combined Company’s interest income being apportioned to property other than real property, the Combined Company could fail to meet the 75% gross income test. If the Combined Company does not meet this test, it could potentially lose its REIT qualification or be required to pay a penalty tax to the IRS. Furthermore, prior to 2016, the apportionment rules described above applied to any debt instrument that was secured by real and personal property if the principal amount of the loan exceeded the value of the real property securing the loan. As a result, prior to 2016, these apportionment rules applied to mortgage loans held by Ready Capital, its predecessors and Anworth, even if the personal property securing the loan did not exceed 15% of the total property securing the loan. Ready Capital, its predecessor and Anworth have held significant mortgage loans secured by both real property and personal property. If the IRS were to successfully challenge the application of these rules to either Ready Capital, its predecessor, or Anworth, such company could fail to meet the 75% gross income test and potentially lose its REIT qualification or be required to pay a penalty tax to the IRS.
In addition, the Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purposes of the REIT asset tests, and any amount includible in the Combined Company’s gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purposes of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which the Combined Company holds an interest consist of real estate assets (determined as if the Combined Company held such assets), the Combined Company will be treated as holding its proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly its proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the expanded Home Affordable Refinance Program (“HARP”), a federal program which helps borrowers seeking to refinance their mortgages who may not otherwise qualify for refinancing, either because the value of their homes have declined or because they cannot obtain mortgage insurance, the IRS issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then (i) the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests and (ii) the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If the Combined Company were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow the Combined Company to treat 80% of its interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests and 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% gross income test. Although the portion of the income from such a REMIC interest that does not qualify for the 75% gross income test would likely be qualifying income for the purpose of the 95% gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect the Combined Company’s ability to satisfy the REIT asset tests. Accordingly, owning such a REMIC interest could adversely affect the Combined Company’s ability to qualify as a REIT.
The Combined Company’s ownership of and relationship with any TRS which the Combined Company may form or acquire will be limited, and a failure to comply with the limits would jeopardize the Combined Company’s REIT qualification and the Combined Company’s transactions with its TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm’s-length terms.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.
The Combined Company has elected and will elect to treat certain of its subsidiaries as TRSs. Any such TRS and any other domestic TRS that the Combined Company may form, would be required to pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income would be available for distribution to the Combined Company but would not be required to be distributed to it by such TRS. The Combined Company anticipates that the aggregate value of the TRS stock and securities owned by it will be less than 20% of the value of its total assets (including the TRS stock and securities). Furthermore, the Combined Company will monitor the value of its investments in its TRSs to ensure compliance with the rule that no more than 20% of the value of its assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, the Combined Company will scrutinize all of the Combined Company’s transactions with TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that the Combined Company will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.
The ownership limits that apply to REITs, as prescribed by the Code and by the Combined Company’s charter, may inhibit market activity in shares of the Combined Company’s stock and restrict its business combination opportunities.
In order for the Combined Company to qualify as a REIT, not more than 50% in value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after the first year for which the Combined Company elected to qualify as a REIT. Additionally, at least 100 persons must beneficially own the Combined Company’s stock during at least 335 days of a taxable year (other than the first taxable year for which the Combined Company elected to be taxed as a REIT). The Combined Company’s charter, with certain exceptions, authorizes the Combined Company’s directors to take such actions as are necessary or appropriate to preserve its qualification as a REIT. The Combined Company’s charter also provides that, unless exempted by the Combined Company’s board of directors, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of its common stock, or 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of its capital stock. The Combined Company’s board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limits or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if, among other things, the stockholder’s ownership in excess of the ownership limits would not result in the Combined Company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of the Combined Company that might involve a premium price for shares of its common stock or otherwise be in the best interest of its stockholders.
Certain financing activities may subject the Combined Company to U.S. federal income tax and increase the tax liability of its stockholders.
The Combined Company may enter into transactions that could result in it, the Ready Capital Operating Partnership, or a portion of the Ready Capital Operating Partnership’s assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, the Combined Company may securitize residential or commercial real estate loans that the Combined Company originates or acquires and such securitizations, to the extent structured in a manner other than a REMIC, would likely result in the Combined Company owning interests in a “taxable mortgage pool”. The Combined Company would be precluded from holding equity interests in such a taxable mortgage pool securitization through the Ready Capital Operating Partnership. Accordingly, the Combined Company would likely enter into such transactions through a qualified REIT subsidiary of its subsidiary REIT or another subsidiary REIT formed by the Ready Capital Operating Partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes. The Combined Company will be taxed at the highest U.S. federal corporate income tax rate on any “excess inclusion income” arising from a taxable mortgage pool that is allocable to the percentage of the Combined Company’s shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on UBTI. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the U.S. federal corporate income tax on the portion of the Combined Company’s excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the disqualified organizations. Disqualified organizations may own the Combined Company’s stock. Because this tax would be imposed on the Combined Company, all of the Combined Company’s investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of the Combined Company or a portion of its assets as a taxable mortgage pool. A regulated investment company, or RIC, or other pass-through entity owning the Combined Company’s stock in record name will be subject to tax at the highest corporate income tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. The Combined Company has engaged in certain securitization transactions that are treated as taxable mortgage pools for U.S. federal income tax purposes. Although the Combined Company believes that such transactions are structured in a manner so that they should not cause any portion of the distributions in its shares to be treated as excess inclusion income, no assurance can be provided that the IRS would not assert a contrary position.
In addition, if the Combined Company realizes excess inclusion income and allocates it to its stockholders, this income cannot be offset by net operating losses of its stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI under Section 512 of the Code. If the stockholder is a non-U.S. person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the Combined Company’s allocable share of its excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a portion of the Combined Company’s income may be considered excess inclusion income.

The tax on prohibited transactions will limit the Combined Company’s ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as prohibited transactions for U.S. federal income tax purposes.
Net income that the Combined Company derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (including mortgage loans, but other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by the Combined Company or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the Combined Company. The Combined Company might be subject to this tax if it were to dispose of or securitize loans, directly or through its subsidiary REIT, or dispose of real estate assets in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes. The Combined Company might also be subject to this tax if it were to sell assets in connection with a disposition of certain segments of the Combined Company’s business or in connection with a liquidation of the Combined Company. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. The Combined Company intends to conduct its operations so that any asset that the Combined Company or its subsidiary REIT owns (or is treated as owning) that could be treated as held for sale to customers in the ordinary course of the Combined Company’s business qualifies for certain safe harbor provisions that prevent the application of this prohibited transaction tax. However, no assurance can be provided that such safe harbor provisions will apply. Moreover, as a result of the prohibited transaction tax the Combined Company may choose not to engage in certain sales of loans at the REIT level, and may limit the structures the Combined Company utilizes for its securitization transactions, even though the sales or structures might otherwise be beneficial to the Combined Company. In addition, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that the Combined Company sells, other than property sold through a TRS or property that satisfies the safe harbor described above, will not be treated as property held for sale to customers. As a result, no assurance can be provided that the Combined Company will not be subject to this prohibited transaction tax.
Characterization of the Combined Company’s repurchase agreements entered into to finance its investments as sales for tax purposes rather than as secured lending transactions would adversely affect the Combined Company’s ability to qualify as a REIT.
The Combined Company may enter into repurchase agreements with counterparties to achieve its desired amount of leverage for the assets in which it intends to invest. Under the Combined Company’s repurchase agreements, the Combined Company generally sells assets to its counterparty to the agreement and receives cash from the counterparty. The counterparty is obligated to resell the assets back to the Combined Company at the end of the term of the transaction. The Combined Company believes that for U.S. federal income tax purposes the Combined Company will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that the Combined Company did not own these assets during the term of the repurchase agreements, in which case the Combined Company could fail to qualify as a REIT.
The failure of excess MSRs held by the Combined Company to qualify as real estate assets, or the failure of the income from excess MSRs to qualify as interest from mortgages, could adversely affect the Combined Company’s ability to qualify as a REIT.
The Combined Company may hold excess MSRs. In certain private letter rulings, the IRS ruled that excess MSRs meeting certain requirements would be treated as an interest in mortgages on real property and thus a real estate asset for purposes of the 75% asset test, and interest received by a REIT from such excess MSRs will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in such private letter rulings and based on advice of counsel, the Combined Company intends to treat any excess MSRs that it acquires that meet the requirements provided in the private letter rulings as qualifying assets for purposes of the 75% asset test, and the Combined Company intends to treat income from such excess MSRs as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could successfully assert that any excess MSRs that the Combined Company acquires do not qualify for purposes of the 75% asset test and income from such MSRs does not qualify for purposes of the 75% and/or 95% gross income tests, which could cause the Combined Company to be subject to a penalty tax and could adversely impact the Combined Company’s ability to qualify as a REIT.
If the Combined Company were to make a taxable distribution of shares of the Combined Company’s stock, stockholders may be required to sell such shares or sell other assets owned by them in order to pay any tax imposed on such distribution.
The Combined Company may be able to distribute taxable dividends that are payable in shares of its stock. If the Combined Company were to make such a taxable distribution of shares of its stock, stockholders would be required to include the full amount of such distribution as income. As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received. Accordingly, stockholders receiving a distribution of the Combined Company’s shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend. Moreover, in the case of a taxable distribution of shares of the Combined Company’s stock with respect to which any withholding tax is imposed on a non-U.S. stockholder, the Combined Company may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.
Complying with REIT requirements may limit the Combined Company’s ability to hedge effectively.
The REIT provisions of the Code may limit the Combined Company’s ability to hedge its assets and operations. Under these provisions, any income that the Combined Company generates from transactions intended to hedge its interest rate risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, or (C) hedges an instrument described in clause (A) or (B) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under applicable Treasury Regulations. Any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, the Combined Company may have to limit its use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS, which could increase the cost of the Combined Company’s hedging activities or result in greater risks associated with interest rate or other changes than the Combined Company would otherwise incur.
Even if the Combined Company qualifies as a REIT, the Combined Company may face tax liabilities that reduce the Combined Company’s cash flow.
Even if the Combined Company qualifies as a REIT, the Combined Company may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of foreclosures, and state or local income, franchise, property and transfer taxes, including mortgage-related taxes. In addition, the Combined Company intends to hold a significant amount of its assets from time to time in its TRSs, each of which pays U.S. federal, state, and local income tax on its taxable income, and its after tax net income is available for distribution to the Combined Company but is not required to be distributed to the Combined Company by such TRS. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, the Combined Company may hold some of its assets through taxable subsidiary corporations, including domestic TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to the Combined Company’s stockholders. For example, as a result of ReadyCap Holdings’

SBLC license, ReadyCap Holdings’ ability to distribute cash and other assets is subject to significant limitations, and as a result, ReadyCap Holdings is required to hold certain assets that would be qualifying real estate assets for purposes of the REIT asset tests, would generate qualifying income for purposes of the 75% gross income test, and would not be subject to corporate taxation if held by the Ready Capital Operating Partnership. Also, the Combined Company intends that loans that it originates or buys with an intention of selling in a manner that might expose it to the 100% tax on “prohibited transactions” will be originated or bought by a TRS. Furthermore, loans that are to be modified may be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that the Combined Company may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs. Since the Combined Company’s TRSs do not file consolidated returns with one another, any net losses generated by one such entity will not offset net income generated by any other such entity. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, if the Combined Company acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the Combined Company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if the Combined Company subsequently disposes of any such assets during the 5-year period following the acquisition of the assets from the C corporation, the Combined Company will be subject to tax at the highest corporate income tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to the Combined Company over the basis of such assets on such date, which the Combined Company refers to as built-in gains. A portion of the assets contributed to Pre-Merger Sutherland and the Combined Company in connection with their formation may be subject to the built-in gains tax. Although the Combined Company expect that the built-in gains tax liability arising from any such assets should be de minimis, there is no assurance that this will be the case.
The Combined Company’s qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that the Combined Company acquires, information provided by the Combined Company’s shareholders or other third parties, and the inaccuracy of any such opinions, advice or statements may adversely affect the Combined Company’s REIT qualification and result in significant corporate-level tax.
When purchasing securities, the Combined Company may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% gross income test. In addition, when purchasing the equity tranche of a securitization, the Combined Company may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect the Combined Company’s REIT qualification and result in significant corporate-level tax.
In addition, for purposes of the REIT gross income tests, rental income qualifies as rents from real property only to the extent that the Combined Company does not directly or constructively own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. The Combined Company intends to monitor its assets that generate rental income in order to determine if the rent is treated as paid by an entity that is treated as related to the Combined Company for purposes of these rules. However, the attribution rules that apply for purposes of the above rules are complex. In order to determine whether the Combined Company is deemed to hold an interest in the tenant under these attribution rules, the Combined Company may be required to rely on information that it obtains from its shareholders and other third parties regarding potential relationships that could cause the Combined Company to be treated as owning an interest in such tenants. No assurance can be provided that the Combined Company will have access to all information necessary to make this determination, and as a result no assurance can be provided that the rental income the Combined Company receives will not be treated as received from related parties under these rules, which could adversely impact the Combined Company’s ability to qualify as a REIT.

The Combined Company may be subject to adverse legislative or regulatory tax changes that could reduce the value of the Combined Company’s stock.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended, possibly with retroactive effect. The Combined Company cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective, and any such law, regulation or interpretation may take effect retroactively. The Combined Company and its stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of the Combined Company’s stock.
The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, noncorporate taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the Combined Company’s stock. Dividends may also be subject to a 3.8% Medicare tax under certain circumstances.
The tax basis that Ready Capital and the Combined Company uses to compute taxable income with respect to certain interests in loans that were held by the predecessor to the Ready Capital Operating Partnership at the time of the formation of Pre-Merger Sutherland could be subject to challenge.
Prior to the formation transactions of Pre-Merger Sutherland, the predecessor to the Ready Capital Operating Partnership had accounted for its interest in certain SBC securitizations as an interest in a single debt instrument for U.S. federal income tax purposes. In connection with the formation transactions of Pre-Merger Sutherland, the predecessor to the Ready Capital Operating Partnership was treated as terminated for U.S. federal income tax purposes, and the Ready Capital Operating Partnership was treated as a new partnership that acquired the assets of such predecessor for U.S. federal income tax purposes. Beginning with such transactions, the Ready Capital Operating Partnership has properly accounted for Ready Capital’s interests in these securitizations as interests in the underlying loans for U.S. federal income tax purposes. Since Ready Capital did not have complete information regarding the tax basis of each of the loans held by the Ready Capital Operating Partnership at the time of the formation transactions of Pre-Merger Sutherland, Ready Capital’s and the Combined Company’s computation of taxable income with respect to these interests could be subject to adjustment by the IRS. If any such adjustment would be significant in amount, the resulting redetermination of Ready Capital’s or the Combined Company’s gross income for U.S. federal income tax purposes could cause Ready Capital or the Combined Company to fail to satisfy the REIT gross income tests, which could cause Ready Capital or the Combined Company to fail to qualify as a REIT. In addition, if any such adjustment resulted in an increase in the REIT taxable income of Ready Capital or the Combined Company, the Combined Company could be required to pay a deficiency dividend in order to maintain its REIT qualification. See “Material U.S. Federal Income Tax Consequences — The Combined Company — Requirements for Qualification as a REIT — Annual Distribution Requirements.”
Legislative or regulatory tax changes could adversely affect the Combined Company or its stockholders.
The federal income tax laws governing REITs and their stockholders, and administrative interpretations of those laws, may be amended at any time, possibly with retroactive effect.

The TCJA made numerous large and small changes to the tax rules that may affect the Combined Company’s stockholders and may directly or indirectly affect the Combined Company. Many of the changes applicable to individuals apply only through December 31, 2025, including a deduction of up to 20% of ordinary REIT dividends for non-corporate taxpayers. The IRS has issued significant guidance under the TCJA, but guidance on additional issues, finalization of proposed guidance and possible technical corrections legislation may adversely affect the Combined Company or its stockholders. Federal legislation intended to ameliorate the economic impact of the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), has been enacted, which makes technical corrections to, or modifies on a temporary basis, certain of the provisions of the TCJA, and it is possible that additional such legislation may be enacted in the future. In addition, further changes to the tax laws, unrelated to the TCJA, are possible.
Stockholders are urged to consult with their tax advisors with respect to the impact of the TCJA, the CARES Act, and any other regulatory or administrative developments and proposals and their potential effect on an investment in the Combined Company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.
These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of Ready Capital, Anworth or the Combined Company. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger,” “The Merger — Recommendation of the Anworth Board and Its Reasons for the Merger,” “The Merger — Certain Ready Capital Unaudited Prospective Financial Information” and “The Merger — Certain Anworth Unaudited Prospective Financial Information” constitute forward-looking statements.
Ready Capital and Anworth base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of Ready Capital’s and Anworth’s respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of Ready Capital, Anworth or the Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 35, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:
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the ability of Ready Capital and Anworth to obtain the required stockholder approvals to consummate the Merger;

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the satisfaction or waiver of other conditions in the Merger Agreement;

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the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require Ready Capital to pay Anworth or Anworth to pay Ready Capital a termination fee or expense amount, as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 138;

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the ability of Ready Capital to successfully integrate pending transactions and implement its operating strategy, including the Merger;

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adverse changes in residential real estate and the residential real estate capital markets;

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financing risks;

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the outcome of litigation, including any legal proceedings that have been or may be in the future instituted against Ready Capital, Anworth or others related to the Merger Agreement;

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regulatory proceedings or inquiries;

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changes in laws or regulations or interpretations of current laws and regulations that impact Ready Capital’s or Anworth’s business, assets or classification as a REIT; and

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other risks detailed in filings made by each of Ready Capital and Anworth with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed by Ready Capital with the SEC and incorporated herein by reference and the Annual Report on Form 10-K for the year ended December 31, 2019, and other reports filed by Anworth and incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 229 of this joint proxy statement/prospectus.

Although Ready Capital and Anworth believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this joint proxy statement/prospectus will prove to be accurate. As you read and consider the information in this joint proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this joint proxy statement/prospectus, in the case of forward-looking statements made in those documents. Neither Ready Capital nor Anworth undertakes any obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information or developments, future events, or otherwise, and each expressly disclaims any obligation to do so, except as required by law.
In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Ready Capital, Anworth or any other person that the results or conditions described in such statements or the objectives and plans of Ready Capital or Anworth will be achieved. In addition, Ready Capital’s and Anworth’s qualification as a REIT involves the application of highly technical and complex provisions of the Code.
All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement and the factors discussed under the heading “Risk Factors” herein. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Ready Capital, Anworth or persons acting on their behalf may issue.

THE COMPANIES
Ready Capital Corporation
Ready Capital Corporation
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 275-4600
Ready Capital is a multi-strategy real estate finance company that originates, acquires, finances and services SBC loans, SBA loans, residential mortgage loans, and to a lesser extent, MBS collateralized primarily by SBC loans, or other real estate-related investments. Ready Capital’s loans generally range in original principal amounts up to $35 million and are used by businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties.
Ready Capital’s origination and acquisition platforms consist of the following four operating segments:
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Loan Acquisitions.   Ready Capital acquires performing and non-performing SBC loans and intends to continue to acquire these loans as part of its business strategy. It holds performing SBC loans to term, and it seeks to maximize the value of the non-performing SBC loans acquired by it through borrower-based resolution strategies. It typically acquires non-performing loans at a discount to their unpaid principal balance when Ready Capital believes that resolution of the loans will provide attractive risk-adjusted returns. Ready Capital also acquires purchased future receivables through its Knight Capital platform.

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SBC Originations.   Ready Capital originates SBC loans secured by stabilized or transitional investor properties using multiple loan origination channels through its wholly owned subsidiary, ReadyCap Commercial, LLC, a wholly owned subsidiary of ReadyCap Holdings, LLC. These originated loans are generally held-for-investment or placed into securitization structures. Additionally, as part of this segment, Ready Capital originates and services multi-family loans under the Federal Home Loan Mortgage Corporation’s Small Balance Loan Program (“Freddie Mac” and the “Freddie Mac program”). These originated loans are held for sale, then sold to Freddie Mac.

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SBA Originations, Acquisitions and Servicing.   Ready Capital acquires, originates and services owner-occupied loans guaranteed by the SBA under its Section 7(a) loan program through its wholly owned subsidiary, ReadyCap Lending, LLC. Ready Capital holds an SBA license as one of only 14 non-bank Small Business Lending Companies (“SBLCs”) and have been granted preferred lender status by the SBA. These originated loans are either held-for-investment, placed into securitization structures, or sold.

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Residential Mortgage Banking.   Ready Capital operates its residential mortgage loan origination segment through its wholly owned subsidiary, GMFS, LLC (“GMFS”). GMFS originates residential mortgage loans eligible to be purchased, guaranteed or insured by the Federal National Mortgage Association (“Fannie Mae”), Freddie Mac, Federal Housing Administration, U.S. Department of Agriculture and U.S. Department of Veterans Affairs through retail, correspondent and broker channels. These originated loans are then sold to third parties, primarily agency lending programs.

Ready Capital’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, Ready Capital intends to continue to grow its investment portfolio and believes that the breadth of its full-service real estate finance platform will allow the company to adapt to market conditions and deploy capital in its asset classes and segments with the most attractive risk-adjusted returns.
Ready Capital has elected to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT, Ready Capital is required to meet certain investment and operating tests and annual distribution requirements. Ready Capital generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to stockholders, does not participate in prohibited transactions and maintains its intended qualification as a REIT. However, certain activities that Ready Capital may perform may cause Ready Capital to earn income which will not be qualifying income for

REIT purposes. Ready Capital has designated certain of its subsidiaries as TRSs, to engage in such activities, and Ready Capital may form additional TRSs in the future. Ready Capital also operates its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”).
Shares of Ready Capital Common Stock are listed on the NYSE, trading under the symbol “RC”.
Ready Capital’s principal executive offices are located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number is (212) 275-4600. Ready Capital’s website is www.readycapital.com.
RC Merger Subsidiary, LLC
RC Merger Subsidiary, LLC
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 275-4600
Merger Sub is a Delaware limited liability company that was formed on December 3, 2020 solely for the purpose of effecting the Merger. Upon Closing, Anworth will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Anworth Mortgage Asset Corporation
Anworth Mortgage Asset Corporation
1299 Ocean Avenue
2nd Floor
Santa Monica, California 90401
(310) 255-4493
Anworth is a specialty finance mortgage company that primarily invests in, finances, and manages a leveraged portfolio of residential mortgage-backed securities and residential mortgage loans that are either rated “investment grade” or are guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth seeks to generate net income for distribution to its stockholders primarily based upon the spread between the interest income on its mortgage assets and its borrowing costs to finance such mortgage assets.
Anworth was incorporated as a Maryland corporation on October 16, 1997 and commenced operations on March 17, 1998. Anworth has elected to be taxed as a REIT. As a REIT, Anworth generally will not be subject to federal or state income taxes to the extent that it distributes its taxable net income to its stockholders. To date, Anworth has routinely distributed to its stockholders substantially all of the taxable net income generated from its operations. In order to qualify as a REIT, Anworth must meet various ongoing requirements under the tax law, including requirements relating to the composition of its assets, the nature of its income, minimum distribution requirements, and requirements relating to the ownership of its stock.
Anworth is externally managed and advised by the Anworth Manager pursuant to the Anworth Management Agreement. Anworth’s day-to-day operations are being conducted by the Anworth Manager through the authority delegated to it under the Anworth Management Agreement and pursuant to the policies established by, and under the supervision of, the Anworth Board. In addition to administering Anworth’s day-to-day operations, the Anworth Manager is responsible for (i) the selection, purchase, and sale of Anworth’s investment portfolio; (ii) Anworth’s financing and hedging activities; and (iii) providing Anworth with portfolio management, administrative, and other services relating to Anworth’s assets and operations as may be appropriate. The COVID-19 coronavirus pandemic has generally not affected the Anworth Manager’s ability to manage Anworth’s day-to-day operations and provide other services to Anworth under the Anworth

Management Agreement, as the Anworth Manager’s key employees and personnel who manage Anworth’s operations are able to effectively work from home and provide such services to Anworth under applicable local and state shelter-in-place orders.
Anworth’s common stock is traded on the New York Stock Exchange under the symbol “ANH”. Anworth’s principal executive offices are located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California, 90401, and its telephone number is (310) 255-4493. Anworth’s website is www.anworth.com.
The Combined Businesses
Upon completion of the Merger, Ready Capital will remain a publicly traded corporation focused on acquiring, originating, managing, servicing and financing primarily SBC loans. Upon completion of the Merger, Ready Capital is expected to have a pro forma common equity market capitalization of approximately $901.6 million, based on the $12.52 per share closing price of Ready Capital Common Stock on February 4, 2021. Additionally, Ready Capital will issue three newly designated NYSE listed series of Ready Capital Preferred Stock in the Merger with a pro forma aggregate liquidation preference of $114.6 million as of September 30, 2020. Following the completion of the Merger, Ready Capital will continue to be externally managed by the Ready Capital Manager.
The combined business will continue to be operated through Ready Capital and its subsidiaries, which will include the surviving company and its subsidiaries.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “RC”. The newly issued shares of Ready Capital Series B Preferred Stock will trade under the symbol “RC PRB,” the newly issued shares of Ready Capital Series C Preferred Stock will trade under the symbol “RC PRC” and the newly issued shares of Ready Capital Series D Preferred Stock will trade under the symbol “RC PRD”.
Ready Capital’s principal executive offices will remain located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number will be (212) 257-4600.

THE READY CAPITAL SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Ready Capital stockholders for exercise at the Ready Capital special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to Ready Capital stockholders on or about [ • ], 2021.
Purpose of the Ready Capital Special Meeting
A special meeting of Ready Capital stockholders will be held solely by means of remote communication live over the Internet at https://web.lumiagm.com/222056299 on March 17, 2021 at 9:00 a.m., Eastern Time, for the following purposes:
•
to consider and vote on the Ready Capital Common Stock Issuance Proposal, which is the proposal to approve the issuance of shares of Ready Capital Common Stock to the Anworth stockholders in connection with the Merger; and

•
to consider and vote on the Ready Capital Adjournment Proposal, the proposal to adjourn the Ready Capital special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Ready Capital Common Stock Issuance Proposal.

Only business within the purposes described in the Notice of Special Meeting of Ready Capital may be conducted at the Ready Capital special meeting. Any action may be taken on the items of business described above at the Ready Capital special meeting on the date specified above, or on any date or dates to which the special meeting may be postponed or adjourned.
This joint proxy statement/prospectus also contains information regarding the Anworth special meeting, including the items of business for that special meeting. At the Ready Capital special meeting Ready Capital stockholders will not be voting on the proposals to be considered and voted on at the Anworth special meeting.
Record Date; Voting Rights; Proxies
Ready Capital has fixed the close of business on February 4, 2021 as the Ready Capital Record Date for determining holders of Ready Capital Common Stock entitled to notice of, and to vote at, the Ready Capital special meeting. Only holders of Ready Capital Common Stock at the close of business on the Ready Capital Record Date will be entitled to notice of, and to vote at, the Ready Capital special meeting. As of the Ready Capital Record Date, there were 55,241,078 issued and outstanding shares of Ready Capital Common Stock. Each holder of record of Ready Capital Common Stock on the Ready Capital Record Date is entitled to one vote per share. Votes may be cast either virtually or by properly authorized proxy at the Ready Capital special meeting.
Stockholders of Record.   If you are a stockholder of record of Ready Capital Common Stock, you may have your shares of Ready Capital Common Stock voted on the matters to be presented at the special meeting in any of the following ways:
•
By Telephone — You can vote by telephone by calling 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and following the instructions on the proxy card;

•
By Internet — You can vote over the Internet:

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Before the Ready Capital special meeting by visiting www.voteproxy.com; or

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During the Ready Capital special meeting by visiting https://web.lumiagm.com/222056299; or

•
By Mail — You can vote by mail by completing, signing, dating, and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify you would like to abstain from voting for or against a proposal. If you do not indicate how your votes should be cast, your shares will be voted in accordance with the recommendations of the Ready Capital Board. Proxies authorized by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on March 16, 2021.

Beneficial Owners.   If your shares of Ready Capital Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a holder in “street name” and wish to vote virtually at the special meeting, you must obtain a legal proxy from broker, bank, trustee or other nominee. You must then submit the legal proxy, along with your name and email address, to AST to receive an 11-digit control number that may be used to access the special meeting site provided above. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by AST no later than 5:00 p.m., Eastern Time, on March 12, 2021. All such requests should be submitted (1) by email to proxy@astfinancial.com, (2) by facsimile to (718) 765-8730, or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Obtaining a legal proxy may take several days and stockholders are advised to register as far in advance as possible
Voting; Proxies.   All shares of Ready Capital Common Stock that are entitled to vote and are represented at the Ready Capital special meeting by properly authorized proxies received before or at the Ready Capital special meeting and not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of stock will be voted:
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“FOR” the Ready Capital Common Stock Issuance Proposal; and

•
“FOR” the Ready Capital Adjournment Proposal.

Votes cast by proxy or virtually at the Ready Capital special meeting will be tabulated by the inspector of elections appointed for the Ready Capital special meeting. The chairman of the Ready Capital special meeting will determine whether or not a quorum is present.
Any proxy given by a stockholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:
•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on March 16; or

•
voting virtually at the special meeting, although attendance at the special meeting alone will not by itself constitute a revocation of a proxy.

If your shares of Ready Capital Common Stock are held in “street name”, please refer to the instructions provided by your broker, bank, trustee or other nominee to see which of the above choices are available to you if you would like to revoke your proxy before the vote is taken at the Ready Capital special meeting. Please note that if you are a holder in “street name” and wish to vote electronically at the Ready Capital special meeting, you must obtain a legal proxy from your broker, bank, trustee or other nominee.
Solicitation of Proxies
Ready Capital is soliciting proxies on behalf of the Ready Capital Board. Ready Capital will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Ready Capital Common Stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Ready Capital stockholders by directors, officers and employees of Ready Capital by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Ready Capital in connection with this solicitation. Ready Capital has not retained a proxy solicitor in connection with the solicitation of proxies for the Ready Capital special meeting.
Attendance at and Participation in the Virtual Ready Capital Special Meeting
On the date of the Ready Capital special meeting, you can virtually attend the Ready Capital special meeting by accessing the online virtual meeting platform at https://web.lumiagm.com/222056299. However, you are only entitled to attend and vote and/or ask questions at the Ready Capital special meeting if you were a stockholder of record as of the Ready Capital Record Date, or were a beneficial owner as of the Ready Capital Record Date, hold a valid legal proxy for the Ready Capital special meeting and you registered in advance and provide a copy of the valid legal proxy. If you wish to participate in the Ready Capital special meeting by voting your shares electronically and/or asking questions, you can do so by following the instructions provided when you log in to the online virtual meeting platform. You will need the 11-digit control number included on your proxy card.
Even if you plan to attend the Ready Capital special meeting virtually, we encourage you to vote in advance by phone, Internet, or mail so that your vote will be counted even if you later decide not to attend the virtual Ready Capital special meeting.
Quorum; Abstentions and Broker Non-Votes
The presence, virtually or by proxy, of the holders of shares of Ready Capital Common Stock entitled to cast a majority of all the votes entitled to be cast at the Ready Capital special meeting will constitute a quorum at the Ready Capital special meeting. Ready Capital will include abstentions in the calculation of the number of shares considered to be present at the Ready Capital special meeting for purposes of determining the presence of a quorum at the Ready Capital special meeting. Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Under NYSE guidance applicable to the Ready Capital Common Stock Issuance Proposal, abstentions will be considered as votes cast and accordingly will have the same effect as votes “AGAINST” the Ready Capital Common Stock Issuance Proposal. Approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Abstentions will not be counted as “votes cast” for this proposal and will therefore have no effect on the outcome of the vote on the Ready Capital Adjournment Proposal. Any failure to return your proxy card or other failure to vote will have no effect on the outcome of the vote on either the Ready Capital Common Stock Issuance Proposal or the Ready Capital Adjournment Proposal provided that a quorum is otherwise present at the Ready Capital special meeting.
Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. Because each of the proposals to be voted upon at the Ready Capital special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you do not provide your broker, bank or other nominee with instructions regarding how to vote your shares of Ready Capital Common Stock, your shares of Ready Capital Common Stock will not be considered present at the Ready Capital special meeting and will not be voted on any of the proposals. Broker non-votes, if any, will have no effect on either the Ready Capital Common Stock Issuance Proposal or the Ready Capital Adjournment Proposal.
Required Vote
Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.
If voted upon at the Ready Capital special meeting, approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Abstentions will not be counted as “votes cast” for this proposal and will therefore have no effect on the outcome of the vote on the Ready Capital Adjournment Proposal.
As of the close of business on the Ready Capital Record Date, directors and executive officers of Ready Capital and certain funds managed or advised by the Ready Capital Manager and its affiliates owned an aggregate of 14,528,289 shares of Ready Capital Common Stock entitled to vote at the Ready Capital special meeting. Ready Capital currently expects that Ready Capital’s directors and executive officers and certain funds managed or advised by the Ready Capital Manager and its affiliates will vote their shares of Ready Capital Common Stock “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, although none of them are obligated to do so.
Regardless of the number of shares of Ready Capital Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.

PROPOSALS SUBMITTED TO THE READY CAPITAL STOCKHOLDERS
Proposal 1: Ready Capital Common Stock Issuance Proposal
Ready Capital stockholders are being asked to approve the issuance of shares of Ready Capital Common Stock to the Anworth stockholders in the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 69 and “The Merger Agreement” beginning on page 119. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Ready Capital Common Stock Issuance is a condition to the consummation of the Merger. If the Ready Capital Common Stock Issuance Proposal is not approved, the Merger will not be completed.
Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.
Recommendation of the Ready Capital Board
The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal to issue shares of Ready Capital Common Stock to Anworth stockholders pursuant to the Merger Agreement.
Proposal 2: Ready Capital Adjournment Proposal
The Ready Capital special meeting may be adjourned to another time or place, if necessary or appropriate in the judgment of the Ready Capital Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the Ready Capital Board, in favor of the Ready Capital Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Ready Capital is asking Ready Capital stockholders to approve the adjournment of the Ready Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Ready Capital Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.
Ready Capital does not intend to call a vote on the Ready Capital Adjournment Proposal if the Ready Capital Common Stock Issuance Proposal considered at the Ready Capital special meeting has been approved at the Ready Capital special meeting.
Recommendation of the Ready Capital Board
The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Adjournment Proposal to adjourn the Ready Capital special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Ready Capital Common Stock Issuance Proposal.
Other Business
Pursuant to Maryland law and the Ready Capital Bylaws, only matters described in the Notice of Special Meeting for Ready Capital may be brought before the Ready Capital special meeting.

THE ANWORTH SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Anworth stockholders for exercise at the Anworth special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to Anworth stockholders on or about [ • ], 2021.
Purpose of the Anworth special meeting
The Anworth special meeting will be held solely by means of remote communication live over the Internet on March 17, 2021 at 10:00 a.m., Pacific Time, for the following purposes:
•
to consider and vote on the Anworth Merger Proposal; and

•
to consider and vote on the Anworth Adjournment Proposal.

Only business within the purposes described in the Notice of special meeting of Anworth stockholders may be conducted at the Anworth special meeting. Any action may be taken on the items of business described above at the Anworth special meeting on the date specified above, or on any date or dates to which the Anworth special meeting may be postponed or adjourned.
This joint proxy statement/prospectus also contains information regarding the Ready Capital special meeting, including the items of business for the Ready Capital special meeting. Anworth stockholders are not voting on the proposals to be voted on at the Ready Capital special meeting.
Record Date; Voting Rights; Proxies
Anworth has fixed the close of business on February 4, 2021 as the Anworth Record Date for determining holders of Anworth Common Stock entitled to the notice of, and to vote at, the Anworth special meeting. Anworth stockholders at the close of business on the Anworth Record Date will be entitled to the notice of the Anworth special meeting. As of the Anworth Record Date, there were 99,303,982 issued and outstanding shares of Anworth Common Stock. Each holder of record of Anworth Common Stock on the Anworth Record Date is entitled to one vote per share of Anworth Common Stock with respect to each proposal. Votes may be cast either electronically or by properly authorized proxy at the Anworth special meeting.
Voting; Proxies.   You may have your shares of Anworth Common Stock voted on the matters to be presented at the Anworth special meeting in any of the following ways:
•
By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•
By Internet — You can vote over the Internet:

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Before the Anworth special meeting by visiting www.proxyvote.com; or

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During the Anworth special meeting by visiting
www.virtualshareholdermeeting.com/ANH2021SM; or

•
By Mail — You can vote by mail by completing, signing, dating, and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify you would like to abstain from voting for or against a proposal. Proxies authorized by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on March 16, 2021.
All shares of Anworth Common Stock that are entitled to vote and are represented at the Anworth special meeting by properly authorized proxies received before or at the Anworth special meeting and not revoked will be voted at the Anworth special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:
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“FOR” the Anworth Merger Proposal; and

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“FOR” the Anworth Adjournment Proposal.

Votes cast by proxy or electronically at the Anworth special meeting will be tabulated by one or more inspectors appointed by the Anworth Board for the Anworth special meeting. The chairman of the Anworth special meeting will determine whether or not a quorum is present.
Any proxy given by a stockholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the Anworth special meeting in any of the following ways:
•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on March 16, 2021; or

•
voting electronically at the Anworth special meeting, although attendance at the Anworth special meeting alone will not by itself constitute a revocation of a proxy.

Solicitation of Proxies
Anworth is soliciting proxies on behalf of the Anworth Board. Anworth will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Anworth Common Stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Anworth stockholders by directors, officers and employees of Anworth or the Anworth Manager in person, by telephone, on the Internet, or using any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Anworth or the Anworth Manager in connection with this solicitation.
Additionally, Anworth has retained Morrow Sodali to solicit, and for advice and assistance in connection with the solicitation of, proxies for the Anworth special meeting at a cost of $13,500, plus out-of-pocket expenses. No portion of the amount that Anworth has agreed to pay to Morrow Sodali is contingent upon the Closing. Anworth has agreed to indemnify Morrow Sodali against any loss, damage, expense, liability or claim relating to or arising out of Morrow Sodali’s rendering of services with certain exceptions. Any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials may be directed to Morrow Sodali by telephone at (800) 662-5200 (toll free) in North America or +1 (203) 658-9400 outside of North America, or by email at ANH@investor.morrowsodali.com.
Attending the Virtual Anworth Special Meeting
On the date of the Anworth special meeting, you can virtually attend the Anworth special meeting by accessing the online virtual meeting platform at www.virtualshareholdermeeting.com/ANH2021SM. However, you are only entitled to vote and/or ask questions at the Anworth special meeting if you were a stockholder of record or beneficial owner as of the Anworth Record Date.
Participation at the Virtual Anworth Special Meeting
If you wish to participate in the Anworth special meeting by voting your shares electronically and/or asking questions, you can do so by following the instructions provided when you log in to the online virtual meeting platform. You will need the 16-digit control number included on your proxy card.
Even if you plan to attend the Anworth special meeting virtually, we encourage you to vote in advance by phone, Internet, or mail so that your vote will be counted even if you later decide not to attend the virtual Anworth special meeting.
Quorum; Abstentions and Broker Non-Votes
The presence virtually or by proxy of the holders of shares of Anworth Common Stock entitled to cast a majority of all the votes entitled to be cast at the Anworth special meeting will constitute a quorum at the Anworth special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Anworth special meeting for purposes of determining whether a quorum exists. Because approval of the Anworth Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Anworth Common Stock entitled to vote on the matter, abstentions, failing to vote and broker non-votes, if any, will have the same effect as votes “AGAINST” approval of the Anworth Merger Proposal.

For the Anworth Adjournment Proposal, abstentions, failing to vote and broker non-votes, if any, will have no effect, assuming a quorum is present.
Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Anworth special meeting is considered “non-routine”, such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Anworth Common Stock, your shares of Anworth Common Stock will not be considered present at the Anworth special meeting and will not be voted on any of the proposals.
Required Vote
Approval of the Anworth Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Anworth Common Stock entitled to vote on the matter.
Approval of the Anworth Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of all votes cast on the Anworth Adjournment Proposal by holders of Anworth Common Stock present virtually or by proxy at the Anworth special meeting.
Regardless of the number of shares of Anworth Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by telephone or on the Internet.

PROPOSALS SUBMITTED TO THE ANWORTH STOCKHOLDERS
Proposal 1: Anworth Merger Proposal
Anworth stockholders are asked to approve the Anworth Merger Proposal as contemplated by the Merger Agreement. For a summary and detailed information regarding the Anworth Merger Proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 69 and “The Merger Agreement” beginning on page 119. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Anworth Merger Proposal is a condition to the consummation of the Merger. If the Anworth Merger Proposal is not approved, the Merger will not be completed.
Approval of the Anworth Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Anworth Common Stock entitled to vote on the matter.
Recommendation of the Anworth Board
The Anworth Board unanimously recommends that the Anworth stockholders vote “FOR” the Anworth Merger Proposal.
Proposal 2: Anworth Adjournment Proposal
The Anworth stockholders are being asked to approve a proposal that will give Anworth the authority to adjourn the Anworth special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Anworth Merger Proposal if there are not sufficient votes at the time of the Anworth special meeting to approve the Anworth Merger Proposal. If, at the Anworth special meeting, the number of shares of Anworth Common Stock present or represented by proxy and voting for the approval of the Anworth Merger Proposal is insufficient to approve such proposal, Anworth intends to move to adjourn the Anworth special meeting to another date or time in order to enable the Anworth Board to solicit additional proxies for approval of the proposal. Anworth does not intend to call a vote on the Anworth Adjournment Proposal if the Anworth Merger Proposal is considered and approved at the Anworth special meeting. If the Anworth special meeting is adjourned for the purpose of soliciting additional proxies, Anworth stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.
Approval of the Anworth Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Anworth Common Stock.
Recommendation of the Anworth Board
The Anworth Board unanimously recommends that the Anworth stockholders vote “FOR” the Anworth Adjournment Proposal to adjourn the Anworth special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Anworth Merger Proposal.
Other Business
Pursuant to the Anworth Bylaws and Maryland law, no other matters will be transacted at the Anworth special meeting.

THE MERGER
The following is a summary of the material terms of the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. The summary of the material terms of the Merger below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read this joint proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.
General
The Ready Capital Board has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the Anworth Board has unanimously approved the Merger Agreement, the Merger, and the other transactions contemplated thereby, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Anworth and the Anworth stockholders. Subject to the terms and conditions of the Merger Agreement, including the approval of the Anworth stockholders of the Anworth Merger Proposal and the Ready Capital stockholders of the Ready Capital Common Stock Issuance Proposal, Anworth will merge with and into Merger Sub, with Merger Sub continuing as the surviving company. Immediately following the Merger, the surviving company will be contributed to the Ready Capital Operating Partnership in exchange for the Ready Capital OP Units. As a result of the contribution transaction, the surviving company will become a wholly owned subsidiary of the Ready Capital Operating Partnership. Anworth stockholders will receive the merger consideration described below under “The Merger Agreement — Consideration for the Merger” beginning on page 119.
Background of the Merger
The Anworth Board regularly evaluates Anworth’s strategic direction and ongoing business plans and reviews possible ways of increasing long-term stockholder value. These reviews include the consideration of various investments, diversification into new assets, purchases and sales of assets, potential strategic business combinations, and other transactions with third parties that could further Anworth’s strategic objectives and ability to enhance stockholder value.
The Ready Capital Board has set a strategic goal to achieve sensible growth in Ready Capital’s capital and asset base in order to enhance Ready Capital’s access to capital and capital flexibility, and to attract a greater level of institutional investor interest in Ready Capital’s business. In furtherance of this strategic goal, Ready Capital has been regularly evaluating and implementing a range of capital raising alternatives, including public and private equity offerings, secured and unsecured borrowings and securitizations. In addition, building on the success of Ready Capital’s mergers with ZAIS Financial Corp. in 2016 and with Owens Realty Mortgage, Inc. in early 2019, Ready Capital has remained interested in exploring acquisitions of other businesses or assets where the consideration to be issued by Ready Capital in such transactions includes Ready Capital Common Stock or preferred stock.
On July 1, 2019, Joseph E. McAdams, the Chairman of the Anworth Board and Anworth’s Chief Executive Officer and President, received an unsolicited expression of interest from representatives of a mortgage REIT (“Company A”) with an interest in exploring a possible strategic business combination between the two companies. Company A had previously contacted Anworth to discuss a potential transaction in the summer of 2018. Mr. McAdams subsequently informed the Anworth Board of Company A’s proposal. The Anworth Board considered which law firm would be best positioned to assist Anworth in connection with its review and evaluation of the proposal and other potential strategic alternatives. After consulting management and other advisors, and consideration of various factors, the Anworth Board determined to engage the international law firm Greenberg Traurig, LLP (“Greenberg Traurig”), as outside legal counsel to Anworth in connection with such matters. In selecting Greenberg Traurig, the Anworth Board considered, among other things, the firm’s overall reputation and its broad-based mergers and acquisitions and capital markets transaction experience, as well as Greenberg Traurig’s past representations of Anworth and the firm’s knowledge of Anworth’s industry and business.

On July 12, 2019, at the recommendation of Greenberg Traurig, the Anworth Board formed a committee of independent directors consisting of Dominique Mielle, Joe E. Davis, Robert C. Davis, and Mark S. Maron (the “Anworth Strategic Review Committee”), with Mr. Maron also serving as Chairman of the Anworth Strategic Review Committee. The purpose of the committee was to evaluate and negotiate a potential transaction with Company A and to make a recommendation to the full Anworth Board regarding such a transaction and to consider other strategic alternatives available to Anworth. On July 23, 2019, after discussions with Credit Suisse and consideration of its qualifications, the Anworth Strategic Review Committee authorized the engagement of Credit Suisse as Anworth’s financial advisor to assist in a potential transaction with Company A. The Anworth Strategic Review Committee authorized this engagement due to Credit Suisse’s qualifications, expertise, experience in the mortgage REIT industry, its understanding of the then-current state of the financial markets, and its perspectives regarding potential strategic alternatives that might be available to Anworth to enhance long-term stockholder value. On July 24, 2019, the parties finalized and executed the Credit Suisse engagement letter. Over the course of the following weeks, with the assistance of Credit Suisse and Greenberg Traurig, Anworth and Company A engaged in negotiations with respect to a potential strategic transaction, the terms of that transaction and the prospects of a combined company. Negotiations included valuation discussions and the timing of a potential transaction and, during this time period, Anworth and Company A conducted substantial due diligence with respect to each other’s business and operations. Despite the companies’ mutual efforts in negotiating the terms of a potential business combination, Anworth and Company A were unable to reach agreement on the terms of a business combination between them. Consequently, on August 11, 2019, the Anworth Strategic Review Committee determined that it would be in the best interests of the Anworth stockholders to not proceed with the potential business combination with Company A, and discussions were terminated.
Following the termination of discussions with Company A, the Strategic Review Committee directed Mr. McAdams to continue exploring potential opportunities and evaluate Anworth’s strategic alternatives, including Anworth’s ability to independently execute upon its business plan, to raise capital to execute that plan, the alternative of potentially combining with another company, as well as various other matters pertaining to its ongoing efforts to enhance stockholder value. With respect to the latter, the Anworth Board directed Mr. McAdams to request that Credit Suisse continue to monitor the market and to consider other potential companies with which Anworth could combine. As part of that ongoing evaluation and believing that a business combination could potentially be the best opportunity to maximize stockholder value under then-current conditions, in late 2019 and early 2020, Mr. McAdams had several discussions with representatives of Credit Suisse on the overall market environment as well as the opportunity for a potential business combination, possible counterparties to a transaction, and transaction timing considerations.
Subsequent to the COVID-19-driven extreme market volatility of March and April 2020, Mr. McAdams received queries from certain companies inquiring whether Anworth was currently considering any strategic transactions, and, after consultation with representatives of Credit Suisse and at the direction of the Anworth Board, Mr. McAdams authorized Credit Suisse to begin preparations for potential outreach after the announcement of Anworth’s financial results for the first quarter of 2020. The outreach would be conducted to gauge potential interest in a business combination and the possible parameters for such a transaction.
As a result of the initial outreach by Credit Suisse at the direction to the Anworth Board to five potential counterparties (including “Company B” and “Company C” as described in more detail below), as well as unsolicited, direct inquiries by three other parties, on various dates between May 2020 and August 2020, Anworth entered into mutual confidentiality and non-disclosure agreements with six potential counterparties. Thereafter, at the direction of the Anworth Board, Mr. McAdams, representatives of Credit Suisse and representatives of these potential counterparties held introductory telephonic meetings to discuss a potential strategic transaction. Following such initial interactions, some of these potential counterparties either declined to further pursue a possible transaction with Anworth or submitted verbal non-binding proposals that did not, in the view of the Anworth Board, form the basis for further constructive discussions
In July 2020, after entering into mutual confidentiality and non-disclosure agreements with Company B and Company C, Mr. McAdams held telephonic meetings with representatives of those companies, provided access for Company B and Company C to the Anworth data room, and thereafter held additional telephonic meetings to discuss the companies’ respective portfolios in more detail, historical performance, investment strategies and other matters pertinent to Anworth’s current and historical operations, and the potential for a strategic business combination.

On August 19, 2020, the Anworth Board held a telephonic meeting with representatives of Credit Suisse present to discuss the feedback received during the market outreach conducted by Credit Suisse thus far and the subsequent discussions between Anworth, Credit Suisse and several prospective counterparties.
At the meeting, representatives of Credit Suisse also provided an overview of the current mortgage REIT industry, the impact of the COVID-19 pandemic on the industry, including the significant volatility in asset prices and various strategies being utilized by industry participants and others to weather the crisis. The Anworth Board discussed market developments and agreed that current market conditions favored consolidation, while expressing concern for Anworth’s position in the market and its ability to continue to create value under such conditions. Representatives of Credit Suisse then discussed the potential strategic alternatives available to Anworth and outlined considerations relating to various types of strategic transactions with a variety of potential counterparties, including sale of the management contract, sale of the company for cash, and sale of the company for stock of the buyer. Members of the Anworth Board and representatives of Credit Suisse discussed the relative merits of the potential strategic alternatives and Credit Suisse’s assessment of potential counterparties. There was general agreement among the members of the Anworth Board that there remained significant risks in Anworth continuing to operate as a standalone entity versus merging with another entity and creating a larger and more financially viable combined entity.
Representatives of Credit Suisse also discussed financial analysis of a potential transaction with Company B. Mr. McAdams updated the Anworth Board by indicating that, following discussions with representatives of Company B, Company B indicated that it would be interested in a reverse stock merger transaction to become public. Members of the Anworth Board and representatives of Credit Suisse engaged in a discussion about a potential transaction with Company B, including with respect to the size, strength and strategy of Company B, but also the uncertainty regarding its trading price as a public company. The Anworth Board noted potential uncertainty around future market value when discussing Company B as a potential transaction partner. At that time, the Anworth Board authorized management, working with Credit Suisse, to conduct preliminary due diligence regarding Company B as part of the Anworth Board’s evaluation of a potential transaction with Company B.
Following discussion of Company B and the results of the prior outreach, the members of the Anworth Board expressed their desire to engage in a broader marketing process, whereby Credit Suisse, on behalf of Anworth, would solicit interest from a larger number of potential counterparties within the mortgage REIT industry to obtain greater feedback with respect to the potential overall market interest in engaging in a potential business combination with Anworth. Based on these discussions, the Anworth Board instructed Credit Suisse to conduct a broad marketing process to better ascertain the potential interest of third parties regarding a potential business combination with Anworth and, together with management, further evaluate any indications of interest received by Anworth and report back to the Anworth Board.
On August 21, 2020, Mr. McAdams and representatives of Company B held a telephonic meeting to discuss Company B’s interest in pursuing a potential strategic transaction with Anworth. Later that same day, Mr. McAdams received a letter from representatives of Company B that contained, among other terms, a non-binding proposal to acquire Anworth in a stock-for-stock merger at a valuation of 1.00x tangible book value plus the payment by Company B of one half of the estimated termination fee of approximately $20 million (the “Anworth Management Termination Fee”) related to the termination of the Anworth management agreement (the “Anworth Management Agreement”) with Anworth Management, LLC (the “Anworth Manager”). Upon receipt of the letter from Company B, the Anworth Board met telephonically and discussed with Credit Suisse alternative responses to the proposal from Company B, and also discussed initiating preliminary reverse due diligence on Company B.
Later on August 21, 2020, Mr. McAdams and representatives of Company C held a telephonic meeting to further discuss the companies’ respective portfolios and potential for a business combination.
Around August 23, 2020, representatives of Credit Suisse submitted an initial due diligence request list to representatives of Company B.
On August 27, 2020, representatives of Credit Suisse and Anworth management were granted access to Company B’s virtual data room.

On September 2, 2020, representatives of Credit Suisse received a letter from representatives of Company C that contained, among other terms, a non-binding proposal to acquire Anworth in a merger for a combination of stock and cash at a valuation of 0.93x tangible book value, with an additional $15 million to be paid by Company C’s external manager to partially compensate for the Anworth Management Termination Fee. On September 4, 2020, representatives of Credit Suisse and Company C held a telephonic meeting to clarify certain provisions of the non-binding proposal from Company C.
On September 9, 2020, representatives of Credit Suisse and Anworth management commenced preliminary reverse due diligence on Company B, including a due diligence review session with representatives of Company B, including with respect to Company B’s loan portfolio and related matters.
Also on September 9, 2020, a representative of Credit Suisse was contacted by Mr. Eugene Weil, Managing Director - Private Equity of Waterfall Asset Management, which is the external manager of Ready Capital, expressing interest in a potential business combination with Anworth.
On September 15, 2020, Anworth entered into a mutual confidentiality and non-disclosure agreement with Ready Capital for a term of two years.
On September 17, 2020 representatives of Credit Suisse held an introductory telephonic meeting with representatives of another potential counterparty (“Company D”), to discuss a potential strategic transaction with Anworth.
On September 18, 2020, representatives of Credit Suisse held a telephonic meeting with representatives of Company D to discuss the timeline for a potential transaction.
On September 20, 2020, Mr. McAdams received a letter from representatives of Company D that contained, among other terms, a non-binding proposal to acquire Anworth in a stock-for-stock exchange at a valuation of 0.80 – 0.90x tangible book value.
On September 21, 2020, the Anworth Board held a telephonic meeting with representatives of Credit Suisse present to discuss, among other things, results of the preliminary financial due diligence conducted to date and updates on discussions between representatives of Credit Suisse and representatives of various potential counterparties. Representatives of Credit Suisse also discussed with the Anworth Board the principal terms of the non-binding proposals received from Company B, Company C, and Company D.
As discussed by the Anworth Board and representatives of Credit Suisse: (i) Company B’s proposed consideration comprised solely of shares of its own stock, and tentatively valued Anworth shares at 1.00x tangible book value with an estimated Anworth Management Termination Fee of $20 million to be borne by the combined company, (ii) Company C’s proposal included cash consideration in addition to stock, as well as a contribution by its manager to partially compensate for the Anworth Management Termination Fee, but at a valuation of 0.93x tangible book value, and (iii) Company D’s proposal contemplated an all-stock acquisition valuing Anworth at 0.80-0.90x tangible book value and Company D at 1.00x tangible book value.
Credit Suisse also reviewed the key assumptions and other considerations related to each of these proposals and a discussion ensued among the members of the Board and representatives of Credit Suisse about the relative benefits and risks of each such potential transaction. Following discussion, the Anworth Board concluded that Credit Suisse and Anworth management should continue to engage with and explore a potential transaction with each of Company B, Company C, and Company D and assess how Anworth might respond to their proposals. It was also noted that Ready Capital had indicated possible interest in a strategic transaction with Anworth and had entered into a mutual confidentiality and non-disclosure agreement with Anworth on September 15, 2020, although no diligence had yet been undertaken, nor had a proposal been received from Ready Capital.
On September 22, 2020, representatives of Credit Suisse, and representatives of Company B held a telephonic meeting to discuss Anworth’s reverse diligence requests regarding Company B.
On September 23, 2020, Ready Capital and its representatives received access to Anworth’s virtual data room for purposes of conducting due diligence on Anworth.

On September 28, 2020, Anworth entered into a mutual confidentiality and non-disclosure agreement with Company D for a term of eighteen (18) months, and on the same day, Company D and its representatives received access to Anworth’s virtual data room for purposes of conducting due diligence on Anworth.
On October 1, 2020, Mr. McAdams, representatives of Credit Suisse, and representatives of Company D held an introductory telephonic meeting to discuss Company D’s initial proposal, conduct a preliminary due diligence session, and discuss other due diligence items. On the same day, representatives of Credit Suisse and representatives of Company B conducted a follow-up financial due diligence session.
On October 2, 2020, Mr. McAdams received a letter from representatives of Ready Capital that contained, among other terms, a non-binding proposal to acquire Anworth in a stock-for-stock merger at a valuation of 1.00x tangible book value and indicated that the combined entity would pay up to $30 million for the Anworth Management Termination Fee, change in control payments and a portion of Anworth’s transaction expenses. Additionally, the proposal indicated that Ready Capital would be willing to structure a transaction where 20% of the Merger consideration would consist of cash.
Also on October 2, 2020, Ready Capital engaged Wells Fargo to serve as its financial advisor in connection with the proposed acquisition of Anworth. Ready Capital’s interest in pursuing a potential business combination transaction with Anworth was undertaken in furtherance of Ready Capital’s growth strategy. Ready Capital management believed that a merger with Anworth involving the issuance by Ready Capital of Ready Capital Common Stock (whether solely for stock or including some cash consideration) could present a sensible opportunity for Ready Capital growth.
On October 6, 2020, Mr. McAdams received a letter from representatives of Company D that contained a revised non-binding proposal which, among other things, provided for all stock consideration at a valuation of 0.93x tangible book value and the payment of 50% of the Anworth Management Termination Fee to be paid by Company D’s external manager.
Later the same day, the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, to discuss the proposals received from Company B, Company C, Company D and Ready Capital.
Representatives of Credit Suisse indicated that Credit Suisse and Anworth management had continued exploring transactions with other strategic parties and reviewed with the Anworth Board that Credit Suisse, on behalf of Anworth, had discussed potential transactions (ranging from all cash mergers, all stock mergers, combination cash and stock mergers, and a reverse merger with private counterparty seeking to become public) with a total of 13 parties, as a result of which Anworth had received eight non-binding proposals: the proposals from each of Company B, Company C, Company D, and Ready Capital and four verbal non-binding proposals. Representatives of Credit Suisse discussed a summary, including financial analysis, of the various non-binding proposals.
Representatives of Credit Suisse also provided the Anworth Board with an overview of the due diligence performed on Company B and its external manager and discussed Company B’s business, loan portfolio, and Company B’s intention to utilize a potential merger transaction to become a publicly traded company. At the conclusion of the meeting, the Anworth Board (i) authorized Credit Suisse to engage in further parallel discussions with Ready Capital, Company B and Company D, with the key next step including initiating reverse due diligence on Ready Capital and Company D, and (ii) instructed representatives of Credit Suisse to submit a non-binding counterproposal to Company B to improve the terms of their original proposal. The Anworth Board determined not to continue to pursue a potential transaction with Company C at this time due to Company C’s limited strategy, size and liquidity relative to the other bidders. The Anworth Board instructed Anworth management, and representatives of Credit Suisse, to include in the counterproposals to all of the bidders a requirement that they would bear the financial burden associated with payment of the full amount of the Anworth Management Termination Fee.
On October 8, 2020, representatives from Credit Suisse and representatives of Company B held a telephonic meeting to discuss certain expenses related to a potential transaction. On the same day, Mr. McAdams held a telephonic meeting with Company B to discuss a counterproposal. Following such discussions, a counterproposal was sent by representatives of Credit Suisse to Company B reflecting (1) a stock for stock transaction valuing Company B at 95% of book value (rather than 100%), (2) the payment of all of the Anworth Management Termination Fee by Company B (or its affiliates), and all other change of control payments and transaction expenses to be borne by the combined company and (3) suitable lock-up provisions for Company B’s holders of non-public shares.
On October 13, 2020, Anworth entered into a mutual confidentiality and non-disclosure agreement with a potential counterparty (“Company E”) for a term of twelve (12) months. On the same day, Company E and its representatives received access to Anworth’s virtual data room for purposes of conducting due diligence on Anworth.
On the same day, during a regularly scheduled meeting of the Ready Capital Board, Andrew Ahlborn, Chief Financial Officer of Ready Capital, reported to the Ready Capital Board on Ready Capital’s interactions with Anworth and also reported to the Ready Capital Board that management would provide further updates as appropriate based on how discussions with Anworth evolved.
On October 14, 2020, Mr. McAdams, representatives of Credit Suisse, and representatives of Company E held an introductory telephonic meeting to discuss potential strategic transaction. Representatives of Company E inquired about Anworth’s capital structure.
On October 15, 2020, Mr. McAdams received a letter from representatives of Company E that contained, among other terms, a non-binding proposal to acquire Anworth in an all-stock merger for 100% of Anworth’s book value per share (adjusted for the Anworth Management Termination Fee, change of control payments and transaction expenses incurred by Anworth in excess of $25.5 million) for 100% of Company E’s book value per share. The proposal indicated that $25.5 million of expenses would be paid by the combined company and Company E’s external manager would contribute 10% of that amount at closing.
On October 16, 2020, Mr. McAdams, representatives of Credit Suisse and representatives of Company E held a telephonic meeting to discuss Company E’s proposal. During the meeting, Mr. McAdams informed the representatives of Company E that the Anworth Board would require the counterparty to any transaction with Anworth to pay in full the Anworth Management Termination Fee and change in control payments. Later the same day, Mr. McAdams received a revised and improved non-binding proposal from representatives of Company E that reflected (1) an all-stock merger which valued Anworth at 100% of its book value per share and Company E at 100% of its book value per share (adjusted downward by $16.1 million for a portion of the Anworth Management Termination Fee), (2) a contribution in cash of $6.9 million by Company E’s external manager to also cover the remaining portion of the Anworth Management Termination Fee and the change in control payments, and (3) Anworth residual transaction expenses in excess of $23 million to be borne by Anworth shareholders.
In addition, also on October 16, 2020, Mr. McAdams and representatives of Credit Suisse commenced preliminary financial reverse due diligence on Company D.
On October 17, 2020, Mr. McAdams provided an update to the Anworth Board indicating that (i) after conversations with Company E’s management that week, a revised non-binding indication of interest dated October 16, 2020 was received from Company E, with improved terms from the original proposal dated October 15, 2020, and (ii) representatives of Credit Suisse submitted Anworth’s counterproposal to Company B on October 8, 2020, but that no updates had yet been received following Company B’s board meeting held the previous week. Mr. McAdams proposed a meeting of the Anworth Board the following week.
On October 20, 2020 the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, to discuss Company E’s proposal, in addition to the outstanding proposals received from Company B, Company D, and Ready Capital. Following a discussion by members of the Anworth Board and representatives of Credit Suisse that detailed the proposals, the finding of management’s reverse due diligence review of the assets and businesses of the bidders and management’s assessment of the bidders’ potential strengths and weaknesses and impact on a potential business combination, the Anworth Board determined that Company E would be included in the group of potential bidders with whom Anworth would continue to engage in merger discussions, consisting of Ready Capital, Company B, and Company D. Representatives of Credit Suisse then provided an update on the process with Company B following the submission of Anworth’s non-binding counterproposal on October 8, 2020 and indicated that a revised proposal from Company B was expected within the next few days.

During the October 20 meeting, the members of the Anworth Board and representatives of Credit Suisse further discussed Company D’s proposal, which valued the Anworth stock at 0.93x tangible book value, while the other three proposals were structured to value the Anworth stock at 1.00x tangible book value. At the conclusion of the meeting, the Anworth Board (i) instructed representatives of Credit Suisse to contact the representatives of Company D and communicate that a necessary requirement for further consideration of their proposal was a structure where both companies’ stock would be valued at 1.00x tangible book value, and (ii) authorized reverse due diligence on Ready Capital and Company E.
On October 21, 2020, representatives of Credit Suisse initiated financial reverse due diligence on Ready Capital, including a telephonic due diligence review session with representatives of Ready Capital.
On October 22, 2020, Mr. McAdams and representatives of Credit Suisse initiated financial reverse due diligence on Company E, including a telephonic due diligence review session with representatives of Company E.
On October 23, 2020, Mr. McAdams received a letter from representatives of Company B, that contained Company B’s revised non-binding proposal, reflecting a slight improvement to its proposed transaction terms. The proposal included (1) a valuation of 100% of Anworth’s book value (adjusted for $4.9 million of Anworth Management Termination Fees) for 98.4% of Company B’s book value, (2) $16.3 million of the Anworth Management Termination Fee would be borne by Company B, and (3) Anworth would pay other transaction expenses that were in excess of $10 million.
On October 25, 2020, Mr. McAdams informed the Anworth Board that Company B had delivered a revised non-binding proposal and proposed a board meeting to discuss the revised offer from Company B and evaluate the other outstanding proposals.
On October 27, 2020, the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, to discuss the revised proposal from Company B, the outstanding proposals from Ready Capital and Company E, and to evaluate whether one proposal was superior to the others, and whether the other proposals could be improved to be more competitive. Representatives of Credit Suisse also indicated that, as instructed, they had communicated to representatives of Company D the minimum requirement that both companies’ stock be valued at tangible book value and that Company D had declined to improve its proposal.
Thereafter, representatives of Credit Suisse and Mr. McAdams provided a summary of Company B’s revised proposal, and summaries of Ready Capital’s and Company E’s respective proposals, highlighting various benefits and risks, due diligence considerations, and differences in valuation methodologies. The uncertainty surrounding Company B’s future public trading price for its common stock, as well as the ability for Anworth shareholders to obtain liquidity post-transaction, were among the considerations the Anworth Board discussed. Also discussed was the proposed merger consideration as a percentage of Anworth book value, the size and strength of particular counterparties and the ability to require bidders to pay for transaction expenses as well as the Anworth Management Termination Fee, which was a requirement of the Anworth Board with respect to all of the proposals. Following a full discussion, the Anworth Board determined that, based on the different levels of risk, due diligence considerations, market value, and other factors of the three proposals, any counterproposals to be made by Anworth to each of Ready Capital, Company B and Company E should be tailored to each such counterparty. At the conclusion of the meeting, the Anworth Board instructed Mr. McAdams and representatives of Credit Suisse to prepare counterproposals to Ready Capital, Company B and Company E.
On October 28, 2020, representatives of Credit Suisse, and representatives of Company D held a telephonic meeting to discuss Company D’s proposal and indicated that any proposal that represented less than book value for book value would not be considered by Anworth.
On October 30, 2020, representatives of Credit Suisse communicated Anworth’s respective counterproposals to the representatives of each of Ready Capital, Company B and Company E, as instructed by the Anworth Board. Anworth’s counterproposal to Ready Capital included (1) a 20% cash component at book value (representing a substantial premium over Anworth’s current trading price) and (2) a requirement that the Anworth Management Termination Fee and change of control payments would be paid solely by Ready Capital, as opposed to by the combined company as proposed by Ready Capital, and that other

Anworth transaction expenses would be paid by the combined entity. The counterproposal to Company B reflected (1) that all Anworth transaction expenses (including the Anworth Management Termination Fee) were to be borne by the combined company and (2) the Anworth shareholders were to receive a contingent value right to protect against potential diminution in book value related to Company B assets. The counterproposal to Company E provided that (1) Anworth shareholders would receive a cash election of up to 20% of the merger consideration at book value, and (2) Anworth’s residual expenses not related to the Anworth Management Termination Fee and change in control expenses (which were already being paid by Company E) would be borne by the combined company.
Also on October 30, 2020, Mr. McAdams and Mr. Weil held an in-person meeting to discuss Anworth’s counterproposal. Later the same day, representatives of Wells Fargo and Credit Suisse also held a telephonic meeting to discuss Anworth’s counterproposal. Following the discussions and at the direction of Ready Capital, representatives of Wells Fargo sent Ready Capital’s revised non-binding proposal, which included, among other terms, a 20% cash component at book value, payment by Ready Capital of the Anworth Management Termination Fee and change in control payments through a reduction in Ready Capital’s tangible book value used in calculating the exchange ratio and payment by the combined company, rather than Anworth, of up to $7 million of Anworth’s other transaction expenses. During the meeting, representatives of Wells Fargo reiterated Ready Capital’s strong desire to pursue a transaction with Anworth and indicated Ready Capital’s belief that their revised offer was superior to and represented a material improvement to its original proposal, resulting from the deduction of Ready Capital’s book value for the Anworth Management Termination Fee in a 1.00x book value for book value transaction, payment of termination costs and other expenses, as well as confirmation of a 20% cash component at book value that they believed would greatly benefit the Anworth stockholders.
Also on October 30, 2020, representatives of Credit Suisse received communication from representatives of Company D that reiterated that no improvements were being made to their latest proposal. Representatives of Credit Suisse communicated this information to Mr. McAdams. On the same day, representatives of Credit Suisse and representatives of Company E held a telephonic meeting to discuss the cash component of the Merger consideration.
On October 31, 2020, at the instruction of the Anworth Board, Mr. McAdams and representatives of Ready Capital held a telephonic meeting to discuss the revised non-binding proposal from Ready Capital. The same day, representatives of Credit Suisse and representatives of Wells Fargo discussed potential third-party appraisals to substantiate the fair value figures for each company and further discussed third party valuation reports, and sum-of-the-parts analysis to validate book value for each company. Representatives of Credit Suisse also held a telephonic meeting with representatives of Company B to discuss the terms of Anworth’s counterproposal previously provided to Company B.
On November 2, 2020, Mr. McAdams and representatives of Company B discussed Anworth’s non-binding counterproposal. During the course of this discussion, representatives of Company B rejected the concept of a contingent value right that had been proposed by Anworth.
The same day, as a follow up, Mr. McAdams and Mr. Tom Capasse, the Chief Executive Officer of Ready Capital, held a telephonic meeting to discuss Ready Capital’s revised non-binding proposal and their third quarter update. Later the same day, representatives of Credit Suisse requested a telephone conference with representatives of Wells Fargo and Ready Capital to review Ready Capital’s accounting methodologies and process and discuss additional due diligence items.
On November 3, 2020, representatives of Credit Suisse circulated due diligence questions to representatives of Wells Fargo in advance of a telephone conference with Ready Capital and representatives of Wells Fargo.
That same day, the Anworth Board held a telephonic meeting, during which Mr. McAdams updated the Anworth Board that representatives of Ready Capital had responded quickly to Anworth’s non-binding counterproposal and that Ready Capital’s revised non-binding proposal indicated favorable responses to Anworth’s counterproposal. In particular, Mr. McAdams indicated that Ready Capital was prepared to offer Anworth an exchange ratio that reflected a book value for book value transaction, that it would pay 20% of the Merger consideration in cash at book value, and that it would pay the Anworth Management Termination

Fee and change in control payments through a reduction in Ready Capital’s book value for purposes of determining the exchange ratio (thereby increasing the consideration payable to Anworth stockholders), and the combined company would pay Anworth’s fees and expenses incurred in connection with the merger transaction. The Ready Capital proposal represented a substantial premium over Anworth’s current trading price.
During the meeting, Mr. McAdams also advised the Anworth Board that Anworth had not yet received a response from representatives of Company E following their previous communications the prior week regarding Anworth’s non-binding counterproposal to Company E and that representatives of Company D indicated that Company D would not propose a transaction that valued Anworth at more than 93% of tangible book value.
Later on November 3, 2020, Mr. McAdams received an informal revised non-binding proposal from representatives of Company E, which (1) valued Company E common stock at 1.00x book value and Anworth common stock at 1.10x book value, but required that Anworth pay $33 million in transaction costs (offset somewhat by a $7 million payment by Company E’s external manager directly to Anworth stockholders), effectively reducing the Anworth valuation substantially, and (2) included up to 15% cash component (at Company E’s share price adjusted for the exchange ratio).
Also on that day, representatives of Credit Suisse conducted a follow-up financial diligence session with Ready Capital and in a regularly scheduled meeting of the Ready Capital Board, Messrs. Capasse and Ahlborn, presented a detailed overview of Ready Capital’s proposal, including a description and terms of the transaction, an overview of advantages to Ready Capital and Anworth stockholders and a summary of the status of negotiations and open issues. Throughout the transaction process, the Ready Capital Board was updated periodically and upon significant developments regarding the proposed combination by Mr. Ahlborn as well as other members of Ready Capital management. Messrs. Capasse and Ahlborn reported to the Ready Capital Board that the primary purpose of the proposed Merger was a highly efficient alternative means of raising capital to fund additions to Ready Capital’s investment portfolio. Messrs. Ahlborn and Capasse noted to the Ready Capital Board that additional negotiation would be required to ensure that Anworth’s portfolio would be properly managed during the interim period between signing of the Merger Agreement and Closing. After a thorough discussion, including answering numerous questions raised by the Ready Capital Board, the Ready Capital Board decided to continue negotiating the proposed transaction with Anworth and its legal and financial advisors.
On November 4, 2020, Mr. McAdams and representatives of Credit Suisse received a revised non-binding proposal from representatives of Company B, which reflected (1) consideration of stock and $75 million in cash, (2) transaction valuing Anworth at 1.00x book value and Company B at 0.975x book value, (3) $23 million of the Anworth Management Termination Fee and change of control costs to be paid by Company B, and (4) Anworth’s right to appoint two board members to the combined company.
That same day, representatives of Credit Suisse and representatives of Company E held a telephonic meeting to discuss Company E’s most recent proposal from November 3, 2020.
On the morning of November 5, 2020, the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig. The Anworth Board determined to reconstitute and reactivate, in connection with any potential transaction now under consideration by the Anworth Board, the Anworth Strategic Review Committee of Anworth’s independent directors, which had originally been formed in connection with the 2019 discussions with Company A, with a mandate to consider all strategic alternatives available to Anworth.
The Anworth Board and representatives of Credit Suisse then discussed the outstanding proposals from Ready Capital, Company B and Company E. The Anworth Board had previously determined not to proceed with Company C based on its proposal, and Company D had previously indicated that it would not improve its proposal, thereby effectively eliminating Company D from consideration. The discussions focused not only on the specific terms and conditions of each proposal but also each bidder’s business model and the potential risks and benefits associated with a business combination transaction with each bidder. Members of the Anworth Board, together with representatives of Credit Suisse, expressed their belief that Ready Capital and Company E appeared to be the alternatives that presented the greatest certainty to Anworth since, among other things, there was already a public trading market for the stock of those companies. Thus, the Anworth Board instructed management and Credit Suisse to focus on the discussions and negotiations with Ready Capital and Company E. Thereafter, Mr. McAdams received an informal revised non-binding proposal from representatives of Company E that did not materially improve its proposed transaction terms.
On the afternoon of November 5, 2020, the Anworth Strategic Review Committee held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, and Mr. McAdams, who was present for a portion of the meeting at the invitation of the Anworth Strategic Review Committee. The members of the Anworth Strategic Review Committee discussed the current proposals from Ready Capital, Company B and Company E. Mr. McAdams informed the Anworth Strategic Review Committee that while there was no formal updated written revised proposal from Company E, representatives of Company E had transmitted an updated spreadsheet earlier that day that included its proposed counterproposals, and Mr. McAdams provided a summary thereof to the Anworth Strategic Review Committee.
After Mr. McAdams left the meeting, the members of the Anworth Strategic Review Committee then engaged in further discussion regarding the various risks, uncertainties, benefits and opportunities in pursuing possible transactions with the potential bidders to determine which proposal would reasonably be likely to be the most favorable strategic alternative to the Anworth stockholders. It was noted that Company E had not substantially improved its proposal and that, based on that proposal, as well as Company E’s smaller size and market capitalization, Anworth would be unlikely to proceed further with Company E. The members of the Anworth Strategic Review Committee agreed that, given the uncertainty of a public trading market for Company B’s stock, as well as uncertainties around the ability of Anworth investors to obtain liquidity in the trading market for Company B stock post-merger, the Ready Capital proposal was, at that time, superior and would provide the most favorable and certain outcome for the Anworth stockholders. The members of the Anworth Strategic Review Committee then agreed that the Anworth Strategic Review Committee would recommend pursuing a transaction with Ready Capital to the full Anworth Board.
Later in the afternoon of November 5, 2020, the Anworth Board reconvened for a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, to discuss the Anworth Strategic Review Committee’s recommendation of a potential transaction partner and the summary comparison of the latest non-binding proposals prepared by Credit Suisse. Mr. Maron provided a detailed summary of the Anworth Strategic Review Committee’s discussion of the outstanding proposals from Ready Capital, Company B and Company E, and informed the Anworth Board of the Anworth Strategic Review Committee’s recommendation that Anworth pursue a transaction with Ready Capital, and the reasons therefor. Representatives of Credit Suisse and Greenberg Traurig then discussed with the Anworth Board the merits and various considerations of an outside accounting firm conducting financial due diligence on Ready Capital as part of Anworth’s reverse due diligence regarding Ready Capital. Representatives of Credit Suisse and Greenberg Traurig indicated to the Anworth Board that financial diligence by an outside accounting firm was customary in transactions of this kind. Mr. McAdams then informed the Anworth Board that Ready Capital had also indicated an interest in entering into an exclusivity agreement for exclusive negotiation rights for a period of 45 days. The Anworth Board discussed the timing needed for mutual due diligence and the negotiation and signing of a definitive merger agreement. After discussion with representatives of Credit Suisse and Greenberg Traurig, the Anworth Board determined that an exclusivity period shorter than the requested 45 days was appropriate for purposes of working towards completing due diligence and entering into a definite merger agreement. The Anworth Board unanimously approved Anworth entering into an exclusivity agreement with Ready Capital that provided for an exclusivity period of 30 days and instructed management to communicate its determination to Ready Capital.
On November 6, 2020, Mr. McAdams delivered a message to Mr. Capasse that upon the recommendation of the Anworth Strategic Review Committee, Anworth was prepared to move forward with pursuing a strategic transaction with Ready Capital. Mr. McAdams further indicated that a 30-day exclusivity period would be acceptable to Anworth, provided that there were certain protections in place for Anworth and with a goal of entering into a definitive agreement within the 30-day period.
On that day, representatives of Credit Suisse informed the representatives of Company B and Company E that Anworth would not be pursuing a transaction with their respective companies. The representative of Company E replied that Company E would revert with a revised proposal. Later in the day, representatives of Credit Suisse and Wells Fargo held email and telephone communications to discuss next steps and exclusivity.

On November 7, 2020, representatives of Greenberg Traurig provided a preliminary due diligence request list to Ready Capital, and, at the direction of Ready Capital, representatives of Wells Fargo delivered a draft exclusivity agreement (the “Exclusivity Agreement”) to representatives of Greenberg Traurig and Credit Suisse.
On November 8, 2020, representatives of Greenberg Traurig delivered a revised draft of the Exclusivity Agreement, along with a draft of a new mutual non-disclosure agreement to be entered into by Anworth and Ready Capital (the “Ready Capital NDA”) for a term of eighteen (18) months, including a mutual standstill period during the term whereby each party agreed to, among other things, not solicit a purchase proposal from any other party. Representatives of Credit Suisse, Greenberg Traurig, Anworth, Ready Capital, Wells Fargo, and Ready Capital’s outside legal counsel, Alston & Bird LLP (“Alston & Bird”), continued to work towards negotiating the Exclusivity Agreement and the Ready Capital NDA. On the same day, representatives of Wells Fargo provided a preliminary due diligence request list and a key workstreams plan to representatives of Credit Suisse.
On November 9, 2020, representatives of Credit Suisse, Greenberg Traurig and Mr. McAdams held a telephonic meeting to discuss the due diligence process. Following the meeting, representatives of Credit Suisse communicated to representatives of Wells Fargo Anworth’s strong preference for the representatives of Wells Fargo and Ready Capital to prioritize their efforts on validating book value and transaction expenses over the next couple of days. Representatives of Credit Suisse, Greenberg Traurig, Wells Fargo, Anworth, Ready Capital and Alston & Bird continued to work towards negotiating a final Exclusivity Agreement and Ready Capital indicated that Anworth’s revisions to the Exclusivity Agreement and the Ready Capital NDA were acceptable to Ready Capital. Anworth and Ready Capital entered into the Ready Capital NDA, dated effective as of November 8, 2020. Later the same day, Anworth and Ready Capital entered into the Exclusivity Agreement, dated November 9, 2020, providing for an exclusive negotiation period in respect of a potential strategic transaction between Anworth and Ready Capital until December 9, 2020.
Also on that day, Mr. McAdams informed the Anworth Board that, in response to receiving the message that Anworth would not be pursuing a transaction with Company E, representatives of Company E had indicated that Company E intended to submit a revised proposal, but no such revised offer had yet been received.
Anworth management, representatives of Credit Suisse and representatives of Ready Capital and Wells Fargo held a telephonic meeting later that day to (i) discuss process and methodologies in establishing valuation dates, (ii) provide and discuss materials and information to be used to establish September 30 valuations, and (iii) discuss material changes from Anworth’s June 30th 2020 book value and any portfolio updates. Representatives of Credit Suisse and Wells Fargo held further discussions regarding next steps on due diligence.
On November 11, 2020, representatives of Credit Suisse, Greenberg Traurig, Anworth, Ready Capital, Ready Capital’s external manager, and Wells Fargo held a telephonic meeting to discuss Anworth’s valuation process for Anworth’s portfolio. On the same day, Anworth and its representatives received access to Ready Capital’s virtual data room for purposes of conducting reverse due diligence on Ready Capital.
On November 13, 2020, representatives of Greenberg Traurig and Alston & Bird held a telephonic meeting to discuss preliminary legal issues regarding the form of the proposed merger agreement.
Also on that day, representatives of Anworth and Credit Suisse received an unsolicited letter from representatives of Company D that contained a revised non-binding proposal. Following receipt thereof, Anworth provided written notice to Ready Capital notifying Ready Capital of the receipt of the revised proposal from a third party, in accordance with the terms of the Exclusivity Agreement.
On November 16, 2020, representatives of Greenberg Traurig delivered a draft of the merger agreement (the “Merger Agreement”) to representatives of Alston & Bird.
On November 18, 2020, the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, to discuss (i) a summary of the revised non-binding proposal from Company D, and (ii) the engagement of RSM US LLP (“RSM”) to conduct financial and accounting due diligence on Ready Capital. Representatives of Credit Suisse and Mr. McAdams provided a summary of Company D’s revised proposal, including a comparison against the respective proposals of Ready Capital and

Company E, as well as a comparison of the current market valuations of each of the companies. Company D’s revised proposal represented a book value for book value valuation (as opposed to Company D’s original proposal of 0.93x), and provided that its external manager would bear up to 50% of the Anworth Management Termination Fee and change in control payments. The Anworth Board then discussed Company D’s market capitalization, premium amortization and risk profile, among others matters, in each case relative to Ready Capital. Following their discussion, the Anworth Board determined to continue to pursue a transaction with Ready Capital based on its belief that the risk adjusted long-term value proposition of a transaction with Ready Capital remained higher than a proposed transaction with Company D or any other bidder.
The Anworth Board next discussed engaging RSM to conduct financial and accounting diligence on Ready Capital. The members of the Anworth Board discussed at length the timing, process, scope, purpose, and cost of the proposed diligence. The Anworth Board determined that, given the timing for diligence and the desire to conduct the necessary reverse due diligence on Ready Capital, that management should immediately engage RSM to begin financial and accounting diligence on Ready Capital. Representatives of Credit Suisse stated that they would work with RSM to confirm the scope of their due diligence review and ensure that its review was completed within the indicative timeline the parties were working towards.
The Anworth Board next discussed the need for the Anworth Management Agreement Amendment to provide for early termination of the Anworth Management Agreement, among other items, if the proposed business combination with Ready Capital were to be consummated. The members of the Anworth Board reiterated that Messrs. McAdams and Lloyd McAdams could not participate in these negotiations given their ownership interests in the Anworth Manager, and that the Anworth Strategic Review Committee would therefore negotiate the terms of the Anworth Management Agreement Amendment on behalf of Anworth.
On November 20, 2020, representatives of Credit Suisse and Wells Fargo discussed timing of Ready Capital’s revisions to the Merger Agreement and general timeline until a potential signing date for the Merger Agreement. On the same day, representatives of Credit Suisse and Greenberg Traurig continued to discuss a number of process matters, including the scheduling of Anworth Strategic Review Committee and Anworth Board meetings assuming the mutually satisfactory negotiation of definitive agreements, and considerations relating to announcement of the Merger Agreement and the Merger, given the current negotiations of the Merger Agreement, the Anworth Management Agreement Amendment, and outstanding due diligence.
On November 22, 2020, representatives of Greenberg Traurig began preparing a draft of the Anworth Management Agreement Amendment.
On November 23, 2020, Mr. McAdams communicated to the Anworth Board a proposed target timeline for completing reverse due diligence of Ready Capital, and a proposed meeting of the Anworth Board in early December, assuming the mutually satisfactory negotiation of definitive agreements, to approve the transaction, execute the relevant transaction documents, and announce the Merger Agreement and the Merger.
On the same day, representatives of Alston & Bird distributed a revised draft of the Merger Agreement, and representatives of Credit Suisse conducted a financial diligence call with representatives of Ready Capital.
On November 24, 2020, representatives of Credit Suisse, Anworth, Wells Fargo, and Ready Capital held a telephonic meeting to discuss outstanding due diligence matters. On the same day, representatives of Wells Fargo conducted a financial diligence call with representatives of Anworth.
On the afternoon of November 24, 2020, Mr. McAdams and representatives of Credit Suisse and Greenberg Traurig held a telephonic meeting to discuss Ready Capital’s revisions to the Merger Agreement, which included a material revision from the initial terms proposed by Ready Capital. The material revision proposed by Ready Capital contemplated that the exchange ratio would be determined at the closing of the transaction, based on future book values, as opposed to at the execution of the Merger Agreement, based on tangible book values at such time, as had been proposed in Ready Capital’s final proposal on the basis of which the parties entered into the Exclusivity Agreement. Additionally, the revisions included setting the Anworth Management Termination Fee at $20 million. Mr. McAdams proposed a meeting of the Anworth Board the following day to discuss these deviations from Ready Capital’s written proposal of November 4, 2020. Following discussion, it was agreed that representatives of Credit Suisse would contact representatives of Ready Capital and Wells Fargo to communicate Anworth’s negative reaction to the revised Merger Agreement, focusing principally on the basis on which the exchange ratio was to be determined. Following the meeting, representatives of Credit Suisse contacted representatives of Wells Fargo who indicated that Ready Capital would discuss the matter internally and respond.
On November 25, 2020, Mr. McAdams provided an update to the Anworth Board after receiving a response from Mr. Capasse that, following internal discussion, Ready Capital had agreed to revert to the structure it had originally proposed — setting the exchange ratio at the time of execution of the Merger Agreement. Mr. Capasse indicated that Ready Capital would, however, be proposing additional operating covenants (which he described as financial in nature) for the interim period after signing the Merger Agreement and before closing of the transaction. Given Ready Capital’s response regarding the calculation of the exchange ratio, it was determined that it was unnecessary to convene the Anworth Board for a meeting as previously discussed and that Anworth would await Ready Capital’s proposed revised Merger Agreement containing the additional interim period covenants and to continue with negotiations within the framework of the originally proposed terms. Later the same day, representatives of Greenberg Traurig distributed a draft of the Anworth Management Agreement Amendment to the members of the Anworth Strategic Review Committee.
On November 27, 2020, the Anworth Strategic Review Committee held a telephonic meeting, together with representatives of Greenberg Traurig, to discuss the draft Anworth Management Agreement Amendment. Representatives of Greenberg Traurig provided a summary of the Anworth Management Agreement Amendment and explained that the Anworth Management Termination Fee was meant to encompass the fee for terminating the Management Agreement and the remaining management fees for the current renewal term ending December 31, 2021 due under the Anworth Management Agreement, as this construct had been the understanding with Ready Capital and its representatives, and upon which they had been basing their calculations. Representatives of Greenberg Traurig informed the members of the Anworth Strategic Review Committee that both Anworth and Ready Capital would likely be in favor of having the Anworth Management Termination Fee be a fixed amount determined at the signing of the Merger Agreement and the Anworth Management Agreement Amendment, since Ready Capital would fully bear the cost of such amount and would be deducting such amount from its book value in determining the exchange ratio under the Merger Agreement.
The Anworth Strategic Review Committee noted that the actual amount of payments for the remainder of the term of the Anworth Management Agreement Amendment could be greater or less than the amounts borne by Ready Capital since the closing of the Merger was not a fixed date. The Anworth Strategic Review Committee discussed the fact that the variance could either benefit the stockholders of the combined company, or would be paid by such stockholders, but that the variance would not be material in any event. Representatives of Greenberg Traurig then discussed the potential tax impact for the Anworth Manager under Section 280G of the Internal Revenue Code with respect to the payment of the Anworth Management Termination Fee, and the potential non-deductibility of certain payments unless the Anworth Management Agreement Amendment contained certain provisions for the reduction in payments under such amendment to reduce the actual Anworth Management Termination Fee. It was agreed that appropriate provisions should be negotiated with the Anworth Manager and included in the amendment to ensure that the parties mitigated any potential tax liability under Section 280G to the greatest extent possible. The Anworth Strategic Review Committee further discussed the need for the Anworth Manager to continue to fully indemnify Anworth and the combined company for any matters that it was responsible for under the Management Agreement.
Following the meeting, as requested by the Anworth Strategic Review Committee, representatives of Greenberg Traurig contacted Mr. McAdams and provided a summary of the determinations of the Anworth Strategic Review Committee. On the same day, representatives of Greenberg Traurig distributed a revised draft of the Anworth Management Agreement Amendment to the members of the Anworth Strategic Review Committee.
On November 29, 2020, representatives of Greenberg Traurig and the members of the Anworth Strategic Review Committee further discussed the Anworth Management Termination Fee structure and the mechanics of early termination of the Anworth Management Agreement. It was noted that the amounts being paid in connection with the early termination of the Anworth Management Agreement, as well as certain change in control payments, were to be borne by Ready Capital through a reduction of Ready Capital’s book value in connection with the calculation of the exchange ratio under the Merger Agreement and that the proposed mechanism would effectively provide for greater consideration to the Anworth stockholders by increasing the amount of stock each Anworth stockholder would receive in the transaction. It was noted that the Anworth Strategic Review Committee and the Anworth Board were able to obtain this agreement from Ready Capital following negotiations with Ready Capital and other potential bidders in the transaction process regarding the Anworth Board’s requirement that potential bidders, and not Anworth, would be responsible for the Anworth Management Termination Fee and change in control payments. The original Ready Capital proposal included a sharing of the Anworth Management Termination Fee, as had proposals by each of Company B and Company D. By requiring that any successful proposal include payment of the Anworth Management Termination Fee bv the other party to the transaction, the Anworth Board was able to obtain a substantial benefit for Anworth’s stockholders.
Also on that day, representatives of Alston & Bird requested further due diligence materials from Anworth.
On November 30, 2020, representatives of Anworth provided the additional due diligence materials requested by Alston & Bird. On the same day, representatives of Credit Suisse, Anworth management, and Greenberg Traurig held a telephonic meeting to discuss the transaction process and timeline. Representatives of Credit Suisse provided updates pursuant to discussions with representatives of Wells Fargo and indicated that a revised Merger Agreement would be forthcoming from Alston & Bird, which was expected to include a reversion on the exchange ratio to the original proposal, revision of the transaction expenses provision to include a more accurate estimate of fees, and the inclusion of the specific interim financial covenants Mr. Capasse had described to Mr. McAdams in their telephone conversation on November 25, 2020. The representatives of Credit Suisse, Anworth management, and Greenberg Traurig also discussed a general timeline for Anworth Board meetings going forward and updates on RSM’s diligence and the timing for the granting of access to RSM to Deloitte’s work papers in order to conduct their financial diligence and analysis.
In addition, on the same day, a representative of Credit Suisse sent a memorandum to representatives of Anworth, who in turn shared the memorandum with the Anworth Board, disclosing certain relationships between Credit Suisse, on the one hand, and Ready Capital and its affiliates, on the other hand. The Anworth Board determined that the relationships did not reflect a material conflict in the context of the proposed transaction.
Later that day, representative of Alston & Bird circulated a revised Merger Agreement, which contained the proposed financial covenants for the interim period, including a requirement that Anworth maintain a maximum leverage ratio of 5.5x and a daily minimum liquidity of $215 million, as well as a duration gap covenant proposed at 1.0x.
On December 1, 2020, representatives of Credit Suisse and Greenberg Traurig held a telephonic meeting to discuss Ready Capital’s revisions to the Merger Agreement, including the new interim covenants proposed by Ready Capital. The parties discussed the issues with the covenants, principally that they did not seem appropriate and provided very little leeway given Anworth’s financial position and past operating history.
On December 2, 2020, representatives of Credit Suisse, Anworth management and Greenberg Traurig held a telephonic meeting to discuss Ready Capital’s revisions to the Merger Agreement, particularly with respect to the proposed new interim covenants. The parties further discussed the issues with the covenants and Mr. McAdams indicated that he would relay these concerns to the Anworth Board at its next meeting. On the same day, representatives of Alston & Bird requested additional tax due diligence materials, which were provided by Anworth management.
Also on that day, representatives of Credit Suisse and Wells Fargo held a telephonic meeting, after which the representatives of Credit Suisse informed representatives of Anworth that Ready Capital preferred to use September 30 as the calculation date for setting the exchange ratio due to the greater certainty afforded by relying on financial metrics as of the end of a quarterly period as opposed to a month-end. Representatives of Credit Suisse also informed representatives of Anworth that it updated Wells Fargo regarding Anworth’s negative reaction to the proposed interim covenants. Later the same day, representatives of Greenberg Traurig provided a revised Anworth Management Agreement Amendment to the Anworth Manager.
On December 3, 2020, representatives of Greenberg Traurig circulated to all parties revised drafts of the Merger Agreement, which, at the instruction of the Anworth Board, removed a number of the proposed internal financial covenants, and the Greenberg Traurig representatives also distributed the Anworth

Management Agreement Amendment. Later the same day, representatives of Greenberg Traurig circulated a further revised Merger Agreement, along with drafts of various ancillary documents related thereto.
On the afternoon of December 3, 2020, the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, to discuss the process that had resulted in the negotiations with Ready Capital, the key deal terms, the remaining open items that were still subject to further negotiation, and the key findings of the respective due diligence reviews and investigations on Ready Capital by Anworth’s financial, accounting and legal advisors, and to address any open diligence points.
Representatives of Credit Suisse informed the Anworth Board that Credit Suisse’s financial analysis, as well as updates on the financial and accounting diligence on Ready Capital, were expected to be provided to the Anworth Board the following day in order to provide the Anworth Board with adequate time to review prior to the expected finalization of the Merger Agreement for submission to the Anworth Board on Sunday, December 6, 2020.
Also at the meeting, representatives of Credit Suisse presented a review of the key interactions with various potential counterparties, the timeline of the proposals and counterproposals from the various bidders, a comparison of the various proposals, and the negotiation of the key economic points with Ready Capital, such as, among others, the merger consideration, treatment of preferred stock, the right to appoint an independent director on the combined company board of directors, expense reimbursement, and payment of the Anworth Management Termination Fee with respect to the Anworth Manager.
Next, representatives of Greenberg Traurig provided a summary of the additional interim covenants proposed by Ready Capital in the revised Merger Agreement and stated that certain of the additional covenants were anticipated and acceptable, while other new financial related covenants were unduly restrictive, required measurements on a daily basis, and gave Ready Capital the ability to terminate the Merger Agreement as a result of changes in such financial metrics relating to Anworth’s asset portfolio that could arise from circumstances out of Anworth’s control, such as adverse or volatile market fluctuations.
Representatives of Greenberg Traurig also confirmed to the Anworth Board that the revised Merger Agreement eliminated certain of the restrictive financial covenants to which the Anworth Board had objected. Mr. McAdams and the Anworth Board agreed that while providing daily updates to Ready Capital on Anworth’s portfolio and liquidity was likely burdensome but manageable, the financial covenants as drafted — allowing for termination of the Merger Agreement by Ready Capital — were not acceptable, reasonable or customary for transactions of this kind. Next, the members of the Anworth Board, Credit Suisse, and Greenberg Traurig briefly discussed the new covenant in the Merger Agreement proposed by Ready Capital, which would prohibit Anworth from acquiring any assets other than Agency MBS during the period between the signing of the Merger Agreement and the closing of the Merger. The members of the Anworth Board agreed that this covenant would be acceptable in order to minimize potential fluctuations in Anworth’s portfolio prior to the closing of the Merger, and that agreeing to only invest in Agency MBS prior to closing likely would not have a material impact on Anworth should a transaction announced with Ready Capital ultimately not be consummated.
Next, representatives of Credit Suisse discussed Credit Suisse’s financial due diligence review of Ready Capital’s portfolio. Members of the Anworth Board asked numerous questions about Ready Capital’s portfolio, how Ready Capital’s operating business related to its book value, and the performance of Ready Capital’s small balance commercial loans, among others, all of which were answered by Credit Suisse to their satisfaction.
Members of the Anworth Board and representatives of Credit Suisse and Greenberg Traurig also briefly discussed the Anworth Management Agreement Amendment, and the request of the Anworth Manager to include a “cut back” provision for 280G excise tax matters. The Anworth Board determined that it would be in all parties’ best interest to include such a provision in the Anworth Management Agreement Amendment.
Later the same day, representatives of Greenberg Traurig distributed (i) a revised draft of the Anworth Management Agreement Amendment to members of the Anworth Strategic Review Committee, which added the concept of “Accrued Management Fee,” revised the definition and use of “Unreimbursed Expenses,” and simplified the 280G provisions and (ii) a revised Merger Agreement to the Anworth Board, together with a presentation containing the summaries of the Merger Agreement and the Anworth Management Agreement

Amendment. On the same day, representatives of Alston & Bird provided a draft of the Ready Capital Management Agreement Amendment, which amendment provided for a step down in the base management fee.
On the afternoon of December 4, 2020, the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse, Greenberg Traurig, and RSM. At the meeting, RSM presented its financial due diligence findings to the Anworth Board and indicated that no material issues were identified, after which the representatives of RSM answered questions to the satisfaction of the Anworth Board and then left the meeting. Representatives of Credit Suisse provided an update on the negotiations of the Merger Agreement and a summary of the outstanding open business issues, including financial analysis of the merger consideration, financial analysis of Ready Capital and key forecast assumptions. The Anworth Board, together with representatives of Credit Suisse and Greenberg Traurig, further discussed the remaining open business issues in the Merger Agreement.
Also on December 4, 2020, the Ready Capital Board met telephonically, with the members of Ready Capital management and representatives of Alston & Bird and Wells Fargo in attendance, to discuss and review the draft Merger Agreement and report on the resolution of certain open issues in the draft Merger Agreement. Representatives of Wells Fargo reviewed with the Ready Capital Board the financial aspects of the proposed Merger on a preliminary basis. Representatives of Alston & Bird reviewed the terms of the draft Merger Agreement, discussed the key terms and conditions, and discussed a possible timetable for the transaction.
Following the meetings of the Anworth Board and the Ready Capital Board, Greenberg Traurig and Alston & Bird exchanged drafts of the Ready Capital Management Agreement Amendment, draft Form 8-Ks and joint press release to be filed and released upon entry into the Merger Agreement, and various related ancillary agreements.
On December 5, 2020, Greenberg Traurig and Alston & Bird continued to exchange and then finalized the drafts of the Ready Capital Management Agreement Amendment, draft Form 8-Ks and joint press release, and certain of the related ancillary agreements.
Also on that day, Messrs. McAdams and Capasse, and representatives of Wells Fargo, Credit Suisse, Alston & Bird and Greenberg Traurig held a telephone conference to discuss the magnitude, scope and legal effect of the new financial covenants for the interim period proposed by Ready Capital. Mr. McAdams began the call by stating Anworth’s position that some level of financial covenants during the interim period would be acceptable to Anworth only if (i) they were set at appropriate thresholds, including some “buffer” from the then current levels of the applicable metrics; (ii) it was understood and agreed by the parties that a breach of such covenants could only be triggered by affirmative action of the Anworth Manager as opposed to events outside of Anworth’s control, such as adverse or volatile market fluctuations; and (iii) that Anworth would be afforded the opportunity to reverse any such actions which Ready Capital believed violated the applicable covenants after notice from Ready Capital. After extensive discussion, Ready Capital agreed that only affirmative actions taken by the Anworth Manager could result in a breach of the additional financial covenants and that Anworth would be afforded the opportunity to reverse any such actions, and that Anworth’s obligations in such circumstances would be limited to reversing the action claimed by Ready Capital to be the cause of the breach and that the Merger Agreement would not obligate Anworth in any way to ensure that any effects arising or resulting from the action be remedied.
Throughout the day on December 6, 2020, Greenberg Traurig and Alston & Bird exchanged drafts of the Merger Agreement and ancillary agreements related thereto. Ready Capital’s revised draft of the Merger Agreement included the concepts discussed and agreed to on December 5, 2020, including those described under clauses (ii) and (iii) in the preceding paragraph. Nevertheless, the thresholds of the interim financial covenants remained unchanged from the prior draft of November 30, 2020. At the direction of the Anworth Board, representatives of Credit Suisse contacted Wells Fargo on the remaining open business items. Ready Capital agreed to Anworth’s proposals to set (i) the daily minimum liquidity at $125 million, (ii) the maximum leverage ratio at 6.5x, and (iii) the duration gap limit at absolute 1.0 years. Further, Anworth’s proposal of $33 million for the Anworth Management Termination Fee and expense threshold for the calculation of “Excess Amount” under the Merger Agreement was not accepted by Ready Capital and the parties ultimately agreed to $32.5 million.

On the afternoon of December 6, 2020, the Anworth Board held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig, to discuss a summary of the merger consideration, Credit Suisse’s opinion as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Anworth Common Stock pursuant to the Merger Agreement, and Greenberg Traurig’s presentation summarizing the key terms of the latest draft of the Merger Agreement and the Anworth Management Agreement Amendment, including the resolution of the final open issues in the draft Merger Agreement.
Representatives of Greenberg Traurig focused on the provisions of the Merger Agreement and related developments that were significant to the Anworth Board’s fiduciary duties to the holders of Anworth Common Stock in a transaction such as the one contemplated with Ready Capital. Among other things, the representatives of Greenberg Traurig noted that the Anworth Strategic Review Committee is composed entirely of independent directors, with no conflicts of interest relating to the transactions contemplated by the Merger Agreement or the Anworth Management Agreement Amendment, including with respect to the payment due to the Anworth Manager under the Anworth Management Agreement Amendment.
Greenberg Traurig also reviewed the steps taken by the Anworth Board dating back to mid-2019, and, particularly, since the identification of potential bidders earlier in 2020 to obtain the best transaction terms reasonably available for the holders of Anworth Common Stock. The Greenberg Traurig representatives discussed the history, purpose and benefits of the extended process undertaken by the Anworth Board and the Anworth Strategic Review Committee to identify potential acquirors or other counterparties to a business combination, as well as to negotiate with those parties to obtain the best price and the most favorable terms for any such transaction. The Greenberg Traurig representatives also summarized Anworth’s rights and obligations under the proposed Merger Agreement in the event an unsolicited, bona fide superior proposal is subsequently received, including the “fiduciary out” provisions of the Merger Agreement that would enable the Anworth Board to avoid the “no shop” provisions and terminate the Merger Agreement in connection with an unsolicited superior proposal, provided in each case that Anworth pays a termination fee of $15 million to Ready Capital. The representatives of Greenberg Traurig then discussed Anworth’s disclosure obligations (and the limitations thereon) following the initial public announcement of the proposed Merger Agreement, and the anticipated transaction timeline between signing and closing of the merger, as well the risks inherent in the closing of the transactions contemplated by the Merger Agreement as well as any other long-term strategy available to Anworth.
Immediately following the meeting of the Anworth Board, on December 6, 2020, the Anworth Strategic Review Committee held a telephonic meeting, together with representatives of Credit Suisse and Greenberg Traurig. The Anworth Strategic Review Committee discussed the Merger Agreement, the Anworth Management Agreement Amendment, and the transactions contemplated thereby. The Anworth Strategic Review Committee further discussed and determined that the payments to be made to the Anworth Manager under the Management Agreement Amendment was advisable and in the best interests of Anworth and its stockholders. Following such discussions, the Anworth Strategic Review Committee unanimously determined to recommend the approval of the Merger Agreement, the Anworth Management Agreement Amendment, and the transactions contemplated thereby, to the Anworth Board.
Following the meeting of the Anworth Strategic Review Committee, also on December 6, 2020, the Anworth Board reconvened telephonically to approve the Merger Agreement, with representatives of Credit Suisse and Greenberg Traurig in attendance. Mr. McAdams provided an update on RSM’s financial due diligence of Ready Capital and informed the Anworth Board that there were no material updates to the due diligence report presented by RSM to the Anworth Board on December 4, 2020. Mr. Maron then informed the Anworth Board of the Anworth Strategic Review Committee’s recommendation that the Anworth Board approve the Merger Agreement, the Anworth Management Agreement Amendment, and the transactions contemplated thereby. Also at this meeting, representatives of Credit Suisse rendered their oral fairness opinion, subsequently confirmed by delivery of their written opinion, dated December 6, 2020, that, as of the date of the opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of Anworth Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Following the delivery of the oral opinion by Credit Suisse, the Anworth Board unanimously (i) determined that the Merger Agreement, the Anworth Management Agreement Amendment,

and the transactions contemplated thereby (collectively, the “Transactions”), including the Merger, were in the best interests of Anworth and its stockholders, (ii) approved the Merger Agreement and the Anworth Management Agreement Amendment and declared the Transactions, including the Merger, advisable, (iii) authorized Anworth to enter into the Merger Agreement, (iv) directed that the Transactions be submitted to the holders of Anworth Common Stock for consideration at the Anworth special meeting, and (v) recommend that the holders of Anworth Common Stock approve the Transactions.
Also on December 6, 2020, the Ready Capital Board met telephonically to approve the Merger Agreement, with representatives of Ready Capital management, Alston & Bird and Wells Fargo in attendance. At the meeting, Ready Capital management provided the Ready Capital Board with an update on the resolution of open issues on the Merger Agreement. Following this discussion, representatives of Alston & Bird reviewed with the Ready Capital Board the duties of directors in connection with transactions of this type. Representatives of Alston & Bird then summarized the final terms of the Merger Agreement, including the resolution of open issues. Also at this meeting, Wells Fargo reviewed with the Ready Capital Board the financial aspects of the proposed Merger and rendered to the Ready Capital Board an opinion, initially rendered verbally and confirmed by delivery of a written opinion, dated December 6, 2020, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations and qualifications on the review undertaken by Wells Fargo in preparing its opinion, the merger consideration to be paid to holders of Anworth Common Stock in the proposed Merger was fair, from a financial point of view, to Ready Capital. After further discussions, and after taking into consideration all of the information presented and discussed in the several prior communications and meetings among Ready Capital’s management, the Ready Capital Board and its members that occurred over the course of the negotiations between Ready Capital and Anworth, the Ready Capital Board unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, were in the best interests of Ready Capital and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance; (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting, and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal.
Subsequently on December 6, 2020, the parties executed the Merger Agreement, the Anworth Management Agreement Amendment, and the Ready Capital Management Agreement Amendment, which were each dated as of that date. Following the execution of the Merger Agreement, Ready Capital and Anworth issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Anworth Board and Its Reasons for the Merger
In evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the Anworth Strategic Review Committee and the Anworth Board consulted with the Anworth’s financial and legal advisors: Credit Suisse and Greenberg Traurig, respectively. In reaching their respective determinations that the transactions contemplated by the Merger Agreement are advisable and in the best interests of Anworth and its stockholders, the Anworth Strategic Review Committee and the Anworth Board considered a number of factors, including, but not limited to, the following material factors, which the Anworth Strategic Review Committee and the Anworth Board viewed as supporting their determinations with respect to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement:
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Recommendation of the Anworth Strategic Review Committee.   That the Anworth Strategic Review Committee, comprised entirely of the independent and disinterested directors on the Anworth Board, unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Anworth and its stockholders, and unanimously recommended to the Anworth Board that the Anworth Board approve and authorize the Merger Agreement and the transactions contemplated thereby, including the Merger;

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Offer Price and Certainty.   That, as of December 4, 2020 (the last trading day prior to the public announcement of the execution of the Merger Agreement), the per share merger consideration (valued at $2.94 on such date) represented a premium of approximately 42.7% to the volume weighted average price of Anworth Common Stock for the 30 day period ended on December 4, 2020 (which was $2.06); and that the merger consideration is based on an exchange ratio that will not adjust based on market fluctuations prior to Closing;
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Industry and Business Considerations.   The perspectives of the members of the Anworth Strategic Review Committee and the Anworth Board with respect to the industry, business, financial condition, current business strategy, and short- and long-term prospects of Anworth, including the following:

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the challenges facing the mortgage REIT sector in general, including significant uncertainty regarding the outlook for interest rates as well as uncertainty regarding the outlook for the financial markets generally; and

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the challenges facing Anworth in particular, including that the price per share of Anworth Common Stock has traded at a substantial discount to Anworth’s tangible book value per share for an extended period, which has prevented Anworth from raising equity capital through traditional capital market transactions to fund new investments without significant dilution to its stockholders, and, which in turn, has prevented Anworth from increasing its size and scale, both in terms of assets under management as well as market capitalization;

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Evaluation of Strategic Alternatives.   The belief of the members of the Anworth Strategic Review Committee and the Anworth Board that the value offered to Anworth’s stockholders in the Merger was more favorable to Anworth’s stockholders than the potential value of remaining an independent public company. This belief was supported in part by the results of the Anworth Strategic Review Committee’s and the Anworth Board’s evaluation of strategic alternatives, through which Anworth and its financial advisors engaged with other parties that were believed to be the most able and willing to pay the highest price for Anworth Common Stock, and ultimately received from Ready Capital an acquisition proposal with terms that the Anworth Strategic Review Committee and the Anworth Board believe to be the most favorable on a risk-adjusted basis to Anworth and its stockholders (as more fully described above in “— Background of the Merger”);

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Sale Process and Negotiations with Ready Capital.   The belief that, as a result of the sale process conducted by the Anworth Board and its robust negotiations with multiple bidders, including Ready Capital, Anworth maximized stockholder value and obtained not only the highest per share consideration that Ready Capital was willing to pay, but also that the terms of the Merger, which were substantially revised and agreed to by Ready Capital in response to extensive negotiations between the Anworth Board and Ready Capital, were also the most favorable to Anworth (as more fully described above in “— Background of the Merger”);

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Benefits of Increased Scale, Portfolio Diversity and other Operating Capabilities of the Combined Company.   That the receipt of Ready Capital Common Stock as part of the merger consideration provides Anworth stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide significant potential strategic opportunities and benefits, including the following:

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Ready Capital’s diversified business should allow the Combined Company to benefit from a broader suite of investment opportunities. Ready Capital also has expertise in managing the types of assets held in Anworth’s portfolio and can manage that portfolio to maximize their respective values;

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Anworth stockholders will benefit from cost efficiencies resulting from a lower base management fee and a larger and more diverse asset base; and

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Anworth stockholders will benefit from increased operating scale, liquidity and access to capital alternatives available to the larger Combined Company;

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Liquidity of Ready Capital Common Stock.   That 80% of the merger consideration consists of shares of Ready Capital Common Stock that will be listed for trading on the NYSE, which should provide greater liquidity for Anworth stockholders who may desire to liquidate their investment in the Combined Company after the Merger, since:

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prior to the public announcement of the execution of the Merger Agreement, Ready Capital’s market capitalization was over three times higher than the Anworth’s market capitalization; and

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the increased market capitalization of the Combined Company following the consummation of the Merger is expected to improve stockholder liquidity and trading technicals;

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Cash Portion of Merger Consideration.   That 20% of the merger consideration consists of Per Share Cash Consideration of $0.61, which is based on a valuation of Anworth Common Stock at 1.00x tangible net book value at September 30, 2020 (which tangible net book value represented a premium of approximately 29.8% to the closing price of Anworth Common Stock on December 4, 2020 (the last trading day prior to the public announcement of the execution of the Merger Agreement));

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Opinion of Credit Suisse and Related Analysis.   The opinion of Credit Suisse provided to the Anworth Board, and subsequently confirmed in writing, dated December 6, 2020, that as of such date, based upon and subject to the qualifications, limitations and assumptions set forth therein, the Per Share Common Merger Consideration to be offered to Anworth stockholders in the Merger is fair, from a financial point of view, to such stockholders, as more fully described in the section entitled “The Merger — Opinion of Anworth’s Financial Advisor” beginning on page 92;

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Other Terms of the Merger Agreement.   Certain other terms of the Merger Agreement, which are more fully described in the section entitled “The Merger Agreement” beginning on page 119, including, among others:

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the Merger Agreement permits Anworth to continue to pay, between the signing of the Merger Agreement and the consummation of the Merger, regular quarterly dividends payable in respect of the Anworth Common Stock, not to exceed $0.05 per share per quarter, consistent with past practice;

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the Merger is subject to approval by the holders of a majority of the outstanding shares of Anworth Common Stock entitled to vote on the matter;

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the Merger Agreement provides Anworth with the right, under certain specified circumstances, to consider an unsolicited competing proposal if the Anworth Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such a competing proposal is a superior proposal for Anworth stockholders, and provides the Anworth Board with the ability, under certain specified circumstances, to make a change in recommendation or to terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Anworth superior proposal upon payment to Ready Capital of a $15 million termination fee;

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the commitment on the part of each of Anworth and Ready Capital to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents, and the likelihood that the Merger will be completed on a timely basis;

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the calculation of the Exchange Ratio in the Merger Agreement providing for a reduction in the book value of Ready Capital’s shares by $20.3 million to be paid in connection with the termination of the Anworth Management Agreement and $3.0 million to be paid in connection with the Anworth Manager’s change in control payments to its employees, as well as provisions in the Merger Agreement that provide that the Per Share Cash Consideration will not be adjusted downward unless such termination fee, change in control payments, and other transaction expenses of Anworth exceed $32.5 million, which therefore results in the Combined Company effectively assuming up to $9.2 million of transaction expenses incurred by Anworth in connection with the Merger;

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the fact that the Merger Agreement provides that one current independent director of Anworth will be appointed to serve on the Combined Company’s board of directors; and

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the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The Anworth Strategic Review Committee and the Anworth Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:

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Other Strategic Alternatives.   The risk that a different strategic alternative, such as continuing as an independent public company, could be more beneficial to Anworth stockholders than the Merger;

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Competing Transactions; Termination Fee.   That the terms of the Merger Agreement place limitations on Anworth’s right to initiate, solicit or knowingly encourage the making of any proposal by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction, and that, under the terms of the Merger Agreement, Anworth must pay Ready Capital a $15 million termination fee if the Merger Agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Anworth stockholders;

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Expenses.   The expenses to be incurred in connection with the Merger, including the possibility that, under certain circumstances upon termination of the Merger Agreement, Anworth could be required to pay Ready Capital an expense amount equal to $3.0 million;

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Completion of Merger.   That, while the Merger is expected to be completed, there is no assurance that all the conditions to the parties’ obligations to complete the Merger will be satisfied or waived, or that the Merger in fact will be completed;

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Management Resources.   The risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

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Interested Directors.   That certain members of the Anworth Board may have a potential conflict of interest with respect to the Anworth Management Agreement Amendment (which was entered into in connection with the entry into the Merger Agreement), and the resulting payment of a $20.3 million termination fee to the Anworth Manager;

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Cash Consideration; Taxation.   The fact that the receipt by holders of Anworth Common Stock of cash as part of the Per Share Cash Consideration will be a taxable transaction for U.S. federal income tax purposes;

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Ready Capital Stockholder Approval.   That the consummation of the Merger is subject to the approval of the Ready Capital stockholders, and that the Merger will not close if the Ready Capital stockholders do not approve the Ready Capital Common Stock Issuance Proposal;

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Anworth Stockholder Approval.   That the consummation of the Merger is subject to the approval of the Anworth stockholders and the Merger will not close if the Anworth stockholders do not approve the Anworth Merger Proposal;

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Ready Capital Change in Recommendation.   That, under the terms of the Merger Agreement, in certain circumstances, the Ready Capital Board may make a change in recommendation, as more fully described in the section entitled “The Merger Agreement — Competing Proposals” beginning on page 130;

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Pre-Closing Operating Covenants.   That provisions in the Merger Agreement restricting non-ordinary course operation of Anworth’s business, including restrictions that preclude Anworth from purchasing any assets other than Agency MBS, during the period between the signing of the Merger Agreement and consummation of the Merger may delay or prevent Anworth from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the Merger; and

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Forecasts.   That forecasts of future financial and operational results of the Combined Company are necessarily estimates based on assumptions and may vary significantly from future performance and may be impacted by the risks of the types and nature described under the section entitled “Risk Factors” beginning on page 35.

The foregoing discussion of the factors considered by the Anworth Strategic Review Committee and the Anworth Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Anworth Strategic Review Committee and the Anworth Board. In view of the wide variety of factors considered in connection with their respective evaluation of the

Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Anworth Strategic Review Committee and the Anworth Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The Anworth Strategic Review Committee and the Anworth Board conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the Anworth Strategic Review Committee and the Anworth Board and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 56.
After careful consideration, for the reasons set forth above, the Anworth Board has approved the Merger Agreement, the Merger, and the other transactions contemplated thereby and has declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Anworth and its stockholders, and the Anworth Board recommends to the Anworth stockholders that they vote “FOR” the Anworth Merger Proposal and “FOR” the Anworth Adjournment Proposal.
Recommendation of the Ready Capital Board and Its Reasons for the Merger
By vote at a meeting held on December 6, 2020, after careful consideration, the Ready Capital Board unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, are in the best interests of Ready Capital and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal.
The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
In reaching its determination, the Ready Capital Board evaluated the Merger Agreement and the transactions contemplated therein in consultation with Ready Capital’s external manager, senior management and outside legal and financial advisors and carefully considered numerous factors that the Ready Capital Board viewed as supporting its decision, including, but not limited to, the following material factors:
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The Ready Capital Board considered that the Merger is expected to provide a number of significant benefits to Ready Capital and its stockholders, including the following:

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the Merger represents the equivalent of a highly cost-effective capital raise by Ready Capital;

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the Merger substantially increases Ready Capital’s capital base, which will support continued growth of its platform and execution of Ready Capital’s strategy to further increase scale;

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the Merger is expected to provide Ready Capital access to incremental capital, which will enhance Ready Capital’s diversified investment strategy;

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the Merger is expected to provide Ready Capital with improved scale, liquidity and capital alternatives, including additional borrowing capacity and access to additional corporate debt funding alternatives;

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the Merger is expected to provide Ready Capital with the ability to redeploy capital into accretive investment portfolios with attractive risk-adjusted returns;

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the wider stockholder base resulting from the Merger is expected to enhance the trading volume and liquidity for stockholders of the Combined Company and generate a greater level of interest in Ready Capital’s business from a broader investor base;

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the larger size Ready Capital will achieve as a result of the Merger may benefit Ready Capital as larger commercial mortgage REITs tend to trade at better market to book value prices compared to smaller commercial mortgage REITs; and

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the combination of Ready Capital and Anworth can potentially create cost savings and efficiencies over time resulting from the allocation of operating expenses over a larger portfolio.

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The Ready Capital Board considered its knowledge of the business, operations, financial condition, earnings and prospects of Ready Capital and Anworth, taking into account the results of Ready Capital’s due diligence review of Anworth, as well as its knowledge of the current and prospective environment in which Ready Capital and Anworth operate, including economic and market conditions.

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The Ready Capital Board considered that the Merger Agreement provides the Ready Capital Board with the right, prior to the receipt of Ready Capital stockholder approval of the Ready Capital Common Stock Issuance Proposal and subject to certain terms and conditions of the Merger Agreement, to make a change in recommendation regarding the Ready Capital Common Stock Issuance Proposal.

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The Ready Capital Board considered Wells Fargo’s opinion, dated December 6, 2020, to the Ready Capital Board as to the fairness, from a financial point of view and as of the date of Wells Fargo’s opinion, to Ready Capital of the merger consideration to be paid to the holders of Anworth Common Stock in the Merger, as more fully described in the section entitled “The Merger — Opinion of Ready Capital’s Financial Advisor” beginning on page 100.

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The Ready Capital Board considered the commitment on the part of both parties to consummate the Merger as reflected in their respective obligations under the terms of the Merger Agreement, and the likelihood that the stockholder approvals needed to consummate the Merger would be obtained in a timely manner.

The Ready Capital Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
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the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

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that, under the terms of the Merger Agreement, Ready Capital must pay Anworth a termination fee of $15.0 million and/or pay an expense amount equal to $3.0 million if the Merger Agreement is terminated under specified circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Ready Capital stockholders, or which may become payable following a termination of the Merger Agreement in circumstances where no alternative transaction or superior proposal is available to Ready Capital. For more information, see “The Merger Agreement — Termination of the Merger Agreement” on page 138;

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the limitations in the Merger Agreement on the right of Ready Capital to (i) solicit, initiate or knowingly encourage the making of a competing proposal, (ii) engage in any discussions or negotiations with any person with respect to a competing proposal and (iii) furnish non-public information regarding Ready Capital to any person in connection with or in response to a competing proposal;

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the risk that, notwithstanding the likelihood of the Merger being completed, the Merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the Merger and the effect such failure to be completed may have on the trading price of Ready Capital Common Stock and Ready Capital’s operating results, particularly in light of the costs incurred in connection with the transaction;

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the risk that the cost savings, operational efficiencies and other benefits to the Ready Capital stockholders expected to result from the Merger might not be fully realized or realized at all, including as a result of possible changes in the markets in which Ready Capital will operate;

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the risk that Ready Capital will be unable to redeploy the capital acquired in connection with the Merger into its target assets within the anticipated timeline or at anticipated returns;

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the risk of other potential difficulties in integrating the two companies and their respective operations;

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the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of Ready Capital and Anworth;

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the restrictions on the conduct of Ready Capital’s business during the period between the execution of the Merger Agreement and the Closing. For more information, see “The Merger Agreement — Conduct of Business by Ready Capital Pending the Merger” on page 128;

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the Merger Agreement’s provisions permitting Anworth to terminate the Merger Agreement in order to enter into a superior proposal for more than 50% of Anworth (as further defined in “The Merger Agreement — Competing Proposals — Anworth Competing Proposal” and “The Merger Agreement — Superior Proposals — Anworth Superior Proposal”) (subject to compliance with the provisions of the Merger Agreement regarding non-solicitation of competing proposals) upon payment by Anworth to Ready Capital of a termination fee of $15.0 million. For more information, see “The Merger Agreement — Termination of the Merger Agreement” on page 138; and

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other matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the factors considered by the Ready Capital Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Ready Capital Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the Ready Capital Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The Ready Capital Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the Ready Capital Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 56.
For the reasons set forth above, the Ready Capital Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, are in the best interests of Ready Capital and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated therein, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
Opinion of Anworth’s Financial Advisor
Anworth has engaged Credit Suisse to act as a financial advisor to Anworth in connection with the proposed Merger. In connection with this engagement, the Anworth Board requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Anworth Common Stock (other than excluded holders) pursuant to the Merger Agreement. On December 6, 2020, at a meeting of the Anworth Board held to evaluate the proposed Merger, Credit Suisse rendered an oral opinion, confirmed by delivery of a written opinion dated December 6, 2020, to the Anworth Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of Anworth Common Stock (other than excluded holders) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For purposes of Credit Suisse’s analyses and opinion, the term “excluded holders” refers to, collectively, Ready Capital, Merger Sub and any of their respective wholly owned subsidiaries.
The full text of Credit Suisse’s written opinion, dated December 6, 2020, to the Anworth Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of Credit Suisse’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Anworth Board (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the proposed Merger, the relative merits of the proposed Merger or related transactions as compared to alternative transactions or strategies that might be available to Anworth or the underlying business decision of the Anworth Board or Anworth to proceed with the proposed Merger or related transactions. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger or otherwise.
In arriving at its opinion, Credit Suisse reviewed a draft, dated December 6, 2020, of the Merger Agreement and certain publicly available business and financial information relating to Anworth and Ready Capital. Credit Suisse also reviewed certain other information relating to Anworth and Ready Capital, including (i) financial forecasts relating to Anworth for the fiscal years ending December 31, 2020 through December 31, 2023 (which are referred to in this section as the “Anworth Projections”) prepared and provided to Credit Suisse by the Anworth Manager and (ii) financial forecasts relating to Ready Capital for the fiscal years ending December 31, 2020 through December 31, 2025 (which are referred to in this section as the “Ready Capital Projections”) prepared and provided to Credit Suisse by the Ready Capital Manager. Credit Suisse also met with the Anworth Manager and certain of its representatives to discuss the business and prospects of Anworth and met with the Ready Capital Manager and certain of its representatives to discuss the business and prospects of Ready Capital. Credit Suisse also considered certain financial and stock market data of Anworth and Ready Capital, and Credit Suisse compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of Anworth and Ready Capital, respectively, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.
In connection with its review, Credit Suisse did not independently verify any of the foregoing information and, with Anworth’s consent, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to Credit Suisse’s analyses and opinion. With respect to the Anworth Projections and the Ready Capital Projections, Credit Suisse was advised by the Anworth Manager, and Credit Suisse assumed, with Anworth’s consent, that such forecasts had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Anworth as to the future financial performance of Anworth and Ready Capital, respectively. At Anworth’s direction, Credit Suisse assumed that the Anworth Projections and the Ready Capital Projections were a reasonable basis to evaluate Anworth, Ready Capital and the proposed Merger and at Anworth’s direction Credit Suisse relied upon the Anworth Projections and the Ready Capital Projections for purposes of its analyses and opinion.
For purposes of its analyses and opinion, Credit Suisse was advised and Credit Suisse assumed, the proposed Merger would qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Credit Suisse also assumed, with Anworth’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the proposed Merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Anworth, Ready Capital or the contemplated benefits of the proposed Merger and that the proposed Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to Credit Suisse’s analyses or opinion. In addition,

Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Anworth or Ready Capital, nor was it furnished with any such evaluations or appraisals. With Anworth’s consent, Credit Suisse further assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses and opinion.
Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Anworth Common Stock, other than the excluded holders, of the merger consideration to be received by such holders in the proposed Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the proposed Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the proposed Merger or the merger consideration and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, the external manager, securityholders or affiliates of any party to the proposed Merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that required legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Anworth had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.
Credit Suisse’s opinion was necessarily based on information made available to Credit Suisse as of the date of Credit Suisse’s opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on that date. It should be understood that Credit Suisse has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Also, as the Anworth Board was aware, the credit, financial and stock markets were experiencing unusual volatility, and Credit Suisse expressed no opinion or view as to any potential effects of such volatility on Anworth, Ready Capital or the proposed Merger. Credit Suisse did not express any opinion as to what the value of shares of Ready Capital Common Stock actually would be when issued to the holders of Anworth Common Stock pursuant to the Merger Agreement or the prices or ranges of prices at which shares of Anworth Common Stock or Ready Capital Common Stock might be purchased or sold at any time. Credit Suisse assumed that the shares of Ready Capital Common Stock to be issued in the proposed Merger would be approved for listing on the NYSE prior to the consummation of the proposed Merger. Credit Suisse’s opinion did not address the relative merits of the proposed Merger as compared to alternative transactions or strategies that might be available to Anworth, nor did it address the underlying business decision of the Anworth Board or Anworth to proceed with or effect the proposed Merger.
In preparing its opinion to the Anworth Board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Anworth and Ready Capital and the other parties involved in the proposed Merger. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to Anworth, Ready Capital or the proposed Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.
Credit Suisse was not requested to, and it did not, determine or recommend the merger consideration, which was determined through negotiations among Anworth and Ready Capital, and the decision to enter into the Merger Agreement was solely that of the Anworth Board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Anworth Board in its evaluation of the merger consideration and should not be viewed as determinative of the views of the Anworth Board or Anworth management with respect to the proposed Merger or the merger consideration payable in the proposed Merger.
Financial Analyses
The following is a summary of certain financial analyses reviewed by Credit Suisse with the Anworth Board in connection with the rendering of its opinion to the Anworth Board on December 6, 2020. The summary does not contain all of the financial data stockholders of Anworth may want or need for purposes of making an independent determination of fair value. Stockholders of Anworth are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations in connection with, each analysis, could create a misleading or incomplete view of Credit Suisse’s financial analyses.
Selected Public Companies Analysis.
Credit Suisse performed separate selected public companies analyses of Anworth and Ready Capital.
Anworth
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Anworth Common Stock by reference to these companies, Credit Suisse reviewed and compared certain financial and stock market information relating to Anworth with selected companies that Credit Suisse deemed comparable to Anworth. Credit Suisse reviewed certain financial and stock market information relating to Anworth and the following eight selected publicly traded companies, which are referred to in this section as the “selected companies”, with business characteristics, including operations and scale, that Credit Suisse considered generally similar to those of Anworth:
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AG Mortgage Investment Trust Inc.

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Arlington Asset Investment Corp.

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ARMOUR Residential REIT Inc.

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Capstead Mortgage Corporation

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Dynex Capital, Inc.

•
Ellington Financial Inc.

•
Orchid Island Capital, Inc.

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Western Asset Mortgage Capital Corp.

Credit Suisse reviewed, among other information, closing stock prices as of December 4, 2020 as a multiple of reported tangible book value per share (which is referred to in this section as “TBVPS”) as of September 30, 2020 or as in the case of Ellington Financial Inc. as of October 31, 2020. Financial data of the companies were based on public filings. Financial data of Anworth was based on the Anworth Projections.

The TBVPS multiples observed for the selected companies as of December 4, 2020 are summarized below:
Selected Companies	TBVPS
AG Mortgage Investment Trust Inc.	1.02x
Arlington Asset Investment Corp.	0.60x
ARMOUR Residential REIT Inc.	0.95x
Capstead Mortgage Corporation	0.90x
Dynex Capital, Inc.	0.99x
Ellington Financial Inc.	0.90x
Orchid Island Capital, Inc.	0.99x
Western Asset Mortgage Capital Corp.	0.87x
Credit Suisse then applied a selected range of September 30, 2020 tangible book value (which is referred to in this section as “TBV”) multiples of 0.70x to 0.90x derived from the September 30, 2020 TBV multiples of the selected companies to the September 30, 2020 TBVPS of Anworth. Approximate implied per share equity values for Anworth derived from such selected range of September 30, 2020 multiples were calculated as total implied equity value divided by the total number of fully diluted shares of Anworth Common Stock outstanding as provided by the Anworth Manager. This analysis indicated the following approximate implied per share equity value reference ranges for Anworth:
Implied Per Share Equity Value Reference Range
	Selected Range		Implied Valuation
September 30, 2020 TBVPS	Low	High	Low	High
$3.04	0.70x	0.90x	$2.13	$2.74
Ready Capital
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Ready Capital Common Stock by reference to these companies, Credit Suisse reviewed and compared certain financial and stock market information relating to Ready Capital with selected companies that Credit Suisse deemed comparable to Ready Capital. Credit Suisse reviewed certain financial and stock market information relating to Ready Capital and the following four selected publicly traded companies, which are referred to in this section as the “selected companies”, with business characteristics, including operations and scale, that Credit Suisse considered generally similar to those of Ready Capital:
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Apollo Commercial Real Estate Finance, Inc.

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Arbor Realty Trust, Inc.

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Ares Commercial Real Estate Corporation

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Ladder Capital Corp

Credit Suisse reviewed, among other information, closing stock prices as of December 4, 2020 as a multiple of reported TBVPS as of September 30, 2020.(1) Financial data of the selected companies were based on public filings and other publicly available information. Financial data of Ready Capital was based on the Ready Capital Projections and public filings.

(1)
Arbor Realty Trust, Inc. TBVPS was pro forma for November 2020 equity offering.

The TBVPS multiples observed for the selected companies as of December 4, 2020 are summarized below:
Selected Companies	TBVPS
Apollo Commercial Real Estate Finance, Inc.	0.77x
Arbor Realty Trust, Inc.	1.41x
Ares Commercial Real Estate Corporation	0.84x
Ladder Capital Corp	0.78x
Credit Suisse then applied a selected range of September 30, 2020 TBVPS multiples of 0.80x to 1.00x derived from the September 30, 2020 TBV multiples of the selected companies to the September 30, 2020 TBVPS of Ready Capital. Approximate implied per share equity values for Ready Capital derived from such selected range of September 30, 2020 multiples were calculated as total implied equity value divided by the total number of fully diluted shares of Ready Capital Common Stock outstanding as provided by the Ready Capital Manager. This analysis indicated the following approximate implied per share equity value reference range for Ready Capital:
Implied Per Share Equity Value Reference Range
	Selected Range		Implied Valuation
September 30, 2020 TBVPS	Low	High	Low	High
$14.50	0.80x	1.00x	$11.60	$14.50
Selected Precedent Transactions Analysis.
Credit Suisse reviewed publicly available financial information relating to the following seven selected transactions involving companies with business characteristics that Credit Suisse considered generally similar to those of Anworth, collectively referred to as the “selected transactions”:
Announcement Date	Acquirer	Target
11/07/2018	Ready Capital Corporation	Owens Realty Mortgage
05/02/2018	Annaly Capital Management	MTGE Investment Corp.
04/26/2018	Two Harbors	CYS Investments
04/11/2016	Annaly Capital Management	Hatteras Financial Corp.
04/07/2016	Sutherland Asset Management Corp.	ZAIS Financial
03/02/2016	ARMOUR Residential REIT	JAVELIN Mortgage Investment Corp
02/26/2016	Apollo Commercial Real Estate Finance	Apollo Residential Mortgage
Credit Suisse reviewed, among other information, transaction values in the selected transactions, based on the purchase prices paid in the selected transactions, as a multiple of the target company’s latest reported TBVPS prior to the announcement date of the relevant transaction. Financial data of the selected transactions were based on public filings and other publicly available information.
The latest reported TBVPS multiples observed for the selected transactions are summarized below:
Acquirer	Target	Latest Reported TBVPS
Ready Capital Corporation	Owens Realty Mortgage	0.96x
Annaly Capital Management	MTGE Investment Corp.	1.01x
Two Harbors	CYS Investments	1.05x
Annaly Capital Management	Hatteras Financial Corp.	0.86x
Sutherland Asset Management Corp.	ZAIS Financial	1.03x
ARMOUR Residential REIT	JAVELIN Mortgage Investment Corp	0.87x
Apollo Commercial Real Estate Finance	Apollo Residential Mortgage	0.89x

Credit Suisse applied a selected range of TBV multiples of 0.85x to 1.00x derived from the TBV multiples of the selected transactions to the September 30, 2020 TBVPS of Anworth. Approximate implied per share equity values for Anworth derived from such selected range of September 30, 2020 multiples were calculated as total implied equity value divided by the total number of fully diluted shares of Anworth Common Stock outstanding as provided by the Anworth Manager. This analysis indicated the following approximate implied per share equity value reference ranges for Anworth:
Anworth
	Selected Range		Implied Valuation
September 30, 2020 TBVPS	Low	High	Low	High
$3.04	0.85x	1.00x	$2.58	$3.04
Dividend Discount Analysis.
Credit Suisse performed separate dividend discount analyses of Anworth and Ready Capital.
Anworth. Credit Suisse performed a dividend discount analysis of Anworth to calculate the estimated present value of the distributed cash flows that Anworth was forecasted to generate during the last quarter of Anworth’s fiscal year ending December 31, 2020 through the full fiscal year ending December 31, 2023 based on the Anworth Projections. Credit Suisse calculated terminal values for Anworth by applying a selected range of TBVPS multiples of 0.70x to 0.90x (which multiples were selected based on Credit Suisse’s professional judgment) to Anworth’s estimated book value as of December 31, 2023. The present values (as of September 30, 2020) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 9.0% to 14.0%, based on Credit Suisse’s professional judgment. Approximate implied per share equity values for Anworth were calculated as total implied equity value divided by the total number of fully diluted shares of Anworth Common Stock outstanding as provided by the Anworth Manager. This analysis indicated the following approximate implied per share equity value reference range for Anworth:
	Low	High
Implied Per Share Equity Value Reference Range	$2.26	$3.04
Ready Capital. Credit Suisse performed a dividend discount analysis of Ready Capital (on a standalone basis) to calculate the estimated present value of the distributed cash flows that Ready Capital was forecasted to generate during the last quarter of Ready Capital’s fiscal year ending December 31, 2020 through the full fiscal year ending December 31, 2025 based on the Ready Capital Projections. Credit Suisse calculated terminal values for Ready Capital by applying a selected range of TBVPS multiples of 0.80x to 1.00x (which multiples were selected based on Credit Suisse’s professional judgment) to Ready Capital’s estimated book value as of December 31, 2025. The present values (as of September 30, 2020) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 9.0% to 13.0%, based on Credit Suisse’s professional judgment. This analysis indicated the following approximate implied per share equity value reference range for Ready Capital:
	Low	High
Implied Per Share Equity Value Reference Range	$10.97	$13.99
Exchange Ratio Analysis
Credit Suisse reviewed the 0.1688x exchange ratio for the stock consideration provided in the proposed Merger and compared it with the reference ranges implied by the Anworth and Ready Capital per share equity value reference ranges calculated in the financial analyses set forth above in this section. For each approach noted below, the high end and low end of such ranges were calculated as follows: (i) the high end of the implied exchange ratio reference range was calculated by dividing the applicable high value of the Anworth implied per share equity value reference range (less the cash consideration of $0.61 per share) by the applicable low value of the Ready Capital implied per share equity value reference range; and (ii) the low end of the implied exchange ratio reference range was calculated by dividing the applicable low value of the Anworth implied per share equity value reference range (less the cash consideration of $0.61 per share) by the applicable high value of the Ready Capital implied per share equity value reference range. The implied exchange ratio reference ranges are summarized below.
Valuation Methodology	Implied Exchange Ratio Reference Range
Selected Companies Analysis	0.105x – 0.183x
Dividend Discount Analysis	0.118x – 0.221x
Certain Additional Information
Credit Suisse observed certain additional information that was not considered part of Credit Suisse’s financial analyses with respect to its opinion but was noted for informational purposes, including the following:
Historical Trading Prices. Credit Suisse reviewed the historical trading prices of Anworth Common Stock and Ready Capital Common Stock during the 52-week period ended December 4, 2020, which indicated low and high intraday prices for Anworth Common Stock and Ready Capital Common Stock during such period of approximately $0.79 and $3.80 per share and $3.92 and $16.90 per share, respectively.
Total Consideration Informational Exchange Ratio Analysis. Credit Suisse reviewed the exchange ratios implied by the reference ranges for the Anworth and Ready Capital per share equity value reference ranges calculated in the Selected Companies and Dividend Discount analyses set forth above in this section. For each approach noted below, the high end and low end of such ranges were calculated as follows: (i) the high end of the implied exchange ratio reference range was calculated by dividing the applicable high value of the Anworth implied per share equity value reference range by the applicable low value of the Ready Capital implied per share equity value reference range; and (ii) the low end of the implied exchange ratio reference range was calculated by dividing the applicable low value of the Anworth implied per share equity value reference range by the applicable high value of the Ready Capital implied per share equity value reference range. The implied exchange ratio reference ranges are summarized below.
Valuation Methodology (Total Consideration)	Implied Exchange Ratio Reference Range
Selected Companies Analysis	0.147x – 0.236x
Dividend Discount Analysis	0.161x – 0.277x
Miscellaneous
Anworth selected Credit Suisse to act as a financial advisor to Anworth in connection with the proposed Merger based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
Anworth has agreed to pay Credit Suisse for its financial advisory services in connection with the proposed Merger an aggregate fee currently estimated to be $5 million, of which a portion was payable upon the rendering of Credit Suisse’s opinion and $4 million is contingent upon consummation of the proposed Merger. In addition, Anworth has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.
As the Anworth Board was aware, Credit Suisse in the past has provided investment banking services unrelated to the proposed Merger to the Ready Capital Manager in connection with the initial public offering of Cascade Acquisition Corp. Credit Suisse may in the future provide investment banking and other financial advice and services to Anworth, Ready Capital and their respective affiliates for which advice and services Credit Suisse would expect to receive compensation. During the two year period prior to the date of Credit Suisse’s opinion, Credit Suisse received aggregate fees from the Ready Capital Manager for the services described above of approximately $2 million.

Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Anworth, Ready Capital or any other entity that may be involved in the proposed Merger or related transactions, as well as provide investment banking and other financial services to such entities.
Opinion of Ready Capital’s Financial Advisor
Pursuant to an engagement letter dated October 2, 2020, Ready Capital retained Wells Fargo as financial advisor to Ready Capital in connection with a potential acquisition of Anworth.
On December 6, 2020, Wells Fargo rendered its oral opinion to the Ready Capital Board, which was subsequently confirmed in writing by delivery of Wells Fargo’s written opinion dated the same date, that, as of December 6, 2020, the merger consideration to be paid to holders of Anworth Common Stock in the Merger was fair, from a financial point of view, to Ready Capital.
Wells Fargo’s opinion was for the information and use of the Ready Capital Board (in its capacity as such) in connection with its evaluation of the Merger. Wells Fargo’s opinion only addressed the fairness, from a financial point of view, to Ready Capital, of the merger consideration to be paid to holders of Anworth Common Stock in the Merger and did not address any other aspect or implication of the Merger. The summary of Wells Fargo’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo in connection with the preparation of its opinion. However, neither Wells Fargo’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Ready Capital Board or any stockholder of Ready Capital or any other person as to how such holder should vote or act on any matter relating to the Merger.
In arriving at its opinion, Wells Fargo, among other things:
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reviewed a draft, dated December 6, 2020, of the Merger Agreement;

•
reviewed certain publicly available business and financial information relating to Ready Capital and Anworth and the industries in which they operate;

•
compared the financial and operating performance of Ready Capital and Anworth with publicly available information concerning certain other companies Wells Fargo deemed relevant, and compared current and historic market prices of Ready Capital Common Stock and Anworth Common Stock with similar data for such other companies;

•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain other business combinations that Wells Fargo deemed relevant;

•
reviewed certain internal financial analyses and forecasts for (i) Ready Capital (referred to in this summary of Wells Fargo’s opinion as the “Ready Capital projections”) prepared by the management of Ready Capital and (ii) Anworth (referred to in this summary of Wells Fargo’s opinion as the “Anworth projections”) prepared by the management of Anworth and approved for the use of Wells Fargo by the management of Ready Capital;

•
reviewed certain estimates prepared by the management of Ready Capital as to the potential cost savings expected by such management to be achieved as a result of the Merger (referred to in this summary of Wells Fargo’s opinion as the “cost savings”);

•
discussed with the managements of Ready Capital and Anworth certain aspects of the Merger, the business, financial condition and prospects of Ready Capital and Anworth, respectively, the effect of the Merger on the business, financial condition and prospects of Ready Capital and Anworth, and certain other matters that Wells Fargo deemed relevant; and

•
considered such other financial analyses and investigations and such other information that Wells Fargo deemed relevant.

In giving its opinion, Wells Fargo assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo by Ready Capital or Anworth or otherwise reviewed by Wells Fargo. Wells Fargo did not independently verify any such information, and pursuant to the terms of Wells Fargo’s engagement by Ready Capital, Wells Fargo did not assume any obligation to undertake any such independent verification. In relying on the Ready Capital projections and the Anworth projections (including the cost savings), Wells Fargo assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ready Capital as to the future performance and financial condition of Ready Capital and Anworth. Wells Fargo expressed no view or opinion with respect to the Ready Capital projections, the Anworth projections or the cost savings or the assumptions upon which they are based. Wells Fargo assumed that any representations and warranties made by Ready Capital and Anworth in the Merger Agreement or in other agreements relating to the Merger would be true and accurate in all respects that are material to its analysis. Wells Fargo assumed that any adjustments to the merger consideration pursuant to the Merger Agreement would not be material to its analysis or opinion.
Ready Capital and Anworth do not publicly disclose internal management projections of the type provided to Wells Fargo in connection with Wells Fargo’s analysis of the Merger, and the Ready Capital projections and the Anworth projections were not prepared with a view toward public disclosure. The Ready Capital projections and the Anworth projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the Ready Capital projections or the Anworth projections. For more information regarding the use of the Ready Capital projections or the Anworth projections, please refer to the sections entitled “Certain Ready Capital Unaudited Prospective Financial Information” and “Certain Anworth Capital Unaudited Prospective Financial Information.”
Wells Fargo also assumed that the Merger would have the tax consequences described in discussions with, and materials provided to Wells Fargo by, Ready Capital and its representatives. Wells Fargo also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ready Capital, Anworth or the contemplated benefits of the Merger. Wells Fargo also assumed that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or opinion and that the final form of the Merger Agreement will not differ from the draft reviewed by Wells Fargo in any respect material to its analyses or opinion. In addition, Wells Fargo did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Ready Capital or Anworth, nor was Wells Fargo furnished with any such evaluations or appraisals. Wells Fargo did not evaluate the solvency of Ready Capital or Anworth under any state or federal laws relating to bankruptcy, insolvency or similar matters.
Wells Fargo’s opinion only addressed the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Anworth Common Stock by Ready Capital in the Merger and Wells Fargo expressed no opinion as to the fairness of any merger consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Ready Capital. Furthermore, Wells Fargo expressed no opinion as to any other aspect or implication (financial or otherwise) of the Merger, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, (a) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the merger consideration or otherwise, and (b) the fairness of the Per Share Preferred Merger Consideration or the Company DER Consideration (as defined in the Merger Agreement). Furthermore, Wells Fargo did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and has relied upon the assessments of Ready Capital and its advisors with respect to such advice.
Wells Fargo’s opinion was necessarily based upon information made available to Wells Fargo as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, notwithstanding that any such subsequent developments may affect its opinion. Wells Fargo’s opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might have been available to Ready Capital, nor did it address the underlying business decision of the Ready Capital Board or Ready Capital to proceed with or effect the Merger. Wells Fargo did not express any opinion as to the price at which Ready Capital Common Stock or Anworth Common Stock may be traded at any time.
Financial Analyses
In preparing its opinion to the Ready Capital Board, Wells Fargo performed a variety of analyses, including those described below. The summary of Wells Fargo’s analyses is not a complete description of the analyses underlying Wells Fargo’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo’s opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo’s analyses and opinion.
In performing its analyses, Wells Fargo considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo’s analyses is identical to Ready Capital or Anworth and none of the selected transactions reviewed was identical to the Merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Ready Capital or Anworth.
While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo’s analyses are inherently subject to substantial uncertainty.
Wells Fargo’s opinion was only one of many factors considered by the Ready Capital Board in evaluating the Merger. Neither Wells Fargo’s opinion nor its analyses were determinative of the merger consideration or of the views of the Ready Capital Board or management with respect to the Merger or the merger consideration. The type and amount of consideration payable in the Merger were determined through negotiations between Ready Capital and Anworth, and the decision to enter into the Merger Agreement was solely that of the Ready Capital Board.
The following is a summary of the material financial analyses performed by Wells Fargo in connection with the preparation of its opinion rendered to, and reviewed with, the Ready Capital Board on December 6, 2020. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis, could create an incomplete view of Wells Fargo’s analyses.

The estimates of the future financial performance of the companies in the “Selected Public Companies Analysis” and the “Selected Precedent Transactions Analysis” listed below were based on public filings and the estimates of the future financial performance of Ready Capital and Anworth relied upon for the financial analyses described below were based on the Ready Capital projections and the Anworth projections, respectively.
Selected Public Companies Analysis
Wells Fargo reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo deemed relevant. None of the selected companies used in Wells Fargo’s analyses is identical to Ready Capital or Anworth. The selected companies used in the Anworth analysis were selected by Wells Fargo because they are in the residential mortgage REIT industry and the selected companies used in the Ready Capital analysis were selected by Wells Fargo because they are in the commercial mortgage REIT industry. The selected companies were deemed by Wells Fargo to be similar to Anworth or Ready Capital in one or more respects, including, among other things, portfolio composition, services offered, customers, end-markets and financial performance.
The financial data reviewed included market price information as of December 4, 2020 and tangible book value (generally calculated based on the total reported shareholders’ equity minus reported goodwill, intangible assets, non-controlling interests and permanent preferred equity liquidation rights as of the balance sheet date in the latest filing, unless otherwise noted) per share as of the end of the most recent publicly available completed quarter. Price-to-tangible book value multiples include certain adjustments based on Wells Fargo’s professional opinion and analysis. Wells Fargo also reviewed dividend yields of the selected companies calculated as annualized dividends for the most recent publicly available completed quarter (unless otherwise noted) as a percentage of closing stock prices on December 4, 2020. For Anworth, the selected companies and median and mean of such financial data for the selected companies were:
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Annaly Capital Management, Inc.

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AGNC Investment Corp.

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New York Mortgage Trust, Inc.

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ARMOUR Residential REIT, Inc.

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Ellington Financial Inc.

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Capstead Mortgage Corporation

•
Dynex Capital, Inc.

•
Orchid Island Capital, Inc.

•
Western Asset Mortgage Capital Corporation

•
Cherry Hill Mortgage Investment Corp.

	Median	Mean
Price / Tangible Book Value	0.93x	0.93x
Dividend Yield	9.6%	9.6%
Taking into account the results of the selected companies analysis, Wells Fargo applied a range of price-to-tangible book value multiples of 0.75x to 1.00x to Anworth’s tangible book value per share as of September 30, 2020, and Wells Fargo applied a range of dividend yields of 8.0% to 11.0% to Anworth’s current annualized dividend for the quarter ended September 30, 2020. The selected companies analysis indicated the following implied equity value per share reference ranges for Anworth Common Stock:
	Implied Equity Value per Share
	Low	High
Tangible Book Value Per Share	$2.28	$3.04
Dividend Yield	$1.82	$2.50

For reference only, the implied equity value per share reference ranges for Anworth Common Stock were then compared to the closing share price of $2.35 per share of Anworth Common Stock on December 4, 2020 and the tangible book value of $3.04 per share of Anworth Common Stock as of September 30, 2020.
For Ready Capital, the selected companies and median and mean of such financial data for the selected companies were:
•
Starwood Property Trust, Inc.

•
Blackstone Mortgage Trust, Inc.

•
Arbor Realty Trust, Inc.

•
Apollo Commercial Real Estate Finance, Inc.

•
KKR Real Estate Finance Trust Inc.

•
Ares Commercial Real Estate Corporation

	Median	Mean
Price / Tangible Book Value	1.04x	1.09x
Dividend Yield	9.7%	10.1%
Taking into account the results of the selected companies analysis, Wells Fargo applied a range of price-to-tangible book value multiples of 0.90x to 1.10x to Ready Capital’s tangible book value per share as of September 30, 2020, and Wells Fargo applied a range of dividend yields of 9.0% to 11.0% to Ready Capital’s current annualized dividend for the quarter ended September 30, 2020. The selected companies analysis indicated the following implied equity value per share reference ranges for Ready Capital Common Stock:
	Implied Equity Value per Share
	Low	High
Tangible Book Value Per Share	$13.05	$15.95
Dividend Yield	$10.91	$13.33
For reference only, the implied equity value per share reference ranges for Ready Capital Common Stock were then compared to the closing share price of $13.81 per share of Ready Capital Common Stock on December 4, 2020 and the tangible book value of $14.50 per share of Ready Capital Common Stock as of September 30, 2020.
Selected Precedent Transactions Analysis
Wells Fargo reviewed, among other things, financial data relating to the selected transactions that Wells Fargo considered generally relevant as recent transactions involving target companies in the residential mortgage REIT industry. Price-to-tangible book value multiples include certain adjustments based on Wells Fargo’s professional opinion and analysis.
The selected transactions considered in this analysis are summarized below:
Date Announced	Target	Acquiror	Price / Tangible Book Value
August 3, 2020	Jernigan Capital, Inc.	NexPoint Advisors LP	1.07x
November 7, 2018	Owens Realty Mortgage, Inc.	Ready Capital Corp.	0.95x
May 2, 2018	MTGE Investment Corp.	Annaly Capital Management	0.99x
April 26, 2018	CYS Investments	Two Harbors Investment Corp.	1.05x
April 11, 2016	Hatteras Financial Corp.	Annaly Capital Management	0.85x
April 7, 2016	ZAIS Financial Corp.	Sutherland Asset Management Corp.	1.03x

Date Announced	Target	Acquiror	Price / Tangible Book Value
March 2, 2016	JAVELIN Mortgage Investment Corp.	ARMOUR Residential REIT	0.87x
February 26, 2016	Apollo Residential Mortgage	Apollo Commercial Real Estate Finance	0.89x
January 31, 2013	CreXus Investment Corp.	Annaly Capital Management, Inc.	1.10x
None of the selected transactions reviewed was identical to the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.
Wells Fargo calculated, for each of the selected transactions, the price-to-tangible book value multiples. The median and average of such multiples for the selected companies was 0.99x and 0.98x, respectively. Taking into account the results of the selected transactions analysis, Wells Fargo applied a range of price-to-tangible book value multiples of 0.90x to 1.10x to Anworth’s tangible book value per share as of September 30, 2020. The selected transactions analysis indicated the following implied equity value per share reference ranges for Anworth Common Stock:
	Implied Equity Value per Share
	Low	High
Price / Tangible Book Value	$2.74	$3.35
For reference only, the implied equity value per share reference ranges for Anworth Common Stock were then compared to the closing share price of $2.35 per share of Anworth Common Stock on December 4, 2020 and the tangible book value of $3.04 per share of Anworth Common Stock as of September 30, 2020.
Dividend Discount Analysis
Using financial forecasts and estimates of the Anworth management as adjusted and extrapolated by the Ready Capital management, Wells Fargo performed a dividend discount analysis of Anworth to calculate a range of implied equity values per share of Anworth Common Stock based on the sum of the discounted present values of (1) projected dividends on shares of Anworth Common Stock for the second quarter of 2021 through December 31, 2023 and (2) a projected terminal value of Anworth Common Stock as of December 31, 2023.
Wells Fargo based its analysis on a range of terminal forward multiples of 0.75x to 1.00x to the terminal year 2023 estimated book value and 10.5% to 12.5% discount rates. The dividend discount analysis indicated the following implied equity value per share reference range for Anworth Common Stock:
	Implied Equity Value per Share
	Low	High
Anworth Dividend Discount Analysis	$2.09	$2.73
Using the cost savings and applying a range of discount rates of 10.5% to 12.5%, Wells Fargo derived an implied valuation range of the discounted present values of projected cost savings per share of Anworth Common Stock for the second quarter of 2021 through December 31, 2023 ranging from $0.43 to $0.57. Using the mid-point of this range ($0.49 per share), Wells Fargo increased the high end of the implied equity value per share reference range for Anworth Common Stock including the cost savings from $2.73 to $3.22.
For reference only, the implied equity value per share reference range for Anworth Common Stock were then compared to the closing share price of $2.35 per share of Anworth Common Stock on December 4, 2020 and the tangible book value of $3.04 per share of Anworth Common Stock as of September 30, 2020.

Using financial forecasts and estimates of the Ready Capital’s management, Wells Fargo performed a dividend discount analysis of Ready Capital to calculate a range of implied equity value per share of Ready Capital Common Stock based on the sum of the discounted present values of (1) projected dividends on shares of Ready Capital Common Stock for the second quarter of 2021 through December 31, 2025 and (2) a projected terminal value of Ready Capital Common Stock as of December 31, 2025.
Wells Fargo based its analysis on a range of terminal forward multiples of 0.90x to 1.10x to the terminal year 2025 estimated book value and 10.00% to 11.50% discount rates. The dividend discount analysis indicated the following implied equity value per share reference range for Ready Capital Common Stock:
	Implied Equity Value per Share
	Low	High
Ready Capital Dividend Discount Analysis	$11.97	$14.41
For reference only, the implied equity value per share reference ranges for Ready Capital Common Stock were then compared to the closing share price of $13.81 per share of Ready Capital Common Stock on December 4, 2020 and the tangible book value of $14.50 per share of Ready Capital Common Stock as of September 30, 2020.
Ready Capital Stock Reference Range
The “Selected Public Companies Analysis” and the “Dividend Discount Analysis” above indicated the following implied equity value per share reference ranges for Ready Capital Common Stock:
	Implied Equity Value per Share
	Low	High
Selected Public Companies Analysis
Price / Tangible Book Value	$13.05	$15.95
Dividend Yield	$10.91	$13.33
Dividend Discount Analysis	$11.97	$14.41
Based on the “Selected Public Companies Analysis” and the “Dividend Discount Analysis” above, Wells Fargo, upon the application of its professional judgment, selected $12.00 to $14.50 of implied equity value per share as the Ready Capital stock reference range.
For reference only, the Ready Capital stock reference range was then compared to the share price of $13.81 per share of Ready Capital Common Stock on December 4, 2020 and the tangible book value of $14.50 per share of Ready Capital Common Stock as of September 30, 2020.
Merger Consideration Analysis
For purposes of its opinion, Wells Fargo calculated a range of the implied value of the merger consideration per share of Anworth Common Stock by (1) multiplying the Ready Capital stock reference range by the exchange ratio of 0.1688 of a share of Ready Capital Common Stock per share of Anworth Common Stock (which is subject to adjustments as set forth in the Merger Agreement, as to which Wells Fargo assumed such adjustments would not be material to its analyses) and (2) adding $0.61 in cash per share of Anworth Common Stock (which is subject to adjustments as set forth in the Merger Agreement, as to which Wells Fargo assumed such adjustments would not be material to its analyses). The merger consideration analysis indicated the range of implied value of the merger consideration per share of Anworth Common Stock is $2.64 to $3.06.

Wells Fargo then compared the consideration reference range to the following implied equity value per share reference ranges for Anworth Common Stock from the “Selected Public Companies Analysis”, the “Selected Precedent Transactions Analysis” and the “Dividend Discount Analysis” as described above:
	Implied Equity Value per Share
	Low	High
Selected Public Companies Analysis
Price / Tangible Book Value	$2.28	$3.04
Dividend Yield	$1.82	$2.50
Selected Transactions Analysis	$2.74	$3.35
Dividend Discount Analysis
Without Cost Savings	$2.09	$2.73
Including Cost Savings		$3.22
Consideration Reference Range	$2.64	$3.06
For reference only, the consideration reference ranges were then compared to the implied exchange share price of $2.94 per share of Ready Capital Common Stock on December 4, 2020 and implied exchange tangible book value of $3.06 per share of Ready Capital Common Stock as of September 30, 2020.
Other Matters
Wells Fargo is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Ready Capital retained Wells Fargo as its financial advisor in connection with the Merger based on Wells Fargo’s experience and reputation. Wells Fargo is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Ready Capital has agreed to pay Wells Fargo an aggregate fee currently estimated to be approximately $3.5 million, $1.0 million of which became payable to Wells Fargo on December 6, 2020, and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Ready Capital has agreed to reimburse Wells Fargo for certain expenses and to indemnify Wells Fargo and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo’s engagement. The issuance of Wells Fargo’s opinion was approved by an authorized committee of Wells Fargo.
Wells Fargo and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo’s written opinion, Wells Fargo and its affiliates have had investment or commercial banking relationships with Ready Capital, for which Wells Fargo and such affiliates received customary compensation. Such relationships have included acting as joint book-runner on an offering of equity securities by Ready Capital in 2019. During the two years preceding the date of Wells Fargo’s written opinion, neither Wells Fargo nor its affiliates have had any other material investment, commercial banking or financial advisory relationship with Anworth. Wells Fargo or its affiliates are also an agent and a lender to one or more of the credit facilities of certain affiliates of Ready Capital, Anworth and Ready Capital Manager. During the two years preceding the date of Wells Fargo’s written opinion, the aggregate fees recognized by Wells Fargo for investment banking services from Ready Capital were approximately $270,000 and none from Ready Capital Manager or Anworth. Wells Fargo and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Ready Capital and Anworth. In the ordinary course of business, Wells Fargo and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Ready Capital, Anworth and certain of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo’s opinion.
Certain Ready Capital Unaudited Prospective Financial Information
Ready Capital does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Ready Capital has prepared the prospective financial information set forth below to present Ready Capital’s operations for fiscal years 2021 through 2025. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Ready Capital’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Ready Capital. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Ready Capital’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
In connection with the Merger, Ready Capital’s management prepared and provided to the Ready Capital Board in connection with its evaluation of the transaction, and to Ready Capital’s financial advisor, Wells Fargo, and Anworth’s financial advisor, Credit Suisse, certain unaudited prospective financial information regarding Ready Capital’s operations for fiscal years 2021 through 2025 (the “Ready Capital Projections”). The below summary of the Ready Capital Projections is included for the purpose of providing Ready Capital stockholders and Anworth stockholders access to certain nonpublic information that was furnished to certain parties in connection with the Merger. Such information may not be appropriate for other purposes and is not included to influence the voting decision of any Ready Capital common stockholder or Anworth common stockholder.
In preparing the Ready Capital Projections, Ready Capital made use of numerous variables and assumptions for the projections of the business through 2025. Assumptions made include, among others: (i) static interest rate spreads in relation to underlying rate curves referenced for new loan interest income and expense, (ii) ability to achieve and maintain target leverage ratios as they relate to forward projections of the loan portfolios, (iii) triggered securitization events consistent with achieving certain accumulated loan amounts, along with deferred financing, sale/retention, and debt paydown percentages, (iv) annual operating expense increases proportional to annual loan volume growth, (v) credit losses to be taken at 1% of all new origination volumes, and no recovery of existing credit losses already provisioned, (vi) quarterly dividend distributions equal to 90% of Ready Capital’s projected core earnings for the period and (vii) refinancing on comparable terms of the $180.0 million in principal amount of 7.50% senior secured notes due 2022 at their maturity.
Certain financial measures included in the Ready Capital Projections were not prepared in accordance with GAAP and there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of competitors of Ready Capital, Anworth or other companies. As a result, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Ready Capital Projections) provided to a board of directors or financial advisor in connection with a business combination transaction (such as the Merger) are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Ready Capital Board, Wells Fargo or Credit Suisse in connection with the Merger. Accordingly, no reconciliation of the financial measures included in the Ready Capital Projections is provided in this joint proxy statement/prospectus.
While presented with numeric specificity, this unaudited prospective financial information constituted forward-looking information and was based on numerous variables and assumptions (including assumptions related to general business, economic, market and financial conditions and additional matters specific to Ready Capital’s businesses) that are inherently subjective and uncertain and are beyond the control of Ready Capital’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Ready

Capital’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Ready Capital stockholders and Anworth stockholders are urged to review the most recent SEC filings of Ready Capital for a description of the reported results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, both of which are incorporated by reference into this joint proxy statement/prospectus.
None of Ready Capital, Anworth or their respective directors, officers, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
READY CAPITAL UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
Ready Capital and Anworth may calculate certain non-GAAP financial metrics, including core earnings, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Ready Capital and Anworth may not be directly comparable to one another.
Ready Capital has not made and makes no representation to Anworth or any Anworth stockholder, in the Merger Agreement or otherwise, concerning this unaudited prospective financial information or regarding Ready Capital’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Ready Capital urges all Ready Capital stockholders and Anworth stockholders not to place undue reliance on such information and to review Ready Capital’s and Anworth’s most recent SEC filings for a description of Ready Capital’s and Anworth’s reported financial results.
Ready Capital Projections
The following table presents selected unaudited prospective financial information for the fiscal years ending 2021 through 2025 for Ready Capital on a stand-alone basis.
	For the year ended December 31,
	2021	2022	2023	2024	2025
Core Earnings Per Share(1)	$1.38	$1.24	$1.31	$1.35	$1.38
Book Value per Share (end of period)	$14.79	$14.58	$14.42	$14.27	$14.12
Dividends per Share	$1.24	$1.12	$1.18	$1.21	$1.25

(1)
Core earnings is a non-GAAP measure that Ready Capital defines as net income (loss) excluding (i) any unrealized gains or losses on certain MBS, (ii) any unrealized gains or losses on sales of certain MBS, (iii) any unrealized gains or losses on residential mortgage servicing rights and (iv) one-time non-recurring gains or losses, such as gains or losses on discontinued operations, bargain purchase gains, or merger related expenses. Ready Capital believes that providing investors with core earnings gives investors greater transparency into the information used by management in its financial and operational decision-making. However, because core earnings is an incomplete measure of Ready Capital’s financial performance and involves differences from net income computed in accordance with GAAP, it should be considered along with, but not as an alternative to, net income as a measure of financial performance. In addition, because not all companies use identical calculations, Ready Capital’s presentation of core earnings may not be comparable to other similarly-titled measures of other companies.
Certain Anworth Unaudited Prospective Financial Information
Anworth does not make public long-term projections as to future net income, performance, earnings, or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither Anworth nor Ready Capital can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this joint proxy statement/prospectus. However, in connection with the Merger, Anworth’s management prepared and provided certain unaudited prospective financial information regarding Anworth’s operations for fiscal years 2020 through 2023 (the “Anworth Projections”) to the Anworth Board in connection with its evaluation of the transaction, and to its financial advisor, Credit Suisse, including in connection with Credit Suisse’s financial analysis described above under the section entitled “— Opinion of the Anworth Board’s Financial Advisor”. The below summary of the Anworth Projections is included for the sole purpose of providing Anworth stockholders and Ready Capital stockholders access to certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Anworth stockholder or Ready Capital stockholder.
The Anworth Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The inclusion of the Anworth Projections should not be regarded as an indication that such information is necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to rely on the Anworth Projections for any purpose. The Anworth Projections included in this joint proxy statement/prospectus have been prepared by, and is the responsibility of, the Anworth Manager, as part of the effort to evaluate the Merger. RSM US LLP has neither examined, compiled nor performed any procedures with respect to the unaudited prospective financial information and, accordingly, RSM US LLP does not express an opinion or any other form of assurance with respect thereto. The RSM US LLP report included in Anworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated into this joint proxy statement/prospectus by reference, relate to Anworth’s historical financial information, and does not extend to the unaudited Anworth Projections and should not be read to do so. Furthermore, the Anworth Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance, and/or actual results.
While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to the Anworth portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to Anworth’s business) that are inherently highly subjective, uncertain, and beyond the control of Anworth. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Anworth’s business (including its ability to achieve strategic goals, objectives, and targets over applicable periods), changes in the Anworth portfolio, changes in interest rates, industry performance, general business and economic conditions, and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”. This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. Anworth stockholders and Ready Capital stockholders are urged to review the most recent SEC filings of Anworth for a description of the reported and anticipated results of operations and financial condition and capital resources, including those in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Anworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference into this joint proxy statement/prospectus.
The inclusion of this information should not be regarded as an indication that Anworth, the Anworth Board, Credit Suisse or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Anworth, Ready Capital, or their respective directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.
ANWORTH UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
Anworth and Ready Capital may calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Anworth and Ready Capital may not be directly comparable to one another.
Anworth has not made and makes no representation to Ready Capital or any Anworth stockholder or Ready Capital stockholder, in the Merger Agreement or otherwise, concerning the below unaudited prospective financial information, or regarding Anworth’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Anworth urges all Anworth stockholders and Ready Capital stockholders not to place any reliance on such information and to review Anworth’s most recent SEC filings for a description of Anworth’s reported financial results.
Anworth Projections
The Anworth Projections were based on numerous variables and assumptions, including the following: (i) unchanged interest rates during the projection period, (ii) no material changes in the prices of Agency MBS, (iii) increases in the prices (to levels at December 31, 2019) of Non-Agency MBS through December 31, 2021 and materially unchanged thereafter, (iv) dollar roll spreads decreasing by 80 basis points over the projection period, (v) TBA Agency MBS holdings decreasing to $500 million over the projection period, and (vi) net paydowns on portfolio holdings and decreases in TBA Agency MBS holdings are reinvested in Anworth’s Agency MBS strategy, with no material change in effective leverage. The impact from the foregoing adjustments leads to a projected book value per common share of $3.20 as of December 31, 2023.

The Anworth Projections were provided to the Anworth Board, Anworth’s financial advisor, Credit Suisse, Ready Capital and Ready Capital’s financial advisor, Wells Fargo. The following table presents a summary of the Anworth Projections for the fiscal years ending 2020 through 2023.
	For the Year Ended December 31,
	2020E	2021E	2022E	2023E
Core Earnings per Common Share(1)	$0.20	$0.27	$0.32	$0.32
Book Value per Common Share (end of period)	$3.07	$3.11	$3.15	$3.20
Dividends per Common Share	$0.19	$0.27	$0.32	$0.32

(1)
Core Earnings is a non-U.S. GAAP measure that Anworth defines as net income (loss) to common stockholders, excluding (a) all realized and unrealized gains and losses on securities and derivatives, (b) premium amortization expense, (c) depreciation expense on real property, (d) changes in loss reserves or impairments, and (d) non-recurring expenses such as transaction-related expenses. As defined, Core Earnings includes (i) paydown expense on Agency MBS and (ii) net settlement on interest rate swaps after de-designation. Anworth believes that the presentation of Core Earnings provides investors with greater transparency into its period-over-period financial performance and facilities comparisons to peer REITs. Anworth’s presentation of core earnings may not be comparable to similarly-titled measures used by other companies, which may employ different calculations. As a result, Core Earnings should not be considered a substitute for Anworth’s GAAP net income (loss), as a measure of its financial performance, or any measure of Anworth’s liquidity under GAAP.

Interests of Anworth’s Directors and Executive Officers in the Merger
In considering the recommendation of the Anworth Board to approve the Anworth Merger Proposal, Anworth stockholders should be aware that directors and executive officers of Anworth have interests in the Merger that may be different from, or in addition to, the interests of Anworth stockholders generally and that may present actual or potential conflicts of interests. The Anworth Board was aware of, and considered the interests of, its directors and executive officers in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.
Phantom Shares
Pursuant to the Merger Agreement, as of the effective time of the Merger, the Vesting Anworth Phantom Shares will automatically vest in full and then immediately be cancelled in exchange for the right to receive the Per Share Common Merger Consideration with respect to such Vesting Anworth Phantom Share, subject to applicable income and employment tax withholdings.
Quantification of the Value of Vesting Anworth Phantom Shares
The following table shows, with respect to each executive officer of Anworth and each member of the Anworth Board, (i) the number of Anworth phantom shares held by such individual as of the date of this joint proxy statement/prospectus that are expected to vest; and (ii) the estimated value of the Vesting Anworth Phantom Shares (on a pre-tax basis) as a result of the Merger. Such amounts have been calculated assuming that (a) each Vesting Anworth Phantom Shares will receive the Per Share Cash Consideration of $0.61 per share, and (b) the closing price of a share of Anworth Common Stock on the completion of the Merger is $2.01 (which was determined by multiplying the Exchange Ratio of 0.1688 by $11.91, the average closing price of a share of Ready Capital Common Stock over the first five business days following the first public announcement of the Merger). The actual value of the Vesting Anworth Phantom Shares cannot be determined with any certainty until the actual vesting of such Anworth phantom shares and the Closing.

Executive Officers and Directors(1)	Number of Vesting Anworth Phantom Shares	Value of Vesting Anworth Phantom Shares
Joseph E. McAdams	—	—
Charles J. Siegel	—	—
Joe E. Davis	24,000	$62,880
Robert C. Davis	24,000	$62,880
Mark S. Maron	16,000	$41,920
Lloyd McAdams	—	—
Dominique Mielle	6,000	$15,720

(1)
As a result of the externalization of Anworth’s management effective as of December 31, 2011, Anworth’s only executive officers are its statutory officers.

Anworth Management Agreement
Anworth is currently externally managed by the Anworth Manager pursuant to the Anworth Management Agreement. In connection with the entry into the Merger Agreement, the Anworth Management Agreement was amended pursuant to the Anworth Management Agreement Amendment. The Anworth Management Agreement Amendment provides that upon the Closing, the Anworth Management Agreement will terminate, and as a result of such termination, Anworth will pay the Anworth Manager a termination fee of $20.3 million, and Ready Capital or Merger Sub (as the surviving company following the Merger) will reimburse the Anworth Manager for certain unpaid expenses and pay to the Anworth Manager all accrued and unpaid management fees then owed under the Anworth Management Agreement, as and when specified in the Anworth Management Agreement Amendment. For a more detailed summary of the material terms of the Anworth Management Agreement Amendment, see “Amendments to Management Agreements — Anworth — Anworth Management Agreement Amendment” on page 142.
Messrs. Joseph E. McAdams, the Chairman of the Board, Chief Executive Officer, and President of Anworth, and Lloyd McAdams, a member of the Anworth Board, own an interest in the Anworth Manager, and therefore will receive a part of the payments that will be due to the Anworth Manager in connection with the termination of the Anworth Management Agreement. Prior to Anworth’s entry into the Anworth Management Agreement Amendment, the Anworth Strategic Review Committee (which is comprised of the independent directors of the Anworth Board, and does not include Messrs. Joseph E. McAdams and Lloyd McAdams) approved the Anworth Management Agreement Amendment. The Anworth Strategic Review Committee also recommended that the Anworth Board approve, and the Anworth Board approved, the Anworth Management Agreement Amendment.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement generally provides that, from and after the effective time of the Merger, Ready Capital will cause the surviving entity to indemnify all present and former directors and officers of Anworth and any of its subsidiaries, and those who are or were serving at the request of Anworth or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, for losses, claims, damages, costs, fines, penalties, expenses, liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such person is a party or is otherwise involved, based, in whole or in part, on the fact that such person is or was a director or officer of Anworth or any of its subsidiaries, or is or was serving at the request of Anworth or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including, without limitation, the transactions contemplated by the Merger Agreement), in each case, to the extent any such person was entitled to be so indemnified by Anworth on the date of the Merger Agreement.
In addition, the Merger Agreement also requires that, prior to the Closing, Anworth put in place and prepay “tail” insurance policies with a claims period of at least six years from the Closing, with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Anworth’s existing policies, for matters, acts or omissions existing or occurring at or prior to the Closing.
Director Appointment
Upon the Closing, Ms. Dominique Mielle, an independent director currently sitting on the Anworth Board, will be appointed to the Ready Capital Board and will be entitled to compensation pursuant to Ready Capital’s independent director compensation program.
Interests of Ready Capital’s Directors and Executive Officers in the Merger
In considering the recommendation of the Ready Capital Board to approve the Ready Capital Common Stock Issuance Proposal, Ready Capital stockholders should be aware that certain executive officers and directors of Ready Capital have certain interests in the Merger that may be different from, or in addition to, the interests of Ready Capital stockholders generally and that may present actual or potential conflicts of interests. The Ready Capital Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.
Following the consummation of the Merger, all seven of the current directors of the Ready Capital Board are expected to continue as directors of the board of directors of the Combined Company. Thomas E. Capasse, Ready Capital’s Chairman and Chief Executive Officer, will serve as Chairman of the board of directors and Chief Executive Officer of the Combined Company. In addition, Andrew Ahlborn, Ready Capital’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Company, Gary T. Taylor, Ready Capital’s Chief Operating Officer, will serve as Chief Operating Officer of the Combined Company, Thomas Buttacavoli, Ready Capital’s Chief Investment Officer, will serve as Chief Investment Officer of the Combined Company and Jack J. Ross, Ready Capital’s President and Director will serve as President and Director of the Combined Company.
The Combined Company will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement, as amended by the Ready Capital Management Agreement Amendment. Under the Ready Capital Management Agreement, the Ready Capital Manager provides the day-to-day management of Ready Capital’s business, including providing Ready Capital with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Ready Capital pays the Ready Capital Manager a management fee as well as reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Ready Capital. Each of Thomas Capasse, Jack Ross, Andrew Ahlborn, Gary T. Taylor, and Thomas Buttacavoli is a principal or managing director of the Ready Capital Manager.
Pursuant to the Ready Capital Management Agreement, Ready Capital pays the Ready Capital Manager a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of its stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.0% per annum of its stockholders’ equity in excess of $500 million. Contingent upon and following the Closing, pursuant to the Ready Capital Management Agreement Amendment, the base management fee will be temporarily reduced by $1 million for each of the first four full quarters following the Closing. See “Management Agreement Amendments — Ready Capital Management Agreement Amendment” beginning on page 142.
The Ready Capital Management Agreement and the Ready Capital Management Agreement Amendment were negotiated between related parties, and their terms, including fees and other amounts payable, may not be as favorable to Ready Capital as if they had been negotiated with an unaffiliated third party.
Regulatory Approvals Required for the Merger
Ready Capital and Anworth are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Accounting Treatment
Because both Ready Capital and Anworth have significant pre-combination activities, the Merger will be accounted for as a business combination by the Combined Company in accordance with Accounting

Standards Codification Topic 805, “Business Combinations,” which is referred to as ASC 805. In applying the acquisition method specified by ASC 805, it is necessary to identify the accounting acquirer, which may be different from the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger, and the composition of senior management and the board after consummation of a merger. Based upon consideration of those factors, Ready Capital has been designated as the accounting acquirer, resulting in an acquisition of Anworth. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Anworth will be recorded at their respective fair values at the date of the Merger. The consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer. Accordingly, the fair value of the consideration transferred will be measured based on the aggregate number of shares of common stock Ready Capital issued to the stockholders of Anworth multiplied by the closing price of Ready Capital Common Stock on the day immediately preceding the merger plus the aggregate amount of Per Share Cash Consideration. The fair value of the consideration will also include the aggregate market value of the Ready Capital Preferred Stock that will be issued to holders of Anworth Preferred Stock. If the fair value of the consideration transferred exceeds the fair value of the net assets and liabilities acquired, the excess will be recorded as goodwill. Alternatively, if the fair value of the net assets and liabilities acquired exceeds the fair value of consideration transferred, the transaction could result in a bargain purchase gain. Consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because Ready Capital is designated as the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger.
Appraisal Rights
Neither holders of Ready Capital Common Stock nor holders of Anworth Common Stock or Anworth Preferred Stock will be entitled to appraisal rights in the Merger. Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of such corporation are listed on a national securities exchange (including the NYSE) on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the Merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights for the holders of Anworth Common Stock or Anworth Preferred Stock.
Exchange of Shares of Stock in the Merger
Ready Capital has appointed American Stock Transfer & Trust Company, LLC to act as the exchange agent for the exchange of Anworth Common Stock for the merger consideration, as well as the exchange of shares of Anworth Series A Preferred Stock, Anworth Series B Preferred Stock and Anworth Series C Preferred Stock for shares of Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock, respectively.
Prior to the effective time of the Merger, Ready Capital or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock issuable to the holders of Anworth Common Stock, Vesting Anworth Phantom Shares, Anworth Series A Preferred Stock, Anworth Series B Preferred Stock and Anworth Series C Preferred Stock, as applicable. Ready Capital will deposit with the exchange agent cash in an aggregate amount sufficient to pay the Per Share Cash Consideration and, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions and any payments in lieu of fractional shares.
As soon as practicable after the effective time of the Merger, but in no event more than two business days after the Closing Date, Ready Capital will cause the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Anworth Common Stock, Anworth Preferred Stock and Vesting Anworth Phantom Shares converted pursuant to the Merger Agreement. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s Anworth Common Stock, Anworth Preferred Stock or Vesting Anworth Phantom Shares into the right to receive the merger consideration and specify that delivery will be effected, and risk of loss and title to the shares of Anworth Common Stock, Anworth Preferred Stock or Vesting Anworth Phantom Shares will pass, upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares or Vesting Anworth Phantom Shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of share certificates, or in the case of uncertificated shares or Vesting Anworth Phantom Shares, the surrender of such shares, in exchange for payment of the merger consideration.
Upon the delivery of a certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, the holder of such certificate will receive the applicable number of whole shares (which shares will be in uncertificated book-entry form) of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock or Ready Capital Series D Preferred Stock, the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on the applicable merger consideration.
For holders of uncertificated shares of Anworth Common Stock or Anworth Preferred Stock or Vesting Anworth Phantom Shares, upon surrender of such uncertificated shares or Vesting Anworth Phantom Shares, Ready Capital will cause the exchange agent to issue to each holder of uncertificated shares or Vesting Anworth Phantom Shares the applicable number of whole shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock or Ready Capital Series D Preferred Stock (which shares will be in uncertificated book-entry form), the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable merger consideration.
Ready Capital stockholders need not take any action with respect to their share certificates or book-entry shares.
Dividends
Ready Capital pays regular quarterly dividend distributions to its stockholders. All dividend distributions are authorized by the Ready Capital Board, in its sole discretion, and depend on such items as Ready Capital REIT taxable earnings, financial condition, maintenance of its REIT status, and other factors that the Ready Capital Board may deem relevant from time to time. Holders of Ready Capital Common Stock share proportionally on a per share basis in all declared dividends on Ready Capital Common Stock. Ready Capital currently intends to pay quarterly dividends and distribute to its stockholders as dividends which will allow Ready Capital to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income. Anworth currently pays a regular quarterly dividend to the holders of Anworth Common Stock.
Each of Ready Capital and Anworth plans to continue its current dividend policy until the Closing. Pursuant to the Merger Agreement, prior to the date of Closing each of Ready Capital and Anworth will declare an interim dividend to their respective holders, which shall be based on Ready Capital’s and Anworth’s most recent quarterly dividend amount and prorated to reflect the number of days elapsed since each party’s most recent quarterly dividend record date. The payment date for each respective interim dividend will be the close of business on the last business day prior to the date of Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.
In addition, the Merger Agreement permits Ready Capital to continue to pay regular quarterly dividends with respect to the Ready Capital Common Stock consistent with past practice, regular quarterly dividends payable with respect to any Ready Capital preferred stock consistent with past practice and the terms of such preferred stock, dividends or distributions required by the organizational documents of Ready Capital or any of its subsidiaries and dividends or distributions reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code. The Merger Agreement permits Anworth to continue to pay regular quarterly dividends consistent with past practice not to exceed $0.05 per share, regular quarterly dividends payable with respect to any Anworth preferred stock consistent with past practice and the terms of such preferred stock, dividends or distributions required by the organizational documents of Anworth or any of its subsidiaries and any distribution that is reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code.
Following the Closing, Ready Capital expects the Combined Company will continue Ready Capital’s current dividend policy for stockholders, subject to the discretion and authorization of the Ready Capital Board, which reserves the right to change the dividend policy of the Combined Company at any time and for any reason. See “Risk Factors — Risks Related to the Combined Company Following the Merger” on page 39.
Listing of Shares of Stock
It is a condition to the completion of the Merger that the shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.
Deregistration of Anworth Capital Stock
After the Merger is completed, the Anworth Common Stock, Anworth Series A Preferred Stock, Anworth Series B Preferred Stock and Anworth Series C Preferred Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Litigation Related to the Merger
On January 7, 2021, Shiva Stein, a purported shareholder of Anworth, filed a lawsuit in the United States District Court for the Central District of California, styled Shiva Stein v. Anworth Mortgage Asset Corporation, et al., No. 2:21-cv-00122 (the “Stein Action”). The Stein Action was filed against Anworth and the Anworth Board. The complaint in the Stein Action asserts that the Form S-4 Registration Statement filed on January 4, 2021 in connection with the Merger (the “Initial S-4 Filing”) contained materially incomplete and misleading information concerning financial projections and financial analyses in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Stein Action seeks, among other things, an injunction enjoining the Merger from closing, rescission of the Merger or rescissory damages if the Merger is consummated, compensatory damages against the defendants, and an award of attorneys’ and experts’ fees.
On January 12, 2021, Giuseppe Alescio, a purported shareholder of Anworth, filed a lawsuit in the United States District Court for the Southern District of New York, styled Giuseppe Alescio v. Anworth Mortgage Asset Corporation, et al., No. 1:21-cv-00258 (the “Alescio Action”). The Alescio Action was filed against Anworth, the Anworth Board, Ready Capital, and Merger Sub. The complaint in the Alescio Action asserts that the Initial S-4 Filing omitted material information concerning financial forecasts and financial analyses in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Alescio Action seeks, among other things, an injunction enjoining the Merger from closing, rescission of the Merger or rescissory damages if the Merger is consummated, the filing of an amendment to the registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, and an award of attorneys’ and experts’ fees.
On January 19, 2021, Joseph Sheridan, a purported shareholder of Anworth, filed a lawsuit in the United States District Court for the Southern District of New York, styled Joseph Sheridan v. Anworth Mortgage Asset Corporation, et al., No. 1:21-cv-00465 (the “Sheridan Action”). The Sheridan Action was filed against Anworth, the Anworth Board, Ready Capital, and Merger Sub. The complaint in the Sheridan Action asserts that the Initial S-4 Filing contained materially incomplete and misleading information concerning the sales process, financial projections, and financial analyses in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Sheridan Action seeks, among other things, an injunction enjoining the Merger from closing, rescission of the Merger or rescissory damages if the Merger is consummated, and an award of attorneys’ and experts’ fees.
On January 20, 2021, Ken Bishop, a purported shareholder of Anworth, filed a lawsuit in the United States District Court for the Eastern District of New York, styled Ken Bishop v. Anworth Mortgage Asset

Corporation, et al., No. 1:21-cv-00331 (the “Bishop Action”). The Bishop Action was filed against Anworth and the Anworth Board. The complaint in the Bishop Action asserts that the Initial S-4 Filing contained materially false and misleading statements and omissions concerning financial projections, financial analyses, the sales process and potential conflicts of interest involving Anworth’s financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Bishop Action seeks, among other things, an injunction enjoining the Merger from closing, rescission of the Merger or rescissory damages if the Merger is consummated, and an award of attorneys’ and experts’ fees.
On January 21, 2021, Samuel Carlisle, a purported shareholder of Anworth, filed a lawsuit in the United States District Court for the Central District of California, styled Samuel Carlisle v. Anworth Mortgage Asset Corporation, et al., No. 2:21-cv-00566 (the “Carlisle Action”). The Carlisle Action was filed against Anworth and the Anworth Board. The complaint in the Carlisle Action asserts that the Initial S-4 Filing omitted or misrepresented material information concerning financial projections, potential conflicts of interest involving Credit Suisse, and the background of the Merger, in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Carlisle Action seeks, among other things, an injunction enjoining the Merger from closing, rescission of the Merger or rescissory damages if the Merger is consummated, and an award of attorneys’ and experts’ fees.
On January 26, 2021, Reginald Padilla, a purported shareholder of Anworth, filed a lawsuit in the United States District Court for the Central District of California, styled Reginald Padilla v. Anworth Mortgage Asset Corporation, et al., No. 2:21-cv-00702 (the “Padilla Action”). The Padilla Action was filed against Anworth and the Anworth Board. The complaint in the Padilla Action asserts that the Initial S-4 Filing was materially deficient and misleading in regards to financial projections, potential conflicts of interest involving Credit Suisse, and the background of the Merger, in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Padilla Action seeks, among other things, an injunction enjoining the Merger from closing, rescission of the Merger or rescissory damages if the Merger is consummated, the filing of an amendment to the registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, and an award of attorneys’ and experts’ fees.
On February 1, 2021, Diane Antasek, as Trustee for The Diane R. Antasek Trust Agreement, April 8, 1997, and Ronald Antasek, as Trustee for the Ronald J. Antasek Sr. Trust Agreement, April 8, 1997, purported shareholders of Anworth, filed a lawsuit in the United States District Court for the Central District of California, styled Antasek et al. v. Anworth Mortgage Asset Corporation, et al., No. 2:21-cv-00917 (the “Antasek Action”, and collectively with the Stein Action, Alescio Action, Sheridan Action, Bishop Action, Carlisle Action and the Padilla Action, the “Actions”). The Antasek Action was filed against Anworth and the Anworth Board. The complaint in the Antasek Action asserts that the Initial S-4 Filing was materially deficient in regards to potential conflicts of interest involving Credit Suisse, financial projections and financial valuation analyses in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and that the Anworth Board violated their fiduciary duty as a result of an unfair process for an unfair price. The Antasek Action seeks, among other things, an injunction enjoining the Merger from closing, rescission of the Merger or rescissory damages if the Merger is consummated, an order directing the Anworth Board to exercise their fiduciary duties to commence a sale process that is reasonably designed to secure the best possible consideration for Anworth and obtain a transaction which is in the best interests of Anworth and its stockholders, an award of damages sustained, and an award of attorneys’ and experts’ fees.
Anworth and Ready Capital intend to vigorously defend against the Actions.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this joint proxy statement/prospectus, is the legal document that governs the Merger.
The Merger Agreement has been included in this joint proxy statement/prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about Ready Capital or Anworth or any of their respective affiliates or businesses. Information about Ready Capital and Anworth can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of Ready Capital and Anworth has made with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 229.
The Merger
The Merger Agreement provides for the Merger of Anworth with and into Merger Sub, a wholly owned subsidiary of Ready Capital. At the effective time of the Merger, the separate corporate existence of Anworth will cease and Merger Sub will continue as the surviving company as an indirect, wholly owned subsidiary of Ready Capital. Following the consummation of the Merger, the surviving company will be contributed to the Ready Capital Operating Partnership in exchange for additional Ready Capital OP Units.
Closing; Effective Time of the Merger
The Closing will take place at 9:00 a.m., New York, New York time, on a date that is two business days after satisfaction or waiver of the Closing conditions in the Merger Agreement, which are described under “Conditions to Complete the Merger” beginning on page 135 (other than those conditions that by their terms are required to be satisfied on the date of Closing, but subject to the satisfaction or waiver of such conditions) by means of a virtual closing through the electronic exchange of signatures.
The Merger will become effective upon such time as specified in the certificate of merger filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and the articles of merger filed with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) (not to exceed 30 days after the certificate or articles of merger are accepted for record by the Delaware Secretary of State or Maryland Department, as applicable) and time which the parties will have agreed upon and designated in such certificate or articles of merger as the effective time of the Merger.
Organizational Documents
At the effective time of the Merger, the organizational documents of Merger Sub in effect immediately prior to the effective time of the Merger will be the organizational documents of the surviving company.
Consideration for the Merger
Pursuant to the terms of the Merger Agreement, at the Merger effective time:
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each share of Anworth Common Stock issued and outstanding immediately prior to the effective time (excluding any shares held by Ready Capital, Merger Sub or any subsidiary of Ready Capital, Merger Sub or Anworth) will automatically be converted into the right to receive from Ready Capital (i) a number of shares of Ready Capital Common Stock equal to the Exchange Ratio, plus (ii) the Per Share Cash Consideration, in each case, in accordance with, and subject to adjustment as provided in, the Merger Agreement. Cash will be paid in lieu of fractional shares of Ready Capital Common Stock that would have been received as a result of the Merger;

•
each share of Anworth Series A Preferred Stock will be converted into the right to receive one share of Ready Capital Series B Preferred Stock; each share of Anworth Series B Preferred Stock will be converted into the right to receive one share of Ready Capital Series C Preferred Stock; and each share of Anworth Series C Preferred Stock will be converted into the right to receive one share of Ready Capital Series D Preferred Stock;

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Vesting Anworth Phantom Shares, will, as of the effective time of the Merger, automatically become fully vested and then immediately cancelled in exchange for the right to receive the Per Share Common Merger Consideration. The remaining outstanding phantom shares granted by Anworth will, as of the effective time of the Merger, automatically be cancelled without consideration;

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each outstanding dividend equivalent right granted by Anworth shall, as of the effective time of the Merger, automatically be cancelled; provided, that any accrued amounts that have not yet been paid with respect to such dividend equivalent rights will be paid to the holders thereof at the effective time of the Merger (or as soon as practicable thereafter but in no event later than the first payroll date following the effective time of the Merger), less applicable income and employment tax withholdings; and

•
no certificates or scrips representing fractional shares of Ready Capital Common Stock will be issued with respect to the Merger, and such fractional interests will not entitle the owner thereof to vote or to any other rights as a holder of such interests. Each holder of Anworth Common Stock or Vesting Anworth Phantom Shares who would otherwise have been entitled to receive a fraction of a share of Ready Capital Common Stock will be entitled to receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Ready Capital Common Stock, multiplied by the average of the volume weighted average prices of one share of Ready Capital Common Stock for the five consecutive trading days immediately prior to the date of the Closing as reported by Bloomberg L.P.

Tax Withholding
Payment of the merger consideration under the Merger Agreement is subject to applicable withholding requirements.
No Rights of Objection or Appraisal
Neither holders of Ready Capital Common Stock nor holders of Anworth Common Stock or Anworth Preferred Stock will be entitled to appraisal rights in the Merger. Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of such corporation are listed on a national securities exchange (including the NYSE) on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the Merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights for the holders of Anworth Common Stock or Anworth Preferred Stock.
Exchange Procedures
Ready Capital has appointed American Stock Transfer & Trust Company, LLC to act as the exchange agent for the exchange of Anworth Common Stock for the merger consideration, as well as the exchange of shares of Anworth Series A Preferred Stock, Anworth Series B Preferred Stock and Anworth Series C Preferred Stock for shares of Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock, respectively.
Prior to the effective time of the Merger, Ready Capital or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock issuable to the holders of Anworth Common Stock, Vesting Anworth Phantom Shares, Anworth Series A Preferred Stock, Anworth Series B Preferred Stock and Anworth Series C Preferred Stock, as applicable. Ready Capital will deposit with the exchange agent cash in an aggregate amount sufficient to pay the Per

Share Cash Consideration and, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions and any payments in lieu of fractional shares.
As soon as practicable after the effective time of the Merger, but in no event more than two business days after the Closing Date, Ready Capital will cause the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Anworth Common Stock, Anworth Preferred Stock and Vesting Anworth Phantom Shares converted pursuant to the Merger Agreement. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s Anworth Common Stock, Anworth Preferred Stock or Vesting Anworth Phantom Shares into the right to receive the merger consideration and specify that delivery will be effected, and risk of loss and title to the shares of Anworth Common Stock or Anworth Preferred Stock or Vesting Anworth Phantom Shares will pass, upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares or Vesting Anworth Phantom Shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of share certificates, or in the case of uncertificated shares or Vesting Anworth Phantom Shares, the surrender of such shares, in exchange for payment of the merger consideration.
Upon the delivery of a certificate (or affidavit of loss in lieu of a certificate) to the exchange agent, the holder of such certificate will receive the applicable number of whole shares (which shares will be in uncertificated book-entry form) of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock or Ready Capital Series D Preferred Stock, the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on the applicable merger consideration.
For holders of uncertificated shares of Anworth Common Stock or Anworth Preferred Stock or Vesting Anworth Phantom Shares, upon surrender of such uncertificated shares or Vesting Anworth Phantom Shares, Ready Capital will cause the exchange agent to issue to each holder of uncertificated shares or Vesting Anworth Phantom Shares the applicable number of whole shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock or Ready Capital Series D Preferred Stock (which shares will be in uncertificated book-entry form), the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable merger consideration.
Representations and Warranties
The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, neither Ready Capital stockholders nor Anworth stockholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality that are different from those generally applicable to equityholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by Ready Capital and Anworth. This description of the representations and warranties is included to provide Ready Capital stockholders and Anworth stockholders with information regarding the terms of the Merger Agreement.
In the Merger Agreement, Anworth made representations and warranties relating to, among other things:
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due organization, valid existence, and where relevant, good standing, and power and authority of Anworth to own, lease and, to the extent applicable, operate its properties, own its assets and to carry on its business as conducted as of the signing date;

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due organization, valid existence, and where relevant, good standing, and power and authority of Anworth subsidiaries to own, lease and, to the extent applicable, operate their properties, own their assets and carry on their businesses as conducted as of the signing date;

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capital structure and capitalization of Anworth and Anworth subsidiaries;

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matters relating to the payment of dividends authorized or declared by Anworth and Anworth subsidiaries;

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corporate power and authority to enter into the Merger Agreement and to perform Anworth’s obligations thereunder, and subject to Anworth stockholder approval and the acceptance for record by the Delaware Secretary of State of the certificate of merger and the Maryland Department of the articles of merger, complete the Merger and the other transactions contemplated by the Merger Agreement;

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enforceability of the Merger Agreement against Anworth;

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approval by the Anworth Board of the Merger Agreement;

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absence of conflicts with, or violations or contraventions of Anworth’s organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to Anworth or any of its subsidiaries;

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consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

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Anworth’s SEC filings since December 31, 2018, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

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absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on Anworth and certain other changes, developments and events since January 1, 2020 through the date of the Merger Agreement;

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Anworth and Anworth subsidiaries conducting their business in the ordinary course of business in all material respects since January 1, 2020 through the date of the Merger Agreement;

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material liabilities affecting Anworth and Anworth subsidiaries;

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the accuracy of the information contained in this joint proxy statement/prospectus and supplied by Anworth for inclusion or incorporation by reference in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock issued under the Merger Agreement are registered;

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Anworth’s and each Anworth subsidiary’s compliance with applicable laws since December 31, 2019 and obtaining all necessary permits;

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Anworth’s employee benefit plans and other labor and employment matters affecting Anworth subsidiaries;

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tax matters affecting Anworth and Anworth subsidiaries;

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absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against Anworth or any Anworth subsidiary that would reasonably be expected to have a material adverse effect;

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intellectual property matters affecting Anworth and Anworth subsidiaries;

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real property owned or leased by Anworth and Anworth subsidiaries;

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the material contracts of Anworth and Anworth subsidiaries, the enforceability of such material contracts on Anworth and Anworth subsidiaries (as applicable) and the absence of notice of any violations or defaults under, any such material contract;

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insurance policy matters affecting Anworth and Anworth subsidiaries;

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receipt by the Anworth Board of an opinion from its financial advisor;

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absence of any undisclosed broker’s, finder’s or other similar fees;

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the Anworth Board’s actions to render any applicable takeover statutes inapplicable to the Merger;

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certain matters relating to the 1940 Act; and

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absence and disclaimer of any other representations or warranties made by Anworth.

In the Merger Agreement, Ready Capital and Merger Sub made representations and warranties relating to, among other things:
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due organization, valid existence, and where relevant, good standing and power and authority of Ready Capital and Merger Sub to own, lease and, to the extent applicable, operate its properties and to carry on its business as conducted as of the signing date;

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due organization, valid existence and where relevant, good standing and power and authority of Ready Capital’s subsidiaries to own, lease and, to the extent applicable, operate their properties, own its assets and carry on their businesses as conducted as of the signing date;

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capital structure and capitalization of Ready Capital, Merger Sub and Ready Capital’s other subsidiaries;

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matters relating to the payment of dividends authorized or declared by Ready Capital and Ready Capital’s subsidiaries;

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corporate power and authority to enter into the Merger Agreement and to perform Ready Capital’s obligations thereunder, and subject to Ready Capital stockholder approval of the Ready Capital Common Stock Issuance Proposal and the acceptance for record of the certificate and articles of merger, consummate the Merger and the other transactions contemplated by the Merger Agreement;

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enforceability of the Merger Agreement against Ready Capital and Merger Sub;

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approval by the Ready Capital Board of the Merger Agreement;

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absence of conflicts with, or violations or contraventions of, Ready Capital’s and Merger Sub’s organizational documents an any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to Ready Capital or any its subsidiaries;

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consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

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Ready Capital’s SEC filings since December 31, 2018, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

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absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on Ready Capital and certain other changes, developments and events since January 1, 2020 through the date of the Merger Agreement;

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Ready Capital and Ready Capital’s subsidiaries conducting their business in the ordinary course of business in all material respects since January 1, 2020 through the date of the Merger Agreement;

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material liabilities affecting Ready Capital and Ready Capital’s subsidiaries;

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the accuracy of the information contained in this joint proxy statement/prospectus and supplied by Ready Capital for inclusion or incorporation by reference in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock issued under the Merger Agreement are registered;

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Ready Capital’s, Merger Sub’s and each other Ready Capital subsidiary’s compliance with applicable laws since December 31, 2019 and necessary permits;

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Ready Capital’s employee benefit plans and other employment matters affecting Ready Capital and Ready Capital’s subsidiaries;

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tax matters affecting Ready Capital and each Ready Capital subsidiary;

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absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against Ready Capital or any Ready Capital subsidiary by or before any governmental authority that would reasonably be expected to have a material adverse effect;

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intellectual property matters affecting Ready Capital and Ready Capital’s subsidiaries;

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real property owned or leased by Ready Capital or any Ready Capital subsidiary;

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the material contracts of Ready Capital and Ready Capital’s subsidiaries, the enforceability of such material contracts against Ready Capital and any Ready Capital subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;

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insurance policy matters affecting Ready Capital and Ready Capital’s subsidiaries;

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receipt by the Ready Capital Board of an opinion from Ready Capital’s financial advisor;

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absence of any undisclosed broker’s, finder’s or other similar fees;

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the Ready Capital Board’s actions to render any takeover statutes inapplicable to the Merger;

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certain matters relating to the 1940 Act;

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the ownership of Anworth equity, or any right to acquire such ownership of equity by Ready Capital, Ready Capital’s affiliates and Ready Capital’s associates;

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ownership and prior activities of Merger Sub; and

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absence and disclaimer of any other representations or warranties made by Ready Capital or Merger Sub.

The representations and warranties of all the parties to the Merger Agreement will expire upon the effective time of the Merger.
Material Adverse Effect
Many of the representations of the parties to the Merger Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any fact, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely effects (a) the financial condition, business, assets, properties or results of operations of Ready Capital or Anworth, as applicable, and their respective subsidiaries, taken as a whole, or (b) the ability of the applicable party and its subsidiaries to consummate the Merger before September 30, 2021, except that no effect (by itself or aggregated with all other effects) directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to be or constitute or shall be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:
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general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

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conditions (or changes in such conditions) in any industry or industries in which Ready Capital or Anworth (as applicable) operates (including changes in general market prices and regulatory changes affecting the industry);

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political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, other natural disasters or other weather conditions;

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any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any law or guideline issued by a governmental entity or industry group providing for business closures or other restrictions that relate to or arise out of any pandemic, epidemic, plague or other outbreak of illness or public health event;

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changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

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the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

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any actions taken or failure to take action, in each case, at the written request of another party to the Merger Agreement;

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compliance with the terms of, or the taking of any action expressly permitted or required by, the Merger Agreement;

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any changes in Ready Capital’s or Anworth’s stock price or the trading volume of Ready Capital Common Stock or Anworth Common Stock, or any failure by Ready Capital on Anworth to meet any analysts’ estimates or expectations of Ready Capital’s or Anworth’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Ready Capital or Anworth or any of their respective subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); and

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any proceedings made or brought by any of the current or former stockholders of Ready Capital or Anworth (on their own behalf or on behalf of Ready Capital or Anworth) against Anworth, Ready Capital, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

The effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first through seventh bullet points above will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur solely to the extent they disproportionately adversely affect the applicable party and its subsidiaries, taken as a whole, as compared to other participants that conduct business in the regions in the world and in the industries in which the applicable party and its subsidiaries conduct business.
Conduct of Business by Anworth Pending the Merger
Under the Merger Agreement, Anworth has agreed that, except (a) as disclosed in Anworth’s disclosure letter, (b) as expressly permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Ready Capital in writing, between the date of the Merger Agreement and the earlier to occur of the effective time of the Merger and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), it (i) will maintain its status as a REIT and (ii) will conduct its business in all material respects in the ordinary course consistent with past practice and preserve its present organization and existing business relationships.
Anworth has also agreed that, except (a) as disclosed in Anworth’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Ready Capital in writing (which consent, in certain instances, will not be unreasonably withheld, delayed or conditioned), during the Interim Period, Anworth will not, and will not cause or permit any Anworth subsidiary to, among other things:
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declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, property or otherwise) with respect to outstanding shares of capital stock of, or other equity interests in, Anworth or any Anworth subsidiary, except for:

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regular quarterly dividends payable with respect to shares of Anworth Common Stock consistent with past practice at a rate not to exceed $0.05 per share per quarter,

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regular quarterly dividends paid in respect of the Anworth Preferred Stock consistent with past practice and the terms of the preferred stock;

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dividends or other distributions to Anworth by any directly or indirectly wholly owned subsidiary of Anworth;

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any dividends or other distributions necessary for Anworth to maintain its status as a REIT under the Code and avoid or reduce the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of Anworth or its subsidiaries, or

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any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

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split, combine or reclassify any capital stock of or other equity interests in, Anworth or any Anworth subsidiary (other than for transactions by a wholly owned subsidiary of Anworth);

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Anworth, except as required by the organizational documents Anworth or any of its subsidiaries or any Anworth benefit plan, in each case, existing as of the date of the Merger Agreement;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Anworth or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests other than (i) the issuance or delivery of Anworth Common Stock upon the vesting or lapse of any restrictions on awards granted under Anworth’s equity compensation plans and outstanding on the date of the Merger Agreement, (ii) issuances of awards granted under Anworth’s equity compensation plans in amounts and at times consistent with past practice, not to exceed an amount set forth in the Merger Agreement, (iii) shares of capital stock issued as a dividend made in accordance with the Merger Agreement and (iv) issuances of Anworth Common Stock in connection with the dividend reinvestment component of Anworth’s Dividend Reinvestment and Stock Purchase Plan;

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amend the organizational documents of Anworth (or such equivalent organizational or governing documents of any other Anworth subsidiary);

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merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of Anworth, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets (other than the acquisition of portfolio assets in the ordinary course consistent with past practice) or any business or any corporation, partnership, association or other business organization or division thereof;

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sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (i) pursuant to an agreement of Anworth or its subsidiaries in effect on the date of the Merger Agreement, (ii) that involve consideration that does not exceed $10,000,000 individually or $25,000,000 in the aggregate if other than in the ordinary course of business consistent with past practice or (iii) made in the ordinary course of business consistent with past practice;

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adopt a plan of complete or partial liquidation or dissolution of Anworth or any of its subsidiaries;

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change in any material respect Anworth’s accounting principles, practices or methods in a manner that materially affect the consolidated assets, liabilities or results of operations of Anworth or any Anworth subsidiary, except as required by GAAP or applicable law;

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subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any material tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by Anworth or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any tax authority, surrender any right to claim a material refund of taxes, or, agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;
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grant any material increases in the compensation payable or to become payable to any of Anworth’s directors, executive officers or key employees;

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establish any material employee benefit plan which was not in existence prior to the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder, subject to certain exceptions as specified in the Merger Agreement;

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enter into certain contracts, except in the ordinary course of business consistent with past practice and as would not prevent or materially delay the consummation of the Merger, or modify, amend, terminate or assign, or waive or assign any rights under, certain contracts in any material respect in a manner which is materially adverse to Anworth and its subsidiaries, taken as a whole, which could reasonably be expected to prevent or materially delay the consummation of the Merger, in each case, subject to certain exceptions as specified in the Merger Agreement;

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settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) involving (i) an award of injunctive or other equitable relief against Anworth or any of its subsidiaries, (ii) any admission of wrongdoing by Anworth or any of its subsidiaries or (iii) a payment of monetary damages or other transfer of value by Anworth or any of its subsidiaries exceeding $1,000,000 individually, or $5,000,000 in the aggregate, other than the settlement of any proceeding reflected or reserved against on the balance sheet of Anworth (or in the notes thereto) that would not reasonably be expected to restrict the operations of Anworth and its subsidiaries;

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take any action, or fail to take any action, which action or failure could reasonably be expected to cause Anworth to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary” as such terms are defined in the applicable provisions of the Code, as the case may be;

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take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), provided that Anworth cannot take any affirmative action that would result in its Leverage Ratio (defined as the quotient obtained by dividing (i) the aggregate principal amount outstanding under the repurchase agreements, credit lines and to-be-announced dollar roll financings of the Company and its subsidiaries, as determined on a consolidated basis, by (ii) the Company’s total consolidated common stockholder’s equity plus the aggregate liquidation preference of the Company Preferred Stock plus the principal balance of the Company’s junior subordinated notes as of any date of determination) exceeding a maximum limit of 6.5x (the “Maximum Leverage Ratio”), or to further increase its Leverage Ratio if it is already above the Maximum Leverage Ratio, or its Liquidity (defined as the sum of: (i) the mark-to-market value of the Company’s unpledged Agency RMBS portfolio and unpledged non-agency mortgage-backed securities portfolio and (ii) unrestricted cash, in each case of the Company and its subsidiaries, on a consolidated basis as of any date of determination) being less than a level of $125,000,000 (the “Minimum Liquidity”), or to further decrease Liquidity if it is already below the Minimum Liquidity, subject to, in the case of a breach of the foregoing, the remedial measures set forth in the Merger Agreement;

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take any affirmative action that would result in the duration gap, as of any date of determination as measured in a manner consistent with Anworth’s past practice (the “Duration Gap”) exceeding absolute 1.0 years (the “Duration Gap Limit”), or if the Duration Gap already exceeds the Duration

Gap Limit, any affirmative action to further increase the Duration Gap, subject to, in the case of a breach of the foregoing, the remedial measures set forth in the Merger Agreement;
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take any action, or fail to take any action, which action or failure would reasonably be expected to cause Anworth or any of the subsidiaries of Anworth to be required to be registered as an investment company under the 1940 Act; or

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agree to take any action with respect to any of the foregoing.

Anworth has also agreed to manage its investment portfolio in the ordinary course of business consistent with past practice. On each business day prior to the Closing, Anworth will participate in a call with Ready Capital to discuss the status of Anworth’s and Ready Capital’s portfolios and planned portfolio management activities, including any actions planned to be taken in the event the Leverage Ratio exceeds the Maximum Leverage Ratio, Liquidity is less than the Minimum Liquidity or the Duration Gap exceeds the Duration Gap Limit. Anworth will consult with Ready Capital if in good faith prior to taking any actions to cure any breaches of the covenants related to the Maximum Leverage Ratio, Minimum Liquidity or Duration Gap Limit. Anworth will also report to Ready Capital all investment and hedging transactions daily and provide a daily computation of the Leverage Ratio, Liquidity and Duration Gap.
Conduct of Business by Ready Capital Pending the Merger
Under the Merger Agreement, Ready Capital agreed that, except (a) as disclosed in Ready Capital’s disclosure letter, (b) as expressly permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Anworth in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period it (i) will maintain its status as a corporation taxed as a REIT and (ii) will conduct its business in all material respects in the ordinary course consistent with past practice and preserve its present organization and existing business relationships.
Ready Capital also agreed that, except (a) as disclosed in Ready Capital’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Anworth in writing (which consent, in certain instances, will not be unreasonably withheld, delayed or conditioned), during the Interim Period, Ready Capital will not, and will not cause or permit any Ready Capital subsidiary to, among other things:
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declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, property or otherwise) with respect to any outstanding shares of capital stock of, or other equity interests in, Ready Capital or any of its subsidiaries, except for:

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regular quarterly dividends payable in respect of Ready Capital Common Stock consistent with past practice;

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regular quarterly dividends payable in respect of Ready Capital preferred stock consistent with past practice and the terms of such preferred stock,

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dividends or other distributions to Ready Capital by any directly or indirectly wholly owned subsidiary of Ready Capital,

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any dividends or other distributions necessary for Ready Capital or any of its subsidiaries that qualifies as a REIT to maintain its status as a REIT under the Code and avoid or reduce the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of Ready Capital or its subsidiaries, or

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any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

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split, combine or reclassify any capital stock of or other equity interests in, Ready Capital or any Ready Capital subsidiary (other than for transactions by a wholly owned subsidiary of Ready Capital);

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Ready Capital, subject to certain exceptions as specified in the Merger Agreement;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Ready Capital or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, subject to certain exceptions as specified in the Merger Agreement, including issuances of Ready Capital Common Stock at a price (without regard for underwriter discounts and offering and sale expenses) not less than the per share value of Ready Capital’s net assets as of the date of such issuance in offerings with aggregate proceeds of up to $125,000,000;

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amend Ready Capital’s organizational documents or adopt any material change in the organizational documents of any of Ready Capital’s subsidiaries;

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(i) merge, consolidate, combine or amalgamate with any person other than a wholly owned subsidiary of Ready Capital or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, but in each case only if such action could reasonably be expected to prevent or materially delay Ready Capital’s or Merger Sub’s ability to consummate or finance the transactions contemplated by the Merger Agreement;

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sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (i) pursuant to an agreement of Ready Capital or any of its subsidiaries in effect on the date of the Merger Agreement or (ii) that, if other than in the ordinary course of business consistent with past practice, involve consideration that does not exceed $10,000,000 individually, or $25,000,000 in the aggregate or (iii) in the ordinary course of business consistent with past practice;

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adopt a plan of complete or partial liquidation or dissolution of Ready Capital or any of its subsidiaries, other than such transactions among Ready Capital and any wholly owned subsidiary of Ready Capital (other than Merger Sub) or between or among wholly owned subsidiaries of Ready Capital (other than Merger Sub);

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change in any material respect its material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Ready Capital and its subsidiaries, except as required by GAAP or applicable law;

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subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by Ready Capital or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any tax authority, surrender any right to claim a material refund of taxes, or, agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

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take any action, or fail to take any action, which action or failure could reasonably be expected to cause Ready Capital to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

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take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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except as otherwise provided in the Merger Agreement, increase or decrease the size of the Ready Capital Board or enter into any agreement to nominate any individual for election to the Ready Capital Board or to fill any vacancy on the Ready Capital Board;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause Ready Capital or any of the subsidiaries of Ready Capital to be required to be registered as an investment company under the 1940 Act;

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modify, amend, terminate or assign or waive or assign any rights under, Ready Capital’s agreement with its external manager, other than as set forth in the Amendment to the Ready Capital Management Agreement entered into concurrently with the Merger Agreement; or

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agree or enter into any arrangement or understanding to take any action with respect to any of the foregoing.

Ready Capital also agreed to manage its investment portfolios in all material respects in the ordinary course consistent with past practice.
Agreement to Use Reasonable Best Efforts
Subject to the terms and conditions of the Merger Agreement, each of Ready Capital, Merger Sub and Anworth will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement, including:
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preparing and filing or otherwise providing, in consultation with the other parties to the Merger Agreement, and as promptly as practicable and advisable after the signing date, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or the other transactions contemplated by the Merger Agreement;

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taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals; and

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giving any required notices to third parties, and causing each of their respective subsidiaries and affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger.

Competing Proposals
Anworth Competing Proposals
During the Interim Period, Anworth will not, and will cause its subsidiaries and will instruct and use commercially reasonable efforts to cause its representatives not to, directly or indirectly:
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initiate, solicit or knowingly encourage the making of an Anworth Competing Proposal (as defined below);

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engage in any discussions or negotiations with any person with respect to an Anworth Competing Proposal;

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furnish any non-public information regarding Anworth or its subsidiaries, or access to the properties, assets or employees of Anworth or its subsidiaries, to any person in connection with or in response to an Anworth Competing Proposal;

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enter into any letter of intent or agreement in principle, or other agreement providing for an Anworth Competing Proposal (other than a confidentiality agreement); or

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withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Ready Capital, the recommendation that the Anworth stockholders approve the Merger and the other transactions related to the Merger (the “Anworth Board recommendation”) or publicly recommend the approval or adoption of, or publicly approve or adopt, any Anworth Competing Proposal.

An “Anworth Competing Proposal” (and the reciprocal definition for Ready Capital, a “Ready Capital Competing Proposal,” collectively with an Anworth Competing Proposal, a “Competing Proposal”) refers to any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Ready Capital or any of its subsidiaries) involving:

•
any acquisition or purchase by any person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Anworth, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Anworth;

•
any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Anworth and a person or group pursuant to which Anworth stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or

•
any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a person or group of more than 25% of the consolidated assets of Anworth and its subsidiaries (measured by the fair market value thereof).

During the Interim Period, Anworth will advise Ready Capital of the receipt by Anworth of any Anworth Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to Anworth or any of its subsidiaries made by any person in connection with an Anworth Competing Proposal or any request for discussions or negotiations with Anworth or a representative of Anworth relating to an Anworth Competing Proposal (in each case within two business days thereof), and Anworth will provide to Ready Capital (within such two business days’ time frame) either (i) a copy of any such Anworth Competing Proposal made in writing provided to Anworth or any of its subsidiaries or (ii) a written summary of the material terms of such Anworth Competing Proposal. Anworth will keep Ready Capital reasonably informed with respect to the status and material terms of any such Anworth Competing Proposal and any material changes to the status of any such discussions or negotiations.
During the Interim Period, Anworth will, and will cause its subsidiaries and instruct and use commercially reasonable efforts to cause its representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any person conducted by Anworth or any of its subsidiaries or representatives with respect to an Anworth Competing Proposal.
Ready Capital Competing Proposals
During the Interim Period, Ready Capital will not, and will cause its subsidiaries and will instruct and use commercially reasonable efforts to cause its representatives not to, directly or indirectly:
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initiate, solicit or knowingly encourage the making of a Ready Capital Competing Proposal (as defined above);

•
engage in any discussions or negotiations with any person with respect to a Ready Capital Competing Proposal;

•
furnish any non-public information regarding Ready Capital or its subsidiaries, or access to the properties, assets or employees of Ready Capital or its subsidiaries, to any person in connection with or in response to a Ready Capital Competing Proposal;

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enter into any letter of intent or agreement in principle, or other agreement providing for a Ready Capital Competing Proposal (other than a confidentiality agreement); or

•
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Anworth, the recommendation that the Ready Capital stockholders approve the Ready Capital Common Stock Issuance Proposal (the “Ready Capital Board recommendation”) or publicly recommend the approval or adoption of, or publicly approve or adopt, any Ready Capital Competing Proposal.

During the Interim Period, Ready Capital will advise Anworth of the receipt by Ready Capital of any Ready Capital Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to Ready Capital or any of its subsidiaries made by any person in connection with a Ready Capital Competing Proposal or any request for discussions or negotiations with Ready Capital or a representative of Ready Capital relating to a Ready Capital Competing Proposal (in each case within two business days thereof), and Ready Capital will provide to Anworth (within such two business days’ time frame) either (i) a copy of any such Ready Capital Competing Proposal made in writing provided to Ready Capital or any of its subsidiaries or (ii) a written summary of the material terms of such Ready Capital Competing Proposal. Ready Capital will keep Anworth reasonably informed with respect to the status and material terms of any such Ready Capital Competing Proposal and any material changes to the status of any such discussions or negotiations.
During the Interim Period, Ready Capital will, and will cause its subsidiaries and instruct and use commercially reasonable efforts to cause its representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any person conducted by Ready Capital or any of its subsidiaries or representatives with respect to a Ready Capital Competing Proposal.
Superior Proposals
Anworth Superior Proposals
Anworth, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Anworth Merger Proposal by holders of Anworth Common Stock at the Anworth special meeting, (a) engage in any discussions or negotiations with any person with respect to an Anworth Competing Proposal or (b) furnish any non-public information regarding Anworth or its subsidiaries, or access to the properties, assets or employees of Anworth or its subsidiaries, to any person in connection with or in response to an Anworth Competing Proposal, with any person who has made a written, bona fide Anworth Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that:
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no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until Anworth receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of non-public information furnished to such person by or on behalf of Anworth that are no less favorable to Anworth in the aggregate than the terms of the confidentiality agreement entered into between Ready Capital and Anworth, as determined in good faith by the Anworth Board (or any committee thereof) after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Anworth from complying with the non-solicitation provisions of the Merger Agreement, and

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prior to taking any such actions, the Anworth Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Anworth Competing Proposal is, or could reasonably be expected to lead to, an Anworth Superior Proposal (as defined below).

An “Anworth Superior Proposal” (and the reciprocal definition for Ready Capital, a “Ready Capital Superior Proposal,” collectively with an Anworth Superior Proposal, a “Superior Proposal”) refers to a bona fide Anworth Competing Proposal (with references to “25%” therein being deemed replaced with references to “50%”, and references to “75%” therein being deemed to be replaced with references to “50%”) by a third party, which the Anworth Board or any committee thereof determines in good faith after consultation with Anworth’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Anworth stockholders than the Merger.
Anworth, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Anworth Merger Proposal by holders of Anworth Common Stock at the Anworth special meeting, in response to a written bona fide Anworth Competing Proposal that was not solicited at any time following the execution of the Merger Agreement and did not result from a material breach of certain provisions of the Merger Agreement, if the Anworth Board (or any committee thereof) so chooses, cause Anworth to effect a change in its Anworth Board recommendation or to terminate the Merger Agreement, if prior to taking such action:
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the Anworth Board (or a committee thereof) determines after consultation with its financial advisors and outside legal counsel that such Anworth Competing Proposal is an Anworth Superior Proposal

(taking into account any adjustment to the terms and conditions of the Merger proposed by Ready Capital in response to such Anworth Competing Proposal); and
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Anworth will have given notice to Ready Capital that Anworth has received such Anworth Competing Proposal, specifying the material terms and conditions of such proposal, and, that Anworth intends to take such action, and either (i) Ready Capital shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the special meeting of Anworth stockholders and the third business day after the date on which such notice is given to Ready Capital, or (ii) if Ready Capital within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the Merger Agreement, the Anworth Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Anworth Competing Proposal remains an Anworth Superior Proposal with respect to Ready Capital’s revised proposal; provided, however, that each time material modifications to the financial terms of an Anworth Competing Proposal determined to be an Anworth Superior Proposal are made, the time period set forth in the Merger Agreement prior to which Anworth may effect a change in its Anworth Board recommendation or terminate the Merger Agreement shall be extended for two business days after notification of such change to Ready Capital.

Anworth may, at any time prior to the receipt of the Anworth stockholder approval, seek clarification from any person who has made an Anworth Competing Proposal that was not solicited at any time following the execution of the Merger Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Anworth Board or any committee to make an informed determination.
The Anworth Board will be permitted, at any time prior to the receipt of the Anworth stockholder approval, other than, in response to an Anworth Competing Proposal, to make a change in its Anworth Board recommendation or terminate the Merger Agreement if, prior to taking such action, (i) the Anworth Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its legal duties as directors under applicable law, or (ii) Anworth shall have given notice to Ready Capital that Anworth intends to effect a change in its Anworth Board recommendation (which notice will reasonably describe the reasons for such change in its Anworth Board recommendation), and either (A) Ready Capital will not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Anworth special meeting and the third business day after the date on which such notice is given to Ready Capital, or (B) if Ready Capital within the period described in the foregoing clause (A) will have proposed revisions to the terms and conditions of the Merger Agreement, the Anworth Board (or any committee thereof), after consultation with its outside legal counsel, will have determined that such proposed changes do not obviate the need for the Anworth Board to effect a change in its Anworth Board recommendation and the failure to make a change in its Anworth Board recommendation would reasonably be likely to be inconsistent with its legal duties as directors under applicable law.
Ready Capital Superior Proposals
Ready Capital, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Ready Capital Common Stock Issuance Proposal by holders of Ready Capital Common Stock at the Ready Capital special meeting, (a) engage in any discussions or negotiations with any person with respect to a Ready Capital Competing Proposal or (b) furnish any non-public information regarding Ready Capital or its subsidiaries, or access to the properties, assets or employees of Ready Capital or its subsidiaries, to any person in connection with or in response to a Ready Capital Competing Proposal, with any person who has made a written, bona fide Ready Capital Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that:
•
no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until Ready Capital receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of non-public information furnished to such person by or on behalf of Ready Capital that are no less favorable to Ready Capital in the aggregate than the terms of the confidentiality agreement entered into between Ready Capital and Anworth, as determined in good faith by the Ready Capital Board (or any committee thereof)

after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Ready Capital from complying with the non-solicitation provisions of the Merger Agreement, and
•
prior to taking any such actions, the Ready Capital Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Ready Capital Competing Proposal is, or could reasonably be expected to lead to, a Ready Capital Superior Proposal (as defined below).

A “Ready Capital Superior Proposal” refers to a bona fide Ready Capital Competing Proposal (with references to “25%” therein being deemed replaced with references to “50%” and references to “75%” therein being deemed to be replaced with references to “50%”) by a third party, which the Ready Capital Board or any committee thereof determines in good faith after consultation with Ready Capital’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Ready Capital stockholders than the Merger.
Ready Capital, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Ready Capital Stock Issuance by holders of Read Capital Common Stock at the Ready Capital special meeting, in response to a written bona fide Ready Capital Competing Proposal that was not solicited at any time following the execution of the Merger Agreement and did not result from a material breach of certain provisions of the Merger Agreement, if the Ready Capital Board so chooses, cause Ready Capital to effect a change in its Ready Capital Board recommendation or to terminate the Merger Agreement, if prior to taking such action:
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the Ready Capital Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Ready Capital Competing Proposal is a Ready Capital Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Anworth in response to such Ready Capital Competing Proposal); and

•
Ready Capital will have given notice to Anworth that Ready Capital has received such Ready Capital Competing Proposal, specifying the material terms and conditions of such proposal, and, that Ready Capital intends to take such action, and either (i) Anworth shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the special meeting of Ready Capital stockholders and the third business day after the date on which such notice is given to Anworth, or (ii) if Anworth within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the Merger Agreement, the Ready Capital Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Ready Capital Competing Proposal remains a Ready Capital Superior Proposal with respect to Ready Capital’s revised proposal; provided, however, that each time material modifications to the financial terms of a Ready Capital Competing Proposal determined to be a Ready Capital Superior Proposal are made, the time period set forth in the Merger Agreement prior to which Ready Capital may effect a change in its Ready Capital Board recommendation or terminate the Merger Agreement shall be extended for two business days after notification of such change to Anworth.

Ready Capital may, at any time prior to the receipt of the Ready Capital stockholder approval, seek clarification from any person who has made a Ready Capital Competing Proposal that was not solicited at any time following the execution of the Merger Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Ready Capital Board or any committee to make an informed determination.
The Ready Capital Board will be permitted, at any time prior to the receipt of the Ready Capital stockholder approval, other than in response to a Ready Capital Competing Proposal, to make a change in its Ready Capital Board recommendation if, prior to taking such action, (i) the Ready Capital Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its legal duties as directors under applicable law, or (ii) Ready Capital shall have given notice to Anworth that Ready Capital intends to effect a change in its Ready Capital Board recommendation (which notice will reasonably describe the reasons for such change in its Ready Capital Board recommendation), and either (A) Anworth will not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Ready Capital special meeting and the third business day after the date on which such notice is given to Anworth, or (B) if Anworth within the period described in the foregoing clause (A) will have proposed revisions to the terms and conditions of the Merger Agreement, the Ready Capital Board, after consultation with its outside legal counsel, will have determined in good faith that such proposed changes do not obviate the need for the Ready Capital Board to effect a change in its Ready Capital Board recommendation and the failure to make a change in its Ready Capital Board recommendation would be reasonably likely to be inconsistent with its legal duties as directors under applicable law.
Stockholder Meetings
Anworth will take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its stockholders of the Anworth Merger Proposal, with such meeting to be held as promptly as reasonably practicable following the clearance of this joint proxy statement/prospectus by the SEC.
Ready Capital will take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its stockholders of the Ready Capital Common Stock Issuance Proposal, with such meeting to be held as promptly as reasonably practicable following the clearance of this joint proxy statement/prospectus by the SEC.
Stockholder Votes
The approval of the Anworth Merger Proposal by the holders of Anworth Common Stock is required to effect the Merger. The approval of the Ready Capital Common Stock Issuance Proposal by the holders of Ready Capital Common Stock is required to issue the shares of Ready Capital Common Stock to the holders of Anworth Common Stock in connection with the Merger.
Directors’ and Officers’ Indemnification and Insurance
The surviving company of the Merger will, and Ready Capital will cause the surviving company to, indemnify, defend and hold harmless each person who was, at or prior to the effective time of the Merger, a director or officer of Anworth or any of its subsidiaries and those who are or were serving at the request of Anworth or any of its subsidiaries as a director, officer, employee or agent of another entity against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual proceeding to which such person is a party or is otherwise involved, based, in whole or in part, on the fact that such person is or was a director or officer of Anworth or any of its subsidiaries or is or was serving at the request of Anworth or any of its subsidiaries as a director, officer, employee or agent of such other entity.
Prior to the Closing, Anworth must purchase six-year “tail” D&O insurance policies in an amount and scope at least as favorable as Anworth’s current policies.
Conditions to Complete the Merger
The respective obligation of each of Ready Capital, Merger Sub and Anworth to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived jointly by the aforementioned parties, in whole or in part, to the extent permitted by applicable law:
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the Anworth stockholder approval of the Anworth Merger Proposal and the Ready Capital stockholder approval of the Ready Capital Common Stock Issuance Proposal have been obtained in accordance with applicable law, the rules and regulations of the NYSE and the organizational documents of Anworth and Ready Capital, as applicable;

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no governmental entity having jurisdiction over Ready Capital, Merger Sub and Anworth has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law (or interpretation thereof by a governmental entity) will have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

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this registration statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this registration statement will have been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced.

The obligations of Ready Capital and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by Ready Capital, in whole or in part, to the extent permitted by applicable law:
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certain representations and warranties of Anworth with respect to authority, material adverse effect and brokers being true and correct in all respects as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date);

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the representation and warranty of Anworth with respect to capital structure being true and correct in all but de minimis respects as of the specific dates set forth in that representation and warranty;

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all other representations and warranties of Anworth set forth in Article IV of the Merger Agreement being true and correct as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Anworth;

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Anworth has performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the effective time of the Merger;

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Ready Capital has received a certificate of Anworth signed by an executive officer of Anworth, dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

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Ready Capital has received a written opinion of Greenberg Traurig, LLP (or other counsel to Anworth reasonably satisfactory to Ready Capital), dated as of the date of Closing and in form and substance reasonably satisfactory to Ready Capital, to the effect that, commencing with Anworth’s taxable year ended December 31, 2009, Anworth has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Anworth to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, subject to customary exceptions, assumptions and qualifications;

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Ready Capital has received a written opinion of Alston & Bird LLP (or other counsel to Ready Capital reasonably satisfactory to Anworth), dated as of the date of Closing and in form and substance reasonably satisfactory to Ready Capital, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the Anworth Management Agreement Amendment shall be in full force and effect, such that the Anworth Management Agreement will terminate automatically as of the effective date of the Merger;

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there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably expected to have a material adverse effect on Anworth; and

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certain Anworth change in control and arbitration agreements between Anworth and certain employees of the Anworth Manager shall have been validly terminated with immediate effect on terms that impose no incremental obligations on Anworth or the surviving company not anticipated by such agreements in effect as of the date of the Merger Agreement.
The obligation of Anworth to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by Anworth, in whole or in part, to the extent permitted by applicable law:
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certain representations and warranties of Ready Capital and Merger Sub with respect to authority, material adverse effect and brokers being true and correct in all respects as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date);

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the representation and warranty of Ready Capital and Merger Sub with respect to capital structure being true and correct in all but de minimis respects as of the specific date set forth therein;

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all other representations and warranties of Ready Capital and Merger Sub set forth in Article V of the Merger Agreement being true and correct as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Ready Capital;

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Ready Capital and Merger Sub each have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this the Merger Agreement at or prior to the effective time of the Merger;

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Anworth has received a certificate of Ready Capital signed by an executive officer of Ready Capital, dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

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Anworth has received a written opinion of Alston & Bird, LLP (or other counsel to Ready Capital reasonably satisfactory to Anworth), dated as of the date of Closing and in form and substance reasonably satisfactory to Anworth, to the effect that, commencing with Ready Capital’s taxable year ended December 31, 2015, Ready Capital has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Ready Capital to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Ready Capital to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the Merger and thereafter, subject to customary exceptions, assumptions and qualifications;

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Anworth has received a written opinion of Greenberg Traurig, LLP (or other counsel to Anworth reasonably satisfactory to Ready Capital), dated as of the date of Closing and in form and substance reasonably satisfactory to Anworth, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the shares of Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock to be issued in the Merger have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock have been filed with and accepted for record by the Maryland Department;

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the Ready Capital Management Agreement Amendment is in full force and effect as of the Closing date; and

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since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Ready Capital.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the effective time of the Merger, whether (except as expressly set forth below) before or after the Anworth stockholder approval or the Ready Capital stockholder approval has been obtained:
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by mutual written consent of Anworth and Ready Capital;

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by either Anworth or Ready Capital:

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if any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there has been adopted prior to the effective time of the Merger any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

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if the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on September 30, 2021; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

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in the event of a breach by the other party of certain covenants or other agreements contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if it was continuing as of the date of Closing and (y) cannot be or has not been cured by a certain time; provided, however, that the terminating party is not then also in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

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in the event of a willful and material breach by the other party of the non-solicitation provisions; or

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if Anworth stockholder approval has not been obtained upon a vote held at a duly held Anworth special meeting, or the Ready Capital stockholder approval has not been obtained upon a vote held at a duly held Ready Capital special meeting;

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by Ready Capital, prior to the time the Anworth stockholder approval is obtained, if the Anworth Board has effected a change of recommendation, whether or not in accordance with certain non-solicitation provisions; or

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by Anworth:

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if prior to the receipt of the Ready Capital stockholder approval and if Anworth has complied in all material respects with certain sections of the Merger Agreement in respect of such Anworth Superior Proposal, the Anworth Board (or a committee thereof) determines to terminate the Agreement in accordance with the non-solicitation provisions in connection with an Anworth Superior Proposal and the Anworth Board (or a committee thereof) has approved and enters into a definitive agreement to implement such Anworth Superior Proposal; provided, that Anworth must concurrently pay Ready Capital the termination fee; or

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prior to the time the Ready Capital stockholder approval is obtained, if the Ready Capital Board has effected a change of recommendation, whether or not in accordance with certain non-solicitation provisions.

Termination Fees and Expenses
Except as described below, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger, whether or not the Merger will be consummated.

Termination Fee Payable by Anworth
Anworth will pay Ready Capital a termination fee of $15.0 million if:
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Anworth terminates the Merger Agreement in order to enter into a definitive agreement with respect to an Anworth Superior Proposal;

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Ready Capital terminates the Merger Agreement because the Anworth Board has effected a change of recommendation; or

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Ready Capital terminates the Merger Agreement because Anworth has willfully and materially breached the non-solicitation provisions.

Anworth will pay Ready Capital a termination fee of $15.0 million, less any Ready Capital expenses previously paid by Anworth (as discussed below), if:
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(i) (A) Ready Capital or Anworth terminates the Merger Agreement because the Merger has not been consummated by September 30, 2021 and Anworth has not obtained stockholder approval for the Anworth Merger Proposal (but Ready Capital has obtained stockholder proposal for the Ready Capital Stock Issuance Proposal) or (B) Ready Capital terminates the Merger Agreement because Anworth has committed a Terminable Breach (as defined in the Merger Agreement), (ii) on or before the date of any such termination an Anworth Competing Proposal has been publicly announced or publicly disclosed or otherwise publicly communicated to the Anworth Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Anworth or any of its subsidiaries enters into a definitive agreement with respect to any Anworth Competing Proposal or consummates any Anworth Competing Proposal. For purposes of this paragraph, any reference in the definition of Anworth Competing Proposal to “25%” or “75%” will be deemed to be a reference to “50%”; or

•
(i) Ready Capital or Anworth terminates the Merger Agreement because Anworth failed to obtain stockholder approval for the Anworth Merger Proposal after a vote held at the Anworth special meeting, (ii) on or before the date of the Anworth special meeting an Anworth Competing Proposal has been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Anworth or any of its subsidiaries enters into a definitive agreement with respect to any Anworth Competing Proposal or consummates any Anworth Competing Proposal. For purposes of this paragraph, any reference in the definition of Anworth Competing Proposal to “25%” or “75%” will be deemed to be a reference to “50%.”

Expense Amount Payable by Anworth
Anworth will pay to Ready Capital an expense amount equal to $3.0 million if (i) either Anworth or Ready Capital terminates the Merger Agreement because the parties have not consummated the Merger by September 30, 2021 and Anworth has not obtained stockholder approval for the Anworth Merger Proposal (but Ready Capital has obtained stockholder proposal for the Ready Capital Stock Issuance Proposal), (ii) either Anworth or Ready Capital terminates the Merger Agreement because Anworth failed to obtain stockholder approval for the Anworth Merger Proposal after a vote held at the Anworth special meeting, or (iii) Ready Capital terminates the Merger Agreement because Anworth has committed a Terminable Breach.
In no event will Ready Capital be entitled to receive more than one payment of a termination fee or expense amount. In addition, if Ready Capital receives full payment of a termination fee, then Ready Capital will not be entitled to also receive a payment of an expense amount.
Termination Fee Payable by Ready Capital
Ready Capital will pay Anworth a termination fee of $15.0 million if:
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Anworth terminates the Merger Agreement because the Ready Capital Board has effected a change of recommendation; or

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Anworth terminates the Merger Agreement because Ready Capital has willfully and materially breached the non-solicitation provisions.

Ready Capital will pay Anworth a termination fee of $15.0 million, less any Anworth expenses previously paid by Ready Capital (as discussed below), if:
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(i) (A) Anworth or Ready Capital terminates the Merger Agreement because the Merger has not been consummated by September 30, 2021 and Ready Capital has not obtained stockholder approval for the Ready Capital Common Stock Issuance Proposal but Anworth has obtained stockholder approval for the Anworth Merger Proposal, (B) Anworth or Ready Capital terminates the Merger Agreement because Ready Capital failed to obtain stockholder approval for the Ready Capital Stock Issuance Proposal after a vote held at the Ready Capital special meeting or (C) Anworth terminates the Merger Agreement because Ready Capital has committed a Terminable Breach, (ii) on or before the date of any such termination a Ready Capital Competing Proposal has been publicly announced or publicly disclosed or otherwise publicly communicated to the Ready Capital Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Ready Capital or any subsidiary of Ready Capital enters into a definitive agreement with respect to any Ready Capital Competing Proposal or consummates any Ready Capital Competing Proposal. For purposes of this paragraph, any reference in the definition of Ready Capital Competing Proposal to “25%” or “75%” will be deemed to be a reference to “50%.”

In no event will Ready Capital be entitled to receive more than one payment of a termination fee or expense amount. In addition, if Ready Capital receives full payment of a termination fee, then Ready Capital will not be entitled to also receive a payment of an expense amount.
Expense Amount Payable by Ready Capital
Ready Capital will pay to Anworth an expense amount equal to $3.0 million if (i) either Anworth or Ready Capital terminates the Merger Agreement because the parties have not consummated the Merger by September 30, 2021 and Anworth has obtained stockholder proposal for the Anworth Merger Proposal, (ii) either Anworth or Ready Capital terminates the Merger Agreement because Ready Capital failed to obtain stockholder approval for the Ready Capital Stock Issuance Proposal after a vote held at the Ready Capital special meeting, or (iii) Anworth terminates the Merger Agreement because Ready Capital has committed a Terminable Breach.
In no event will Anworth be entitled to receive more than one payment of a termination fee or expense amount. In addition, if Anworth receives full payment of a termination fee, then Anworth will not be entitled to also receive a payment of an expense amount.
Directors of Ready Capital After the Merger
Prior to the effective time of the Merger, Ready Capital will take all necessary corporate action so that upon and immediately after the effective time of the Merger (i) the size of the Ready Capital Board is increased by one member and (ii) Dominique Mielle, who is currently an independent director of Anworth, is appointed to the Ready Capital Board. In the event that Ms. Mielle is unable or unwilling to serve as a member of the Ready Capital Board, then a substitute who is a current independent director of Anworth will be designated by Anworth on the earlier to occur of (A) five business days after the date that such designee is determined to be unable or unwilling to serve and (B) the fifth business day prior to the date of the Closing. Any replacement nominee for Ms. Mielle must meet the qualifications of an “independent director” under the rules of the NYSE, provide Ready Capital with the information required by Ready Capital’s bylaws and must be reasonably acceptable to the Ready Capital Board.
Amendment and Waiver
The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors at any time before or after adoption of the Merger Agreement by the Anworth stockholders or Ready Capital stockholders, but, after any such adoption, no amendment will be made which by law would require the further approval by such stockholders without first obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Anworth, Ready Capital and Merger Sub.
At any time prior to the effective time of the Merger, any party to the Merger Agreement may waive the other party’s compliance with certain provisions of the Merger Agreement, to the extent legally allowed and except as otherwise set forth in the Merger Agreement.
Specific Performance
Each of the parties to the Merger Agreement will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity to which each is entitled.

AMENDMENTS TO MANAGEMENT AGREEMENTS
Ready Capital — Ready Capital Management Agreement Amendment
On May 9, 2016, Ready Capital and the Ready Capital Operating Partnership entered into the Amended and Restated Management Agreement with the Ready Capital Manager. Concurrently with entering into the Merger Agreement on December 6, 2020, Ready Capital, the Ready Capital Operating Partnership and the Ready Capital Manager entered into the First Amendment to the Amended and Restated Management Agreement (the “Ready Capital Management Agreement Amendment”). The Ready Capital Management Agreement Amendment provides that contingent upon the closing of the Merger, the Ready Capital Manager’s base management fee will be reduced by $1,000,000 per quarter for each of the first full four quarters following the Effective Time (the “Temporary Fee Reduction”). Other than the Temporary Fee Reduction set forth in the Ready Capital Management Agreement Amendment, the terms of the Ready Capital Management Agreement remain the same.
This summary does not purport to be complete and may not contain all of the information about the Ready Capital Management Agreement Amendment or the Ready Capital Management Agreement that is important to you. The summary of the material terms of the First Amendment to Amended and Restated Management Agreement above and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the First Amendment to Amended and Restated Management Agreement, a copy of which is filed as an exhibit to this joint proxy statement/prospectus and incorporated by reference herein
Anworth — Anworth Management Agreement Amendment
On December 31, 2011, Anworth entered into the Anworth Management Agreement with the Anworth Manager. In connection with the entry into the Merger Agreement, the Anworth Management Agreement was amended pursuant to the Anworth Management Agreement Amendment. The following is a summary of the material terms of the Anworth Management Agreement Amendment. This summary does not purport to be complete and may not contain all of the information regarding the Anworth Management Agreement Amendment or the Anworth Management Agreement that may be important to you. The summary of the material terms of the Anworth Management Agreement Amendment below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Anworth Management Agreement Amendment, a form of which is attached as Exhibit A to the Merger Agreement (which is attached as Annex A to this joint proxy statement/prospectus) and is incorporated herein by reference.
The Anworth Management Agreement Amendment provides that upon the Closing, the Anworth Management Agreement will terminate without any further notice or action by Anworth or the Anworth Manager. As a result of the termination of the Anworth Management Agreement, Anworth will pay the Anworth Manager a termination fee in the amount of $20.3 million (the “Termination Payment”), payable in a lump sum cash payment on the date of the Closing. The Termination Payment will be deemed (i) to constitute, and will satisfy all obligations with respect to, the “Termination Fee” under the Anworth Management Agreement (which is an amount equal to three times the average annual management fee earned by the Anworth Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination of the Anworth Management Agreement), and (ii) to be the aggregate unpaid management fee that, had the Anworth Management Agreement not been automatically terminated as of the Closing, would have accrued under the Anworth Management Agreement for the period commencing on the day immediately following the Closing through the end of the current renewal term of the Anworth Management Agreement (December 31, 2021).
Additionally, under the Anworth Management Agreement Amendment, Ready Capital or Merger Sub (as the surviving company following the Merger) will (i) reimburse the Anworth Manager for certain unpaid expenses incurred by the Anworth Manager under the terms of the Anworth Management Agreement prior to the Closing, or incurred by the Anworth Manager in connection with the termination of the Anworth Management Agreement, and (ii) pay to the Anworth Manager all accrued and unpaid management fees then owed under the Anworth Management Agreement, as and when specified in the Anworth Management Agreement Amendment. Furthermore, pursuant to the Anworth Management Agreement Amendment, effective as of, and contingent upon, the Closing, Ready Capital has agreed to fully and unconditionally guarantee the performance of the obligations of Anworth that by their terms survive the Closing and the termination of the Anworth Management Agreement as if it were Anworth.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences or considerations relating to (i) the Merger, (ii) the qualification and taxation of the Combined Company as a REIT, and (iii) the acquisition, holding and disposition of the Combined Company’s stock. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences or considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the Combined Company, and the operation of the Combined Company’s subsidiaries and other lower-tier and affiliated entities, including the Ready Capital Operating Partnership, will, in each case, be in accordance with such entity’s applicable organizational documents. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:
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U.S. expatriates;

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persons who mark-to-market Anworth Common Stock or Ready Capital Common Stock;

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subchapter S corporations;

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U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

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financial institutions;

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insurance companies;

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broker-dealers;

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RICs;

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REITs;

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trusts and estates;

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persons who hold Anworth Common Stock or Ready Capital Common Stock on behalf of another person as nominees;

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stockholders who receive Anworth Common Stock or Ready Capital Common Stock through the exercise of employee stock options or otherwise as compensation;

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persons holding Anworth Common Stock or Ready Capital Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

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persons subject to the alternative minimum tax provisions of the Code;

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persons holding their interest in Anworth Common Stock or Ready Capital Common Stock through a partnership or similar pass-through entity;

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persons holding a 10% or more (by vote or value) beneficial interest in Anworth Common Stock or Ready Capital Common Stock;

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tax-exempt organizations, except to the extent discussed below in “— Taxation of Tax-Exempt U.S. Stockholders”;

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stockholders subject to special tax accounting rules as a result of their use of “applicable financial statements” (within the meaning of Section 451(b)(3) of the Code); and

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non-U.S. stockholders (as defined below), except to the extent discussed below in “Material U.S. Federal Income Tax Consequences of the Merger — U.S. Federal Income Tax Consequences of the

Merger if the Merger Qualifies as a Reorganization” and “The Combined Company — Taxation of Non-U.S. Stockholders.”
This summary assumes that stockholders hold their stock as capital assets, which generally means as property held for investment.
For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of Anworth Common Stock or Ready Capital Common Stock, as applicable, who, for U.S. federal income tax purposes, is:
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a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

For purposes of this discussion, a “non-U.S. stockholder” is a beneficial owner of Anworth Common Stock or Ready Capital Common Stock, as applicable, who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. A tax-exempt organization is a U.S. person who is exempt from U.S. federal income tax under Sections 401(a) or 501(a) of the Code.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Anworth Common Stock (or, following the Merger, Ready Capital Common Stock), the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Anworth Common Stock or Ready Capital Common Stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the Merger and of the acquisition, ownership and disposition of Ready Capital Common Stock by the partnership.
THE PROVISIONS OF U.S. FEDERAL INCOME TAX LAW GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, OF HOLDING AND DISPOSING OF READY CAPITAL COMMON STOCK OR READY CAPITAL PREFERRED STOCK, AND OF REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX AND DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF SUCH COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND OF HOLDING READY CAPITAL COMMON STOCK OR READY CAPITAL PREFERRED STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER AND OF ACQUIRING, HOLDING, AND DISPOSING OF READY CAPITAL COMMON STOCK OR READY CAPITAL PREFERRED STOCK.
Material U.S. Federal Income Tax Consequences of the Merger
U.S. Federal Income Tax Consequences of the Merger if the Merger Qualifies as a Reorganization
It is a condition to the completion of the Merger that Greenberg Traurig, LLP and Alston & Bird LLP, respectively, each render an opinion to Anworth and Ready Capital, respectively, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Anworth and Ready Capital regarding factual matters and covenants undertaken by Anworth and Ready Capital. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion.

These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.
Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will be as follows:
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Ready Capital and Anworth will not recognize any gain or loss as a result of the Merger.

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A U.S. stockholder of Anworth Common Stock will generally recognize capital gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of fractional shares of Ready Capital Common Stock) and (ii) the amount of gain realized (i.e., the excess sum of the amount of cash, other than cash received in lieu of a fractional share of Ready Capital Common Stock, and the fair market value of the Ready Capital Common Stock received pursuant to the Merger over such holder’s adjusted U.S. federal income tax basis in its shares of Anworth Common Stock surrendered). Such capital gain will be long-term capital gain if the U.S. stockholder’s holding period in respect of its Anworth Common Stock is greater than one year. Non-corporate U.S. stockholders are generally subject to tax on long-term capital gains at reduced rates under current law. A U.S. stockholder of Anworth Common Stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Ready Capital Common Stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share.

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A U.S. stockholder will have an aggregate tax basis in the Ready Capital Common Stock it receives in the Merger equal to the U.S. stockholder’s aggregate tax basis in its Anworth Common Stock surrendered pursuant to the Merger, reduced by the amount of any cash received by the U.S. stockholder pursuant to the Merger (excluding any cash received in lieu of a fractional share of Ready Capital Common Stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend but excluding any gain or loss resulting from the deemed redemption of fractional shares), if any, recognized by the U.S. holder on the exchange. If a U.S. stockholder acquired any of its shares of Anworth Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. stockholder may allocate its tax basis to shares of Ready Capital Common Stock received in the Merger. U.S. stockholders that hold multiple blocks of Anworth Common Stock should consult their tax advisors regarding the proper allocation of their basis among shares of Ready Capital Common Stock received in the Merger under these Treasury Regulations.

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The holding period of the shares of Ready Capital Common Stock received by a U.S. stockholder in connection with the Merger will include the holding period of the Anworth Common Stock surrendered in connection with the Merger.

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Cash received by a U.S. stockholder in lieu of a fractional share of Ready Capital Common Stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by Ready Capital, and such U.S. stockholder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. stockholder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. stockholder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. stockholders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

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A U.S. stockholder of Anworth Preferred Stock will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Ready Capital Preferred Stock in exchange for shares of Anworth Preferred Stock in connection with the Merger.

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A U.S. stockholder will have an aggregate tax basis in the Ready Capital Preferred Stock it receives in the Merger equal to the U.S. stockholder’s aggregate tax basis in its Anworth Preferred Stock surrendered pursuant to the Merger. If a U.S. stockholder acquired any of its shares of Anworth Preferred Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. stockholder may allocate its tax basis to shares of Ready Capital Preferred Stock received in the Merger. U.S. stockholders that hold multiple blocks of Anworth Preferred Stock should consult their tax advisors regarding the proper allocation of their basis among shares of Ready Capital Preferred Stock received in the Merger under these Treasury Regulations.
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The holding period of the shares of Ready Capital Preferred Stock received by a U.S. stockholder in connection with the Merger will include the holding period of the Anworth Preferred Stock surrendered in connection with the Merger.

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A non-U.S. stockholder will be treated in the same manner as if such person were a U.S. stockholder, as described above, provided that any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax, unless: (A) the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and, if the non-U.S. holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or (B) the non-U.S. stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met. Any income or gain that is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. stockholder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Any gain described in clause (B) above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). In addition, subject to certain exceptions, non-U.S. stockholders (other than certain qualified foreign pension funds) could incur tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the Merger if shares of Anworth Common Stock or Anworth Preferred Stock, as applicable, were “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”). Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a USRPHC. Anworth has represented that it is not a USRPHC; therefore, FIRPTA should not apply to any capital gain recognized by a non-U.S. stockholder of Anworth Common Stock or Anworth Preferred Stock in the Merger. NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER.

Certain Reporting Requirements
A U.S. stockholder of Anworth Common Stock or Anworth Preferred Stock who receives Ready Capital Common Stock or Ready Capital Preferred Stock as a result of the Merger will be required to retain records pertaining to the Merger. Each holder of Anworth Common Stock or Anworth Preferred Stock who is required to file a U.S. tax return and who is a “significant holder” that receives Ready Capital Common Stock or Ready Capital Preferred Stock in the Merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s basis in the Anworth Common Stock or Anworth Preferred Stock surrendered and the fair market value of the Per Share Common Merger Consideration or Per Share Preferred Merger Consideration received in the Merger. A significant holder is an Anworth stockholder who, immediately before the Merger, owned at least 5% (by vote or value) of the outstanding stock of Anworth or had a basis in Anworth non-stock securities of at least $1,000,000. U.S. stockholders should consult their tax advisors as to whether they may be treated as a “significant holder.”
Backup Withholding
Certain U.S. stockholders of Anworth Common Stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received, including in lieu of fractional shares of Ready Capital Common Stock, pursuant to the Merger. Backup withholding generally will not apply, however, to a U.S. stockholder of Anworth Common Stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Tax Liabilities and Attributes After the Merger
The Combined Company generally will take a carryover basis and holding period in the assets transferred in connection with the Merger. As the successor by merger, the Combined Company will generally be responsible for all of Anworth’s liabilities (as well as continuing to be responsible for all of Ready Capital’s liabilities) including any unpaid taxes (and penalties and interest, if any), whether as a result of a failure by Anworth or Ready Capital to distribute all of their taxable income in any tax period, including the short taxable period ending on the date of the Merger, or taxes that might otherwise be due and payable by Anworth or Ready Capital. In addition to the Combined Company inheriting such tax liabilities, if Anworth or Ready Capital has failed or fails to qualify as a REIT for any period prior to the Merger, the amount of Anworth’s tax liabilities inherited by the Combined Company as a result of the Merger (or the liabilities of Ready Capital being retained) could be substantial. In addition, should Anworth’s or Ready Capital’s disqualifying activities continue after the Merger, the Combined Company could fail to qualify as a REIT after the Merger. Even if the Combined Company retains its REIT qualification, if Anworth or Ready Capital has not qualified as a REIT or loses its REIT qualification for a taxable year before the Merger or that includes the Merger and no relief is available, in addition to the exposure to increased income tax liabilities being inherited from Anworth (or retained by Ready Capital), the Combined Company could face the following adverse income tax or other economic consequences, including consequences that could substantially reduce its cash available for distribution to its shareholders:
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If either Anworth or Ready Capital does not qualify as a REIT at the time of the Merger, the Combined Company could be precluded, pursuant to rules governing “successor REITs”, from qualifying as a REIT until the fifth taxable year following the year for which the REIT qualification originally terminated, and, in such circumstances, the Combined Company would be treated as a regular corporation taxable under subchapter C of the Code in the interim;

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Any failure by Ready Capital and Anworth before the Merger to qualify as a REIT could impair the Combined Company’s ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of the Combined Company’s stock. The Combined Company, as the successor by merger to Anworth, would generally inherit any corporate income tax liabilities of Anworth, including penalties and interest;

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The Combined Company would be subject to tax on the built-in gain on each asset of Anworth existing at the time of the Merger (or will continue to be liable for built-in gain in the assets of Ready Capital); and

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The Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Anworth or Ready Capital for taxable periods that they did not qualify as REITs.

Tax Opinion from Counsel Regarding REIT Qualification of Ready Capital
It is a condition to the obligation of Anworth to complete the Merger that Anworth receive an opinion of Alston & Bird LLP (or other counsel reasonably satisfactory to Anworth) to the effect that, as of Ready Capital’s taxable year ended December 31, 2015, Ready Capital has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Ready Capital to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit it to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the Merger and thereafter. The opinion of Alston & Bird LLP (or other counsel reasonably satisfactory to Anworth) will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by Ready Capital and the Ready Capital Operating Partnership regarding factual matters. This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of Ready Capital to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to gross income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of Ready Capital will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to gross income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.
Tax Opinion from Counsel Regarding REIT Qualification of Anworth
It is a condition to the obligation of Ready Capital to complete the Merger that Ready Capital receive an opinion of Greenberg Traurig, LLP (or other counsel reasonably satisfactory to Ready Capital) to the effect that, as of Anworth’s taxable year ended December 31, 2009, Anworth has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Anworth to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of Greenberg Traurig, LLP (or other counsel reasonably acceptable to Ready Capital) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Anworth regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of Anworth to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to gross income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of Anworth will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
The foregoing discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Because individual circumstances may differ, stockholders should consult their tax advisors regarding the applicability the rules discussed above and the particular tax effects of the Merger to their situation, including the application of state, local and foreign tax laws.
The Combined Company
In General
Ready Capital elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 2011. Ready Capital believes that it has been organized and has operated in a manner that has enabled it to qualify as a REIT, and the Combined Company, also referred to in this section as Ready Capital, intends to continue to operate in a manner that will allow it to continue to qualify for taxation as a REIT under the Code.
As described above, in connection with the Merger, Alston & Bird LLP will issue an opinion regarding the REIT qualification of Ready Capital. It must be emphasized that the opinion of Alston & Bird LLP is based on various assumptions relating to Ready Capital’s organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement/prospectus are completed in a timely fashion and that Ready Capital and Anworth will at all times operate in accordance with the method of operation described in their organizational documents and this document. Additionally, the opinion of Alston & Bird LLP will be conditioned upon factual representations and covenants made by Ready Capital’s management in a certificate of representations regarding Ready Capital’s organization, assets, present and future conduct of its business operations and other items regarding its ability to continue to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that Ready Capital will take no action that could adversely affect its qualification as a REIT. In addition, to the extent Ready Capital makes certain investments, such as investments in mortgage loan securitizations, the accuracy of such opinions will also depend on the accuracy of certain opinions rendered to Ready Capital in connection with such transactions. While Ready Capital believes it is organized and intends to continue to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in Ready Capital’s circumstances or applicable law, no assurance can be given by Alston & Bird LLP or Ready Capital that Ready Capital will so qualify for any particular year. Alston & Bird LLP will have no obligation to advise the Combined Company or the holders of Ready Capital Common Stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Alston & Bird LLP’s opinions will not foreclose the possibility that Ready Capital or the Combined Company may have to utilize one or more REIT savings provisions discussed below, which could require the payment of a deficiency dividend or an excise or penalty tax (which could be significant in amount) in order to maintain REIT qualification.
Qualification and taxation as a REIT depend on the Combined Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Alston & Bird LLP. In addition, the Combined Company’s ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which it invests, which entities have not been reviewed by Alston & Bird LLP. The Combined Company’s ability to qualify as a REIT also requires that it satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by the Combined Company or which serve as security for loans made by it. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of the Combined Company’s operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, qualification and taxation as a REIT depend on Ready Capital’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While Ready Capital believes that it has been operated so as to qualify as a REIT, and the Combined Company will continue to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge Ready Capital’s qualification as a REIT or that Ready Capital will be able to continue to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify as a REIT.”
Provided that Ready Capital qualifies as a REIT, Ready Capital will generally be entitled to a deduction for dividends that it pays and, therefore, will not be subject to U.S. federal corporate income tax on Ready Capital’s net taxable income that is currently distributed to Ready Capital’s stockholders. This treatment substantially eliminates the “double taxation” with respect to distributed income at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders.”
U.S. stockholders who are individuals are generally taxed on qualifying corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from entities that are taxed as REITs are not eligible for the reduced qualified dividend rate. However, for taxable years beginning before January 1, 2026, non-corporate U.S. taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. Assuming relevant holding period requirements and other applicable requirements are satisfied, this results in an effective maximum U.S. federal income tax rate of 29.6% on such income for non-corporate U.S. taxpayers. U.S. individual and certain other non-corporate U.S. stockholders may also be subject to an additional Medicare tax at a rate of 3.8%.
Even if Ready Capital qualifies for taxation as a REIT, however, Ready Capital will be subject to U.S. federal income taxation as follows:
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Ready Capital will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

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For taxable years prior to 2018, Ready Capital may be subject to the “alternative minimum tax” on its items of tax preference, if any.

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Ready Capital and its TRSs may not use net operating losses generated beginning in 2021 to offset more than 80% of its or its TRSs’ taxable income (prior to the application of the dividends paid deduction). Net operating losses generated beginning in 2021 can be carried forward indefinitely but can no longer be carried back.

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If Ready Capital has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Requirements for Qualification as a REIT — Prohibited Transactions” and “— Requirements for Qualification as a REIT — Foreclosure Property” below.

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If Ready Capital elects to treat property that Ready Capital acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” Ready Capital may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) but the net income from the sale or operation of the property not qualifying for purposes of the REIT gross income tests discussed below would be subject to U.S. federal corporate income tax at the highest applicable rate.

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If Ready Capital derives “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a taxable mortgage pool or a residual interest in a REMIC), Ready Capital could be subject to U.S. federal income tax at the highest applicable corporate income tax rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to UBTI. Similar rules may apply if Ready Capital owns an equity interest in a taxable mortgage pool through a subsidiary REIT of the Ready Capital Operating Partnership. To the extent that Ready Capital owns a REMIC residual interest or a taxable mortgage pool through a TRS, Ready Capital will not be subject to this tax directly, but will indirectly bear such tax economically as the shareholder of such TRS. See “— Requirements for Qualification as a REIT — Excess Inclusion Income” below.

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If Ready Capital fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain Ready Capital’s qualification as a REIT because other requirements are met, Ready Capital will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which Ready Capital fails the 75% gross income test or (2) the amount by which Ready Capital fails the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect Ready Capital’s profitability.

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If Ready Capital fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% asset tests that does not exceed a statutory de minimis amount as described more fully below, but Ready Capital’s failure is due to reasonable cause and not due to willful neglect and Ready Capital nonetheless maintains Ready Capital’s REIT qualification because of specified cure provisions, Ready Capital will be required to pay a tax equal to the greater of $50,000 or the highest applicable corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period in which Ready Capital failed to satisfy the asset tests.

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If Ready Capital fails to satisfy any provision of the Code that would result in Ready Capital’s failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, Ready Capital may retain Ready Capital’s REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

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If Ready Capital fails to distribute during each calendar year at least the sum of (a) 85% of Ready Capital’s REIT ordinary income for such year, (b) 95% of Ready Capital’s REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (the foregoing sum is referred to as the required distribution), Ready Capital will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level. Ready Capital has paid this excise tax with respect to certain taxable years.

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Ready Capital may be required to pay monetary penalties to the IRS in certain circumstances, including if Ready Capital fails to meet record-keeping requirements intended to monitor Ready Capital’s compliance with rules relating to the composition of Ready Capital’s stockholders, as described below in “— Requirements for Qualification as a REIT.”

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A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Ready Capital and any TRSs Ready Capital may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If Ready Capital acquires appreciated assets from a C corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in Ready Capital’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, it will be subject to tax on such appreciation at the highest corporate income tax rate then applicable on any gain from the disposition of such assets to the extent of the excess of the fair market value of the assets on the date they were acquired by Ready Capital over the basis of such assets on such date if Ready Capital disposes of the assets during the 5-year period following their acquisition from the C corporation. The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by Ready Capital.

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Ready Capital may elect to retain and pay U.S. federal income tax on Ready Capital’s net long-term capital gain. In that case, a stockholder would include its proportionate share of Ready Capital’s undistributed long-term capital gain (to the extent Ready Capital makes a timely designation of such gain to the stockholder) in its income, and would be allowed a credit for its proportionate share of the tax that Ready Capital paid, and an adjustment would be made to increase the stockholder’s basis in Ready Capital Common Stock by the difference between (i) the amounts of capital gain that Ready Capital designated and that the shareholder included in their taxable income, minus (ii) the tax that Ready Capital paid with respect to that income.

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Ready Capital may have subsidiaries or own interests in other lower-tier entities that are domestic C corporations treated as TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

In addition, Ready Capital may be subject to a variety of taxes other than U.S. federal income tax, including state, local and foreign income, franchise property and other taxes. Ready Capital could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
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that is managed by one or more trustees or directors;

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the beneficial ownership of which is evidenced by transferable stock or by transferable certificates of beneficial interest;

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that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

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that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

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the beneficial ownership of which is held by 100 or more persons;

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in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

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that uses the calendar year for U.S. federal income tax purposes;

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that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

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that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked; and

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which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that the first through fourth conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The fifth and sixth conditions do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Ready Capital believes that Ready Capital has outstanding common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (v) and (vi). In addition, Ready Capital’s charter provides restrictions regarding the ownership and transfer of Ready Capital’s stock, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in the fifth and sixth conditions.
To monitor compliance with the share ownership requirements, Ready Capital is generally required to maintain records regarding the actual ownership of its stock. To do so, Ready Capital must demand written statements each year from the record stockholders of significant percentages of its stock, in which the record stockholders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by Ready Capital). A list of those persons failing or refusing to comply with this demand must be maintained as part of Ready Capital’s records. Failure by Ready Capital to comply with these record-keeping requirements could subject Ready Capital to monetary penalties. If Ready Capital satisfies these requirements and after exercising reasonable diligence would not have known that the sixth condition is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the stock and other information.
With respect to the seventh condition, Ready Capital has adopted December 31 as its taxable year end and thereby satisfy this requirement. With respect to the eighth condition, Ready Capital believes that it has not had any non-REIT earnings and profits.
Effect of Subsidiary Entities
Ownership of Partnership Interests
In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as the Ready Capital Operating Partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, Ready Capital’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest is treated as an asset and as an item of income of Ready Capital for purposes of applying the REIT requirements described below. Consequently, to the extent that Ready Capital directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect Ready Capital’s ability to qualify as a REIT, even though Ready Capital may have no control or only limited influence over the partnership.
As discussed in greater detail in “— Tax Aspects of Investments in Partnerships” below, Ready Capital’s investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership of Ready Capital as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of Ready Capital’s assets and items of gross income would change, possibly causing Ready Capital to fail the requirements to qualify as a REIT. See “— Tax Aspects of Investments in Partnerships — Entity Classification” and “— Failure to Qualify as a REIT” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. In certain circumstances, these rules could adversely affect Ready Capital. See “— Tax Aspects of Investments in Partnerships — Tax Allocations With Respect to Partnership Properties” below.
Disregarded Subsidiaries
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Limited liability companies that are wholly owned by a single member that have not elected to be taxed as corporations for U.S. federal income tax purposes are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which Ready Capital holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary ceases to be wholly owned (for example, if any equity interest in the subsidiary is acquired by a person other than Ready Capital or another disregarded subsidiary of Ready Capital), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Ready Capital’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
Taxable REIT Subsidiaries
A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Ready Capital and Ready Capital’s subsidiaries in the aggregate and Ready Capital’s ability to make distributions to Ready Capital’s stockholders.
Ready Capital has elected, together with each of its TRSs for certain of its subsidiaries to be treated as a TRS, and Ready Capital may make TRS elections with respect to certain other entities it may form in the future. Ready Capital holds a significant amount of Ready Capital’s assets in Ready Capital’s TRSs. For example, as a result of ReadyCap Holdings’ SBLC license, ReadyCap Holdings’ ability to distribute cash and other assets is subject to significant limitations, and as a result, ReadyCap Holdings, a TRS, is required to hold certain assets that would be qualifying real estate assets for purposes of the REIT asset tests, would generate qualifying income for purposes of the 75% gross income tests, and would not be subject to corporate taxation if held by the Ready Capital Operating Partnership. In addition, Ready Capital intends that loans that Ready Capital originates or buys with an intention of selling in a manner that might expose Ready Capital to the 100% tax on “prohibited transactions” will be originated or sold by a TRS. Furthermore, loans that are to be modified may be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that Ready Capital may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs. The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax that applies to a non-U.S. corporation that restricts its activities in the U.S. to trading in stock and securities (or any activity closely related thereto) for its own account whether such trading (or such other activity) is conducted by such a non-U.S. corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Ready Capital may invest in certain non-U.S. corporations with which Ready Capital will jointly make a TRS election which will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that such non-U.S. corporations will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, Ready Capital will likely be required to include in its income, on a current basis, the earnings of any such TRSs. This could affect Ready Capital’s ability to comply with the REIT income tests and distribution requirement. See “— Gross Income Tests” and “— Annual Distribution Requirements.”
A REIT is not treated as holding the assets of a TRS in which the REIT holds an interest or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such TRSs in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying fee or hedging income, or transactions subject to the penalty tax on “prohibited transactions” described below). If dividends are paid to Ready Capital by one or more TRSs Ready Capital may own, then a portion of the dividends that Ready Capital distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, deductions for interest paid on any debt incurred by a TRS, including loans that are made by an affiliated REIT, may be limited to the sum of (i) the interest income of the TRS for the taxable year, and (ii) 30% (50% for taxable years beginning after December 31, 2018 and before January 1, 2021) of the adjusted taxable income of the TRS for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount). Since this limitation generally only applies to interest expense to the extent it exceeds a TRS’s interest income, the limitation may not have a significant impact on TRSs that primarily hold debt investments. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Ready Capital intends to continue to scrutinize all of its transactions with any of its subsidiaries that are treated as TRSs in an effort to ensure that it will not become subject to this excise tax; however, Ready Capital cannot assure you that it will be successful in avoiding this excise tax.
Ready Capital intends to hold a significant amount of assets in its TRSs, subject to the limitation that securities in TRSs may not represent more than 20% (25% for taxable years beginning after December 31, 2008 and before January 1, 2018) of its assets. In general, Ready Capital intends that SBC loans that it originates or buys with an intention of selling in a manner that might expose it to a 100% tax on certain “prohibited transactions” will be originated or sold by a TRS. The TRS through which any such sales are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS would in general mark all the loans it holds, other than loans that are not held by primarily for sale to customers in the ordinary course of the TRS’s trade or business, on the last day of each taxable year to their market value, and would recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, such TRS may elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.
Taxable Mortgage Pools
An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Code if:
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substantially all of its assets consist of debt obligations or interests in debt obligations;

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more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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the entity has issued debt obligations that have two or more maturities; and

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the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Ready Capital may enter into transactions that could result in Ready Capital, the Ready Capital Operating Partnership or a portion of Ready Capital’s assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes, to the extent structured in a manner other than a REMIC. Specifically, Ready Capital may securitize SBC loans, residential or commercial loans that it acquires and certain securitizations may result in Ready Capital owning interests in a taxable mortgage pool. Ready Capital would be precluded from holding equity interests in such a securitization through the Ready Capital Operating Partnership at any time that the Ready Capital Operating Partnership is treated as a partnership for U.S. federal income tax purposes. Accordingly, Ready Capital would likely enter into such a transaction through a qualified REIT subsidiary of its subsidiary REIT or another subsidiary REIT of the Ready Capital Operating Partnership, and will be precluded from selling to outside investors equity interests in such a securitization or from selling any debt securities issued in connection with such a securitization that might be considered to be equity interests for U.S. federal income tax purposes.
A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by the Ready Capital Operating Partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Annual Distribution Requirements  —  Excess Inclusion Income.” If Ready Capital’s subsidiary REIT or any other subsidiary REIT of the Ready Capital Operating Partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect Ready Capital’s compliance with the REIT requirements. Ready Capital believes that its subsidiary REIT has held and will continue to hold all of the equity interests in the securitizations described above that is treated as a taxable mortgage pool, and does not expect that it, or any subsidiary REIT owned by the Ready Capital Operating Partnership, would form any subsidiary that would become a taxable mortgage pool, in which Ready Capital owns some, but less than all, of the ownership interests, and Ready Capital intends to monitor the structure of any taxable mortgage pools in which it has an interest to ensure that they will not adversely affect Ready Capital’s qualification as a REIT. However, no assurance can be provided that the IRS could not successfully challenge Ready Capital’s ownership of 100% of the equity in such taxable mortgage pool, which would adversely impact the ability of Ready Capital’s subsidiary REIT to qualify as a REIT and would adversely impact Ready Capital’s REIT qualification. In addition, the Ready Capital Operating Partnership currently holds interests in certain existing securitizations that were structured so as to not be treated as taxable mortgage pools. If the IRS were to successfully assert that any such securitization is a taxable mortgage pool, the assets held in the securitization would be subject to U.S. federal corporate income tax, and Ready Capital could fail to qualify as a REIT.
Subsidiary REITs
The Ready Capital Operating Partnership has established Ready Capital’s subsidiary REIT, and may establish one or more additional subsidiary REITs, to hold certain assets and conduct certain activities. Such subsidiary REITs are treated as separate entities for U.S. federal income tax purposes, and Ready Capital is not treated as owning the assets of such subsidiary REIT or recognizing the income recognized by such subsidiary REIT. Such subsidiary REIT are generally subject to U.S. federal income tax in the same manner as Ready Capital and are subject to the same gross income tests, asset tests and other REIT qualification requirements and considerations as are applicable to Ready Capital.
The stock of a subsidiary REIT is a qualifying asset to Ready Capital for the purpose of the 75% asset test so long as such subsidiary REIT continues to qualify as a REIT for U.S. federal income tax purposes. See “— Asset Tests.” Dividends received by the Ready Capital Operating Partnership from such subsidiary REIT will be qualifying income to Ready Capital for purposes of both the 75% and 95% gross income tests. See “— Gross Income Tests — Dividend Income.” Ready Capital may capitalize a subsidiary REIT with debt in addition to equity. Such debt (which is issued by non-publicly offered REITs) will generally not be a qualifying asset for purposes of the 75% asset test. See “— Asset Tests.” Interest paid to Ready Capital on such debt will generally be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “— Gross Income Tests — Interest Income.”
Gross Income Tests
In order to maintain Ready Capital’s qualification as a REIT, Ready Capital must annually satisfy two gross income tests. First, at least 75% of Ready Capital’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets, (other than income or gains with respect to debt instruments issued by publicly offered REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments.
Second, at least 95% of Ready Capital’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Ready Capital intends to monitor the amount of its non-qualifying income and manage its portfolio of assets to comply with the gross income tests, but Ready Capital cannot assure you that it will be successful in the effort.
For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any entity or arrangement treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or other disregarded subsidiary.
Interest Income
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which interest is paid is secured by a mortgage on real property. If Ready Capital receives interest income with respect to a mortgage loan that is secured by both real property and personal property, and the value of the personal property securing the mortgage exceeds 15% of the value of all property securing the mortgage and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Ready Capital acquired the mortgage loan, the interest income will be apportioned between the real property and the personal property, and Ready Capital’s income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage at the time Ready Capital acquires or commits to acquire the mortgage, the mortgage is treated as secured solely by real property for this purpose. Thus, there is no apportionment for purposes of the asset tests or the gross income tests if the fair market value of personal property securing the loan does not exceed 15% of the fair market value of all property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that a REIT is required to apportion its annual interest income to the real property security, the apportionment is based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. In IRS Revenue Procedure 2014-51, the IRS interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code requiring taxpayers to treat gain attributable to any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest.
To the extent the face amount of any loan that Ready Capital holds that is secured by both real property and other property exceeds the value of the real property securing such loan, the interest apportionment rules described above may apply to certain of Ready Capital’s loan assets unless the loan is secured solely by real property and personal property and the value of the personal property does not exceed 15% of the value of the property securing the loan. Thus, depending upon the value of the real property securing Ready Capital’s mortgage loans and their face amount, and the other sources of Ready Capital’s gross income generally, Ready Capital may fail to meet the 75% gross income test. In addition, although Ready Capital will endeavor to accurately determine the values of the real property securing its loans at the time it acquires or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to Ready Capital at such time. If the IRS were to successfully challenge Ready Capital’s valuations of such assets and such revaluations resulted in a higher portion of Ready Capital’s interest income being apportioned to property other than real property, Ready Capital could fail to meet the 75% gross income test. If Ready Capital does not meet this test, Ready Capital could potentially lose Ready Capital’s REIT qualification or be required to pay a penalty tax to the IRS. Furthermore, prior to 2016, the apportionment rules described above applied to any debt instrument that was secured by real and personal property if the principal amount of the loan exceeded the value of the real property securing the loan. As a result, prior to 2016, these apportionment rules applied to mortgage loans held by Ready Capital and its predecessors and Anworth even if the personal property securing the loan did not exceed 15% of the total property securing the loan. Ready Capital and its successors have held significant mortgage loans that are secured by both real property and personal property. If the IRS were to successfully challenge the application of these rules, Ready Capital could fail to meet the 75% gross income test and potentially lose Ready Capital’s REIT qualification or be required to pay a penalty tax to the IRS. In addition, although Ready Capital will endeavor to accurately determine the values of the real property securing its loans at the time it acquires or commits to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to Ready Capital at such time. If the IRS were to successfully challenge Ready Capital’s valuations of such assets and such revaluations resulted in a higher portion of Ready Capital’s interest income being apportioned to property other than real property, Ready Capital could fail to meet the 75% gross income test. If Ready Capital does not meet this test, Ready Capital could potentially lose its REIT qualification or be required to pay a penalty tax to the IRS.
In addition, if Ready Capital modifies any of its distressed debt investments by an agreement with the borrower, and if the modification is treated as a “significant modification” under the applicable Treasury regulations, the modified debt will be considered to have been reissued to Ready Capital in a debt-for-debt exchange with the borrower. In that event, Ready Capital may generally be required to reapportion the interest income to the real property security based on the value of the real property at the time of the modification, which may have reduced considerably. In Revenue Procedure 2014-51, the IRS provided a safe harbor under which a REIT is not required to reapportion the interest income on a mortgage loan upon a modification of the loan if the modification was occasioned by a default or would present a substantially reduced risk of default, and certain other requirements are met. Revenue Procedure 2014-51 may therefore allow Ready Capital to modify certain of its distressed debt investments without adversely affecting the qualification of interest income from such debt investments for purposes of the 75% gross income test. However, Ready Capital may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in Revenue Procedure 2014-51, which could adversely affect its ability to satisfy the 75% gross income test.
Ready Capital believes that substantially all of the interest, OID, and market discount income that it receives from debt instruments is qualifying income for purposes of the 95% gross income tests. However, a significant portion of the loans that Ready Capital holds have a loan amount in excess of the value of the real property securing the loan. As a result, if the value of personal property equals or exceeds 15% of the total fair market value and the apportionment rules apply, income from such loans is qualifying income for purposes of the 75% gross income test only to the extent of the ratio of the fair market value of the real property over the highest unpaid balance of the loan in the taxable year. In addition, Ready Capital holds certain assets, including unsecured loans, loans secured by assets other than real property, and loans issued by Ready Capital’s TRSs, and Ready Capital may acquire certain assets, including interests in MBS secured by assets other than real property, that do not generate qualifying income for purposes of the 75% gross income test. Accordingly, Ready Capital’s ability to invest in such assets is limited. Furthermore, although Ready Capital intends to monitor the income generated by these assets so as to satisfy the 75% gross income test, no assurance can be provided that Ready Capital will be successful in this regard. Accordingly, Ready Capital’s investment in such assets could cause Ready Capital to fail to satisfy the REIT gross income tests, which could cause Ready Capital to fail to qualify as a REIT.
Prior to the formation transactions of Pre-Merger Sutherland, the Ready Capital Operating Partnership had accounted for its interest in certain SBC securitizations as an interest in a single debt instrument for U.S. federal income tax purposes. In connection with the formation transactions of Pre-Merger Sutherland, the predecessor of the Ready Capital Operating Partnership was treated as terminating for U.S. federal income tax purposes, and the Ready Capital Operating Partnership was treated as a new partnership that acquired the assets of such predecessor for U.S. federal income tax purposes. Beginning with such transactions, the Ready Capital Operating Partnership has properly accounted for its interests in these securitizations as interests in the underlying loans for U.S. federal income tax purposes. Since Ready Capital did not have complete information regarding the tax basis of each of the loans held by the Ready Capital Operating Partnership at the time of the formation transactions of Pre-Merger Sutherland, the computation of taxable income with respect to these interests could be subject to adjustment by the IRS. While Ready Capital believes that any such adjustment would not be significant in amount, the resulting redetermination of Ready Capital’s gross income for U.S. federal income tax purposes could cause it to fail to satisfy the REIT gross income tests, which could cause it to fail to qualify as a REIT. In addition, if any such adjustment resulted in an increase to Ready Capital’s REIT taxable income, it could be required to pay a deficiency dividend in order to maintain its REIT qualification. See “— Annual Distribution Requirements.”
Ready Capital has and may continue to invest in RMBS that are either pass-through certificates or CMOs. Ready Capital expects that such RMBS are treated either as interests in a grantor trust or as regular interests in a REMIC for U.S. federal income tax purposes and that substantially all of the interest income, OID and market discount from Ready Capital’s RMBS will be qualifying income for the 95% gross income test. In the case of RMBS treated as interests in grantor trusts, Ready Capital would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, OID and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of its interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. In connection with the expanded HARP program, the IRS issued guidance providing that, among other things, if a REIT holds a regular or residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If Ready Capital was to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow Ready Capital to treat 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% gross income test. However, the remaining portion of such income would not generally be qualifying income for the purpose of the 75% gross income test, which could adversely affect Ready Capital’s ability to qualify as a REIT. Ready Capital expects that substantially all of its income from RMBS will be qualifying income for purposes of the REIT gross income tests.
Ready Capital believes that the interest, OID, and market discount income that it receives from its RMBS generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that Ready Capital owns non-REMIC CMO obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that Ready Capital owns may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.
Ready Capital may purchase RMBS issued by government-sponsored enterprises (“Agency RMBS”) through to-be announced trades (“TBAs”) and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, Ready Capital’s ability to enter into dollar roll transactions and other dispositions of TBA could be limited. No assurance can be given that the IRS will treat such income as qualifying income. Ready Capital does not expect such income to adversely affect its ability to meet the 75% gross income test. In the event that such income were determined not to be qualifying for the 75% gross income test, Ready Capital could be subject to a penalty tax or Ready Capital could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of its gross income.
Ready Capital may also hold excess MSRs, which means the portion of an MSR that exceeds the arm’s length fee for services performed by the mortgage servicer. In certain private letter rulings, the IRS ruled that interest received by a REIT from excess MSRs meeting certain requirements will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in that private letter ruling and based on advice of counsel, Ready Capital intends to treat such income from any excess MSRs Ready Capital acquires that meet the requirements provided in the private letter ruling as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter ruling described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 75% and/or 95% gross income tests, which, if such income together with other income Ready Capital earns that does not qualify for the 75% or 95% gross income test, as applicable, exceeded 25% or 5% of its gross income, could cause it to be subject to a penalty tax and could impact its ability to qualify as a REIT. See “— Gross Income Tests — Failure to Satisfy the Gross Income Tests” and “— Failure to Qualify as a REIT.” To the extent Ready Capital acquires MSRs other than excess MSRs, it expects that it would hold such MSRs in a TRS in order to avoid recognizing non-qualifying income for purposes of the REIT gross income tests.
Phantom Income
Due to the nature of the assets in which Ready Capital will invest, it may be required to recognize taxable income from certain of its assets in advance of its receipt of cash flow on or proceeds from disposition of such assets, hereafter referred to as “phantom income,” and it may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

Ready Capital has acquired and may continue to acquire debt instruments, including SBC Loans, mortgage loans, and MBS, in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Ready Capital expects to accrue market discount on a constant yield to maturity of the debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is received, unless Ready Capital elects to include accrued market discount in incomes as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument would ultimately be collected in full. If Ready Capital collects less on the debt instrument than its purchase price plus any market discount it had previously reported as income, it may not be able to benefit from any offsetting loss deductions in subsequent years. In certain cases, Ready Capital may be able to cease accruing interest income with respect to a debt instrument, to the extent there is reasonable doubt as to its ability to collect such interest income. However, if Ready Capital recognizes insufficient interest income, and the IRS were to successfully assert that Ready Capital did not accrue the appropriate amount of income with respect to such a debt instrument in a given taxable year, Ready Capital may be required to increase its taxable income with respect to such year, which could cause it to be required to pay a deficiency dividend or a tax on undistributed income, or fail to qualify as a REIT.
Some of the MBS and other debt instruments that Ready Capital purchases will likely have been issued with OID. Ready Capital will be required to accrue OID based on a constant yield method and income will accrue on the debt instruments based on the assumption that all future payments on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss will only become available in a later year when uncollectablity is provable. Moreover, such loss will likely be treated as a capital loss in the hands of the Ready Capital Operating Partnership, and the utility of that deduction would therefore depend on Ready Capital having capital gain in that later year or thereafter. In addition, Ready Capital may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to Ready Capital at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds Ready Capital’s cost of purchasing it prior to modification. To the extent that such modifications are made with respect to a debt instrument held by a TRS treated as a dealer for U.S. federal income tax purposes, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt obligation to its fair market value as if the debt obligation were sold. In that case, such TRS would recognize a loss at the end of the taxable year in which the modification were made to the extent the fair market value of such debt obligation were less than its principal amount after the modification. Ready Capital may also be required under the terms of the indebtedness that it incurs to use cash received from interest payments to make principal payment on that indebtedness, with the effect that it will recognize income but will not have a corresponding amount of cash available for distribution to its stockholders.
Ready Capital also may hold excess MSRs. Based on IRS guidance concerning the classification of MSRs, Ready Capital intends to treat such excess MSRs as ownership interests in the interest payments made on the underlying mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each excess MSR is treated as a bond that was issued with OID on the date Ready Capital acquired such excess MSR. In general, Ready Capital is required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR is determined, and is taxed, based on a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different than that under the prepayment assumption, Ready Capital’s recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, Ready Capital may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount Ready Capital pays for, and accrue with respect to, the excess MSR may exceed the total amount it collects on such excess MSR. No assurance can be given that Ready Capital will be entitled to a deduction for such excess, meaning that it may be required to recognize phantom income over the life of an excess MSR.
In addition to the rules described above, Ready Capital is generally required to include certain amounts in income no later than the time that the amounts are reflected on its financial statements, subject to an exception for MSRs and certain other exceptions. This rule could cause Ready Capital to be required to take income into account earlier than under the general tax principles otherwise discussed herein.
Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that Ready Capital may have substantial taxable income in excess of cash available for distribution. In that event, Ready Capital may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”
Dividend Income
Ready Capital may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by Ready Capital from a REIT will be qualifying income in Ready Capital’s hands for purposes of both the 95% and 75% gross income tests.
Income inclusions under Code rules relating to “controlled foreign corporations” and “passive foreign investment companies” with respect to certain equity investments in a foreign TRS or other non-U.S. corporation in which Ready Capital may hold an equity interest are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes. In Revenue Procedure 2018-48, the IRS stated that such income inclusions will be treated as qualifying income for purposes of the 95% gross income test and that certain foreign currency gains related thereto would be disregarded in applying the 95% gross income test.
Hedging Transactions
Ready Capital may enter into hedging transactions with respect to one or more of Ready Capital’s assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, swaptions, financial futures, and options. Under the Code, any income that the Ready Capital generates from transactions intended to hedge its interest rate risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, or (C) hedges an instrument described in clause (A) or (B) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under applicable Treasury Regulations. Any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. Ready Capital intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT, but there can be no assurance that Ready Capital will be successful in this regard.
Rents from Real Property
Rents that Ready Capital receives from leasing real property or interests therein qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by Ready Capital to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by Ready Capital. Moreover, for rents received to qualify as “rents from real property,” Ready Capital generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which Ready Capital derives no income or through a TRS. Ready Capital is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Ready Capital may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.
Rental income will qualify as rents from real property only to the extent that Ready Capital does not directly or constructively own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. Following the Merger, Ready Capital intends to monitor any rental income it receives in order to determine if the rent is treated as paid by an entity that is treated as related to Ready Capital for purposes of these rules. However, the attribution rules that apply for purposes of the above rules are complex. In order to determine whether Ready Capital is deemed to hold an interest in the tenant under these attribution rules, it may be required to rely on information that it obtains from its shareholders and other third parties regarding potential relationships that could cause it to be treated as owning an interest in such tenants. No assurance can be provided that Ready Capital will have access to all information necessary to make this determination, and as a result no assurance can be provided that the rental income Ready Capital receives will not be treated as related party received from related parties under these rules, which could adversely impact Ready Capital’s ability to qualify as a REIT.
Failure to Satisfy the Gross Income Tests
Ready Capital intends to monitor its sources of income, including any non-qualifying income it receives, so as to ensure its compliance with the gross income tests. Ready Capital cannot assure you, however, that it will be able to satisfy the gross income tests. If Ready Capital fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if Ready Capital’s failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, Ready Capital sets forth a description of each item of its gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether Ready Capital would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Ready Capital, Ready Capital will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which Ready Capital fails to satisfy the particular gross income test.
Asset Tests
Ready Capital, at the close of each calendar quarter, must also satisfy multiple tests relating to the nature of its assets.
First, at least 75% of the value of Ready Capital’s total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, personal property leased with real property if rents attributable to the personal property do not exceed 15% of total rents, stock of other corporations that qualify as REITs, interests in mortgages in real property or on interests in real property, debt instruments issued by publicly offered REITs, interests in obligations secured by both real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing such mortgage, and certain kinds of MBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by Ready Capital may not exceed 5% of the value of Ready Capital’s gross assets. Third, Ready Capital may not own more than 10% of any one issuer’s outstanding securities, as measured by either (a) voting power (the “10% voting test”) or (b) value (the “10% value test”). Fourth, the aggregate value of all securities of TRSs held by Ready Capital may not exceed 20% (25% for taxable years beginning after December 31, 2008 and before January 1, 2018) of the value of Ready Capital’s gross assets. Fifth, not more than 25% of the value of Ready Capital’s gross assets is represented by nonqualified publicly offered REIT debt instruments.
The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if Ready Capital, and any of Ready Capital’s “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, Ready Capital’s interest as a partner in the partnership).
After initially meeting the asset tests at the close of any quarter, Ready Capital will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Ready Capital fails to satisfy the asset tests because Ready Capital acquires assets during a quarter, it can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If Ready Capital fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, it may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10,000,000. If Ready Capital fails any of the other asset tests or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, it is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 21%) of the net income generated by the non-qualifying assets during the period in which Ready Capital failed to satisfy the asset test.
Ready Capital believes that the majority of the SBC loans and MBS that Ready Capital intends to own generally are qualifying assets for purposes of the 75% asset test. However, certain of the assets that Ready Capital holds or intends to hold, including debt instruments secured by non-real estate assets, unsecured debt, debt securities issued by C corporations or other fixed-income securities that are not secured by mortgages on real property or on interests in real property, or non-real estate ABS or other debt instruments secured by mortgage loans (rather than by real property), will generally not be qualifying assets for purposes of the 75% asset test.
A real estate mortgage loan that Ready Capital owns generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that Ready Capital acquires or originates the mortgage loan, the value of the real property securing the loan (which, beginning in 2016, includes for these purposes personal property securing the loan if such personal property does not exceed 15% of the total fair market value of all of the property securing such loan) is equal to or greater than the principal amount of the loan or the loan either is secured only by real property or in the case of a loan secured by real and personal property, the value of the personal property securing the loan does not exceed 15% of the value of all property securing the loan. In the event that Ready Capital invests in a mortgage loan that is secured by both real property and personal property the value of which is more than 15% of the value of all property securing the loan (and, beginning in 2016, the fair market value of the other property securing the loan exceeds 15% of the total fair market value of all of the property securing such loan), Revenue Procedure 2014-51, may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2014-51, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset if the REIT treats the loan as a real estate asset in an amount equal to the lesser of (1) the value of the loan or (2) the greater of (i) the current value of the real property securing the loan or (ii) the value of the real property securing the loan at the relevant testing date (generally, the date the REIT commits to make the loan or to purchase the loan, as the case may be). This safe harbor, if it applied to Ready Capital, would help Ready Capital comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline.
In addition, if Ready Capital modifies any of its distressed debt investments by an agreement with the borrower, and if the modification is treated as a “significant modification” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to Ready Capital in a debt-for-debt exchange with the borrower. In that event, Ready Capital may generally be required to redetermine the portion of the loan that is treated as a real estate asset for purposes of the REIT asset tests. In the Revenue Procedures described above, the IRS has provided a safe harbor under which a REIT is not required to redetermine the value of real property securing a mortgage loan for purposes of the REIT asset tests in the event of a significant modification of the loan if the modification meets certain requirements. See “— Gross Income Tests — Interest Income.” However, Ready Capital may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in the Revenue Procedures described above, which could adversely affect Ready Capital’s ability to satisfy the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that Ready Capital’s interests in mortgage loans cause a violation of the REIT asset tests.
A significant portion of Ready Capital’s assets may be held from time to time in TRSs. While Ready Capital intends to manage Ready Capital’s affairs so as to satisfy the 20% TRS limitation described above, there can be no assurance that Ready Capital will be able to do so in all market circumstances. In order to satisfy this TRS limitation, Ready Capital has been required to and may in the future be required to acquire assets that Ready Capital otherwise would not acquire, liquidate or restructure assets that Ready Capital holds through any of Ready Capital’s TRSs, or otherwise engage in transactions that Ready Capital would not otherwise undertake absent the requirements for REIT qualifications. Each of these actions could reduce the distributions available to Ready Capital’s stockholders. In addition, Ready Capital and its subsidiary REIT have made loans to Ready Capital’s TRSs that meet the requirements to be treated as qualifying investments of new capital, which is generally treated as a real estate asset under the Code. Because such loans are treated as real estate assets for purposes of the REIT requirements, Ready Capital does not treat these loans as TRS securities for purposes of the TRS asset limitation, which is consistent with private rulings issues by the IRS. However, no assurance can be provided that the IRS may not successfully assert that such loans should be treated as securities of Ready Capital’s or its subsidiary REIT’s TRSs, which could adversely impact Ready Capital’s qualification as a REIT. In addition, ReadyCap Holdings, LLC, a TRS of Ready Capital, has issued notes with respect to which Ready Capital has provided certain financial guarantees and other credit support. Ready Capital believes that, notwithstanding the credit support that it has provided with respect to these note issuances, these note issuances should be treated as borrowings of ReadyCap Holdings, LLC for U.S. federal income tax purposes. However, if the IRS were to successfully assert that these note issuances should be characterized as note issuances by Ready Capital, rather than ReadyCap Holdings, LLC, Ready Capital could fail to satisfy the 20% TRS limitation. Moreover, no assurance can be provided that Ready Capital will be able to successfully manage its asset composition in a manner that causes it to satisfy this TRS limitation each quarter, and Ready Capital’s failure to satisfy this limitation could result in its failure to qualify as a REIT.
Ready Capital’s TRSs may need to make dividend distributions to Ready Capital at times when it may not be preferable to do so in order to satisfy the requirement that securities issued by TRSs do not exceed 20% of the value of Ready Capital’s assets. Ready Capital may, in turn, distribute all or a portion of such dividends to its stockholders at times when it might not otherwise wish to declare and pay such dividends. See “— Annual Distribution Requirements.” Distributions from a TRS will generally not constitute qualifying income for purposes of the 75% gross income test. As a result, it is possible that Ready Capital may wish to cause a TRS to distribute a dividend in order to reduce the value of its TRS securities below 20% of its assets, but be unable to do so without violating the 75% gross income test. In addition, because the 75% gross income test in an annual test and the amount of distributions of a TRS that are treated as dividends for U.S. federal income tax purposes depends on the earnings and profit of such TRS throughout the taxable year, it is not always possible for Ready Capital to precisely determine how a distribution from a TRS will impact its compliance with the 75% gross income test for the year. Although there are other measures Ready Capital can take in such circumstances in order to remain in compliance with the requirements for qualification as a REIT, there can be no assurance that Ready Capital will be able to comply with both of these tests in all market conditions.
Ready Capital believes that its holdings of loans and other securities will be structured in a manner that will comply with the foregoing REIT asset requirements and it intends to monitor compliance on an ongoing basis. There can be no assurance, however, that Ready Capital will be successful in this effort. In this regard, to determine compliance with these requirements, Ready Capital will need to estimate the value of its assets. Ready Capital may not obtain independent appraisals to support its conclusions concerning the values of its assets, and the values of some of its assets may not be susceptible to a precise determination and are subject to change in the future. Although Ready Capital will be prudent in making estimates as to the value of its assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case Ready Capital might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that Ready Capital’s interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests. Moreover, regulations recently proposed by the Treasury ad IRS may affect the debt characterizations of Ready Capital’s intercompany obligations.
Treatment of Specific Investments and Transactions
REMICs
The Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purposes of the REIT asset tests, and any amount includible in Ready Capital’s gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purposes of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which Ready Capital holds an interest consist of real estate assets (determined as if Ready Capital held such assets), Ready Capital will be treated as holding its proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly its proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the expanded HARP program, the IRS issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then (i) the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests and (ii) the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If Ready Capital were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow Ready Capital to treat 80% of its interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests and 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% gross income test. Although the portion of the income from such a REMIC interest that does not qualify for the 75% gross income test would likely be qualifying income for the purpose of the 95% gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect Ready Capital’s ability to satisfy the REIT asset tests. Accordingly, owning such a REMIC interest could adversely affect Ready Capital’s ability to qualify as a REIT.
TBAs
Ready Capital may have exposure to Agency RMBS through TBAs. As with any forward purchase contract, the value of the underlying Agency RMBS may decrease between the contract date and the settlement date, which may result in the recognition of income, gain or loss. The law is unclear regarding whether TBAs are qualifying assets for the 75% asset test and whether income or gains from the dispositions of TBAs, through “dollar roll” transactions or otherwise, constitute qualifying income for purposes of the 75% gross income test. Accordingly, Ready Capital’s ability to purchase Agency MBS through TBAs or to dispose of TBAs through these transactions or otherwise, could be limited. Ready Capital does not expect TBAs to adversely affect its ability to meet the REIT gross income and assets tests. No assurance can be given that the IRS would treat TBAs as qualifying assets or treat income and gains from the disposition of TBAs as qualifying income for these purposes, and, therefore, Ready Capital’s ability to invest in such assets could be limited.
Repurchase Agreements
Ready Capital may enter into repurchase agreements with counterparties to achieve Ready Capital’s desired amount of leverage for the assets in which Ready Capital intends to invest. Under Ready Capital’s repurchase agreements, Ready Capital generally sells assets to Ready Capital’s counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to Ready Capital at the end of the term of the transaction. Ready Capital believes that for U.S. federal income tax purposes Ready Capital will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that Ready Capital did not own these assets during the term of the repurchase agreements, in which case Ready Capital could fail to qualify as a REIT.
Annual Distribution Requirements
In order to qualify as a REIT, Ready Capital is required to distribute dividends, other than capital gain dividends, to Ready Capital’s stockholders in an amount at least equal to:
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the sum of:

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90% of Ready Capital’s “REIT taxable income” (computed without regard to the deduction for dividends paid and Ready Capital’s net capital gains); and

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90% of the net income (after tax), if any, from foreclosure property (as described below); minus

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the sum of specified items of non-cash income that exceeds a percentage of Ready Capital’s income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid during January of the following year. Such distributions are treated as both paid by Ready Capital and received by each stockholder on December 31 of the year in which they are declared. In addition, at Ready Capital’s election, a distribution for a taxable year may be declared before Ready Capital timely files its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to Ready Capital’s stockholders in the year in which paid, even though the distributions relate to Ready Capital’s prior taxable year for purposes of the 90% distribution requirement.
To the extent that Ready Capital distributes at least 90%, but less than 100%, of Ready Capital’s “REIT taxable income,” as adjusted, Ready Capital will be subject to tax at ordinary corporate income tax rates on the retained portion. In addition, Ready Capital may elect to retain, rather than distribute, Ready Capital’s net long-term capital gains and pay tax on such gains. In this case, Ready Capital could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by Ready Capital. Ready Capital’s stockholders would then increase the adjusted basis of their stock in Ready Capital by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
If Ready Capital fails to distribute during each calendar year at least the sum of:
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85% of Ready Capital’s REIT ordinary income for such year;

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95% of Ready Capital’s REIT capital gain net income for such year; and

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any undistributed taxable income from prior periods.

Ready Capital will be subject to a 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior periods) and (ii) the amounts of income retained on which Ready Capital has paid corporate income tax. Ready Capital may be subject to the 4% excise tax for certain taxable years.
In addition, if Ready Capital was to recognize “built-in gain” (as defined below) on the disposition of any assets acquired from a C corporation in a transaction in which Ready Capital’s basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), Ready Capital would be required to distribute at least 90% of the built-in gain net of the tax it would pay on such gain. See “— Tax on Built-In Gains” below.
It is possible that Ready Capital, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from Ready Capital’s subsidiaries and (ii) the inclusion of items in income by Ready Capital for U.S. federal income tax purposes prior to the receipt of such income in cash. For example, Ready Capital may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, market discount bonds such that Ready Capital will be required to include in its income a portion of the income each year that such instrument is held before Ready Capital receives any corresponding cash. Similarly, if Ready Capital engages in modifications of distressed debt investments that are treated as “significant modifications,” the modified debt may be considered to have been reissued to Ready Capital at a gain in a debt-for-debt exchange with the borrower for U.S. federal income tax purposes, which could cause Ready Capital to recognize gain without any corresponding receipt of cash. In addition, subject to certain exceptions, Ready Capital generally is required to include certain amounts in income no later than the time that the amounts are reflected on its financial statements, which could cause it to be required to take income into account earlier than under general tax principles. See “— Gross Income Tests — Phantom Income” above. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of Ready Capital Common Stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the value of Ready Capital Common Stock.
Under certain circumstances, it is possible that the IRS could assert that Ready Capital’s net income for a taxable year was greater than Ready Capital believed it to be. If the IRS were successful in asserting such an adjustment, the adjustment could cause Ready Capital to fail to satisfy the distribution requirements for such taxable year if Ready Capital’s distributions with respect to such taxable year were not sufficient after taking into account the increase in its net income. In such event, Ready Capital may be able to rectify such failure to meet the distribution requirements by paying “deficiency dividends” to stockholders in a later year, which may be included in its deduction for dividends paid for the year that was subject to the adjustment. In this case, Ready Capital may be able to avoid losing its qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, Ready Capital would be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Tax on Built-In Gains
If Ready Capital acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in Ready Capital’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if Ready Capital subsequently disposes of any such assets during the five-year period following the acquisition of the assets from the C corporation, Ready Capital will be subject to tax at the highest corporate income tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by Ready Capital over the basis of such assets on such date, which Ready Capital refers to as built-in gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and Ready Capital acquires appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in Ready Capital’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation’s proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax when the asset is acquired by Ready Capital.
As part of the formation transactions of Pre-Merger Sutherland, certain persons who are treated as C corporations for U.S. federal income tax purposes may have contributed assets to Pre-Merger Sutherland in exchange for stock. Ready Capital believes that any person who contributed assets to Sutherland in exchange for stock in connection with their formation and who was treated as a C corporation for U.S. federal income tax purposes (including any person treated as a partnership for U.S. federal income tax purposes with one or more direct or indirect C corporation partners) contributed assets with a de minimis amount of built-in gains. As a result, although it is possible that a portion of the assets contributed to Pre-Merger Sutherland in connection with its formation may be subject to the built-in gains tax, Ready Capital expects that the built-in gains resulting from such assets should generally be de minimis.
Recordkeeping Requirements
Ready Capital is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist Ready Capital in determining the actual ownership of its outstanding stock and maintaining its qualifications as a REIT.
Excess Inclusion Income
If Ready Capital, the Ready Capital Operating Partnership, Ready Capital’s subsidiary REIT, or any other subsidiary REIT owned by the Ready Capital Operating Partnership, acquires a residual interest in a REMIC, Ready Capital may realize excess inclusion income. In addition, if Ready Capital, the Ready Capital Operating Partnership, Ready Capital’s subsidiary REIT, or another subsidiary REIT owned by the Ready Capital Operating Partnership is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by Ready Capital, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Effect of Subsidiary Entities — Taxable Mortgage Pools.” Ready Capital may securitize SBC loans that Ready Capital acquires and certain securitizations may result in Ready Capital owning interests in a taxable mortgage pool. Ready Capital would be precluded from holding equity interests in such a securitization through the Ready Capital Operating Partnership. Accordingly, Ready Capital would likely form such securitizations as qualified REIT subsidiaries of a subsidiary REIT of the Ready Capital Operating Partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. Ready Capital is taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of Ready Capital’s shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on UBTI. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of Ready Capital’s excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” Disqualified organizations may own Ready Capital’s stock. Because this tax would be imposed on Ready Capital, all of Ready Capital’s investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of Ready Capital or a portion of Ready Capital’s assets as a taxable mortgage pool. A RIC or other pass-through entity owning Ready Capital Common Stock in record name will be subject to tax at the highest corporate income tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Ready Capital has engaged in certain securitization transactions that are treated as taxable mortgage pools for U.S. federal income tax purposes. Although Ready Capital believes that such transactions are structured in a manner so that they should not cause any portion of the distributions in Ready Capital’s shares to be treated as excess inclusion income, no assurance can be provided that the IRS would not assert a contrary position
In addition, if Ready Capital realizes excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of Ready Capital’s stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the stockholder’s allocable share of Ready Capital’s excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of Ready Capital’s income may be considered excess inclusion income. Finally, if a subsidiary REIT of the Ready Capital Operating Partnership through which Ready Capital holds taxable mortgage pool securitizations were to fail to qualify as a REIT, Ready Capital’s taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.
Prohibited Transactions
Net income Ready Capital derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Ready Capital intends to conduct its operations so that any asset owned by Ready Capital or Ready Capital’s pass-through subsidiaries that is held as inventory or primarily for sale to customers in the ordinary course of business will qualify for certain safe harbor provisions that prevent the application of this prohibited transaction tax. However, no assurance can be provided that such safe harbor provisions will apply. In addition, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. If Ready Capital was to sell a mortgage loan to a third party, depending on the circumstances of the sale, it is possible that the sale could be treated as a prohibited transaction. As a result, no assurance can be given that any securities or loans that Ready Capital may dispose of will not be treated as property held for sale to customers. The Internal Revenue Code provides certain safe harbors under which disposition of assets are not treated as prohibited transactions. However, there can be no assurance that any disposition of Ready Capital’s assets would comply with these safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property:

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that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property;

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for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and

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for which such REIT makes a proper election to treat the property as foreclosure property.

REITs generally are subject to tax at the highest U.S. federal corporate income tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Ready Capital does not anticipate that Ready Capital will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Ready Capital does receive any such income, Ready Capital intends to elect to treat the related property as foreclosure property. Property is not eligible for the election to be treated as foreclosure property if the loan with respect to which the default occurs or is imminent is acquired by a REIT with an intent to foreclose, or when the REIT knows or has reason to know that default would occur. Ready Capital may acquire distressed debt instruments. If Ready Capital acquires a distressed debt instrument when it knows or have reason to know that a default may occur, it likely would not be permitted to make a foreclosure property election with such property.
Tax Aspects of Investments in Partnerships
In General
Ready Capital holds investments through entities that are classified as partnerships for U.S. federal income tax purposes, including the Ready Capital Operating Partnership and potentially equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. Ready Capital will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests, based on its capital interest in such partnership. Moreover, for purposes of the REIT asset tests, Ready Capital will include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of Ready Capital’s interest in partnership assets will be based on Ready Capital’s proportionate interest in any securities issued by the partnership excluding, for these purposes, securities excluded under the Code). Consequently, to the extent that Ready Capital holds an equity interest in a partnership, the partnership’s assets and operations may affect Ready Capital’s ability to qualify as a REIT, even though Ready Capital may have no control, or only limited influence, over the partnership.
Entity Classification
The investment by Ready Capital in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of Ready Capital’s subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.
Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although operating partnership units of the Ready Capital Operating Partnership are not traded on an established securities market, there is a significant risk that the right of a holder of such partnership units to redeem the units for Ready Capital Common Stock could cause the operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Although the Ready Capital Operating Partnership expects to qualify for one of these safe harbors in all taxable years, Ready Capital cannot provide any assurance that surviving partnership will, in each of its taxable years, qualify for one of these safe harbors.
If the Ready Capital Operating Partnership were taxable as a corporation, the character of Ready Capital’s assets and items of Ready Capital’s gross income would change and could preclude Ready Capital from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Requirements for Qualification as a REIT,” “— Asset Tests” and “— Gross Income Tests” above, and in turn could prevent Ready Capital from qualifying as a REIT. See “Failure to Qualify as a REIT,” below, for a discussion of the effect of Ready Capital’s failure to meet these tests for a taxable year. In addition, any change in the status of any of Ready Capital’s subsidiary partnerships for tax purposes might be treated as a taxable event, in which case Ready Capital could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations With Respect to Partnership Properties
The partnership agreement of the Ready Capital Operating Partnership generally provides that, after allocations to the holder of the Class A Special Unit, items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. The partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under such section. Under Section 704(b), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.
The partnership agreement requires that allocations with respect to any property contributed to the Ready Capital Operating Partnership in exchange for partnership units in a tax-deferred transaction be made in a manner consistent with Section 704(c) of the Code. As a result, any gain recognized on the sale of any such properties would generally be allocated to the partner who contributed the property to the Ready Capital Operating Partnership to the extent of the book-tax difference at the time of such contribution. As a result, in the event that any such properties are sold, the partner who contributed such assets to the Ready Capital Operating Partnership or, in certain cases, a successor to such partner, which may include Ready Capital, could be allocated gain in excess of its corresponding book gain (or taxable loss that is less than such person’s corresponding economic or book loss), with a corresponding benefit to the partners who did not contribute such assets to the Ready Capital Operating Partnership. These provisions will also apply to revaluations of the Ready Capital Operating Partnership’s assets in connection with the Ready Capital Operating Partnership’s issuance of additional Ready Capital Operating Partnership units. The application of Section 704(c) of the Code to a partnership such as the Ready Capital Operating Partnership that holds numerous loan securities can be complex and may require the adoption of certain conventions or methods that could be subject to challenge by the IRS. If any taxable income or loss of the Ready Capital Operating Partnership were subject to reallocation, such a reallocation could adversely impact Ready Capital’s ability to qualify as a REIT or require Ready Capital to pay a deficiency dividend in order to maintain its qualification as a REIT.
In connection with the formation of Pre-Merger Sutherland, certain persons were treated as contributing assets to the Ready Capital Operating Partnership in exchange for Ready Capital Operating Partnership units for U.S. federal income tax purposes, and therefore Ready Capital is subject to the allocation provisions described above to the extent of any book-tax difference in Ready Capital’s assets at the time of each such contribution. These allocation provisions could result in Ready Capital having taxable income that is in excess of its economic or book income as well as its cash distributions from the Ready Capital Operating Partnership, which might adversely affect its ability to comply with the REIT distribution requirements or result in a greater portion of its distributions being treated as taxable dividend income.
Failure to Qualify as a REIT
In the event that Ready Capital violates a provision of the Code that would result in its failure to qualify as a REIT, it may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to Ready Capital to avoid such disqualification if:
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the violation is due to reasonable cause and not due to willful neglect;

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Ready Capital pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT; and

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the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).

This cure provision reduces the instances that could lead to Ready Capital’s disqualification as a REIT for violations due to reasonable cause. If Ready Capital fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, Ready Capital will be subject to tax on its taxable income at regular corporate income tax rates. Distributions to Ready Capital’s stockholders in any year in which Ready Capital is not a REIT will not be deductible by Ready Capital, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to Ready Capital’s stockholders will generally be taxable in the case of U.S. stockholders who are individuals at a maximum rate of 20% , and dividends in the hands of Ready Capital’s corporate U.S. stockholders may be eligible for the dividends received deduction. Unless Ready Capital is entitled to relief under specific statutory provisions, Ready Capital will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. Additionally, certain exemptions from U.S. taxation provided to Ready Capital’s non-U.S. shareholders may not be available if Ready Capital fails to qualify as a REIT. It is not possible to state whether, in all circumstances, Ready Capital will be entitled to statutory relief.
Taxation of Taxable U.S. Stockholders
This section summarizes the taxation of U.S. stockholders who hold Ready Capital Common Stock that are not tax-exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Ready Capital Common Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Ready Capital Common Stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of Ready Capital Common Stock by the partnership.
Distributions
Provided that Ready Capital qualifies as a REIT, distributions made to Ready Capital’s taxable U.S. stockholders out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to Ready Capital Common Stock constitutes a dividend for U.S. federal income tax purposes, Ready Capital’s earnings and profits will be allocated first to distributions with respect to Ready Capital’s preferred stock, if any, and then to Ready Capital Common Stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations. As discussed above, if Ready Capital realizes excess inclusion income and allocate it to a taxable U.S. stockholder, this income cannot be offset by net operating losses of such stockholder.
However, for taxable years beginning after December 31, 2017 and before January 1, 2026, pursuant to Section 199A of the Code, non-corporate U.S. taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. In order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” the U.S. stockholder must meet two holding period-related requirements. First, the U.S. stockholder must hold the REIT stock for a minimum of 46 days during the 91-day period that begins 45 days before the date on which the REIT stock becomes ex-dividend with respect to the dividend. Second, the qualifying portion of the REIT dividend is reduced to the extent that the U.S. stockholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. In addition, recently finalized Treasury regulations provide that shareholders of RICs are also entitled to the 20% deduction with respect to certain “Section 199A dividends” that are attributable to qualified REIT dividends received by such RICs.
In addition, distributions from Ready Capital that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed Ready Capital’s actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held Ready Capital Common Stock. To the extent that Ready Capital elects under the applicable provisions of the Code to retain Ready Capital’s net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, Ready Capital’s undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by Ready Capital on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in Ready Capital Common Stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by Ready Capital. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum U.S. federal income tax rates of 20% in the case of U.S. stockholders who are individuals, and 21% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.
Distributions from Ready Capital in excess of its current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. See also “— Medicare Tax on Unearned Income” below. In addition, any dividend declared by Ready Capital in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by Ready Capital and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by Ready Capital before the end of January of the following calendar year.
With respect to U.S. stockholders who are taxed at the rates applicable to individuals, Ready Capital may elect to designate a portion of Ready Capital’s distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of Ready Capital’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
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the qualified dividend income received by Ready Capital during such taxable year from non-REIT C corporations (including any TRS in which Ready Capital may own an interest);

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the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by Ready Capital with respect to such undistributed REIT taxable income; and

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the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by Ready Capital with respect to such built-in gain.

Generally, dividends that Ready Capital receives will be treated as qualified dividend income for purposes of the first bullet above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS of Ready Capital, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.
To the extent that Ready Capital has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Combined Company — In General” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by Ready Capital, which are generally subject to tax in the hands of U.S. stockholders to the extent that Ready Capital has current or accumulated earnings and profits.
Dispositions of Ready Capital Common Stock
In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of Ready Capital Common Stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the Ready Capital Common Stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of Ready Capital Common Stock will be subject to a maximum U.S. federal income tax rate of 20%, if Ready Capital Common Stock is held for more than 12 months, and will be taxed at ordinary income rates (up to 37% for taxable years beginning after December 31, 2017 and before January 1, 2026 if such shares were held for 12 months or less). Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
Stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of Ready Capital Common Stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Ready Capital Common Stock by a U.S. stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Ready Capital that were required to be treated by the U.S. stockholder as long-term capital gain.
Passive Activity Losses and Investment Interest Limitations
Distributions made by Ready Capital and gain arising from the sale or exchange by a U.S. stockholder of Ready Capital Common Stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to Ready Capital Common Stock. Distributions made by Ready Capital, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Medicare Tax on Unearned Income
Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Ready Capital Common Stock. The temporary 20% deduction currently allowed by Section 199A of the Internal Revenue Code, with respect to ordinary REIT dividends received by non-corporate taxpayers, is allowed only for Chapter 1 of the Internal Revenue Code and thus is not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Section 2A of the Internal Revenue Code.
Taxation of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that:
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a tax-exempt U.S. stockholder has not held Ready Capital Common Stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder);

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Ready Capital Common Stock is not otherwise used in an unrelated trade or business; and

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Ready Capital does not hold an asset that gives rise to excess inclusion income (see “— Requirements for Qualification as a REIT — Annual Distribution Requirements — Excess Inclusion Income”),

distributions from its and income from the sale of its common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, Ready Capital may engage in transactions that would result in a portion of Ready Capital’s dividend income being considered “excess inclusion income” and, accordingly, it is possible that a portion of Ready Capital’s dividends received by a tax-exempt stockholder may be treated as UBTI.
Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Ready Capital as UBTI.
In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) owns more than 10% of Ready Capital’s stock could be required to treat a percentage of the dividends from Ready Capital as UBTI if Ready Capital is a “pension-held REIT.” Ready Capital will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of Ready Capital’s stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of Ready Capital’s stock, collectively owns more than 50% of such stock; and (ii) Ready Capital would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions relating to the ownership and transfer of Ready Capital’s stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Ready Capital’s stock, or Ready Capital from becoming a pension-held REIT.
Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state and local tax consequences of owning Ready Capital Common Stock.

Taxation of Non-U.S. Stockholders
The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Ready Capital Common Stock applicable to non-U.S. stockholders of Ready Capital Common Stock. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders. In addition, except where otherwise specified, this discussion assumes that:
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a non-U.S. stockholder will not have held more than 10% of Ready Capital Common Stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which such stockholder disposes of Ready Capital Common Stock or receives distributions from Ready Capital;

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Ready Capital Common Stock is and will continue to be “regularly traded” on an established securities market located in the United States within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) although there can be no assurance that this will continue to be the case; and

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a non-U.S. stockholder is not a “qualified shareholder”, as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

A non-U.S. stockholder, and in particular a non-U.S. stockholder who is a “qualified shareholder” within the meaning of FIRPTA, should consult its tax advisor concerning the tax consequences of sales of Ready Capital Common Stock and the receipt of dividends and other distributions from Ready Capital.
General
For most non-U.S. persons, an investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. persons to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on certain REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the Code, such as “qualified foreign pension funds,” as described below, or the terms of a bilateral tax treaty between their country of residence and the United States.
Ordinary Dividends
Subject to the discussion below under “— Capital Gain Dividends”, dividends received by non-U.S. stockholders payable out of Ready Capital’s earnings and profits which are not attributable to gains from dispositions of “United States real property interests” (“USRPIs”) or designated as capital gains dividends and are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, Ready Capital may engage in transactions that could result in a portion of Ready Capital’s dividends being considered excess inclusion income, and accordingly, a portion of Ready Capital’s dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, Ready Capital may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.
In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Ready Capital Common Stock. In cases where the dividend income from a non-U.S. stockholder’s investment in Ready Capital Common Stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
Non-Dividend Distributions
Unless (i) Ready Capital Common Stock constitutes a USRPI under FIRPTA, or (ii) either (A) the non-U.S. stockholder’s investment in Ready Capital Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by Ready Capital which are not dividends out of Ready Capital’s earnings and profits will not be subject to U.S. federal income tax. Because Ready Capital’s stock is expected to be regularly traded, its common stock will not constitute USRPI with respect to a stockholder unless such stockholder holds more than 10% of Ready Capital’s stock. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Ready Capital’s current and accumulated earnings and profits.
If Ready Capital Common Stock constitutes a USRPI, as described below under “— Dispositions of Ready Capital Common Stock,” distributions by Ready Capital in excess of the sum of Ready Capital’s earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in Ready Capital Common Stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (such as, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of Ready Capital’s earnings and profits. Because Ready Capital Common Stock is expected to be regularly traded on an established securities market in the United States, non-dividend distributions by Ready Capital to a holder are generally not subject to FIRPTA unless such holder holds more than 10% of Ready Capital Common Stock, taking into account certain attribution rules. Non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from federal income and withholding tax under FIRPTA on such distributions by Ready Capital.
Capital Gain Dividends
Under FIRPTA, a distribution made by Ready Capital to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by Ready Capital directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, Ready Capital will be required to withhold tax equal to 21% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. The 21% withholding tax will not apply to any capital gain dividend (i) with respect to any class of Ready Capital’s stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one year period ending on the date of such dividend or (ii) received by certain non-U.S. publicly traded investment vehicles. Instead any capital gain dividend received by such a stockholder will be treated as a distribution subject to the rules discussed above under “— Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. Ready Capital expects that Ready Capital Common Stock will continue to be regularly traded on an established securities market in the United States following the Merger, although no assurance can be provided in this regard. In addition, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from income and withholding tax under FIRPTA on distributions from Ready Capital to the extent attributable to USRPI capital gains.
A distribution is not a USRPI capital gain if Ready Capital held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder’s investment in Ready Capital Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a non-resident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).
Dispositions of Ready Capital Common Stock
Unless Ready Capital Common Stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Ready Capital Common Stock will not be treated as a USRPI if less than 50% of Ready Capital’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor and applying certain rules that exclude certain assets from this calculation. No assurance can be provided that 50% or more of Ready Capital’s assets will not consist of interests in real property located in the United States for purposes of this test. Moreover, it is possible that 50% or more of Ready Capital’s assets may consist of USRPIs for purposes of this test following the Merger.
Even if Ready Capital Common Stock otherwise would be a USRPI under the foregoing test, Ready Capital’s shares of common stock will not constitute a USRPI if Ready Capital is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is, among others, a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of common stock or the period of the REIT’s existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders.
The following rules simplify such determination:
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In the case of a publicly traded REIT, a person holding less than 5% of a publicly traded class of stock at all times during the testing period is treated as a United States person unless the REIT has actual knowledge that such person is not a US person.

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In the case of REIT stock held by a publicly traded REIT or certain publicly traded or open-ended RICs, the REIT or RIC will be treated as a United States person if the REIT or RIC is domestically controlled and will be treated as a non- United States person otherwise.

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In the case of REIT stock held by a REIT or RIC not described in the previous rule, the REIT or RIC is treated as a United States person or a non- United States person on a look-through basis.

Ready Capital may be a domestically controlled REIT, in which case the sale of Ready Capital Common Stock would not be subject to taxation under FIRPTA. However, because Ready Capital Common Stock is expected to be widely held, Ready Capital cannot assure investors that Ready Capital has been or will be a domestically controlled REIT.
Even if Ready Capital does not qualify as a domestically controlled REIT, and Ready Capital Common Stock is treated as USRPI, a non-U.S. stockholder’s sale of Ready Capital Common Stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (i) Ready Capital Common Stock is “regularly traded,” as defined by the applicable Treasury Regulation, on an established securities market, and (ii) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of Ready Capital’s outstanding stock of that class at all times during a specified testing period. Ready Capital expects that Ready Capital Common Stock will continue to be regularly traded on an established securities market in the United States following the Merger, although no assurance can provided in this regard. In addition, even if Ready Capital does not qualify as a domestically controlled REIT and Ready Capital Common Stock is not regularly traded on an established securities market, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from tax under FIRPTA on the sale of Ready Capital Common Stock.
If gain on the sale of Ready Capital Common Stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of Ready Capital Common Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in Ready Capital Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.
Backup Withholding and Information Reporting
Ready Capital will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, Ready Capital may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.
Ready Capital must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such stockholder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of Ready Capital Common Stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of Ready Capital Common Stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
FATCA
Under the provisions in the Code commonly referred to as FATCA, withholding at a rate of 30% is required on dividends in respect of shares of Ready Capital Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which shares of Ready Capital Common Stock are held will affect the determination of whether such withholding is required. Similarly, withholding at a rate of 30% is required on dividends in respect of shares of Ready Capital Common Stock held by an investor that is a passive non-financial non-U.S. entity, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S.

owners,” which Ready Capital will in turn provide to the Secretary of the Treasury. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of stock after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Tax Shelter Regulations
In certain circumstances, a holder of common stock who disposes of an interest in a transaction resulting in the recognition by such common stock of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (or a reportable transaction) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (or the Tax Shelter Regulations). Holders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of common stock.
State, Local and Foreign Taxes
Ready Capital and Ready Capital’s stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which Ready Capital or they transact business, own property or reside. The state, local or foreign tax treatment of Ready Capital and Ready Capital’s stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by Ready Capital would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Ready Capital Common Stock.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to Ready Capital and its stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of Ready Capital’s common stock.
Ready Capital cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued, nor is the long-term impact of proposed tax reforms (including future reforms that may be part of any enacted tax reform) on the mortgage industry clear.

COMPARATIVE SHARE PRICES
Ready Capital Common Stock is listed for trading on the NYSE under the symbol “RC”. Anworth Common Stock is listed for trading on the NYSE under the symbol “ANH”. The following table presents trading information for Ready Capital Common Stock and Anworth Common Stock as of December 4, 2020, the last trading day before public announcement of the Merger, and February 4, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus. For illustrative purposes, the following table also provides the estimated implied value of the consideration proposed for each share of Anworth Common Stock as of the same two dates. This implied value was calculated by multiplying the per share price of each share of Ready Capital Common Stock by an assumed Exchange Ratio of 0.1688.
	Ready Capital Common Stock			Anworth Common Stock			Implied Per Share Value of Consideration for Anworth Common Stock
Date	High	Low	Close	High	Low	Close	High	Low	Close
December 4, 2020	$13.94	$13.50	$13.81	$2.36	$2.23	$2.35	$2.35	$2.28	$2.33
February 4, 2021	$12.71	$11.99	$12.52	$2.68	$2.58	$2.68	$2.15	$2.02	$2.11
Holders of Ready Capital Common Stock and Anworth Common Stock are encouraged to obtain current market quotations for Ready Capital Common Stock and Anworth Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Ready Capital Common Stock before or after the effective date of the Merger. For additional information, see the sections entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 229.

UNAUDITED COMPARATIVE PER SHARE INFORMATION
The following table sets forth for the year ended December 31, 2019 and as of and for the nine months ended September 30, 2020, selected per share information for Ready Capital Common Stock on a historical and pro forma combined basis and for Anworth Common Stock on a historical and pro forma equivalent basis. Except for the historical information for the year ended December 31, 2019, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes thereto of Ready Capital and Anworth contained in Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2019, Anworth’s Annual Report on Form 10-K for the year ended December 31, 2019, and each of Ready Capital’s and Anworth’s respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, June 30, 2020 and September 30, 2020, all of which are incorporated herein by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 229.
The unaudited pro forma combined amounts and the unaudited pro forma combined equivalent amounts were calculated using the methodology as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma data and equivalent per share information give effect to the Merger as if it had been effective on the dates presented in the case of book value data, and as if it occurred on January 1, 2019 in the case of earnings per share and dividends data. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on such dates, nor do they purport to represent Ready Capital’s future financial position or operating results.
	Ready Capital Corporation Historical	Anworth Historical	Pro Forma Combined
Earnings (loss) Per Common Share
Basic: For the nine months ended September 30, 2020	$0.32	$(1.35)	$(1.64)
Diluted: For the nine months ended September 30, 2020	$0.31	$(1.35)	$(1.64)
Basic: For the year ended December 31, 2019	$1.72	$(0.65)	$0.15
Diluted: For the year ended December 31, 2019	$1.72	$(0.65)	$0.15
Book Value per Common Share September 30, 2020	$14.86	$3.04	$14.28
Dividends per share of common stock(1)
For the nine months ended September 30, 2020	$0.95	$0.15	$0.76
For the year ended December 31, 2019	$1.60	$0.43	$1.31

(1)
Pro forma dividends per share of common stock are not presented as the dividend policy for the Combined Company will be determined by the Ready Capital Board following the completion of the Merger.

DESCRIPTION OF READY CAPITAL STOCK
General
The following is a summary of some of the terms of Ready Capital’s stock, the Ready Capital Charter, the Ready Capital Bylaws, and certain provisions of the Maryland General Corporation Law (the “MGCL”). You should read the Ready Capital Charter and the Ready Capital Bylaws and the applicable provisions of the MGCL for complete information on Ready Capital’s stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the MGCL and the provisions of the Ready Capital Charter and the Ready Capital Bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 229.
The description of Ready Capital stock in this section applies to the capital stock of the Combined Company after the Merger. For additional information, see “Comparison of Rights of Ready Capital stockholders and Anworth stockholders” beginning on page 212.
Shares Authorized
The Ready Capital Charter provides that Ready Capital may issue up to 500,000,000 shares of Ready Capital Common Stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share, of which 140 shares have been classified and designated as a 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.0001 par value per share (“Ready Capital Series A Preferred Stock”). In connection with the Merger, Ready Capital intends to classify and authorize shares of Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock. The Ready Capital Charter authorizes a majority of the entire Ready Capital Board to amend the charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of any class or series without stockholder approval.
Shares Outstanding
As of February 4, 2021, 55,241,078 shares of Ready Capital Common Stock were issued and outstanding (which includes 872,079 shares of restricted Ready Capital Common Stock), zero shares of Ready Capital preferred stock were issued and outstanding, 1,426,426 shares of the Ready Capital Common Stock were reserved for issuance pursuant to the Ready Capital 2012 equity incentive plan, 1,175,205 shares of the Ready Capital Common Stock were reserved for issuance upon redemption of Ready Capital OP Units and 7,357,240 shares of the Ready Capital Common Stock were reserved for issuance upon conversion of Ready Capital’s convertible senior notes due 2023. Upon consummation of the Merger, the Combined Company is expected to have approximately 72,015,406 million shares of Ready Capital Common Stock, zero shares of Ready Capital Series A Preferred Stock, 1,919,378 shares of newly classified Ready Capital Series B Preferred Stock, 779,743 shares of newly classified Ready Capital Series C Preferred Stock and 2,010,278 shares of newly classified Ready Capital Series D Preferred Stock issued and outstanding.
Common Stock
Voting Rights
Subject to the provisions of the Ready Capital Charter regarding the restrictions on ownership and transfer of Ready Capital Common Stock and except as may otherwise be specified in the terms of any class or series of common stock or preferred stock, each outstanding share of Ready Capital Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of Ready Capital Common Stock will possess the exclusive voting power. A plurality of all the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Dividends, Distributions, Liquidation and Other Rights
Subject to the preferential rights, if any, of holders of any other class or series of shares and to the provisions of the Ready Capital Charter regarding the restrictions on transfer and ownership of shares, holders of outstanding Ready Capital Common Stock are entitled to receive dividends on such Ready Capital Common Stock if, as and when authorized by the Ready Capital Board, and declared by Ready Capital out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of Ready Capital legally available for distribution to stockholders in the event of Ready Capital’s liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of Ready Capital.
Holders of Ready Capital Common Stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of Ready Capital and generally have no appraisal rights unless the Ready Capital Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the Ready Capital Charter regarding the restrictions on transfer and ownership of shares, and to the rights of any outstanding shares of Ready Capital preferred stock, shares of Ready Capital Common Stock will have equal dividend, liquidation and other rights.
Preferred Stock
Ready Capital Series B Preferred Stock
Ranking
The Ready Capital Series B Preferred Stock ranks senior to Ready Capital Common Stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up. The Ready Capital Series B Preferred Stock ranks on parity with all other series of preferred stock that Ready Capital may issue ranking on par with the Ready Capital Series B Preferred Stock, including the Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock, with respect to the payments of distributions and amounts, and rights to payment upon liquidation, dissolution or winding up. Ready Capital refers to such series of parity preferred stock as “Parity Preferred”.
Dividends
Holders of Ready Capital Series B Preferred Stock (“Ready Capital Series B Preferred Stockholders”) are entitled to receive, when and as authorized by the Ready Capital Board, out of funds legally available for payment of dividends, cash dividends at the rate of 8.625% per annum on the $25.00 liquidation preference (equivalent to $2.15625 per annum per share). Such dividends are payable quarterly on the 15th day of January, April, July and October of each year or, if not a business day, the next business day. Any dividend payable on the Ready Capital Series B Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on Ready Capital’s records at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date. Ready Capital Series B Preferred Stockholders will not be entitled to receive any dividends in excess of cumulative dividends on the Ready Capital Series B Preferred Stock. No interest will be paid in respect of any dividend payment or payments on the Ready Capital Series B Preferred Stock that may be in arrears. The dividend will be cumulative beginning on the last dividend payment date for the Anworth Series A Preferred Stock before the Effective Time of the Merger and will be payable on the first payment date after the Effective Time of the Merger. If the Effective Time occurs after the record date and before the payment date for the last dividend for the Anworth Series A Preferred Stock, the dividend for the Ready Capital Series B Preferred Stock will be cumulative beginning on the payment date. If the Effective Time occurs after the dividend record date and before the payment date for the Ready Capital Series B Preferred Stock, then the first dividend will be payable on the scheduled dividend payment date for the next succeeding dividend.
When dividends are not paid in full upon the Ready Capital Series B Preferred Stock or any other series of Parity Preferred, or a sum sufficient for such payment is not set apart, all dividends declared upon the Ready Capital Series B Preferred Stock and any other series of Parity Preferred shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Ready Capital Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Preferred. Except as set forth in the preceding sentence, unless dividends on the Ready Capital Series B Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by Ready Capital with respect to any series of Parity Preferred. Unless full cumulative dividends on the Ready Capital Series B Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares junior in rank to the Ready Capital Series B Preferred Stock or options, warrants or rights to subscribe for or purchase such junior stock) shall be declared or paid or set apart for payment by Ready Capital with respect to any junior stock, nor shall any junior stock or Parity Preferred be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any junior stock or Parity Preferred (except by conversion or exchange for junior stock, or options, warrants or rights to subscribe for or purchase junior stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of junior stock. Notwithstanding the foregoing, Ready Capital shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Preferred, or (ii) redeeming, purchasing or otherwise acquiring any stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain Ready Capital’s qualification as a REIT.
No dividends on Ready Capital Series B Preferred Stock shall be authorized by the Ready Capital Board or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to Ready Capital’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the company), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if Ready Capital were to be dissolved at the time of the distribution, to satisfy the liquidation preference of the Ready Capital Series B Preferred Stock (as discussed below) will not be added to Ready Capital’s total liabilities.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of Ready Capital, before any payment or distribution shall be made to or set apart for the holders of any junior stock, the Ready Capital Series B Preferred Stockholders will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. Until the Ready Capital Series B Preferred Stockholders have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of junior stock upon the liquidation, dissolution or winding up of Ready Capital. If upon any liquidation, dissolution or winding up of Ready Capital, its assets, or proceeds thereof, distributable among the Ready Capital Series B Preferred Stockholders shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any series of Parity Preferred, then such assets, or the proceeds thereof, shall be distributed among the Ready Capital Series B Preferred Stockholders and holders of any such other Parity Preferred ratably in the same proportion as the respective amounts that would be payable on such Ready Capital Series B Preferred Stock and any such other Parity Preferred if all amounts payable thereon were paid in full. Ready Capital’s voluntary or involuntary liquidation, dissolution or winding up shall not include its consolidation or merger with or into one or more entities, a sale or transfer of all or substantially all of its assets or a statutory stock exchange.
Upon any liquidation, dissolution or winding up of Ready Capital, after payment shall have been made in full to the Ready Capital Series B Preferred Stockholders and holders of any Parity Preferred, any other series or class or classes of junior stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the Ready Capital Series B Preferred Stockholders and holders of any Parity Preferred shall not be entitled to share therein.
Redemption
Ready Capital may redeem any Ready Capital Series B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The redemption date shall be selected by Ready Capital and shall not be less than 30 days nor more than 60 days after the date Ready Capital sends a notice of redemption. If full cumulative dividends on all outstanding shares of Ready Capital Series B Preferred Stock have not been paid or declared and set apart for payment, no Ready Capital Series B Preferred Stock may be redeemed unless all outstanding Ready Capital Series B Preferred Stock are simultaneously redeemed; provided, however, that Ready Capital shall not be prevented from purchasing Ready Capital Series B Preferred Stock pursuant to the Ready Capital Charter or otherwise in order to ensure that Ready Capital remains qualified as a REIT. Additionally, unless full cumulative dividends on all outstanding shares of Ready Capital Series B Preferred Stock have been paid or declared or set apart for payment, Ready Capital may not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any moneys be paid to or made available for a sinking fund for the redemption of, any shares of Ready Capital Series B Preferred Stock (except by conversion into or exchange for junior stock); provided, however, that Ready Capital shall not be prevented from purchasing any Ready Capital Series B Preferred Stock pursuant to the Ready Capital Charter or otherwise in order to ensure that Ready Capital remains qualified as a REIT.
Notice of redemption of the Ready Capital Series B Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on Ready Capital’s stock records. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. From and after the redemption date, dividends on the Ready Capital Series B Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).
The Ready Capital Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under “— Restrictions on Ownership and Transfer” below.
Voting Rights
Ready Capital Series B Preferred Stockholders do not have any voting rights, except as set forth below.
Whenever dividends on any shares of Ready Capital Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Ready Capital Board shall be increased by two, and the Ready Capital Series B Preferred Stockholders (voting together as a single class with all other series of Parity Preferred which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors at any annual meeting of stockholders or at a special meeting of the Ready Capital Series B Preferred Stockholders and of any other voting preferred stock called for that purpose. Ready Capital must call such special meeting upon the request of the holders of record of 10% or more of the Ready Capital Series B Preferred Stock. Whenever dividends in arrears on outstanding Ready Capital Series B Preferred Stock and any other voting preferred stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the Ready Capital Series B Preferred Stockholders to elect such additional two directors shall cease and the terms of office of such directors shall terminate, and the number of directors constituting the Ready Capital Board shall be reduced accordingly.
The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the Ready Capital Series B Preferred Stockholders and the holders of all other series of preferred stock entitled to vote on such matters, voting as a single class, in addition to any other vote required by the Ready Capital Charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of stock ranking senior to the Ready Capital Series B Preferred Stock or any security convertible into shares of any class of such senior stock, or (ii) amend, alter or repeal any provision of, or add any provision to, the Ready Capital Charter, including the articles supplementary establishing the Ready Capital Series B Preferred Stock, if such action would materially adversely affect the powers, rights or preferences of the Ready Capital Series B Preferred Stockholders. An amendment of the Ready Capital Charter to authorize, create, or increase the authorized amount of junior stock or any shares of any series of Parity Preferred, including additional Ready Capital Series B Preferred Stock, will not be deemed to materially adversely affect the voting powers, rights or preferences of the Ready Capital Series B Preferred Stockholders. No such vote of the Ready Capital Series B Preferred Stockholders as described above will be required if provision is made to redeem all Ready Capital Series B Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.
With respect to the exercise of the above described voting rights, each share of Ready Capital Series B Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Ready Capital Series B Preferred Stock as a single class, then the Ready Capital Series B Preferred Stock and such other series shall have one vote per $25.00 of stated liquidation preference.
Conversion
The Ready Capital Series B Preferred Stock is not convertible into or exchangeable for any other Ready Capital securities or property.
Ready Capital Series C Preferred Stock
Ranking
The Ready Capital Series C Preferred Stock ranks senior to Ready Capital Common Stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up. The Ready Capital Series C Preferred Stock is Parity Preferred and ranks on parity with all other series of preferred stock that Ready Capital may issue ranking on par with the Ready Capital Series C Preferred Stock, including Ready Capital’s Series B Preferred Stock and Series D Preferred Stock.
Dividends
Holders of Ready Capital Series C Preferred Stock (“Ready Capital Series C Preferred Stockholders”) are entitled to receive, when and as authorized by the Ready Capital Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% per annum of the $25.00 liquidation preference (equivalent to $1.5625 per share). Such dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a “Series C Dividend Payment Date”). Ready Capital Series C Preferred Stockholders will not be entitled to receive dividends paid on any Series C Dividend Payment Date if such shares were not issued and outstanding on the record date for such dividend.
Any dividend payable on the Ready Capital Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on Ready Capital’s records at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Series C Dividend Payment Date (each, a “Series C Dividend Record Date”). Ready Capital Series C Preferred Stockholders will not be entitled to receive any dividends in excess of cumulative dividends on the Ready Capital Series C Preferred Stock. No interest will be paid in respect of any dividend payment or payments on the Ready Capital Series C Preferred Stock that may be in arrears. The dividend will be cumulative beginning on the last dividend payment date for the Anworth Series B Preferred Stock before the Effective Time of the Merger and will be payable on the first Ready Capital Series C Dividend Payment Date after the Effective Time of the Merger. If the Effective Time occurs after the record date and before the payment date for the last dividend for the Anworth Series B Preferred Stock, the first dividend for the Ready Capital Series C Preferred Stock will be cumulative beginning on the payment date. If the Effective Time occurs after the dividend record date and before the Ready Capital Series C Dividend Payment Date, then the first dividend will be payable on the next succeeding Ready Capital Series C Dividend Payment Date.

No dividends on shares of Ready Capital Series C Preferred Stock will be declared or paid or set apart for payment by Ready Capital at such time as the terms and provisions of any of its agreements, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Ready Capital Series C Preferred Stock will accrue whether or not Ready Capital has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued and unpaid dividends on the Ready Capital Series C Preferred Stock will accumulate as of the Series C Dividend Payment Date on which they first become payable.
Except as set forth in the next paragraph, unless full cumulative dividends on the Ready Capital Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then-current dividend period, no dividends (other than dividends in shares of common stock or dividends in shares of any series of preferred stock that Ready Capital may issue ranking junior to the Ready Capital Series C Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment. Nor will any other distribution be declared or made upon shares of Ready Capital Common Stock or preferred stock that Ready Capital may issue ranking junior to or on par with the Ready Capital Series C Preferred Stock as to dividends or upon liquidation. In addition, any shares of Ready Capital Common Stock or Ready Capital preferred stock that Ready Capital may issue ranking junior to or on par with the Ready Capital Series C Preferred Stock as to dividends or upon liquidation will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Ready Capital (except by conversion into or exchange for other capital stock that Ready Capital may issue ranking junior to the Ready Capital Series C Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of the Ready Capital Charter relating to restrictions on ownership and transfers of Ready Capital capital stock).
If dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Ready Capital Series C Preferred Stock and the shares of any other series of Parity Preferred, all dividends declared upon the Ready Capital Series C Preferred Stock and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the Ready Capital Series C Preferred Stock and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Ready Capital Series C Preferred Stock and the shares of any other series of Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Ready Capital Series C Preferred Stock which may be in arrears.
Ready Capital Series C Preferred Stockholders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Ready Capital Series C Preferred Stock as provided above. Any dividend payment made on shares of the Ready Capital Series C Preferred Stock will first be credited against the earliest accrued and unpaid dividend due with respect to such shares which remains payable.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of Ready Capital’s affairs, the Ready Capital Series C Preferred Stockholders are entitled to be paid out of Ready Capital’s assets that are legally available for distribution to Ready Capital’s stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Ready Capital Common Stock or to holders of any series of Ready Capital preferred stock that may be issued that ranks junior to the Ready Capital Series C Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, Ready Capital’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other series of Parity Preferred, then the Ready Capital Series C Preferred Stockholders and holders of such series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Ready Capital Series C Preferred Stockholders will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the Ready Capital Series C Preferred Stockholders will have no right or claim to any of Ready Capital’s remaining assets. The consolidation or merger of Ready Capital with or into any other corporation, trust or entity or of any other corporation with or into Ready Capital, or the sale, lease or conveyance of all or substantially all of its assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of Ready Capital.
Voting Rights
The Ready Capital Series C Preferred Stockholders do not have any voting rights, except as set forth below.
Whenever dividends on any shares of Ready Capital Series C Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive) (which Ready Capital refer to as a “Ready Capital Series C Preferred Dividend Default”), the number of directors then constituting the Ready Capital Board will be increased by two (if not already increased by two by reason of the election of directors by the holders of other series of Parity Preferred), and the Ready Capital Series C Preferred Stockholders (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to elect the two additional members of the Ready Capital Board (which Ready Capital refer to as “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the Ready Capital Series C Preferred Stock or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Ready Capital Series C Preferred Stock for the past dividend periods and the dividend for the then current divided period have been fully paid or declared and sums sufficient for the payments thereof have been set aside for payment.
If and when all accumulated dividends and the dividend for the then current dividend period on the Ready Capital Series C Preferred Stock have been paid in full or set aside for payment in full, the Ready Capital Series C Preferred Stockholders will be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Ready Capital Series C Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate and the number of directors on the Ready Capital Board will decrease by two. The Preferred Stock Directors will each be entitled to one vote per director on any matter.
So long as any shares of Ready Capital Series C Preferred Stock remain outstanding, Ready Capital will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Ready Capital Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that Ready Capital may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Ready Capital Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of Ready Capital’s authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Ready Capital Charter, whether by merger, consolidation or otherwise (which Ready Capital refer to as an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Ready Capital Series C Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Ready Capital Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Ready Capital Series C Preferred Stockholders and, provided further, that any increase in the amount of the authorized preferred stock, including the Ready Capital Series C Preferred Stock, or the creation or issuance of any additional Ready Capital Series C Preferred Stock or other series of preferred stock that Ready Capital may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Ready Capital Series C Preferred Stock that Ready Capital may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Maturity
The Ready Capital Series C Preferred Stock has no maturity date and is not subject to any sinking fund or mandatory redemption. Accordingly, the Ready Capital Series C Preferred Stock will remain outstanding indefinitely unless a Ready Capital Series C Preferred Stockholder or Ready Capital decides to convert it or a Ready Capital Series C Preferred Stockholder elects to have Ready Capital purchase it upon a fundamental change. See “— Conversion Rights”, “— Company Conversion Option”, and “— Purchase of Ready Capital Series C Preferred Stock Upon a Fundamental Change” below.
Redemption
Ready Capital may not redeem the Ready Capital Series C Preferred Stock. Ready Capital has the right, in certain circumstances, to require Ready Capital Series C Preferred Stockholders to convert their shares of Ready Capital Series C Preferred Stock to shares of Ready Capital Common Stock. See “— Company Conversion Option” below.
Conversion Rights
Ready Capital Series C Preferred Stockholders may, at their option, convert some or all of their outstanding shares of Ready Capital Series C Preferred Stock into (i) a specified amount of cash (the “Conversion Cash”) and (ii) a number of shares of Ready Capital Common Stock per $25.00 liquidation preference (the “Series C Conversion Rate”). The Series C Conversion Rate may increase, ultimately increasing the number of shares of Ready Capital Common Stock received upon conversion. Shares of Ready Capital Series C Preferred Stock will only be convertible into shares of Ready Capital Common Stock and the Conversion Cash, each as calculated in accordance with the articles supplementary establishing the Ready Capital Series C Preferred Stock.
Company Conversion Option
Ready Capital may, at its option, require the Ready Capital Series C Preferred Stockholders to convert the Ready Capital Series C Preferred Stock into that amount of Conversion Cash and that number of shares of Ready Capital Common Stock that are issuable at the then prevailing Series C Conversion Rate (referred to as the “Company Conversion Option”). Ready Capital may exercise the Company Conversion Option only if the price of Ready Capital Common Stock equals or exceeds 130% of the then prevailing conversion price of the Ready Capital Series C Preferred Stock for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to Ready Capital’s issuance of a press release announcing the exercise of the Company Conversion Option as described below. Ready Capital will also give notice by mail or by publication (with subsequent prompt notice by mail) to Ready Capital Series C Preferred Stockholders (not more than four (4) trading days after the date of the press release) of the exercise of the Company Conversion Option announcing its intention to convert the Ready Capital Series C Preferred Stock. The conversion date (which Ready Capital refer to as the “Company Conversion Option Date”) will be the date that is five (5) trading days after the date on which Ready Capital issues such press release.
Cash in Lieu of Fractional Shares
Ready Capital will not issue fractional shares of Ready Capital Common Stock upon the conversion of Ready Capital Series C Preferred Stock. Instead, Ready Capital will pay the cash value of such fractional shares based upon the closing sale price of shares of Ready Capital Common Stock on the trading day immediately prior to the Series C Conversion Date (as defined below). Ready Capital Series C Preferred

Stockholders are not entitled to any rights of a holder of Ready Capital Common Stock until such Ready Capital Series C Preferred Stockholder has converted its Ready Capital Series C Preferred Stock, and only to the extent that the shares of Ready Capital Series C Preferred Stock are deemed to have been converted to common stock under the articles supplementary establishing the Ready Capital Series C Preferred Stock.
Conversion Procedures
Ready Capital Series C Preferred Stockholders may convert some or all of their shares by surrendering to Ready Capital at its principal office or at the office of Ready Capital’s transfer agent, as may be designated by the Ready Capital Board, the certificate or certificates for the Ready Capital Series C Preferred Stock to be converted accompanied by a written notice stating that the Ready Capital Series C Preferred Stockholder elects to convert all or a specified whole number of those shares. As promptly as practicable after the surrender of that certificate or certificates and the receipt of additional applicable documents and payment of all required transfer taxes, if any, Ready Capital will deliver or cause to be delivered (i) certificates representing the number of full shares of validly issued, fully paid and non-assessable common stock to which the Ready Capital Series C Preferred Stockholder, or the Ready Capital Series C Preferred Stockholder’s transferee, will be entitled plus (ii) the Conversion Cash plus (iii) any fractional interest in respect of a share of Ready Capital Common Stock. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Ready Capital Series C Preferred Stock to be converted (which Ready Capital refer to as the “Series C Conversion Date”), so that the Ready Capital Series C Preferred Stockholder’s rights as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive shares of Ready Capital Common Stock will be treated for all purposes as having become the record holder of those shares of Ready Capital Common Stock at that time.
If the shares of Ready Capital Series C Preferred Stock are held in global certificate form, the Ready Capital Series C Preferred Stockholder must comply with the procedures of The Depository Trust Company (“DTC”) to convert the Ready Capital Series C Preferred Stockholder’s beneficial interest in respect of the Ready Capital Series C Preferred Stock evidenced by a global stock certificate of the Ready Capital Series C Preferred Stock.
If a Ready Capital Series C Preferred Stockholder has exercised its right to require Ready Capital to repurchase shares of Ready Capital Series C Preferred Stock as described under “— Purchase of Ready Capital Series C Preferred Stock Upon a Fundamental Change,” the Ready Capital Series C Preferred Stockholder’s conversion rights with respect to the Ready Capital Series C Preferred Stock so subject to repurchase will expire if Ready Capital has not received their conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless Ready Capital defaults on the payment of the purchase price. If a Ready Capital Series C Preferred Stockholder has submitted any such shares for repurchase, such shares may be converted only if the Ready Capital Series C Preferred Stockholder submits a notice of withdrawal or complies with applicable DTC procedures.
Payment of Dividends Upon Conversion
Optional Conversion
General.   If a Ready Capital Series C Preferred Stockholder exercises its conversion rights, upon delivery of the Ready Capital Series C Preferred Stock for conversion, those shares of Ready Capital Series C Preferred Stock will cease to cumulate dividends as of the end of the day immediately preceding the Series C Conversion Date and the Ready Capital Series C Preferred Stockholder will not receive any cash payment representing accrued and unpaid dividends on the Ready Capital Series C Preferred Stock, except in those limited circumstances discussed below. Except as provided below, Ready Capital will make no payment for accrued and unpaid dividends, whether or not in arrears, on Ready Capital Series C Preferred Stock converted at the Ready Capital Series C Preferred Stockholder’s election, or for dividends on the Ready Capital Common Stock issued upon such conversion.
Conversion On or Before a Series C Dividend Record Date.   If Ready Capital receives a conversion notice before the close of business on a Series C Dividend Record Date, the Ready Capital Series C Preferred

Stockholder will not be entitled to receive any portion of the dividend payable on such converted stock on the corresponding Series C Dividend Payment Date.
Conversion After a Record Date and Prior to a Series C Dividend Payment Date.   If Ready Capital receives a conversion notice after the Series C Dividend Record Date but prior to the corresponding Series C Dividend Payment Date, the Ready Capital Series C Preferred Stockholder on the Series C Dividend Record Date will receive on that Series C Dividend Payment Date accrued dividends on those shares of Ready Capital Series C Preferred Stock, notwithstanding the conversion of those shares of Ready Capital Series C Preferred Stock prior to that Series C Dividend Payment Date, because that Ready Capital Series C Preferred Stockholder will have been the Ready Capital Series C Preferred Stockholder of record on the corresponding Series C Dividend Record Date. At the time that such Ready Capital Series C Preferred Stockholder surrenders Ready Capital Series C Preferred Stock for conversion, however, it must pay to Ready Capital an amount equal to the dividend that has accrued and that will be paid on the related Series C Dividend Payment Date.
Conversion On or After a Series C Dividend Payment Date.   If the Ready Capital Series C Preferred Stockholder is a Ready Capital Series C Preferred Stockholder on a Series C Dividend Record Date who converts such shares of Ready Capital Series C Preferred Stock into shares of common stock on or after the corresponding Series C Dividend Payment Date such Ready Capital Series C Preferred Stockholder will be entitled to receive the dividend payable on such shares of Ready Capital Series C Preferred Stock on such Series C Dividend Payment Date, and the Ready Capital Series C Preferred Stockholder will not need to include payment of the amount of such dividend upon surrender for conversion of shares of the Ready Capital Series C Preferred Stock.
Company Conversion Option
General.   If Ready Capital converts a Ready Capital Series C Preferred Stockholder’s shares pursuant to the Company Conversion Option, whether prior to, on, or after the Series C Dividend Record Date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to the Ready Capital Series C Preferred Stockholder.
Conversion Before a Series C Dividend Record Date.   If Ready Capital exercises the Company Conversion Option and the effective date of the conversion of the Ready Capital Series C Preferred Stock is a date that is prior to the close of business on any Series C Dividend Record Date, the Ready Capital Series C Preferred Stockholder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Series C Dividend Payment Date.
Conversion On or After a Series C Dividend Record Date and Prior to a Series C Dividend Payment Date.   If Ready Capital exercises the Company Conversion Option and the effective date of the conversion of the Ready Capital Series C Preferred Stock is a date that is on or after the close of business on any Series C Dividend Record Date and prior the close of business on the corresponding Series C Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Ready Capital Series C Preferred Stock called for a conversion on such date, will be payable on such Series C Dividend Payment Date to the Ready Capital Series C Preferred Stockholder if the Ready Capital Series C Preferred Stockholder is the record holder of such shares on such record date.
Conversion Rate Adjustments
Ready Capital will adjust the Series C Conversion Rate in accordance with a formula specified in the articles supplementary if any of the following events occur:
1.
Ready Capital issues Ready Capital Common Stock as a dividend or distribution to all or substantially all of the holders of Ready Capital Common Stock;

2.
Ready Capital subdivides, combines, reclassifies or splits the Ready Capital Common Stock;

3.
Ready Capital distributes to all or substantially all holders of Ready Capital Common Stock certain rights or warrants to subscribe for or purchase, for a period expiring within 60 days, common stock, or securities convertible into or exchangeable or exercisable for Ready Capital Common Stock, at less than the closing sale price of Ready Capital Common Stock on the trading day immediately preceding the date of the announcement of such distribution, provided that the Series C Conversion Rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;
4.
Ready Capital distributes to all or substantially all holders of Ready Capital Common Stock shares of its capital stock or issues evidence of its indebtedness or assets, including securities, but excluding certain dividends and distributions

5.
Ready Capital distributes to all or substantially all holders of Read Capital Common Stock capital stock of one of its subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of Ready Capital Common Stock, in each case over a measurement period following the distribution;

6.
Ready Capital pays any cash dividend or cash distribution during any quarterly fiscal period to all or substantially all holders of Ready Capital Common Stock in an aggregate amount that, together with other cash dividends or cash distributions made during such quarterly fiscal period, results in an annualized common stock dividend yield which is greater than 6.25% (which Ready Capital refer to as the “Dividend Threshold Amount”); or

7.
Ready Capital makes payments in respect of a tender offer or exchange offer for Ready Capital Common Stock by Ready Capital or any of its subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per stock exceeds the closing price of Ready Capital Common Stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

To the extent Ready Capital has a rights plan in effect upon conversion of the Ready Capital Series C Preferred Stock into common stock, the Ready Capital Series C Preferred Stockholders will receive, in addition to Ready Capital Common Stock, the rights under the rights plan unless the rights have separated from the Ready Capital Common Stock prior to the time of conversion, in which case the Series C Conversion Rate will be adjusted at the time of separation as if Ready Capital made a distribution referred to in 4 above (without regard to any of the exceptions there).
In the case of a recapitalization, reclassification or change of Ready Capital Common Stock, a consolidation, merger or combination involving Ready Capital, a sale, conveyance or lease to another corporation of all or substantially all of Ready Capital’s property and assets or a statutory share exchange (each, a “Business Combination”), in each case, as a result of which holders of Ready Capital Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Ready Capital Common Stock, a Ready Capital Series C Preferred Stockholder will be entitled thereafter to convert such Ready Capital Series C Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Ready Capital Series C Preferred Stockholder would have owned or been entitled to receive upon such Business Combination. In the event that holders of Ready Capital Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, Ready Capital will make adequate provision whereby the Ready Capital Series C Preferred Stockholders shall have a reasonable opportunity to determine the form of consideration into which all of the Ready Capital Series C Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the Ready Capital Series C Preferred Stockholders who participate in such determination, shall be subject to any limitations to which all of the holders of Ready Capital Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by holders of Ready Capital Common Stock, and (ii) two trading days prior to the anticipated effective date of the Business Combination.
Ready Capital will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Ready Capital Series C Preferred Stockholders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, the Ready Capital Series C Preferred Stockholders will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. Ready Capital may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the Ready Capital Series C Preferred Stockholder’s right to convert the Ready Capital Series C Preferred Stockholder’s shares into Ready Capital Common Stock prior to the effective date.
To the extent permitted by law, Ready Capital may, from time to time, increase the Series C Conversion Rate for a period of at least 20 trading days if the Ready Capital Board determines that such an increase would be in Ready Capital’s best interests. Any such determination by the Ready Capital Board will be conclusive. In addition, Ready Capital may increase the Series C Conversion Rate if the Ready Capital Board deems it advisable to avoid or diminish any income tax to holders of Ready Capital Common Stock resulting from any distribution of Ready Capital Common Stock or similar event. Ready Capital will give the Ready Capital Series C Preferred Stockholders at least 15 trading days’ notice of any increase in the Series C Conversion Rate.
Ready Capital will not adjust the Series C Conversion Rate pursuant to these provisions to the extent that the adjustments would reduce the conversion price below $0.0001. Nor will Ready Capital be required to make an adjustment in the Series C Conversion Rate unless the adjustment would require a change of at least one percent (1%) in the Series C Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent (1%) will be carried forward and taken into account in any subsequent adjustment of the Series C Conversion Rate. Except as described above in this section, Ready Capital will not adjust the Series C Conversion Rate for any issuance of Ready Capital Common Stock or any securities convertible into or exchangeable or exercisable for Ready Capital Common Stock or rights to purchase Ready Capital Common Stock or such convertible, exchangeable or exercisable securities.
A Ready Capital Series C Preferred Stockholder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Series C Conversion Rate. See “Additional Federal Income Tax Considerations” below.
Purchase of Ready Capital Series C Preferred Stock Upon a Fundamental Change
In the event of a fundamental change described below, a Ready Capital Series C Preferred Stockholder will have the right to require Ready Capital to purchase for cash all or any part of its Ready Capital Series C Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Ready Capital Series C Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.
Ready Capital will be required to purchase the Ready Capital Series C Preferred Stock no less than 30 days nor more than 45 days after the date of Ready Capital providing notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. The Ready Capital Series C Preferred Stockholder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the Ready Capital Series C Preferred Stock by the Ready Capital Series C Preferred Stockholder. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the Ready Capital Series C Preferred Stock on the trading day following the fundamental change purchase date, then:
•
the Ready Capital Series C Preferred Stock will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Ready Capital Series C Preferred Stock is made or whether or not the Ready Capital Series C Preferred Stock Certificate is delivered to the paying agent); and

•
all of the Ready Capital Series C Preferred Stockholder’s other rights will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the Ready Capital Series C Preferred Stock).

A “fundamental change” will be deemed to occur upon a change of control or a termination of trading. A “change of control” will be deemed to have occurred at such time after the original issuance of the Ready Capital Series C Preferred Stock when the following has occurred:

1.
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of Ready Capital’s total outstanding voting stock;

2.
Ready Capital consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Ready Capital, other than: (a) any transaction (i) that does not result in any reclassification, exchange, or cancellation of outstanding shares of Ready Capital capital stock, and (ii) pursuant to which Ready Capital stockholders immediately prior to the transaction are entitled to exercise 50% or more of the total voting power of all shares of Ready Capital’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (b) any merger solely for the purpose of changing Ready Capital’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

3.
Ready Capital approves a plan of liquidation or dissolution.

A “termination of trading” is deemed to occur if the Ready Capital Common Stock is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over the-counter trading market in the United States. It will not constitute a change of control if 100% of the consideration for Ready Capital Common Stock in the transaction or transactions constituting the change of control consists of common stock traded or that will be traded on a United States national securities exchange, and as a result the Ready Capital Series C Preferred Stock become convertible solely into such common stock.
The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of Ready Capital’s assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of Maryland, which govern the Ready Capital Series C Preferred Stock, and Ready Capital. Accordingly, the Ready Capital Series C Preferred Stockholder’s ability to require Ready Capital to repurchase its Ready Capital Series C Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of Ready Capital’s assets may be uncertain.
In connection with the acquisition of the Ready Capital Series C Preferred Stock as a result of a fundamental change, Ready Capital will comply with all U.S. federal and state securities laws in connection with any offer to purchase the Ready Capital Series C Preferred Stock upon such fundamental change.
This fundamental change purchase feature may make it more difficult or discourage a party from taking over Ready Capital and removing incumbent management. Ready Capital is not aware, however, of any specific effort to accumulate its capital stock with the intent to obtain control of the company by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.
Ready Capital could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a Ready Capital Series C Preferred Stockholder. The incurrence of significant amounts of additional debt could adversely affect Ready Capital’s ability to service its debt, pay dividends on the Ready Capital Series C Preferred Stock, and to satisfy its obligation to repurchase the Ready Capital Series C Preferred Stock upon a fundamental change.
Ready Capital’s ability to repurchase Ready Capital Series C Preferred Stock upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, Ready Capital may not have sufficient legally available funds, or be able to arrange financing, to pay the fundamental change purchase price for the Ready Capital Series C Preferred Stock tendered by a Ready Capital Series C Preferred Stockholder. In addition, Ready Capital may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require Ready Capital to purchase such debt upon the occurrence of events similar to a fundamental change. In addition, Ready Capital’s ability to repurchase Ready Capital Series C Preferred Stock for cash may be limited by restrictions on Ready Capital’s ability to obtain funds.

Ready Capital will not be required to make an offer to purchase the Ready Capital Series C Preferred Stock upon a fundamental change if a third party (i) makes an offer to purchase the Ready Capital Series C Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by Ready Capital to purchase Ready Capital Series C Preferred Stock upon a fundamental change, and (ii) purchases all of the Ready Capital Series C Preferred Stock validly delivered and not withdrawn under such offer to purchase Ready Capital Series C Preferred Stock.
Series D Preferred Stock
Ranking
The Ready Capital Series D Preferred Stock ranks senior to Ready Capital Common Stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up. The Ready Capital Series D Preferred Stock is Parity Preferred and ranks on parity with all other series of preferred stock that Ready Capital may issue ranking on par with the Ready Capital Series D Preferred Stock, including the Ready Capital Series B Preferred Stock and Ready Capital Series C Preferred Stock.
Dividends
Holders of the Ready Capital Series D Preferred Stock (“Ready Capital Series D Preferred Stockholders”) are entitled to receive, when and as authorized by the Ready Capital Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference (equivalent to $1.90625 per share). Such dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a “Ready Capital Series D Dividend Payment Date”). Ready Capital Series D Preferred Stockholders will not be entitled to receive dividends paid on any Ready Capital Series D Dividend Payment Date if such shares were not issued and outstanding on the record date for such dividend.
Any dividend payable on the Ready Capital Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Ready Capital Series D Dividend Payment Date (each, a “Ready Capital Series D Dividend Record Date”). Ready Capital Series D Preferred Stockholders will not be entitled to receive any dividends in excess of cumulative dividends on the Ready Capital Series D Preferred Stock. No interest will be paid in respect of any dividend payment or payments on the Ready Capital Series D Preferred Stock that may be in arrears. The dividend will be cumulative beginning on the last dividend payment date for the Anworth Series C Preferred Stock before the Effective Time of the Merger and will be payable on the first Ready Capital Series D Dividend Payment Date after the Effective Time of the Merger. If the Effective Time occurs after the record date and before the payment date for the last dividend for the Anworth Series C Preferred Stock, the dividend for the Ready Capital Series D Preferred Stock will be cumulative beginning on the payment date. If the Effective Time occurs after the Ready Capital Series D Dividend Record Date and before the Ready Capital Series D Dividend Payment Date, then the first dividend will be payable on the next succeeding Ready Capital Series D Dividend Payment Date.
No dividends on shares of Ready Capital Series D Preferred Stock will be declared by Ready Capital or paid or set apart for payment by Ready Capital at such time as the terms and provisions of any of Ready Capital’s agreements, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Ready Capital Series D Preferred Stock will accrue whether or not Ready Capital has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued and unpaid dividends on the Ready Capital Series D Preferred Stock will accumulate as of the Ready Capital Series D Dividend Payment Date on which they first become payable.

Except as set forth in the next paragraph, unless full cumulative dividends on the Ready Capital Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of common stock or dividends in shares of any series of preferred stock that Ready Capital may issue ranking junior to the Ready Capital Series D Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment. Nor will any other distribution be declared or made upon shares of Ready Capital Common Stock or preferred stock that Ready Capital may issue ranking junior to or on par with the Ready Capital Series D Preferred Stock as to dividends or upon liquidation. In addition, any shares of Ready Capital Common Stock or preferred stock that Ready Capital may issue ranking junior to or on par with the Ready Capital Series D Preferred Stock as to dividends or upon liquidation will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Ready Capital (except by conversion into or exchange for Ready Capital’s other capital stock that Ready Capital may issue ranking junior to the Ready Capital Series D Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of the Ready Capital Charter relating to restrictions on ownership and transfers of Ready Capital’s capital stock).
If dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Ready Capital Series D Preferred Stock and the shares of any other series of Parity Preferred, all dividends declared upon the Ready Capital Series D Preferred Stock and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the Ready Capital Series D Preferred Stock and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Ready Capital Series D Preferred Stock and the shares of any other series of Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Ready Capital Series D Preferred Stock which may be in arrears.
Ready Capital Series D Preferred Stockholders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Ready Capital Series D Preferred Stock as provided above. Any dividend payment made on shares of the Ready Capital Series D Preferred Stock will first be credited against the earliest accrued and unpaid dividend due with respect to such shares which remains payable.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of Ready Capital’s affairs, the Ready Capital Series D Preferred Stockholders are entitled to be paid out of Ready Capital’s assets that are legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Ready Capital Common Stock or any series of Ready Capital preferred stock that Ready Capital may issue that ranks junior to the Ready Capital Series D Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, Ready Capital’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Ready Capital Series D Preferred Stock and the corresponding amounts payable on all shares of other series of Parity Preferred, then the Ready Capital Series D Preferred Stockholders and stockholders of such series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Ready Capital Series D Preferred Stockholders will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the Ready Capital Series D Preferred Stockholders will have no right or claim to any of Ready Capital’s remaining assets. The consolidation or merger of Ready Capital with or into any other corporation, trust or entity or of any other corporation with or into Ready Capital, or the sale, lease or conveyance of all or substantially all of Ready Capital’s assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of Ready Capital.

Voting Rights
The Ready Capital Series D Preferred Stockholders do not have any voting rights, except as set forth below.
Whenever dividends on any shares of Ready Capital Series D Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive) (which Ready Capital refers to as a “Ready Capital Series D Preferred Dividend Default”), the number of directors then constituting the Ready Capital Board will be increased by two (if not already increased by two by reason of the election of directors by the holders of other series of Parity Preferred), and the Ready Capital Series D Preferred Stockholders (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to elect the two additional members of the Ready Capital Board (which Ready Capital refer to as “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the Ready Capital Series D Preferred Stock or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Ready Capital Series D Preferred Stock for the past dividend periods and the dividend for the then current divided period have been fully paid or declared and sums sufficient for the payments thereof have been set aside for payment.
If and when all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full, the Ready Capital Series D Preferred Stockholders will be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Ready Capital Series D Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate and the number of directors on the Ready Capital Board will decrease by two. The Preferred Stock Directors will each be entitled to one vote per director on any matter.
So long as any shares of Ready Capital Series D Preferred Stock remain outstanding, Ready Capital will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Ready Capital Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that Ready Capital may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Ready Capital Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of Ready Capital’s authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Ready Capital Charter, whether by merger, consolidation or otherwise (which Ready Capital refer to as an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Ready Capital Series D Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Ready Capital Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Ready Capital Series D Preferred Stockholders and, provided further, that any increase in the amount of the authorized preferred stock, including the Ready Capital Series D Preferred Stock, or the creation or issuance of any additional Ready Capital Series D Preferred Stock or other series of preferred stock that Ready Capital may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Ready Capital Series D Preferred Stock that Ready Capital may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Maturity
The Ready Capital Series D Preferred Stock has no maturity date and is not subject to any sinking fund or mandatory redemption. Accordingly, the Ready Capital Series D Preferred Stock will remain outstanding indefinitely unless Ready Capital redeems it pursuant to the circumstances described under

“— Redemption — Optional Redemption” or “— Special Optional Redemption” below, or, if Ready Capital does not redeem it, a Ready Capital Series D Preferred Stockholder elects to convert it following a Change of Control pursuant to the circumstances described under “— Conversion Rights of Series D Preferred Stockholders” below.
Redemption
Optional Redemption
Ready Capital may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Ready Capital Series D Preferred Stock, in whole or in part, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption. If Ready Capital elects to redeem any shares of Ready Capital Series D Preferred Stock as described in this paragraph, Ready Capital may use any available cash to pay the redemption price, and will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), Ready Capital may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Ready Capital Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption. If Ready Capital elects to redeem any shares of the Ready Capital Series D Preferred Stock as described in this paragraph, Ready Capital may use any available cash to pay the redemption price, and Ready Capital will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
If, prior to the Change of Control Conversion Date (as defined below) Ready Capital has provided notice of election to redeem some or all of the shares of Ready Capital Series D Preferred Stock (whether pursuant to its optional redemption right or special optional redemption right), the Ready Capital Series D Preferred Stockholders will not have the Change of Control Conversion Right (as defined and described below) with respect to the shares of Ready Capital Series D Preferred Stock called for redemption.
A “Change of Control” is deemed to occur when, after the Effective Time of the Merger, the following have occurred and are continuing:
a)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of Ready Capital’s total outstanding voting stock other than an acquisition by Ready Capital or any of its subsidiaries;

b)
Ready Capital consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Ready Capital, other than: (a) any transaction (i) that does not result in any reclassification, exchange, or cancellation of outstanding shares of Ready Capital’s capital stock and (ii) pursuant to which Ready Capital’s stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Ready Capital’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (b) any merger solely for the purpose of changing Ready Capital’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

c)
Ready Capital approve a plan of liquidation or dissolution; and

d)
following the closing of any transaction referred to in (a), (b) or (c) above, neither Ready Capital nor the acquiring or surviving entity has a class of common securities listed for trading on a United States national securities exchange (including the Nasdaq Stock Market).
The definition of “Change of Control” includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of Ready Capital’s assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of Maryland, which govern the Ready Capital Series D Preferred Stock, and Ready Capital. Accordingly, Ready Capital’s ability to redeem all or part of the Ready Capital Series D Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of Ready Capital’s assets may be uncertain.
Redemption Procedures
In the event Ready Capital elects to redeem shares of Ready Capital Series D Preferred Stock, the notice of redemption will be mailed, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Ready Capital Series D Preferred Stock called for redemption at such holder’s address as it appears on Ready Capital’s stock transfer records. Holders of shares of Ready Capital Series D Preferred Stock to be redeemed shall follow the procedures for surrendering the Ready Capital Series D Preferred Stock set forth in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following the surrender.
If notice of redemption of any shares of Ready Capital Series D Preferred Stock has been given and if Ready Capital has irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Ready Capital Series D Preferred Stock so called for redemption, then from and after the redemption date (unless Ready Capital shall default in providing for the payment of the redemption price plus any accrued and unpaid dividends), dividends will cease to accrue on those shares of Ready Capital Series D Preferred Stock, those shares of Ready Capital Series D Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption. If less than all of the outstanding Ready Capital Series D Preferred Stock is to be redeemed, the shares of Ready Capital Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares).
Immediately prior to any redemption of Ready Capital Series D Preferred Stock, Ready Capital shall pay, in cash, any accrued and unpaid dividends through and including the redemption date, unless a redemption date falls after a Ready Capital Series D Dividend Record Date and prior to the corresponding Ready Capital Series D Dividend Payment Date, in which case each Ready Capital Series D Preferred Stockholder at the close of business on such Ready Capital Series D Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Ready Capital Series D Dividend Payment Date notwithstanding the redemption of such shares before such Ready Capital Series D Dividend Payment Date. Except as provided above, Ready Capital will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Ready Capital Series D Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Ready Capital Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Ready Capital Series D Preferred Stock shall be redeemed unless all outstanding shares of Ready Capital Series D Preferred Stock are simultaneously redeemed, and Ready Capital shall not purchase or otherwise acquire directly or indirectly any shares of Ready Capital Series D Preferred Stock (except by exchanging it for Ready Capital’s capital stock ranking junior to the Ready Capital Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by Ready Capital of shares of Ready Capital Series D Preferred Stock to preserve Ready Capital’s REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Ready Capital Series D Preferred Stock.
Conversion Rights of Series D Preferred Stockholders
Upon the occurrence of a Change of Control, each Ready Capital Series D Preferred Stockholder will have the right with respect to shares of Ready Capital Series D Preferred Stock that have not been called for redemption, to convert some or all of the shares of Ready Capital Series D Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Ready Capital Common Stock per share of Ready Capital Series D Preferred Stock (which Ready Capital refer to as the “Common Stock Conversion Consideration”) equal to the lesser of:
(i)
the quotient obtained by dividing (A) the sum of the $25.00 liquidation preference per share of Ready Capital Series D Preferred Stock plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Ready Capital Series D Dividend Record Date and prior to the corresponding Ready Capital Series D Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (B) the common stock price determined as set forth in the articles supplementary establishing the Ready Capital Series D Preferred Stock; and

(ii)
the “Share Cap” specified in the articles supplementary establishing the Ready Capital Series D Preferred Stock, subject to certain adjustments as set forth therein.

The “Change of Control Conversion Date” is the date the Ready Capital Series D Preferred Stock is to be converted, which will be a business day no fewer than 20 days nor more than 35 days after date on which Ready Capital provides a notice of occurrence of Change of Control.
Conversion Consideration
In the case of a Change of Control pursuant to which Ready Capital Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a Ready Capital Series D Preferred Stockholder will receive upon conversion of such Ready Capital Series D Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Ready Capital Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, the “Conversion Consideration”).
If the holders of Ready Capital Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Ready Capital Common Stock that made or voted for such an election if electing between two types of consideration, or holders of a plurality of the outstanding shares of Ready Capital Common Stock that made or voted for such an election if electing between more than two types of consideration, as the case may be, and will be subject to any limitations to which all holders of Ready Capital Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
Ready Capital will not issue any fractional shares of Ready Capital Common Stock upon the conversion of the Ready Capital Series D Preferred Stock in connection with a Change of Control. Instead, Ready Capital will make a cash payment equal to the value of such fractional shares based upon the common stock price determined as set forth in the articles supplementary establishing the Ready Capital Series D Preferred Stock used in determining the Common Stock Conversion Consideration for such Change of Control.
Conversion Procedures
Within 15 days following the occurrence of a Change of Control, provided that Ready Capital have not then exercised Ready Capital’s right to redeem all shares of Ready Capital Series D Preferred Stock pursuant to the redemption provisions described above, Ready Capital will provide to the Ready Capital Series D Preferred Stockholders a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. Ready Capital will also issue a press release containing the notice and post such notice on its website.

To exercise the Change of Control Conversion Right, Ready Capital Series D Preferred Stockholders will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Ready Capital Series D Preferred Stock to be converted through the facilities of DTC, together with a written conversion notice in the form provided by Ready Capital, duly completed, to Ready Capital’s transfer agent. Ready Capital Series D Preferred Stockholders may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to Ready Capital’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The conversion notice and notice of withdrawal, if applicable, delivered by any holder must comply with applicable procedures of DTC.
Shares of Ready Capital Series D Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date Ready Capital have provided notice of Ready Capital’s election to redeem some or all of the shares of Ready Capital Series D Preferred Stock, in which case only the shares of Ready Capital Series D Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption, if any, will be converted. If Ready Capital elects to redeem shares of Ready Capital Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Ready Capital Series D Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price.
Ready Capital will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, Ready Capital will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Ready Capital Series D Preferred Stock into shares of Ready Capital Common Stock or other property. Notwithstanding any other provision of the Ready Capital Series D Preferred Stock, no Ready Capital Series D Preferred Stockholder will be entitled to convert such Ready Capital Series D Preferred Stock into shares of Ready Capital Common Stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in the Ready Capital Charter or the articles supplementary establishing the Ready Capital Series D Preferred Stock, unless Ready Capital provide an exemption from this limitation to such holder. See “— Restrictions on Ownership and Transfer” below.
Payment of Dividends Upon Conversion
Anything in the articles supplementary establishing the Ready Capital Series D Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Ready Capital Series D Preferred Stock at the close of business on a Ready Capital Series D Dividend Record Date will be entitled to receive the dividend payable on the corresponding Ready Capital Series D Dividend Payment Date notwithstanding the conversion of those shares after such Ready Capital Series D Dividend Record Date and on or prior to such Ready Capital Series D Dividend Payment Date, and, in such case, the full amount of such dividend shall be paid on such Series D Dividend Payment Date to the persons who were the holders of record at the close of business on such Ready Capital Series D Dividend Record Date. Except as provided above, Ready Capital will make no allowance for unpaid dividends that are not in arrears on the shares of Ready Capital Series D Preferred Stock to be converted.
Power to Reclassify the Unissued Shares of Ready Capital Common Stock or Ready Capital Preferred Stock
The Ready Capital Charter authorizes the Ready Capital Board to classify and reclassify any unissued shares of Ready Capital Common Stock or Ready Capital preferred stock into other classes or series of shares, including one or more classes or series of stock that have priority with respect to voting rights or dividends or upon liquidation over Ready Capital Common Stock, and authorizes Ready Capital to issue the newly-classified shares.

Power to Increase or Decrease Authorized Shares of Ready Capital Common Stock and Issue Additional Shares of Ready Capital Common Stock and Ready Capital Preferred Stock
The Ready Capital Board may, upon the affirmative vote of a majority of the entire Ready Capital Board, amend the Ready Capital Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Ready Capital has the authority to issue, without stockholder approval.
Certain Provisions of the MGCL, the Ready Capital Charter and the Ready Capital Bylaws
In addition to the ownership limits, certain provisions of the Ready Capital Charter and the Ready Capital Bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of shares of Ready Capital Common Stock might receive a premium for their shares over the then prevailing market price of those shares or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the MGCL.
The Ready Capital Board of Directors
The Ready Capital Charter and the Ready Capital Bylaws provide that the number of directors of Ready Capital may be established by the Ready Capital Board, but may not be fewer than the minimum number required by the MGCL (which is one) nor more than fifteen. Currently, Ready Capital has seven directors. The Ready Capital Charter and Ready Capital Bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.
Pursuant to the Ready Capital Bylaws, each of Ready Capital’s directors will be elected by the holders of Ready Capital Common Stock to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of Ready Capital Common Stock will have no right to cumulative voting in the election of directors. Directors will be elected by a plurality of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Ready Capital Common Stock entitled to vote will generally be able to elect all of its directors.
Removal of Directors
The Ready Capital Charter provides that, subject to any rights of holders of one or more classes or series of Ready Capital preferred stock to elect or remove one or more directors, a director may be removed with or without cause but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the Ready Capital Board to fill vacancies on the Ready Capital Board, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The Ready Capital Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the Ready Capital Board has by resolution exempted business combinations (i) between Ready Capital and its affiliates and (ii) between Ready Capital and any other person, provided that such business combination is first approved by the Ready Capital Board (including a majority of Ready Capital’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between Ready Capital and any person described above. As a result, any person described above may be able to enter into business combinations with Ready Capital that may not be in the best interest of Ready Capital’s stockholders, without compliance by Ready Capital with the supermajority vote requirements and other provisions of the statute.
If the Ready Capital Board opted back in to the business combination statute or failed to first approve a business combination, the business combination statute may discourage others from trying to acquire control of Ready Capital and increase the difficulty of consummating any offer. The Ready Capital Board has also adopted a resolution specifically exempting the Merger and the other transactions contemplated by the Merger Agreement from the business combination provisions of the MGCL.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast by holders entitled to vote generally in the election of directors, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:
•
one-tenth or more but less than one-third of all voting power;

•
one-third or more but less than a majority of all voting power; or

•
a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the directors of such corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
The Ready Capital Bylaws contain a provision that exempts from the control share acquisition statute any and all acquisitions by any person of shares of Ready Capital stock. This provision may be amended or eliminated at any time in the future.
Subtitle 8 of Title 3 of the Maryland General Corporation Law
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•
a classified board;

•
a two-thirds stockholder vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a majority requirement for the calling of a stockholder requested special meeting of stockholders.

Pursuant to provisions in the Ready Capital Charter, Ready Capital has elected to be subject to the provision of Subtitle 8 that requires that vacancies on the Ready Capital Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Ready Capital Charter and the Ready Capital Bylaws unrelated to Subtitle 8, Ready Capital currently (1) requires the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director, with or without cause, (2) vests in the Ready Capital Board the exclusive power to fix the number of directorships, and (3) requires, unless called by Chairman of the Ready Capital Board, the Chief Executive Officer and President of Ready Capital or the Ready Capital Board, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting of stockholders. Ready Capital does not have a classified board.
Amendment of the Ready Capital Charter and the Ready Capital Bylaws and Approval of Extraordinary Transactions
Under Maryland law, a Maryland corporation generally cannot amend its charter or merge, sell all or substantially all of its assets, convert into another form of entity, engage in a statutory share exchange or engage in similar transactions unless such transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. The Ready Capital Charter provides that such actions (other than certain amendments to the provisions of the Ready Capital Charter relating to the vote required to remove a director and the restrictions relating to the ownership and transfer of the Ready Capital stock and amendments to the vote required to amend such provisions, each of which requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter) may be taken only if declared advisable by the Ready Capital Board and approved by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast on the matter.
The Ready Capital Board has the exclusive power to adopt, alter or repeal any provision of Ready Capital Bylaws and to make new bylaws.
Stockholder Action by Written Consent
The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given in writing or by electronic transmission by all stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting at which all stockholders entitled to vote on the action were present and voted if the corporation gives notice of the action to each holder of the class or series of stock not later than 10 days after the effective time of the action. The Ready Capital Charter authorizes and the Ready Capital Bylaws provide that stockholder action may be taken without a meeting if such action is advised, and submitted to the stockholders for approval, by the Ready Capital Board, and a consent, setting forth the action is given, in writing or by electronic transmission, by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders is delivered to Ready Capital in accordance with the MGCL.
Meetings of Stockholders
Under the Ready Capital Bylaws, annual meetings of stockholders will be held each year at a date and time as determined by the Ready Capital Board. Special meetings of stockholders may be called only by the Ready Capital Board, by the Chairman of the Ready Capital Board, Ready Capital’s President or Ready Capital’s Chief Executive Officer. Additionally, subject to the provisions of the Ready Capital Bylaws, a special meeting of stockholders will be called by Ready Capital’s Secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at such meeting. Only matters set forth in the notice of the Ready Capital special meeting may be considered and acted upon at such a meeting.
Advance Notice of Director Nominations and New Business
Ready Capital Bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the Ready Capital Board and the proposal of business to be considered by stockholders at the annual meeting may be made only:
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pursuant to Ready Capital’s notice of the meeting;

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by or at the direction of the Ready Capital Board; or

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by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in the Ready Capital Bylaws.

The Ready Capital Bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of Ready Capital stockholders. Nominations of individuals for election as directors at a special meeting of stockholders at which directors are to be elected may be made only:
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by or at the direction of the Ready Capital Board; or

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if the special meeting has been called in accordance with the Ready Capital Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in the Ready Capital Bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford the Ready Capital Board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the Ready Capital Board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice provisions also enable a more orderly procedure for conducting Ready Capital stockholder meetings. Although the Ready Capital Bylaws do not give the Ready Capital Board the power to disapprove timely stockholder nominations and proposals, the Ready Capital Bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to the Ready Capital Board or to approve its own proposal.
Anti-takeover Effect of Certain Provisions of Maryland Law, the Ready Capital Charter and the Ready Capital Bylaws
The Ready Capital Charter and the MGCL contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of Ready Capital Common Stock or otherwise be in the best interests of Ready Capital stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the Ready Capital Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if Ready Capital were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Limitation of Directors’ and Officers’ Liability and Indemnification
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Ready Capital Charter contains such a provision which eliminates the liability of Ready Capital directors and officers to the maximum extent permitted by Maryland law.
Ready Capital has entered into indemnification agreements with each of its directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling Ready Capital for liability arising under the Securities Act, Ready Capital has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exclusive Forum
The Ready Capital Bylaws provide that, unless Ready Capital consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on Ready Capital’s behalf, (b) any action asserting a claim of breach of any duty owed by any of Ready Capital’s directors, officers or other employees to Ready Capital or to its stockholders, (c) any action asserting a claim against Ready Capital or any of Ready Capital’s directors, officers or other employees arising pursuant to any provision of the MGCL or the Ready Capital Charter or the Ready Capital Bylaws or (d) any action asserting a claim against Ready Capital or any of Ready Capital’s directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of Ready Capital will be deemed to have notice of and consented to the provisions of the Ready Capital Charter and Ready Capital Bylaws, including the exclusive forum provisions in the Ready Capital Bylaws. However, it is possible that a court could find the forum selection provision in the Ready Capital Bylaws to be inapplicable or unenforceable.
Restrictions on Ownership and Transfer
In order for Ready Capital to qualify as a REIT under the Code, shares of Ready Capital stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which Ready Capital made an election to be taxed as a REIT) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of Ready Capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which Ready Capital made an election to be taxed as a REIT).
To assist Ready Capital in complying with such limitations on the concentration of ownership, among other purposes, the Ready Capital Charter provides that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of Ready Capital Common Stock (or the common share ownership limit), or 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of Ready Capital stock (or the aggregate share ownership limit). Ready Capital refers to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “purported transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of Ready Capital stock.
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of Ready Capital Common Stock, or 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of Ready Capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Ready Capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.
The Ready Capital Board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if, among other things, the stockholder’s ownership in excess of the ownership limit would not result in Ready Capital being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in Ready Capital failing to qualify as a REIT. As a condition of its waiver, the Ready Capital Board may, but is not required to, require an opinion of counsel or the Internal Revenue Service (or IRS) ruling satisfactory to the Ready Capital Board with respect to its qualification as a REIT.
In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, the Ready Capital Board may from time to time increase or decrease the ownership limit for all other persons and entities unless, after giving effect to such increase, five or fewer persons (as such term is defined in the Ready Capital Charter) could beneficially own in the aggregate, more than 49.9% in value of the shares then outstanding or Ready Capital would be “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or Ready Capital would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of Ready Capital Common Stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of Ready Capital Common Stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of Ready Capital Common Stock or stock of any other class or series, as applicable, in excess of such percentage ownership of Ready Capital Common Stock or stock of all classes and series will be in violation of the decreased ownership limit.
Ready Capital’s charter further prohibits:
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any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of Ready Capital stock that would result in Ready Capital being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause Ready Capital to fail to qualify as a REIT; and

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any person from transferring shares of Ready Capital stock if such transfer would result in shares of Ready Capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Ready Capital stock that will or may violate the ownership limit or any of the foregoing restrictions relating to transferability and ownership must immediately give written notice to Ready Capital or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice and provide Ready Capital with such other information as Ready Capital may request in order to determine the effect of such transfer on Ready Capital’s qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if the Ready Capital Board determines that it is no longer in Ready Capital’s best interests to attempt to qualify, or to continue to qualify, as a REIT.
If any transfer of shares of Ready Capital stock would result in shares of Ready Capital stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares of stock. In addition, if any purported transfer of shares of Ready Capital stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by the Ready Capital Board or in Ready Capital being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause Ready Capital to violate such restrictions will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations selected by Ready Capital and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported transferee, prior to Ready Capital’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or excepted holder limit or Ready Capital being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then Ready Capital’s charter provides that the transfer of the shares will be null and void and the purported transferee will acquire no rights in such shares of stock.
Shares of stock transferred to the trustee of the charitable trust are deemed offered for sale to Ready Capital, or Ready Capital’s designee, at a price per share equal to the lesser of (1) the price paid by the purported transferee for the shares (or, in the case of a devise or gift, the Market Price (as such term is defined in the Ready Capital Charter) at the time of such devise or gift) and (2) the Market Price on the date Ready Capital, or Ready Capital’s designee, accepts such offer. Ready Capital may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the trustee. Ready Capital has the right to accept such offer until the trustee of the charitable trust has sold the shares of Ready Capital stock held in the trust pursuant to the provisions of the Ready Capital Charter discussed below. Upon a sale to Ready Capital, the interest of the charitable beneficiary in the shares sold terminates, the trustee of the charitable trust must distribute the net proceeds of the sale to the purported transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.
If Ready Capital does not buy the shares, the trustee must, within 20 days of receiving notice from Ready Capital of the transfer of shares to the trust, sell the shares to a person designated by the trustee whose ownership will not violate the ownership limit or the other restrictions relating to the ownership and transfer of Ready Capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the purported transferee an amount equal to the lesser of (1) the price paid by the purported transferee for the shares (or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the Market Price of the shares on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by Ready Capital that shares of stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then (x) such shares will be deemed to have been sold on behalf of the trust and (y) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee of the charitable trust will be designated by Ready Capital and will be unaffiliated with Ready Capital and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by Ready Capital with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to Ready Capital’s discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:
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to rescind as void any vote cast by a purported transferee prior to Ready Capital’s discovery that the shares have been transferred to the trustee; and

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to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if Ready Capital has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
In addition, if the Ready Capital Board determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions relating to the ownership and transfer of Ready Capital stock or that a person intends or has attempted to acquire beneficial or constructive ownership of stock in violation of such restrictions (whether or not such violation is intended), the Ready Capital Board must take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing Ready Capital to redeem the shares of stock, refusing to give effect to the transfer on its books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of Ready Capital stock, within 30 days after the end of each taxable year, must give Ready Capital written notice, stating the stockholder’s name and address, the number of shares of each class and series of Ready Capital stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide Ready Capital with such additional information as Ready Capital may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on Ready Capital’s qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder (including the stockholder of record) must provide Ready Capital with such information as Ready Capital may request in good faith in order to determine its qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of Ready Capital stock will bear a legend referring to the restrictions described above.
These restrictions relating to ownership and transfer will not apply if the Ready Capital Board determines that it is no longer in Ready Capital’s best interests to continue to qualify as a REIT.
These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for Ready Capital Common Stock or otherwise be in the best interest of Ready Capital’s stockholders.
REIT Qualification
The Ready Capital Charter provides that the Ready Capital Board may revoke or otherwise terminate Ready Capital’s REIT election, without approval of Ready Capital stockholders, if Ready Capital determines that it is no longer in Ready Capital’s best interests to attempt to qualify, or to continue to qualify, as a REIT.
Stock Exchange Listing
Ready Capital Common Stock is listed on the NYSE under the symbol “RC”. Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock are expected to be listed on the NYSE under the symbols “RC PRB,” “RC PRC” and “RC PRD,” respectively.

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC acts as Ready Capital’s transfer agent and registrar for the Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock, Ready Capital Series D Preferred Stock and Ready Capital OP Units.

COMPARISON OF RIGHTS OF READY CAPITAL STOCKHOLDERS AND ANWORTH STOCKHOLDERS
Both Ready Capital and Anworth are incorporated under Maryland law. The rights of Ready Capital stockholders are governed by the MGCL, the Ready Capital Charter and the Ready Capital Bylaws. The rights of Anworth stockholders are governed by the MGCL, the Anworth Charter and the Anworth Bylaws. Upon consummation of the Merger, the rights of the former Anworth stockholders who receive Ready Capital Common Stock will be governed by the MGCL and the Ready Capital Charter and the Ready Capital Bylaws. Upon consummation of the Merger, holders of Anworth Series A Preferred Stock will receive Ready Capital Series B Preferred Stock having the rights, preferences, privileges and voting powers substantially the same as those of the Anworth Series A Preferred Stock. Also upon consummation of the Merger, holders of Anworth Series B Preferred Stock will receive Ready Capital Series C Preferred Stock having the rights, preferences, privileges and voting powers substantially the same as those of the Anworth Series B Preferred Stock. Also upon consummation of the Merger, holders of Anworth Series C Preferred Stock will receive Ready Capital Series D Preferred Stock having the rights, preferences, privileges and voting powers substantially the same as those of the Anworth Series C Preferred Stock.
The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of Ready Capital stockholders and the rights of Anworth stockholders under the governing documents of Ready Capital and Anworth and the above-described laws which govern Ready Capital and Anworth, respectively. The following summary is qualified in its entirety by reference to the relevant provisions of the (i) MGCL, (ii) Ready Capital Charter, (iii) Anworth Charter, (iv) Ready Capital Bylaws, and (v) Anworth Bylaws.
This section does not include a complete description of all differences between the rights of Ready Capital stockholders and Anworth stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing instruments of each of Ready Capital and Anworth, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 229.
	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Anworth stockholders
Authorized Capital Stock
Ready Capital is authorized to issue 550,000,000 shares, consisting of (i) 500,000,000 shares of common stock, $0.0001 par value per share, and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share.
There were 55,241,078 shares of Ready Capital Common Stock outstanding (which includes 872,079 shares of restricted Ready Capital Common Stock), and 1,175,205 Ready Capital OP Units held by outside limited partners, which are exchangeable, on a one for-one basis, into cash or, at Ready Capital’s option, for shares of its common stock outstanding as of February 4, 2021. No shares of Ready Capital Preferred Stock were outstanding. In connection with the Merger, Ready Capital intends to classify and authorize shares of Ready Capital Series B Preferred

Anworth is authorized to issue 220,000,000 shares of capital stock, which consist of (i) 200,000,000 shares of Anworth Common Stock, par value $0.01 per share, and (ii) 20,000,000 shares of Anworth Preferred Stock, par value $0.01 per share. Of the Anworth Preferred Stock, 5,150,000 shares have been classified as Anworth Series A Preferred Stock, 3,150,000 shares have been classified as Anworth Series B Preferred Stock, and 5,000,000 shares have been classified as Anworth Series C Preferred Stock.
There were (i) 99,303,982 shares of Anworth Common Stock, (ii) 1,919,378 shares of Anworth Series A Preferred Stock, (iii) 779,743 shares of Anworth Series B Preferred Stock, and (iv) 2,010,278 shares of Anworth Series C

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Anworth stockholders
	Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock.	Preferred Stock issued and outstanding as of February 4, 2021.
Size of Board
The Ready Capital Bylaws and Ready Capital Charter provide that the number of directors may be established only by the Board and may not be less than the minimum number required by the MGCL (which is one) and not more than 15. The number of directors may be increased or decreased by a majority of the Ready Capital Board.
The Ready Capital Board currently consists of seven (7) directors.

The Anworth Charter initially sets the number of directors at three directors, but provides that the number of directors of Anworth may be increased or decreased pursuant to the Anworth Bylaws as long as such number is not less than the minimum number permitted by Maryland law. Under the Anworth Bylaws, the Anworth Board is authorized to alter the number of directors on the Anworth Board, not to exceed 25 nor be less than the number of directors permitted by the Anworth Bylaws. The Anworth Bylaws provide that Anworth shall have at least three directors, provided that, if no stock is outstanding, the number of directors may be less than three but not less than one, and if there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders.
The Anworth Board currently consists of six (6) directors.

Election of Directors
Pursuant to the Ready Capital Bylaws, each of Ready Capital’s directors will be elected by the holders of Ready Capital Common Stock to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. The Ready Capital Bylaws provide that a plurality of all votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to elect a director.

The Anworth Bylaws provide that, subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, at each annual meeting, the Anworth stockholders shall elect directors to hold office until the next annual meeting and until their successors are elected and qualify. In the case of any “uncontested” election, each director shall be elected by a majority of the total votes cast for and against such director nominee at a meeting of Anworth stockholders duly called and at which a quorum is present. In the event of a contested election, directors shall be elected by a plurality of votes cast at a meeting of Anworth stockholders duly called and at which a quorum is present.

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Anworth stockholders
Removal of Directors
The Ready Capital Charter provides that, subject to any rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with or without cause but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

The Anworth Charter and the Anworth Bylaws provide that directors may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least two-thirds of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors voting together as a single class.

Amendment of Charter
Except for amendments to the provisions of the Ready Capital Charter relating to the vote required to remove a director and the restrictions relating to the ownership and transfer of the Ready Capital shares of stock and amendments to the vote required to amend such provisions (each of which requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter) and amendments requiring the approval only of the Ready Capital Board, the Ready Capital Charter generally may be amended only if declared advisable by the Ready Capital Board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Amendments to Anworth Charter generally are authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting; provided, however, that any amendment to, repeal of or adoption of any provisions relating to the authorized number of directors, the vote required to remove a director or vote required to amend the Anworth Charter shall have been authorized by not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), by vote at a meeting or in writing with or without a meeting.

Amendment of Bylaws	The Ready Capital Board has the exclusive power to adopt, alter or repeal any provision of the Ready Capital Bylaws and to make new bylaws.
The Anworth Bylaws may be repealed, altered, amended or rescinded (i) by the Anworth stockholders (considered for this purpose as one class) by the affirmative vote of not less than majority of all the votes entitled to be cast by the outstanding shares of Anworth capital stock generally in the election of directors which are cast on the matter at any meeting of the Anworth stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting); or (ii) by affirmative vote of not less than two-thirds of the Anworth Board at a meeting held in accordance with the provisions of the Bylaws.

Restrictions on Investment and Operating Policies	None in the Ready Capital Charter or Ready Capital Bylaws.	None in the Anworth Charter or Anworth Bylaws.

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Anworth stockholders
Limitations on Compensation to Management Company	None in the Ready Capital Charter or Ready Capital Bylaws.	None in the Anworth Charter or Anworth Bylaws.
Maryland Business Combination Act
As permitted by the MGCL, the Ready Capital Board has by resolution exempted business combinations (i) between Ready Capital and its affiliates and (ii) between Ready Capital and any other person, provided that such business combination is first approved by the Ready Capital Board (including a majority of Ready Capital’s directors who are not affiliates or associates of such person). However, the Ready Capital Board may repeal or modify this resolution at any time.

As permitted by the MGCL, the Anworth Board may, by resolution, exempt business combinations between Anworth and any person from the provisions of the Maryland Business Combination Act, provided that, the business combination is first approved by the Anworth Board (including a majority of directors who are not affiliates or associates of such persons). However, the Anworth Board may repeal or modify any such resolution at any time.
The Anworth Board has also adopted a resolution exempting the Merger from the provisions of the Maryland Business Combination Act.

Approval of Extraordinary Transactions
Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.
The Ready Capital Charter provides that these actions (other than amendments to the provisions of our charter related to the vote required to remove a director and the restrictions relating to the ownership and transfer of Ready Capital stock and the vote required to amend these provisions) must be approved by a majority of all of the votes entitled to be cast on the matter.

Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.
The Anworth Charter provides for the approval of these matters by a majority of the total numbers of shares of all classes of Anworth capital stock then outstanding and entitled to vote on these matters, except that any amendment to the provisions of the Anworth Charter relating to the authorized number of directors, the vote required to remove a director, or the vote required to amend the Anworth Charter must be approved by not less than two-thirds of the aggregate votes entitled to be cast on the matter (considered as a single class).

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Anworth stockholders
Ownership and Transfer Restrictions
Except with regard to persons who are excepted by the Ready Capital Charter or Ready Capital Board, the Ready Capital Charter restricts ownership of more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of Ready Capital Common Stock or capital stock.
In addition, no person may beneficially or constructively own shares of Ready Capital capital stock to the extent such ownership would result in Ready Capital being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT. Any transfer of shares that would result in Ready Capital capital stock being held by less than 100 persons will be void.
The Ready Capital Charter also provides that if any transfer of Ready Capital capital stock would result in a person beneficially or constructively owning shares of Ready Capital capital stock in violation of such restrictions, such shares will be automatically transferred to a charitable trust or voided.

Except with regard to persons exempted by the Anworth Board from the ownership and transfer restrictions of the Anworth Charter, no person may beneficially or constructively own more than 9.8% in value of the outstanding shares of Anworth capital stock or may beneficially or constructively own more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Anworth Common Stock. In addition, no person may beneficially or constructively own shares of Anworth capital stock to the extent such ownership would result in Anworth being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT. Any transfer of shares that would result in Anworth capital stock being held by less than 100 persons will be void.
The Anworth Charter also provides that if any transfer of Anworth capital stock would result in a person beneficially or constructively owning shares of Anworth capital stock in violation of such restrictions, such shares will be automatically transferred to a trust or voided, as provided in the Anworth Charter.

Special Meetings of Stockholders
A special meeting of Ready Capital stockholders may be called by the chairman of the Ready Capital Board, the chief executive officer, president and Ready Capital Board.
A stockholder of record may request a special meeting by following the procedures set forth in the Ready Capital Bylaws. The special meeting request must be signed by stockholders of record entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such proposed meeting.

A special meeting of the Anworth stockholders may be called by the Chairman of the Anworth Board, the President of Anworth, a majority of the Anworth Board by vote at a meeting or in writing (addressed to the Anworth Secretary) with or without a meeting, or by the Anworth Secretary at the request of Anworth stockholders only on the written request of the Anworth stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Advanced Notice Requirements of Stockholder Nominations and Proposals
The Ready Capital Bylaws provide that nominations of individuals for election to the Ready Capital Board and the proposal of other business to be considered by stockholders, the stockholder must be a stockholder of record both at the time of

The Anworth Charter provides that for nominations of individuals for election to the Anworth Board and for the proposal of other new business to be properly brought before an annual or special meeting, the stockholder must deliver

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Anworth stockholders

giving advance notice and at the time of the meeting, must be entitled to vote at the meeting and must comply with the other advance notice provisions set forth in the Ready Capital Bylaws. The notice must be provided to the secretary of Ready Capital not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

written notice as provided in the Anworth Charter to the secretary of Anworth not less than 30 days nor more than 60 days prior to any such meeting, provided that, if less than 31 days’ notice of the meeting is given to stockholders, such written notice must be delivered no later than the close of the 10th day following the date on which notice of the meeting was mailed to the stockholders.

Limitation of Liability and Indemnification of Directors and Officers
The Ready Capital Charter contains a provision which eliminates the liability of its directors and officers to Ready Capital or its stockholders for money damages to the maximum extent permitted by Maryland law.
The Ready Capital Charter and Ready Capital Bylaws obligate Ready Capital to indemnify its present or former directors and officers, whether serving Ready Capital or at its request any other entity, including the advancement of expenses, to the full extent permitted by Maryland Law. The Ready Capital Charter and Ready Capital Bylaws permit Ready Capital to indemnify and advance expenses to any person who served a predecessor of Ready Capital.

The Anworth Charter provides for elimination of the liability of its directors and officers to Anworth or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.
The Anworth Charter obligates Anworth to indemnify its directors and officers, whether serving Anworth or at its request any other entity, including the advancement of expenses, to the full extent required or permitted by Maryland law. The Anworth Charter obligates Anworth to indemnify other employees and agents of Anworth to the extent authorized by the Anworth Board or the Anworth Bylaws and permitted by law.

Appraisal Rights
The Ready Capital Charter provides that holders of Ready Capital Common Stock have generally have no appraisal rights unless the Ready Capital Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

The Anworth Charter does not contain a provision regarding appraisal rights. Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of such corporation are listed on a national securities exchange (including the NYSE) on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the Merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights for the holders of Anworth Common Stock or Anworth Preferred Stock.

DESCRIPTION OF POLICIES OF READY CAPITAL
The following is a discussion of Ready Capital’s investment policies and its policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Ready Capital Board without stockholder approval. No assurance can be given that Ready Capital’s investment objectives will be attained. Since it entered into the Merger Agreement, Ready Capital’s ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement — Conduct of Business by Ready Capital Pending the Merger” beginning on page 128.
Investment Strategy
Ready Capital’s investment strategy is to opportunistically expand its market presence in its acquisition and origination segments and further grow its SBC securitization capabilities which serve as a source of attractively priced, match-term financing. Capitalizing on its experience in underwriting and managing commercial real estate loans, Ready Capital has grown its SBC and SBA origination and acquisition capabilities and selectively complimented its SBC strategy with residential agency mortgage originations. As such, Ready Capital has become a full-service real estate finance platform and Ready Capital believes that the breadth of its business allows for adaptation to changing market conditions and the deployment of capital in asset classes with the most attractive risk-adjusted returns.
Ready Capital’s acquisition strategy complements its origination strategy by increasing its market intelligence in potential origination geographies, providing additional data to support its underwriting criteria and offering securitization market insight for various product offerings. The proprietary database on the causes of borrower default, loss severity, and market information that it developed from its SBC loan acquisition experience has served as the basis for the development of its SBC and SBA loan origination programs. Additionally, Ready Capital’s origination strategy complements its acquisition strategy by providing additional captive refinancing options for its borrowers and further data to support its investment analysis while increasing its market presence with potential sellers of SBC assets.
Financing Strategy
Ready Capital uses prudent leverage to increase potential returns to its stockholders. Ready Capital finances the loans it originates primarily through securitization transactions, as well through other borrowings.
The Ready Capital Manager’s extensive experience in securitization strategies across asset classes has enabled Ready Capital to complete several securitizations of SBC loan and SBA 7(a) loan assets since January 2011. Non-performing SBC ABS involve liquidating trusts with liquidation proceeds used to repay senior debt. Performing SBC ABS involve longer-duration trusts with principal and interest collections allocated to senior debt and losses on liquidated loans to equity and subordinate tranches. Ready Capital’s strategy is to continue to finance its assets through the securitization market, which will allow it to continue to match fund the SBC loans pledged as collateral to secure these securitizations on a long-term non-recourse basis.
Ready Capital anticipates using other borrowings as part of its financing strategy, including re-securitizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), and equity and debt issuances.
As of September 30, 2020 Ready Capital’s committed and outstanding financing arrangements included:
•
Ten committed credit facilities and three master repurchase agreements to finance its SBC, SBA and residential mortgage loans with $969.6 million of borrowings outstanding;

•
$2.1 billion of securitized debt obligations outstanding from $3.5 billion ABS that financed its whole loan acquisitions and SBC originations;

•
master repurchase agreements with seven counterparties to fund its acquisition of MBS, short term investments, and SBC loans with $624.5 million of borrowings outstanding;

•
$50.0 million in principal amount of 6.50% senior notes due 2021 to originate or acquire its target assets and for general corporate purposes;

•
$180.0 million in principal amount of 7.50% senior secured notes due 2022 to originate or acquire its target assets and for general corporate purposes;

•
$115.0 million in principal amount of 7.00% convertible senior notes due 2023 to originate or acquire its target assets and for general corporate purposes; and

•
$104.3 million in principal amount of 6.20% senior notes due 2026 to originate or acquire its target assets and for general corporate purposes.

Ready Capital’s financing agreements require the company to maintain a debt-to-equity leverage ratio at certain levels. The amount of leverage Ready Capital may employ for particular assets will depend upon the availability of particular types of financing and the Ready Capital Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Ready Capital currently targets a total debt-to-equity leverage ratio between 4:1 to 5:1 and a recourse debt-to-equity leverage ratio between 1.5:1 to 2.5:1. Ready Capital believe that these target leverage ratios are conservative for these asset classes and exemplify the conservative levels of borrowings it intends to use over time. Ready Capital intends to use leverage for the primary purpose of financing its portfolio and not for the purpose of speculating on changes in interest rates. Ready Capital may, however, be limited or restricted in the amount of leverage it may employ by the terms and provisions of any financing or other agreements that it may enter into in the future, and it may be subject to margin calls as a result of its financing activity. At September 30, 2020, Ready Capital had a leverage ratio of 2.0x on a recourse debt-to-equity ratio.
Hedging Strategy
Subject to maintaining its qualification as a REIT, Ready Capital may use derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps, or swaptions, financial futures, structured credit indices, and options in an effort to hedge the interest rate and credit spread risk associated with the financing of its portfolio. Specifically, Ready Capital attempts to hedge its exposure to potential interest rate mismatches between the interest it earns on its assets and its borrowing costs caused by fluctuations in short-term interest rates, and it intends to hedge its SBC loan originations from the date the interest rate is locked until the loan is included in a securitization. Ready Capital also uses derivative instruments to limit its exposure to changes in currency rates in respect of certain investments denominated in foreign currencies. Ready Capital also uses hedging instruments in connection with its residential mortgage loan origination platform in an attempt to offset some of the impact of prepayments on its loans. In particular, Ready Capitals uses MBS forward sales contracts to manage the interest rate price risk associated with the interest rate lock commitments it makes with potential borrowers. In utilizing leverage and interest rate hedges, Ready Capital’s objectives include, where desirable, locking in, on a long-term basis, a spread between the yield on its assets and the cost of its financing in an effort to improve returns to its stockholders. Ready Capital will undertake to hedge its originated loan inventory pending securitization with respect to changes in securitization liability cost resulting from both changes in benchmark treasuries and credit spreads. Hedges are periodically re-balanced to match expected duration of the securitization and are closed at securitization issuance with the resulting gain or loss allocated to the retained basis in the securitization with the objective of protecting the yield for the aforementioned changes in securitization liabilities.
Issuance of Additional Securities
If the Ready Capital Board determines that obtaining additional capital would be advantageous to it, Ready Capital may, at any time without stockholder approval and on terms and for such consideration as it deems appropriate, issue shares of common stock or preferred stock, debt or other equity securities, in exchange for cash, stock, real estate assets or other property, or retain earnings (subject to provisions of the Code concerning distribution requirements and taxability of undistributed REIT taxable income). Ready Capital may issue preferred shares from time to time, in one or more classes or series, as authorized by the Ready Capital Board without the need for stockholder approval. Ready Capital has not adopted a specific policy governing the issuance of senior securities.

Reporting Policies
Ready Capital makes available to its stockholders audited annual financial statements and annual reports. Ready Capital is subject to the information reporting requirements of the Exchange Act, pursuant to which it files periodic reports, proxy statements and other information, including audited financial statements, with the SEC.
Changes in Strategies and Policies
The strategies and policies may be amended or waived at the discretion of the Ready Capital Board without a vote of the Ready Capital stockholders. Ready Capital has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting Ready Capital make its stated strategies and policies unworkable or imprudent.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF READY CAPITAL
The following table sets forth information as of February 4, 2021, unless otherwise noted, regarding the beneficial ownership of Ready Capital Common Stock by (i) each person known to Ready Capital to be the beneficial owner of 5% or more of the outstanding Ready Capital Common Stock (ii) Ready Capital’s named executive officers, (iii) Ready Capital’s directors and (iv) all of Ready Capital’s directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 55,241,078 shares of Ready Capital Common Stock outstanding as of February 4, 2021, which includes 872,079 shares of restricted Ready Capital Common Stock, unless otherwise specified.
Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of its principal executive office, 1251 Avenue of the Americas, 50th Floor, New York, NY, 10020.
Names and Business Address	Number of Shares of Ready Capital Common Stock Beneficially Owned**	% of All Shares of Ready Capital Common Stock***
Thomas E. Capasse	414,833(1)	*
Jack J. Ross	388,813(2)	*
Andrew Ahlborn	23,250(3)	*
Thomas Buttacavoli	136,830(4)	*
Gary T. Taylor	24,281(5)	*
Todd Sinai	30,528	*
J. Mitchell Reese	62,028(6)	*
Frank Filipps	27,028	*
David Holman	27,028	*
Gilbert E. Nathan	17,444(7)	*
Andrea Petro	0	*
All directors and executive officers as a group (8 persons)	1,152,063	2.09%
5% or Greater Beneficial Owner
Sutherland REIT Holdings, LP	13,376,226(8)	24.21%
Blackrock, Inc.	7,433,048(9)	13.46%

*
Denotes less than 1%.

**
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Ready Capital Common Stock with respect to which person has sole or shared voting power or investment power.

***
For purposes of computing the percentage ownerships in the table below, as of February 4, 2021, Ready Capital had 55,241,078 shares of Ready Capital Common Stock outstanding, which includes 872,079 shares of restricted Ready Capital Common Stock. Additionally, for its directors and officers, Ready Capital has also included 7,835 unvested RSUs, which represent the right to receive one share of Ready Capital Common Stock. The total number of shares of Ready Capital Common Stock outstanding used in calculating these percentages assumes that none of the unvested RSUs held by other persons are converted into shares of Ready Capital Common Stock.

(1)
Includes (i) 26,623 shares of Ready Capital Common stock owned through Edward J. Capasse Revocable Trust and (ii) 78,285 shares of Ready Capital Common Stock out of the 263,695 and 8,869 total shares of Ready Capital Common Stock held by the Ready Capital Manager (including through its ownership of

Sutherland REIT Holdings, LP (the “Partnership”)) and Waterfall Management, LLC (collectively with the Ready Capital Manager, the “Waterfall Entities”), respectively, based on Mr. Capasse’s percentage ownership in the Waterfall Entities; Mr. Capasse disclaims beneficial ownership of the shares held by the Waterfall Entities, except to the extent of his economic interest therein. Waterfall Management, LLC, an affiliate of the Ready Capital Manager, serves as the general partner of the Partnership and may be deemed to be the beneficial owner of the shares of Ready Capital Common Stock that are held by the Partnership. In addition, Mr. Capasse is a principal of the Ready Capital Manager and may be deemed to share voting and investment power over the shares of Ready Capital Common Stock held by the Partnership. However, Waterfall Management, LLC does not have an economic interest in these shares and expects to distribute such shares to the beneficial owners of the Partnership upon their request in accordance with the Partnership’s partnership agreement. Accordingly, Waterfall Management, LLC disclaims beneficial ownership of the shares of Ready Capital Common Stock held by the Partnership and Mr. Capasse disclaims beneficial ownership of such shares of Ready Capital Common Stock, except to the extent of his economic interest in the Partnership.
(2)
Includes (i) 155,264 shares of Ready Capital Common Stock owned through the Robin J. Ross 2009 Trust; Mr. Ross does not serve as the trustee for the trust, his wife is the trustee and sole beneficiary of the trust and the trustee of the trust has sole voting and investment power with respect to the securities held by the trust, (ii) 155,264 shares of Ready Capital Common Stock owned through Mr. Jack J. Ross and Mrs. Robin J. Ross JTWROS, a joint tenant account of Mr. Ross and his wife, and (iii) 78,285 shares of Ready Capital Common Stock out of the 263,695 and 8,869 total shares of Ready Capital Common Stock held by the Ready Capital Manager (including through its ownership of the Partnership) and Waterfall Management, LLC, respectively, based on Mr. Ross’s percentage ownership in the Waterfall Entities; Mr. Ross disclaims beneficial ownership of the shares held by the Waterfall Entities, except to the extent of his economic interest therein. Waterfall Management, LLC, an affiliate of the Ready Capital Manager, serves as the general partner of the Partnership and may be deemed to be the beneficial owner of the shares of Ready Capital Common Stock that are held by the Partnership. In addition, Mr. Ross is a principal of the Ready Capital Manager and may be deemed to share voting and investment power over the shares of Ready Capital Common Stock held by the Partnership. However, Waterfall Management, LLC does not have an economic interest in these shares and expects to distribute such shares to the beneficial owners of the Partnership upon their request in accordance with the Partnership’s partnership agreement. Accordingly, Waterfall Management, LLC disclaims beneficial ownership of the shares of Ready Capital Common Stock held by the Partnership and Mr. Ross disclaims beneficial ownership of such shares of Ready Capital Common Stock, except to the extent of his economic interest in the Partnership.

(3)
Includes 7,077 shares of unvested restricted Ready Capital Common Stock that were previously granted to Mr. Ahlborn under Ready Capital’s 2012 Equity Plan.

(4)
Includes 23,469 shares of Ready Capital Common Stock out of the 263,695 and 8,869 total shares of Ready Capital Common Stock held by the Ready Capital Manager (including through its ownership of the Partnership) and Waterfall Management, LLC, respectively, based on Mr. Buttacavoli’s percentage ownership in the Waterfall Entities; Mr. Buttacavoli disclaims beneficial ownership of the shares held by the Waterfall Entities, except to the extent of his economic interest therein.

(5)
Includes 15,282 unvested restricted Common Stock granted in February 2020 pursuant to Ready Capital’s 2012 Equity Plan. The shares will vest in equal installments on February 14, 2021, February 14, 2022 and February 14, 2023.

(6)
The shares are held through the J. Mitchell Reese Jr. Trust, UA 5/5/1999; Mr. Reese serves as the trustee and sole beneficiary of the trust and has sole voting and investment power with respect to the securities held by the trust.

(7)
Includes 2,290 shares of Ready Capital Common Stock issuable upon conversion of Ready Capital’s 7.00% Convertible Senior Notes due 2023 (the “Convertible Senior Notes”) based on the conversion rate of 1.5267 shares of the Ready Capital Common Stock per $25.00 principal amount of the Convertible Senior Notes.

(8)
Waterfall Management, LLC, an affiliate of the Ready Capital Manager, serves as the general partner of the Partnership and may be deemed to be the beneficial owner of the shares of Ready Capital Common Stock that are held by the Partnership. However, Waterfall Management, LLC does not have an economic interest in certain of these shares and expects to distribute such shares to the beneficial owners of the Partnership upon their request in accordance with the Partnership’s partnership agreement. Accordingly, Waterfall Management, LLC disclaims beneficial ownership of the shares of Ready Capital Common Stock held by the Partnership. In addition, each of Thomas Capasse, Jack Ross, and Thomas Buttacavoli is a principal or manager director of the Ready Capital Manager, and may be deemed to share voting and investment power over the shares of Ready Capital Common Stock held by the Partnership. Each of such individuals disclaims beneficial ownership of such shares of Ready Capital Common Stock, except to the extent of his economic interest therein. The inclusion of these shares of Ready Capital Common Stock shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes.
(9)
Based on a review of a Schedule 13G/A filed with the SEC on February 5, 2021 by Blackrock, Inc. It reports sole voting power over 7,351,804 shares and sole dispositive power over 7,433,048 shares of Ready Capital Common Stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF ANWORTH
The following table sets forth information regarding the beneficial ownership of Anworth Common Stock as of February 4, 2021 by (i) each of Anworth’s named executive officers, (ii) each of Anworth’s directors, (iii) all of Anworth’s named executive officers and directors as a group, and (iv) each person known to Anworth to be the beneficial owner of more than 5% of the outstanding shares of Anworth Common Stock. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 99,303,982 shares of Anworth Common Stock outstanding as of February 4, 2021.
Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of Anworth’s principal executive office, 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401.
	Common Stock
Beneficial Owner	Beneficially Owned(1)	Percent of Class
Named Executive Officers and Directors
Joseph E. McAdams(2)(3)	295,796	*
Charles J. Siegel(2)	31,307	*
Joe E. Davis	15,582	*
Robert C. Davis	40,000	*
Mark S. Maron	30,000	*
Lloyd McAdams(4)	1,438,272	1.45%
Dominique Mielle	45,000	*
All Directors and Executive Officers as a Group (7 Persons)	1,895,957	1.91%
More than 5% Beneficial Owners
BlackRock, Inc.(5)	10,533,315	10.61%
Renaissance Technologies LLC(6)	6,718,490	6.77%
Vanguard Group, Inc.(7)	5,042,893	5.08%

*
Less than 1%

(1)
The amounts shown do not include shares of Anworth Series B Preferred Stock, which are convertible into shares of Anworth Common Stock at a current conversion rate of 6.2176.

(2)
As a result of the externalization of Anworth’s management effective as of December 31, 2011, Anworth’s only named executive officers are its statutory officers.

(3)
Includes 33,700 shares owned by the McAdams Foundation, of which Mr. Joseph E. McAdams is a director. Mr. Joseph E. McAdams shares voting and investment power over the shares held by the McAdams Foundation with Mr. Lloyd McAdams and others and disclaims any beneficial interest in the shares held by this entity.

(4)
Includes (i) 1,342,072 shares held by Mr. Lloyd McAdams and his spouse, Ms. Heather U. Baines, (ii) 62,500 shares which Mr. Lloyd McAdams owns individually and in which Ms. Baines has no beneficial interests, and (iii) 33,700 shares owned by the McAdams Foundation, of which Mr. Lloyd McAdams is a director. Mr. Lloyd McAdams shares voting and investment power over the shares held by the McAdams Foundation with Mr. Joseph E. McAdams and others and disclaims any beneficial interest in the shares held by this entity.

(5)
Based on information provided in a Schedule 13G/A that was filed with the SEC on January 27, 2021 by BlackRock, Inc. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Fund Advisors (which beneficially owns 5% or greater of the outstanding shares of our common stock);

BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. Other than BlackRock Fund Advisors, none of the other BlackRock entities beneficially owns 5% or greater of the outstanding shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)
Based on information provided in a Schedule 13G that was filed with the SEC on February 13, 2020 by Renaissance Technologies LLC. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York, 10022.

(7)
Based on information provided in a Schedule 13G/A that was filed with the SEC on February 12, 2020 by Vanguard Group, Inc. Aggregate beneficial ownership reported by Vanguard Group, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of Vanguard Group, Inc., none of which beneficially owns 5% or greater of the outstanding shares of our common stock: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXPERTS
Ready Capital
The consolidated financial statements of Ready Capital, incorporated by reference in this joint proxy statement/prospectus from Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2019 and the effectiveness of Ready Capital’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Anworth
The consolidated financial statements and the related consolidated financial statement schedules of Anworth Mortgage Asset Corporation and its subsidiaries as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated in this joint proxy statement/prospectus by reference from the Anworth Mortgage Asset Corporation Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this joint proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS
The validity of the shares of Ready Capital Common Stock, the shares of Ready Capital Series B Preferred Stock, the shares of Ready Capital Series C Preferred Stock and the shares of Ready Capital Series D Preferred Stock to be issued in the Merger will be passed upon by Alston & Bird LLP (“Alston & Bird”). It is a condition to the Merger that Ready Capital and Anworth receive opinions from Greenberg Traurig, LLP (or other counsel reasonably satisfactory to Ready Capital) and Alston & Bird (or other counsel reasonably satisfactory to Anworth), respectively, concerning the qualification of Anworth and Ready Capital, respectively, as a REIT under the Code.

STOCKHOLDER PROPOSALS
2021 Ready Capital Annual Meeting of Stockholders
If the Merger is completed, the Anworth stockholders will become stockholders of Ready Capital. Ready Capital’s first regularly scheduled annual meeting of stockholders following the completion of the Merger will occur in 2021. A date has not been set for Ready Capital’s 2021 annual meeting of stockholders. Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in Ready Capital’s proxy materials for the 2021 annual meeting of stockholders must be received at Ready Capital’s principal executive offices, 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, no later than January 14, 2021.
In addition, any Ready Capital stockholder who wishes to propose a nominee to the Ready Capital Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in Ready Capital’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of the Ready Capital Bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to Investor Relations, Ready Capital Corporation, 1251 Avenue of the Americas, 50th Floor, New York, New York 10020. These notice provisions require that nominations of persons for election to the Ready Capital Board and the proposal of business to be considered by the stockholders for the 2021 annual meeting of stockholders must be received no earlier than December 15, 2020 and no later than 5:00p.m. Eastern Time on January 14, 2021.
2021 Anworth Annual Meeting of Stockholders
Anworth will not hold an annual meeting of Anworth stockholders in 2021 if the Merger is completed. However, if the Merger Agreement is terminated for any reason, Anworth expects to hold its annual meeting of stockholders in 2021 (the “2021 Anworth Annual Meeting”). A date has not been set for the 2021 Anworth Annual Meeting.
Additionally, to the extent Anworth holds the 2021 Anworth Annual Meeting, the Anworth Charter currently provides that in order for an Anworth stockholder to make a nomination or proposal of business of a stockholder to be presented at the 2021 Anworth Annual Meeting, other than a stockholder proposal included in Anworth’s proxy statement pursuant to Rule 14a-8, such Anworth stockholder should deliver or mail by first class United States mail a written notice of the nomination or proposal of business to the Anworth Secretary not less than 30 days and not more than 60 days prior to the date of the 2021 Anworth Annual Meeting; and if less than 30-day notice of the date of the 2021 Anworth Annual Meeting is given to the Anworth stockholders, such written notice should be delivered or mailed to the Anworth Secretary not later than the close of the tenth (10th) day following the day on which notice of the 2021 Anworth Annual Meeting is first mailed to the Anworth stockholders. Any such nomination or proposal of business should be delivered or mailed to: Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401, Attention: Secretary. Any Anworth stockholder filing the notice of nomination or proposal of business must comply with all the requirements of the Anworth Charter. A copy of the Anworth Charter may be obtained from the Anworth Secretary by written request to the same address.
If you have questions or need more information about the 2021 Anworth Annual Meeting, you may write to:
Anworth Mortgage Asset Corporation
1299 Ocean Avenue, 2nd Floor
Santa Monica, California 90401
Attention: Secretary

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
Anworth and Ready Capital each file annual, quarterly and current reports, proxy statements and other information with the SEC. Anworth’s and Ready Capital’s SEC filings are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You also may obtain free copies of the documents filed with the SEC by Anworth and Ready Capital by going to Anworth’s and Ready Capital’s websites at www.anworth.com and www.readycapital.com, respectively. Anworth’s and Ready Capital’s website addresses are provided as an inactive textual reference only. The information provided on Anworth’s and Ready Capital’s websites is not part of this joint proxy statement/prospectus, and is not incorporated by reference into this joint proxy statement/prospectus.
Ready Capital has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Ready Capital Common Stock, the shares of Ready Capital Series B Preferred Stock, the shares of Ready Capital Series C Preferred Stock and the shares of Ready Capital Series D Preferred Stock to be issued to Anworth stockholders in the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about Ready Capital Common Stock, Ready Capital Series B Preferred Stock, Ready Capital Series C Preferred Stock and Ready Capital Series D Preferred Stock. The rules and regulations of the SEC allow Ready Capital and Anworth to omit certain information included in the registration statement from this joint proxy statement/prospectus.
The SEC allows Ready Capital to “incorporate by reference” into this joint proxy statement/prospectus the information it files with the SEC, which means Ready Capital can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.
This joint proxy statement/prospectus incorporates by reference the Ready Capital documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Ready Capital with the SEC:
•
Annual Report on Form 10-K for the year ended December 31, 2019, as amended on May 14, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended September 30, 2020; and

•
Current Reports on Form 8-K filed with the SEC on January 7, 2020, June 24, 2020, July 20, 2020, December 7, 2020, December 8, 2020, and December 10, 2020.

This joint proxy statement/prospectus incorporates by reference the Anworth documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Anworth with the SEC:
•
Annual Report on Form 10-K for the year ended December 31, 2019;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended September 30, 2020; and

•
Current Reports on Form 8-K filed with the SEC on February 27, 2020, March 23, 2020, April 6, 2020, April 16, 2020, April 21, 2020, May 6, 2020, May 12, 2020, May 21, 2020, June 16, 2020, June 30, 2020, August 5, 2020, September 16, 2020, September 30, 2020, November 5, 2020, December 7, 2020, December 8, 2020, December 16, 2020 and December 31, 2020.

Ready Capital and Anworth each also incorporate by reference into this joint proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the dates of the Anworth and Ready Capital special meetings; provided, however that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.
Ready Capital and Anworth will each provide free copies of its reports, proxy statements and other information, including this joint proxy statement/prospectus, filed with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Ready Capital with the SEC will be available free of charge on Ready Capital website at www.readycapital.com or by contacting Ready Capital Investor Relations at InvestorRelations@readycapital.com or at (212) 257-4666. The information contained on Ready Capital’s website is not part of this joint proxy statement/prospectus. The reference to Ready Capital’s website is intended to be an inactive textual reference only. Copies of documents filed by Anworth with the SEC will be made available free of charge on Anworth’s website at http://www.anworth.com, or by directing a request to its Investor Relations, Attention: John T. Hillman at (310) 255-4438. The information contained on Anworth’s website is not part of this joint proxy statement/prospectus. The reference to Anworth’s website is intended to be an inactive textual reference only.
If you would like to request copies of this joint proxy statement/prospectus and any documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by March 10, 2021 in order to receive them before the Ready Capital special meeting and by March 10, 2021 in order to receive them before the Anworth special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [ • ], and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/prospectus to Ready Capital stockholders or Anworth stockholders nor the Ready Capital Common Stock Issuance to Anworth stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Ready Capital has been provided by Ready Capital and information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Anworth has been provided by Anworth. Ready Capital and Anworth have both contributed to the information relating to the Merger contained in this joint proxy statement/prospectus.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Ready Capital and Anworth and some brokers may be householding proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Ready Capital or Anworth that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of Ready Capital or stockholder of record of Anworth, notify either Ready Capital’s investor relations department at 1251 Avenue of the Americas, 50th Floor, New York, NY 10020, Tel. (212) 257-4666 or Anworth’s investor relations department at 1299 Ocean Avenue, 2nd Floor, Santa Monica, CA 90401, Tel. (310) 255-4438, as applicable. Ready Capital stockholders or Anworth stockholders who share a single address, but receive multiple copies of Ready Capital’s or Anworth’s, as applicable, proxy statement, may request that in the future they receive a single copy by notifying Ready Capital or Anworth, as applicable, at the telephone and address set forth in the preceding sentences. In addition, Ready Capital or Anworth, as applicable, will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information gives effect to the Merger. Upon completion of the Merger, Anworth will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company. Immediately following the Merger, the surviving company will be contributed to the Ready Capital Operating Partnership in exchange for Ready Capital OP Units. As a result of the Merger, the surviving company will become a wholly owned subsidiary of the Ready Capital Operating Partnership. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. After the Merger, the Combined Company of Ready Capital and Anworth will retain the name “Ready Capital Corporation” and its shares will continue to trade on the New York Stock Exchange under the symbol “RC”.
The unaudited pro forma condensed combined balance sheet gives effect to the Merger based on the historical balance sheets of Ready Capital and Anworth as of September 30, 2020. The Ready Capital and Anworth balance sheet information was derived from their unaudited balance sheets at September 30, 2020 that were included in their Quarterly Reports on Form 10-Q for the quarter then ended, which were filed with the SEC on November 6, 2020 and November 5, 2020, respectively.
The unaudited pro forma condensed combined statements of income are presented for the nine months ended September 30, 2020 and the year ended December 31, 2019 based on the most recently completed fiscal quarters and years of Ready Capital and Anworth. The historical results of Ready Capital were derived from its unaudited consolidated statement of income for the nine months ended September 30, 2020 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, filed on November 6, 2020 and its audited consolidated statement of income for the year ended December 31, 2019 that was included in its Annual Report on Form 10-K for the year then ended, filed on March 12, 2020. The historical results of Anworth were derived from its unaudited consolidated statement of income for the nine months ended September 30, 2020 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, filed on November 5, 2020 and its audited consolidated statement of income for the year ended December 31, 2019 that was included in its Annual Report on Form 10-K for the year then ended, filed on March 5, 2020.
The adjustments for the unaudited pro forma condensed combined balance sheet as of September 30, 2020 assume the Merger was completed on that date. The adjustments for the unaudited pro forma condensed combined statements of income for the year ended December 31, 2019 and the nine months ended September 30, 2020 were prepared assuming the Merger was completed on January 1, 2019. The pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities.
The following unaudited pro forma condensed combined financial information have been prepared for illustrative purposes only and have been adjusted to reflect certain reclassifications in order to conform to Ready Capital’s financial statement presentation. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations pursuant to ASC 805, Business Combinations, with Ready Capital considered the acquirer for accounting purposes. The statements are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Ready Capital and Anworth been combined during the specified periods. The following unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above and other information relating to Ready Capital and Anworth contained in or incorporated by reference into this joint proxy statement/prospectus.
Additionally, the value of the per share consideration to be given by Ready Capital to complete the Merger will be determined at the completion of the Merger. Accordingly, the pro forma allocation of total consideration transferred and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the Merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the allocation of total consideration transferred is finalized and those adjustments may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(In Thousands)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Anworth Financial Statement Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$149,847	$37,730	$—		$(97,397)	C1	$90,180
Restricted cash	46,204	123,991	—		—		170,195
Loans, net	1,393,139	—	123,247	a	—		1,516,386
Loans, held for sale, at fair value	348,719	—	—		—		348,719
Mortgage backed securities, at fair value	90,427	—	198,586	b	—		289,013
Loans eligible for repurchase from Ginnie Mae	237,542	—	—		—		237,542
Investment in unconsolidated joint venture	69,204	—	—		—		69,204
Purchased future receivables, net	16,659	—	—		—		16,659
Derivative instruments	20,849	1,609	—		—		22,458
Servicing rights	110,045	—	—		—		110,045
Other assets	98,614	—	13,134	c, d, e	—		111,748
Available-for-sale Agency MBS at fair value	—	1,609,761	—		—		1,609,761
Trading Non-Agency MBS at fair value	—	198,586	(198,586)	b	—		—
Residential mortgage loans held-for-securitization, net	—	123,247	(123,247)	a	—		—
Residential mortgage loans held-for-investment through consolidated securitization trusts, net	—	317,887	(317,887)	g	—		—
Interest receivable	—	6,995	(6,995)	c	—		—
Real estate, held for sale	45,063	—	12,827	f	—		57,890
Right to use asset-operating lease	—	852	(852)	d	—		—
Residential real estate	—	12,827	(12,827)	f	—		—
Prepaid expenses and other assets	—	5,287	(5,287)	e	—		—
Assets of consolidated VIEs	2,691,198	—	317,887	g	—		3,009,085
Total Assets	$5,317,510	$2,438,772	$—		$(97,397)		$7,658,885
Liabilities
Secured borrowings	1,176,621	—	1,566,315	h, i	—		2,742,936
Securitized debt obligations of consolidated VIEs, net	2,059,114	—	309,173	j	—		2,368,287
Convertible notes, net	111,855	—	—		—		111,855
Senior secured notes, net	179,572	—	—		—		179,572
Corporate debt, net	150,658	—	37,380	k	—		188,038
Guaranteed loan financing	421,183	—	—		—		421,183
Liabilities for loans eligible for repurchase from Ginnie Mae	237,542	—	—		—		237,542
Derivative instruments	7,774	88,723	—		—		96,497
Dividends payable	16,934	—	7,254	l, m	—		24,188
Dividends payable on preferred stock	—	2,297	(2,297)	l	—		—
Dividends payable on common stock	—	4,957	(4,957)	m	—		—
Accrued interest payable	—	5,227	(5,227)	n	—		—

(In Thousands)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Anworth Financial Statement Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Repurchase agreements	—	1,464,593	(1,464,593)	h	—		—
Warehouse line of credit	—	101,722	(101,722)	i	—		—
Asset-backed securities issued by securitization trusts	—	309,173	(309,173)	j	—		—
Junior subordinated notes	—	37,380	(37,380)	k	—		—
Derivative counterparty margin	—	1,330	—		—		1,330
Accrued expenses and other liabilities	—	3,129	(3,129)	o	—		—
Long-term lease obligation	—	852	(852)	p	—		—
Accounts payable and other accrued liabilities	132,087	—	9,208	n, o, p	—		141,295
Total Liabilities	$4,493,340	$2,019,383	$—		$—		$6,512,723
Stockholders’ Equity
Preferred stock, par value $0.0001 per share; 50,000,000 shares authorized:
Ready Capital Series C Cumulative Convertible Preferred Stock	—	—	—		19,455	C2	19,455
Ready Capital Series B Cumulative Preferred Stock	—	—	—		46,537	C3	46,537
Ready Capital Series D Cumulative Redeemable Preferred Stock	—	—	—		48,626	C4	48,626
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized:
Anworth Series B Cumulative Convertible Preferred Stock	—	19,455	—		(19,455)	C2	—
Anworth Series A Cumulative Preferred Stock	—	46,537	—		(46,537)	C3	—
Anworth Series C Cumulative Redeemable Preferred Stock	—	48,626	—		(48,626)	C4	—
Ready Capital Common stock	5	—	—		2	C5	7
Anworth Common stock	—	991	—		(991)	C5	—
Ready Capital Additional paid-in capital	846,960	—	—		245,525	C5 – C9	1,092,485
Anworth Additional paid-in capital	—	984,006	—		(984,006)	C6	—
Ready Capital Retained earnings (deficit)	(31,779)	—	—		(37,349)	C1	(69,128)
Anworth Retained earnings (deficit)	—	(741,930)	—		741,930	C7	—
Ready Capital Accumulated other comprehensive income (loss)	(9,916)	—	—		—		(9,916)
Anworth Accumulated other comprehensive income (loss)	—	61,704	—		(61,704)	C8	—
Total stockholders’ equity	805,270	419,389	—		(96,594)		1,128,066
Non-controlling interests	18,900	—	—		(803)	C1, C9	18,097
Total Stockholders’ Equity	$824,170	$419,389	$—		$(97,397)		$1,146,162
Total Liabilities and Stockholders’ Equity	$5,317,510	$2,438,772	$—		$(97,397)		$7,658,885
Common shares outstanding	54,175,648	99,140,394	—		16,774,328		70,949,976
Book value per common share	$14.86	$3.04	—		—		$14.28

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(In Thousands, except share data)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Anworth Financial Statement Reclass (B)		Pro Forma Merger Adjustments	Pro Forma Combined
Interest income	$193,826	$—	$68,825	q, r, s, t, u	$—	$262,651
Interest – Agency MBS	—	38,822	(38,822)	q	—	—
Interest – Non-Agency MBS	—	13,233	(13,233)	r	—	—
Interest-securitized residential mortgage loans	—	11,747	(11,747)	s	—	—
Interest-residential mortgage loans held-for-securitization	—	4,840	(4,840)	t	—	—
Other interest income	—	183	(183)	u	—	—
Interest expense	(134,162)	—	(39,541)	v, w, x, y	—	(173,703)
Interest expense on repurchase agreements	—	(23,633)	23,633	v	—	—
Interest expense on asset-backed securities	—	(11,265)	11,265	w	—	—
Interest expense on warehouse line of credit	—	(3,430)	3,430	x	—	—
Interest expense on junior subordinated notes	—	(1,213)	1,213	y	—	—
Net interest income before provision for loan losses	$59,664	$29,284	$—		$—	$88,948
Provision for loan losses	(34,984)	(620)	—		—	(35,604)
Net interest income after provision for loan losses	$24,680	$28,664	$—		$—	$53,344
Non-interest income
Residential mortgage banking activities	192,757	—	—		—	192,757
Net realized gains on financial instruments and real estate owned	22,118	—	(39,384)	bb, cc, dd	—	(17,266)
Net unrealized losses on financial instruments	(43,762)	—	(108,749)	aa	—	(152,511)
Servicing income, net	27,193	—	—		—	27,193
Income on purchased future receivables, net	13,917	—	—		—	13,917
Loss on unconsolidated joint ventures	(1,035)	—	—		—	(1,035)
Other income	40,163	—	1,256	z	—	41,419
Income-rental properties	—	1,256	(1,256)	z	—	—
Realized net gain on sales of available-for-sale Agency MBS	—	15,805	(15,805)	cc	—	—
Net gain on Agency MBS held as trading investments	—	2,840	(2,840)	aa	—	—
Net loss on Non-Agency MBS held as trading investments	—	(20,617)	20,617	aa	—	—
Realized net loss on sales of available- for-sale Non-Agency MBS	—	(55,390)	55,390	bb	—	—
Gain on sale of residential properties	—	201	(201)	dd	—	—
Loss on derivatives, net	—	(90,972)	90,972	aa	—	—
Gain on bargain purchase	—	—	—		—	—
Total non-interest income	$251,351	$(146,877)	$—		$—	$104,474

(In Thousands, except share data)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Anworth Financial Statement Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Non-interest expense
Employee compensation and benefits	(73,836)	—	—		—		(73,836)
Allocated employee compensation and benefits from related party	(4,750)	—	—		—		(4,750)
Variable expenses on residential mortgage banking activities	(87,494)	—	—		—		(87,494)
Professional fees	(8,632)	—	—		—		(8,632)
Management fees – related party	(7,941)	(4,254)	—		474	C10	(11,721)
Incentive fees – related party	(4,640)	—	—		—		(4,640)
Loan servicing expense	(24,122)	—	—		—		(24,122)
Merger related expenses	(63)	—	—		—		(63)
Other operating expenses	(41,927)	—	(4,645)	ee, ff	—		(46,572)
General and administrative expense	—	(3,441)	3,441	ee	—		—
Depreciation and amortization	—	(1,204)	1,204	ff	—		—
Total non-interest expense	$(253,405)	$(8,899)	$—		$474		$(261,830)
Income before provision for income taxes	$22,626	$(127,112)	$—		$474		$(104,012)
Income tax provision	(4,116)	—	—		—		(4,116)
Net income (loss)	$18,510	$(127,112)	$—		$474		$(108,128)
Less: Dividends on preferred stock	—	6,892	—		—		6,892
Less: Net income attributable to non-controlling interest	551	—	—		8		559
Net income (loss) attributable to Ready Capital Corporation	$17,959	$(134,004)	$—		$466		$(115,579)
Earnings (loss) per common share – basic	$0.32	$(1.35)	—		—		$(1.64)
Earnings (loss) per common share – diluted	$0.31	$(1.35)	—		—		$(1.64)
Weighted-average shares outstanding
Basic	53,534,497	98,994,576	—		16,774,328		70,308,825
Diluted	53,612,113	98,994,576	—		16,774,328		70,386,441

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
(In Thousands, except share data)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Anworth Financial Statement Reclass (B)		Pro Forma Merger Adjustments	Pro Forma Combined
Interest income	$229,916	$—	$154,395	q, r, s, t, u	$—	$384,311
Interest – Agency MBS	—	90,173	(90,173)	q	—	—
Interest – Non-Agency MBS	—	38,038	(38,038)	r	—	—
Interest-securitized residential mortgage loans	—	20,443	(20,443)	s	—	—
Interest-residential mortgage loans held-for-securitization	—	4,314	(4,314)	t	—	—
Other interest income	—	1,427	(1,427)	u	—	—
Interest expense	(151,880)	—	(118,756)	v, w, x, y	—	(270,636)
Interest expense on repurchase agreements	—	(92,737)	92,737	v	—	—
Interest expense on asset-backed securities	—	(19,771)	19,771	w	—	—
Interest expense on warehouse line of credit	—	(4,148)	4,148	x	—	—
Interest expense on junior subordinated notes	—	(2,100)	2,100	y	—	—
Net interest income before provision for loan losses	$78,036	$35,639	$—		$—	$113,675
Provision for loan losses	(3,684)	—	—			(3,684)
Net interest income after provision for loan losses	$74,352	$35,639	$—		$—	$109,991
Non-interest income
Residential mortgage banking activities	83,539	—	—		—	83,539
Net realized gains on financial instruments and real estate owned	28,958	—	(9,739)	gg, hh, ii	—	19,219
Net unrealized losses on financial instruments	(18,790)	—	(67,705)	jj, kk	—	(86,495)
Servicing income, net	30,665	—	—		—	30,665
Income on purchased future receivables, net	2,362	—	—		—	2,362
Income on unconsolidated joint ventures	6,088	—	—		—	6,088
Other income	11,078	—	1,800	z	—	12,878
Income-rental properties	—	1,800	(1,800)	z	—	—
Realized net loss on sales of available-for-sale MBS	—	(3,983)	3,983	gg	—	—
Realized net loss on sales of Agency MBS held as trading investments	—	(5,787)	5,787	hh	—	—
Unrealized gain on Agency MBS held as trading investments	—	17,036	(17,036)	jj	—	—
Impairment charge on Non-Agency MBS	—	(2,108)	—		—	(2,108)
Gain on sale of residential properties	—	31	(31)	ii	—	—
Loss on derivatives, net	—	(84,741)	84,741	kk	—	—
Gain on bargain purchase	30,728	—	—		—	30,728
Total non-interest income	$174,628	$(77,752)	$—		$—	$96,876

(In Thousands, except share data)	Ready Capital Corporation (Accounting Acquirer)	Anworth (Accounting Acquiree)	Anworth Financial Statement Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Non-interest expense
Employee compensation and benefits	(51,237)	—	—		—		(51,237)
Allocated employee compensation and benefits from related party	(5,473)	—	—		—		(5,473)
Variable expenses on residential mortgage banking activities	(51,760)	—	—		—		(51,760)
Professional fees	(7,434)	—	—		—		(7,434)
Management fees – related party	(9,578)	(6,699)	—		745	C10	(15,532)
Incentive fees – related party	(106)	—	—		—		(106)
Loan servicing expense	(17,976)	—	—		—		(17,976)
Merger related expenses	(7,750)	—	—		—		(7,750)
Other operating expenses	(33,162)	—	(6,607)	ee, ff	—		(39,769)
General and administrative expense	—	(5,090)	5,090	ee	—		—
Depreciation and amortization	—	(1,517)	1,517	ff	—		—
Total non-interest expense	$(184,476)	$(13,306)	$—		$745		$(197,037)
Income before provision for income taxes	$64,504	$(55,419)	$—		$745		$9,830
Income tax benefit	10,552	—	—		—		10,552
Net income (loss)	$75,056	$(55,419)	$—		$745		$20,382
Less: Dividends on preferred stock	—	9,189	—		—		9,189
Less: Net income attributable to non-controlling interest	2,088	—	—		14		2,102
Net income (loss) attributable to Ready Capital Corporation	$72,968	$(64,608)	$—		$731		$9,091
Earnings (loss) per common share – basic	$1.72	$(0.65)	—		—		$0.15
Earnings (loss) per common share – diluted	$1.72	$(0.65)	—		—		$0.15
Weighted-average shares outstanding
Basic	42,011,750	98,739,000	—		16,685,776		58,697,526
Diluted	42,047,648	98,739,000	—		16,685,776		58,733,424

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(A) Basis of Presentation
Under the terms of the Merger Agreement, in connection with the Merger, each outstanding share of Anworth Common Stock will be converted into the right to receive (i) a number of shares of Ready Capital Common Stock based on an assumed exchange ratio of 0.1688 (“Exchange Ratio”), and (ii) $0.61 in cash minus the Per Share Excess Amount (if any), in each case, subject to adjustment as provided in the Merger Agreement. The Per Share Excess Amount means an amount per share by which certain termination and transaction expenses of Anworth exceed $32.5 million, if any. In addition, each share of Anworth Series A Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series B Preferred Stock, each share of Anworth Series B Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series C Preferred Stock and each share of Anworth Series C Preferred Stock will be converted into the right to receive one share of newly classified Ready Capital Series D Preferred Stock.
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the total consideration transferred to identifiable net assets acquired and the excess merger consideration to goodwill in equity. The allocation of the total consideration transferred in the unaudited pro forma condensed combined financial information is based upon total consideration transferred of approximately $385.3 million. This amount was calculated as described above in accordance with the Merger Agreement, based on a price per Ready Capital Common Stock of $12.52, which represents the closing price of Ready Capital Common Stock on February 4, 2021. The valuation of the shares to be issued will be based on the trading price of Ready Capital Common Stock at the effective time of the Merger. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to the goodwill.
Calculation of Preliminary Estimated Total Consideration Transferred (in thousands, except share and per share data)
Anworth total stockholders’ equity at September 30, 2020	$419,389
Less: Merger transaction expenses – Anworth	(36,817)
Anworth adjusted book value	$382,572
Shares issued	16,774,328
Market price as of February 4, 2021	$12.52
Estimated total consideration transferred based on value of shares issued	$210,015
Cash transferred	$60,618
Value of Preferred Shares transferred	114,618
Estimated total consideration transferred	$385,251
Total estimated goodwill	$(2,679)
Goodwill represents the excess of the total consideration transferred over the fair value of the underlying net assets acquired and liabilities assumed. This determination of goodwill is preliminary and is subject to change when the evaluation is complete.
(B) Accounting Presentation and Policies
Financial Statement Reclassifications
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Ready Capital. Certain balances from the consolidated financial statements of Anworth were reclassified to conform the presentation to that of Ready Capital.
The following Balance Sheet reclassifications have been made from Anworth’s balance sheet information derived from its unaudited balance sheet at September 30, 2020 that was included in its Quarterly Report on

Form 10-Q for the quarter then ended, which was filed with the Securities and Exchange Commission on November 5, 2020:
Assets:
a)
Reclassified Residential mortgage loans held-for-securitization, net to Loans, net

b)
Reclassified Trading Non-Agency MBS at fair value to Mortgage backed securities, at fair value

c)
Reclassified Interest receivable to Other assets

d)
Reclassified Right to use asset-operating lease to Other assets

e)
Reclassified Prepaid expenses and other assets to Other assets

f)
Reclassified Residential real estate to Real estate, held for sale

g)
Reclassified Residential mortgage loans held-for-investment through consolidated securitization trusts, net to Assets of consolidated VIEs

Liabilities:
h)
Reclassified Repurchase agreements to Secured borrowings

i)
Reclassified Warehouse line of credit to Secured borrowings

j)
Reclassified Asset-backed securities issued by securitization trusts to Securitized debt obligations of consolidated VIEs, net

k)
Reclassified Junior subordinated notes to Corporate debt, net

l)
Reclassified Dividends payable on preferred stock to Dividends payable

m)
Reclassified Dividends payable on common stock to Dividends payable

n)
Reclassified Accrued interest payable to Accounts payable and other accrued liabilities

o)
Reclassified Accrued expenses and other liabilities to Accounts payable and other accrued liabilities

p)
Reclassified Long-term lease obligation to Accounts payable and other accrued liabilities

The following Statement of Income reclassifications have been made from Anworth’s income statement information derived from its unaudited statement of operations for the nine months ended September 30, 2020 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, which was filed with the Securities and Exchange Commission on November 5, 2020:
Interest Income:
q)
Reclassified Interest-Agency MBS to Interest income

r)
Reclassified Interest-Non-Agency MBS to Interest income

s)
Reclassified Interest-securitized residential mortgage loans to Interest income

t)
Reclassified Interest-residential mortgage loans held-for-securitization to Interest income

u)
Reclassified Other interest income to Interest income

v)
Reclassified Interest expense on repurchase agreements to Interest expense

w)
Reclassified Interest expense on asset-backed securities to Interest expense

x)
Reclassified Interest expense on warehouse line of credit to Interest expense

y)
Reclassified Interest expense on junior subordinated notes to Interest expense

z)
Reclassified Income-rental properties to Other income

aa)
Reclassified Net gain on Agency MBS held as trading investments, Net loss on Non-Agency MBS held as trading investments and Loss on Derivatives, net to Net unrealized losses on financial instruments

bb)
Reclassified Realized net loss on sales of available-for-sale Non-Agency MBS to Net realized gains on financial instruments and real estate owned

cc)
Reclassified Realized net gain on sales of available-for-sale Agency MBS to Net realized gains on financial instruments and real estate owned

dd)
Reclassified Gain on sale of residential properties to Net realized gains on financial instruments and real estate owned

ee)
Reclassified General and administrative expense to Other operating expenses

ff)
Reclassified Depreciation and amortization to Other operating expenses

gg)
Reclassified Realized net loss on sales of available-for-sale MBS to Net realized gains on financial instruments and real estate owned

hh)
Reclassified Realized net loss on sales of Agency MBS held as trading investments to Net realized gains on financial instruments and real estate owned

ii)
Reclassified Gain on sale of residential properties to Net realized gains on financial instruments and real estate owned

jj)
Reclassified Unrealized gain on Agency MBS held as trading investments to Net unrealized losses on financial instruments

kk)
Reclassified Loss on derivatives, net to Net unrealized losses on financial instruments

(C) Pro Forma Merger Adjustments
The unaudited pro forma combined balance sheet as of September 30, 2020 reflects the following adjustments:
C1)
Adjustment relates to the recognition and payment of estimated one-time merger obligations and estimated total costs of $97.4 million including:

a)
transaction, including termination fees, costs related to the Merger of $36.8 million paid by Ready Capital, the accounting acquirer, allocated $36.0 million to common stockholders and $0.8 million to Non-controlling interests

b)
cash consideration of $60.6 million paid by Ready Capital, the accounting acquirer, of $0.61 per historical Anworth common share

C2)
Adjustment of $19.5 million relates to the elimination of Anworth Series B Preferred Stock and the issuance of Ready Capital Series C Preferred Stock

C3)
Adjustment of $46.5 million relates to the elimination of Anworth Series A Preferred Stock and the issuance of Ready Capital Series B Preferred Stock

C4)
Adjustment of $48.6 million relates to the elimination of Anworth Series C Preferred Stock and the issuance of Ready Capital Series D Preferred Stock

C5)
Adjustment of $991 thousand relates to the elimination of Anworth historical common stock, $0.01 par value, and the issuance of new Ready Capital Common Stock, $0.0001 par value

C6)
Adjustment of $984.0 million relates to the elimination of Anworth historical additional paid-in capital

C7)
Adjustment of $741.9 million relates to the elimination of Anworth historical retained deficit

C8)
Adjustment of $61.7 million relates to the elimination of Anworth historical accumulated other comprehensive income

C9)
Adjustment relates to goodwill of $1.3 million, allocated $1.3 million to common stockholders and $22 thousand to Non-controlling interest

C10)
Adjustment relates to the impact of the management fees under the Ready Capital management agreement

Ready Capital believes all Anworth balance sheet accounts approximate fair value. There is no tax impact relating to income items, as they are included in non taxable entities.
The table below shows a range of total consideration transferred and corresponding bargain purchase gain (goodwill) based on hypothetical per share prices of Ready Capital Common Stock:
(in thousands, other than per share data)	20% Decrease	10% Decrease	Current share price	10% Increase	20% Increase
Price per Ready Capital Common stock	$10.02	$11.27	$12.52	$13.77	$15.02
Total consideration transferred	$343,248	$364,249	$385,251	$406,252	$427,254
Bargain purchase gain (goodwill)	$39,324	$18,323	$(2,679)	$(23,680)	$(44,682)
The total consideration transferred are calculated based on 16,774,328 shares of Ready Capital Common Stock to be issued after giving effect to the Exchange Ratio described above. Each 10% increase (decrease) in the per share price of Ready Capital Common Stock will result in a $21.0 million increase (decrease) in the total consideration transferred, substantially all of which is expected to be recorded as a decrease (increase) in the amount of the bargain purchase gain or goodwill recorded in the transaction.
Earnings Per Share
The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the assumed Exchange Ratio, as follows (in thousands, except share data):
	For the nine months ended September 30, 2020	For the year ended December 31, 2019
Numerator:
Net income attributable to common stockholders – Ready Capital	$17,959	$72,968
Net loss attributable to common stockholders – Anworth	(134,004)	(64,608)
Pro Forma Merger Adjustments	466	731
Net income attributable to common stockholders – Combined Company	$(115,579)	$9,091
Denominator:
Ready Capital weighted average common shares outstanding – basic	53,534,497	42,011,750
Ready Capital Common Stock to be issued to Anworth stockholders	16,774,328	16,685,776
Pro forma weighted average common shares outstanding – basic	70,308,825	58,697,526
Effect of dilutive shares	77,616	35,898
Pro forma weighted average common shares outstanding – diluted	70,386,441	58,733,424

	For the nine months ended September 30, 2020	For the year ended December 31, 2019
Basic per common share data:
Net income (loss) per weighted average common share	$(1.64)	$0.15
Diluted per common share data:
Net income (loss) per weighted average common share	$(1.64)	$0.15

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
READY CAPITAL CORPORATION,
RC MERGER SUBSIDIARY, LLC
and
ANWORTH MORTGAGE ASSET CORPORATION
Dated as of December 6, 2020

A-i

A-ii

Annex A
Certain Definitions

Annex B
Articles Supplementary of Parent Series B Preferred Stock

Annex C
Articles Supplementary of Parent Series C Preferred Stock

Annex D
Articles Supplementary of Parent Series D Preferred Stock

Exhibit A
Form of Amendment to the Company Management Agreement

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2020 (this “Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”).
WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REITs”);
WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of independent directors of the Company (the “Company Special Committee”) formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), has unanimously (i) determined that this Agreement and the Transactions, including the merger of the Company with and into Merger Sub (the “Merger”), are in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) recommended that the Company Stockholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock pursuant to this Agreement (collectively, the “Parent Stock Issuance”), are in the best interests of Parent and its stockholders (the “Parent Stockholders”), (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the issuance of the shares of Parent Common Stock to be issued in the Merger (the “Parent Common Stock Issuance”);
WHEREAS, the sole member of Merger Sub, in its capacity as the sole member of Merger Sub (the “Merger Sub Sole Member”), has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub; (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable; (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken by the Merger Sub Sole Member for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;
WHEREAS, the external manager of Parent, Waterfall Asset Management, LLC (“Parent Manager”), has agreed, in a separate agreement of even date herewith with Parent (the “Parent Management Agreement Amendment”), to reduce its base management fee under the Parent Management Agreement by $1,000,000 for each of the first four fiscal quarters following the Effective Time;
WHEREAS, the Company Manager has agreed, in a separate agreement of even date herewith with the Company in substantially the form attached hereto as Exhibit A (the “Amendment to the Company Management Agreement”), to amend the Company Management Agreement to provide that the Company Management Agreement will terminate effective as of the Effective Time, on the terms and conditions set forth therein;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
1.1   Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
1.2   Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Section
Agreement	Preamble
Amendment to the Company Management Agreement	Recitals
Articles of Merger	2.2(b)
Book-Entry Shares	3.3(b)(i)
Cancelled Shares	3.1(b)(v)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Additional Dividend Amount	6.19(a)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)
Company Contracts	3.2(b)
Company DER Consideration	3.2(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Dividend Equivalent Right	3.2(b)
Company Material Adverse Effect	4.1(a)
Company Permits	4.9
Company Plans	4.10(a)
Company SEC Documents	4.5(a)
Company Series A Preferred Stock	3.1(b)(iii)
Company Series B Preferred Stock	3.1(b)(iii)
Company Series C Preferred Stock	3.1(b)(iii)
Company Special Committee	Recitals
Company Stockholders	Recitals
Company Stockholders Meeting	4.4
Confidentiality Agreement	6.7(b)
Creditors’ Rights	4.3(a)

Definition	Section
Delaware LLC Act	2.1
Delaware Secretary of State	2.2(b)
e-mail	9.3
Effective Time	2.2(b)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Forfeited Phantom Shares	3.2(a)
GAAP	4.5(b)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Joint Proxy Statement	4.4
Letter of Transmittal	3.3(b)(i)
Leverage Covenants	6.1(a)(xiv)
Maryland Courts	9.7(b)
Maryland Department	2.2(b)
Material Company Insurance Policies	4.17
Material Parent Insurance Policies	5.17
Merger	Recitals
Merger Filings	2.2(b)
Merger Sub	Preamble
Merger Sub Sole Member	Recitals
MGCL	2.1
Operating Partnership	2.1
Parent	Preamble
Parent Additional Dividend Amount	6.19(b)
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Change of Recommendation	6.4(b)
Parent Common Stock Issuance	Recitals
Parent Contracts	5.16(b)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Management Agreement Amendment	Recitals
Parent Manager	Recitals
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Stockholders	Recitals
.pdf	9.5

Definition	Section
Per Share Common Merger Consideration	3.1(b)(i)
Per Share Preferred Merger Consideration	3.1(b)(iii)
Per Share Preferred Series B Merger Consideration	3.1(b)(iii)
Per Share Preferred Series C Merger Consideration	3.1(b)(iii)
Per Share Preferred Series D Merger Consideration	3.1(b)(iii)
Per Share Stock Consideration	3.1(b)(i)
Phantom Share Consideration	3.2(a)
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(i)(i)
Registration Statement	4.8
REITs	Recitals
Remedial Measures	6.1(b)(xiv)
Surviving Company	2.1
Taxable REIT Subsidiary	4.1(b)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.15
Transactions	Recitals
Vesting Phantom Shares	3.2(a)
ARTICLE II.
THE MERGER
2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the surviving limited liability company (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”). Immediately following the Merger, Parent shall contribute the Surviving Company to Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), in exchange for partnership interests in the Operating Partnership.
2.2   Closing.
(a)   The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.
(b)   As soon as practicable on the Closing Date after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) and filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger,” together with the Certificate of Merger, the “Merger Filings”) in connection with the Merger, each in such form as is required by, and executed in accordance with, the Delaware LLC Act and MGCL, respectively, and the parties shall make all other filings or recordings required under the Delaware LLC Act and MGCL in connection with the Merger. The Merger shall become effective at the time specified in the Merger Filings (not to exceed 30 days after the later of the filing of the Certificate of Merger with the Delaware Secretary of State or the filing of the Articles of Merger with the Maryland Department), and following the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of Articles of Merger with the Maryland Department (such date and time the Merger becomes effective, the “Effective Time”).
2.3   Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114 thereof, and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
2.4   Organizational Documents.   At the Effective Time, the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Company, until thereafter amended, subject to Section 6.10(b), in accordance with their respective terms and applicable Law.
2.5   Managers and Officers of the Surviving Company.   From and after the Effective Time, the managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Company, and such managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.6   Directors of Parent.   Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, the size of the Parent Board is increased by one member, and Dominique Mielle (the “Company Director Designee”) is appointed to the Parent Board; provided that the Company Director Designee has provided a satisfactorily completed directors’ questionnaires to Parent prior to such appointment. In the event that the Company Director Designee is unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute who is a current independent director of the Company shall be designated by the Company on the earlier to occur of (a) five Business Days after the date that the Company Director Designee is determined to be unable to serve or informs the Company that she is unwilling to serve and (b) the fifth Business Day prior to the Closing Date, which substitute member shall be deemed to be a Company Director Designee for purposes of this Agreement. Any such substitute Company Director Designee shall be reasonably acceptable to the Parent Board. The Company Director Designee must (i) satisfy the director qualification standards set forth in the Corporate Governance Guidelines of Parent, (ii) meet the qualifications of an “independent director” under the rules of the NYSE and (iii) provide to Parent the information required by Article II, Section 11 of the Company’s Amended and Restated Bylaws regarding such Company Director Designee, and shall be elected or appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase to serve until the first annual meeting of stockholders following the Closing or until their successors are elected and qualified. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designee. The obligations of Parent and the Surviving Company under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designee unless (x) such termination or modification is required by applicable Law or (y) the Company Director Designee has consented in writing to such termination or modification (it being expressly agreed that the Company Director Designee shall be a third-party beneficiary of this Section 2.6).
2.7   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.

ARTICLE III.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
MERGER SUB; EXCHANGE
3.1   Effect of the Merger on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a)   Membership Interests of Merger Sub.   All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.
(b)   Capital Stock of the Company.
(i)   Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent (A) that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) and (B) the Per Share Cash Consideration (together with the Per Share Stock Consideration, the “Per Share Common Merger Consideration”).
(ii)   All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Per Share Common Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(iii)   Subject to the other provisions of this Article III, (A) each share of the Company’s 8.625% Series A Cumulative Preferred Stock, $0.01 par value per share (“Company Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive one newly issued share of Parent Series B Preferred Stock (the “Per Share Preferred Series B Merger Consideration”), (B) each share of the Company’s 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (“Company Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive one newly issued share of Parent Series C Preferred Stock (the “Per Share Preferred Series C Merger Consideration”), and (C) each share of the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Company Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive one newly issued share of Parent Series D Preferred Stock (the “Per Share Preferred Series D Merger Consideration” and, together with the Per Share Preferred Series B Merger Consideration and Per Share Preferred Series C Merger Consideration, the “Per Share Preferred Merger Consideration”).
(iv)   All such shares of Company Preferred Stock, when so converted pursuant to Section 3.1(b)(iii), shall automatically be canceled and cease to exist. Each holder of a share of Company Preferred Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Preferred Merger Consideration therefor upon the surrender of such share of Company Preferred Stock in accordance with Section 3.3.
(v)   All shares of Company Common Stock or Company Preferred Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).
(c)   Adjustment to Merger Consideration and Phantom Share Consideration.   The Merger Consideration and Phantom Share Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
3.2   Treatment of Company Equity-Based Awards.
(a)   Company Phantom Shares.   Each Vesting Phantom Share shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, become fully vested and then immediately cancelled in exchange for the right to receive the Per Share Common Merger Consideration with respect to such Vesting Phantom Share (the “Phantom Share Consideration”), subject to applicable income and employment tax withholdings; provided, however, that any payments or settlement in respect of such Vesting Phantom Shares hereunder shall be subject to the terms and conditions governing the Vesting Phantom Shares award agreement and the applicable Company Equity Compensation Plan and all payments shall comply with the requirements of Section 409A of the Code. The Phantom Share Consideration paid with respect to Vesting Phantom Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Vesting Phantom Shares, as applicable, and on and after the Effective Time, any holder of Vesting Phantom Shares shall have no further rights with respect thereto, other than the right to receive the Phantom Share Consideration as provided in this Section 3.2(a). Each Forfeited Phantom Share shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be immediately cancelled without consideration, and any holder of a Forfeited Phantom Share shall have no further rights with respect thereto. For purposes of this Agreement, “Vesting Phantom Shares” means the Company Phantom Shares other than the Forfeited Phantom Shares that are outstanding immediately prior to the Effective Time. The “Forfeited Phantom Shares” means the Company Phantom Shares set forth on Schedule 3.2(a) of the Company Disclosure Letter.
(b)   Company Dividend Equivalent Rights.   Each Company Dividend Equivalent Right that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and no longer have any force or effect; provided, however, that any accrued amounts that have not yet been paid with respect to such Company Dividend Equivalent Right as of immediately prior to the Effective Time (the “Company DER Consideration”) shall be paid to the holder thereof at the Effective Time (or as soon as practicable thereafter but in no event later than the first payroll date following the Effective Time), less applicable income and employment tax withholdings. The Company DER Consideration paid with respect to Company Dividend Equivalent Rights in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Dividend Equivalent Rights, as applicable, and on and after the Effective Time, any holder of Company Dividend Equivalent Rights shall have no further rights with respect thereto, other than the right to receive the Company DER Consideration as provided in this Section 3.2(b).
(c)   Prior to the Effective Time, the Company shall take such actions as are deemed necessary by the Company to effectuate the treatment of the Company Phantom Shares and Company Dividend Equivalent Rights pursuant to the terms of Sections 3.2(a) and 3.2(b), including, without limitation, obtaining any consents from holders of Company Phantom Shares as deemed necessary by Parent, and to terminate the Company Equity Compensation Plans as of the Effective Time. Prior to making any written communications to the holders of Company Phantom Shares and Company Dividend Equivalent Rights related to the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall give reasonable and good faith consideration to any comments made by Parent.
3.3   Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock and Company Preferred Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration, the Phantom Share Consideration, and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g) to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, Company Preferred Stock and Vesting Phantom Shares, for issuance in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable to the holders of Company Common Stock or Vesting Phantom Shares outstanding immediately prior to the Effective Time pursuant to Sections 3.1 and 3.2(a) and (ii) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and the Phantom Share Consideration contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock and Vesting Phantom Shares (as applicable) pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock and Parent Preferred Stock deposited with the Exchange Agent (including any cash deposited to pay for fractional shares in accordance with Section 3.3(h) or any dividends or other distributions in accordance with Section 3.3(g) and the Phantom Share Consideration) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Stock, Company Preferred Stock and Vesting Phantom Shares for the Merger Consideration and the Phantom Share Consideration (as applicable) and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b)   Exchange Procedures.
(i)   As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represents shares of Company Common Stock or Company Preferred Stock, as applicable (the “Certificates”) or (B) shares of Company Common Stock or Company Preferred Stock or Vesting Phantom Shares, as applicable, represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 or 3.2(a) into the right to receive the applicable Merger Consideration or Phantom Share Consideration at the Effective Time, (1) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock, Vesting Phantom Shares and Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (2) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration or Phantom Share Consideration set forth in Section 3.1 or 3.2(a).

(ii)   Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration or Phantom Share Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and Parent Preferred Stock included in such Merger Consideration or Phantom Share Consideration shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration or Phantom Share Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the applicable Merger Consideration or Phantom Share Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Company Preferred Stock or Vesting Phantom Shares, as applicable, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration or Phantom Share Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration or Phantom Share Consideration payable in respect of such shares of Company Common Stock and Company Preferred Stock and Vesting Phantom Shares, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)   Termination of Rights.   All Merger Consideration, Phantom Share Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock and Company Preferred Stock and Vesting Phantom Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Preferred Stock or Vesting Phantom Shares, as applicable. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged for the applicable Merger Consideration or Phantom Share Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock or Vesting Phantom Shares, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed on the 365th day after the Closing Date shall be delivered to the Surviving Company upon demand, and any former holder of Company Common Stock, Company Preferred Stock or Vesting Phantom Shares who has not theretofore received the applicable Merger Consideration or Phantom Share Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration, Phantom Share

Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration or Phantom Share Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen, or Destroyed Certificates.   If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g).
(g)   Distributions with Respect to Parent Common Stock or Parent Preferred Stock.   No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Parent Common Stock.   No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Vesting Phantom Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the volume weighted average prices of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock or Vesting Phantom Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent or the Exchange Agent hereunder, (B) the Company DER Consideration and (C) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
4.1   Organization, Standing and Power.
(a)   Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.
(b)   Schedule 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock, and (iv) the amount of its outstanding capital stock.

4.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of Company Preferred Stock. At the close of business on September 30, 2020: (A) 99,140,394 shares of Company Common Stock were issued and outstanding; (B) 1,919,378 shares of the Company Series A Preferred Stock were issued and outstanding; (C) 779,743 shares of the Company Series B Preferred Stock were issued and outstanding; (D) 2,010,278 shares of the Company Series C Preferred Stock were issued and outstanding; (E) 379,165 Company Phantom Shares were issued and outstanding, 70,000 of which are Vested Phantom Shares and 309,165 of which are Forfeited Phantom Shares; (F) 754,611 Company Dividend Equivalent Rights were issued and outstanding; and (G) 1,620,835 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Compensation Plans. Except as set forth in this Section 4.2, at the close of business on September 30, 2020, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.
(b)   All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on September 30, 2020, except as set forth in this Section 4.2, the DRSPP and the Organizational Documents of the Company, and except for the Company Phantom Shares and the Company Dividend Equivalent Rights, and stock grants or other awards granted in accordance with Section 6.1, there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.
(c)   Except as set forth in Section 4.2(c) of the Company Disclosure Letter, the Company has not exempted any Person from the share ownership limits set forth in the Organizational Documents of the Company or established or increased an “excepted holder limit,” which exemption or “excepted holder limit” remains in effect.
(d)   All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).
4.3   Authority; No Violations; Approvals.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval, (ii) the

filing of the Articles of Merger with, and acceptance for record by, the Maryland Department and (iii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, acting upon the unanimous recommendation of the Company Special Committee, (A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (C) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (D) made the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded or modified in any way. Assuming that the terms of the Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock to be issued to the holders of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, respectively, are as set forth in the articles supplementary in the forms attached hereto as Annex B, Annex C and Annex D, as applicable, (x) no holder of Company Preferred Stock (other than holders of Company Series B Preferred Stock and holders of Company Series C Preferred Stock) shall have the right to convert any of the shares of Company Preferred Stock, as applicable, into Company Common Stock, and (y) the Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions (including the conversion of the Company Preferred Stock in accordance with Section 3.1(b)).
(b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and an adverse effect on the validity of the Merger.
4.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) the filing of Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the Delaware LLC Act; (d) filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and an adverse effect on the validity of the Merger.

4.5   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)   Since December 31, 2018, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.
(c)   Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d)   The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.
4.6   Absence of Certain Changes or Events.
(a)   From January 1, 2020 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b)   From January 1, 2020 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

4.7   No Undisclosed Material Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2019 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
4.9   Company Permits; Compliance with Applicable Law.   The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2019 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Section 4.10, Section 4.11 and Section 4.12.
4.10   Compensation; Benefits.
(a)   Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability or that provide benefits to any individual performing services to the Company or any of its Subsidiaries (the “Company Plans”). True, correct and complete copies of each of the Company Plans and the most current version of any related trust agreements, insurance contracts or other funding arrangements, summary plan descriptions, the most recent Form 5500 filing and the most current version of any applicable IRS determination letters have been furnished or made available to Parent or its Representatives.
(b)   Each Company Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.
(e)   None of the Company or any of its Subsidiaries or any entity which would be deemed to be a single employer with Company or any of its Subsidiaries under Code Section 414 contributes to or has an obligation to contribute to, and no Company Plan is, (i) a plan subject to Title IV of ERISA and/or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement (within the meaning of ERISA 3(40)).
(f)   Except as contemplated by this Agreement or as set forth on Schedule 4.10(f) of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any of their respective officers, employees or consultants, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of any compensation or benefits payable to or in respect of any current or former employee, director or consultant, or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.
(g)   Each Company Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award or benefit, is in compliance, in all material respects, with Section 409A of the Code and no payment or award that has been made to any participant under a Company Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither the Company nor any Subsidiary of the Company (i) has any obligation to reimburse or indemnify any participant in a Company Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any government authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
4.11   Labor Matters.   Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any Subsidiary of the Company is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and have been since January 1, 2019, in compliance with all applicable Laws respecting employment and employment practices, including terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes, as applicable.

4.12   Taxes.
(a)   The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return.
(b)   The Company (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2009 and through and including its taxable year ended December 31, 2019 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2020 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end December 31, 2020 and for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT and, to the knowledge of the Company, no such challenge is pending or has been threatened in writing.
(c)   Each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.
(d)   Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g)   There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(h)   Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

(i)   There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(j)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.
(k)   Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(l)   Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(m)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(n)   Since the Company’s formation, (i) neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(o)   No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(p)   This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.
4.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.
4.14   Intellectual Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.15   Real Property.   Neither the Company nor any Subsidiary of the Company owns any real property, other than as and to the extent disclosed in Schedule 4.15 of the Company Disclosure Letter or the Company SEC Documents filed with the SEC prior to the date hereof. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in Schedule 4.15 of the Company Disclosure Letter or the Company SEC Documents filed with the SEC prior to the date hereof.
4.16   Material Contracts.
(a)   Schedule 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i)   each contract (other than this Agreement) that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;
(ii)   each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely among the Company and its wholly owned Subsidiaries;
(iv)   other than contracts entered into in the ordinary course of business, each contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);
(v)   each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward swap or other hedging transaction of any type, except for contracts entered into for bona fide hedging purposes;
(vi)   each employment contract to which the Company or a Subsidiary of the Company is a party other than at-will arrangements that can be terminated at any time without material liability to the Company or any of its Subsidiaries;
(vii)   each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;
(viii)   each partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(ix)   each contract between or among the Company or any Subsidiary of the Company, on the one hand, and the Company Manager or any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Company Manager, on the other hand;
(x)   each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

(xi)   each vendor, supplier or consulting or similar contract not otherwise described in this Section 4.16(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $50,000 following the Effective Time; and
(xii)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.
(b)   Collectively, the contracts set forth in Schedule 4.16(a) of the Company Disclosure Letter are herein referred to as the “Company Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent.
4.17   Insurance.   To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.18   Opinion of Financial Advisor.   The Company Board has received an opinion from Credit Suisse Securities (USA) LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Per Share Common Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, a copy of which opinion has been (or within two Business Days after the date hereof will be) delivered to Parent for information purposes only.
4.19   Brokers.   Except for the fees and expenses payable to Credit Suisse Securities (USA) LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
4.20   State Takeover Statute.   Neither the Company nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of Parent. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law.
4.21   Investment Company Act.   Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

4.22   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” Section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:
5.1   Organization, Standing and Power.
(a)   Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

(b)   Schedule 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent, including a list of each Subsidiary that is a Qualified REIT Subsidiary, or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Subsidiary.
5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on September 30, 2020: (A) 54,175,648 shares of Parent Common Stock were issued and outstanding; (B) no shares of Pre-Merger Parent Preferred Stock were issued and outstanding; (C) 1,426,426 shares of Parent Common Stock were reserved for issuance pursuant to the 2012 equity incentive plan of Parent (the “Parent Equity Plan”); and (D) 6,876,540 shares of Parent Common Stock were reserved for issuance in connection with the conversion of 7.00% convertible senior notes due 2023. Except as set forth in this Section 5.2, at the close of business on September 30, 2020, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.
(b)   All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in any applicable contracts. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of Parent, free and clear of all Liens, other than Permitted Liens.
(c)   As of the close of business on September 30, 2020, except as set forth in this Section 5.2, and except for changes since September 30, 2020 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.
(d)   As of the date of this Agreement, all of the outstanding limited liability company interests of Merger Sub are validly issued, fully paid and nonassessable and are wholly owned by Parent.
(e)   All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

5.3   Authority; No Violations; Approvals.
(a)   Each of Parent and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary organizational action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub, subject, with respect to consummation of the Merger, the filing of the Certificate of Merger and Articles of Merger with, and acceptance for record by, the Delaware Secretary of State and Maryland Department, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Common Stock Issuance (such recommendation described in clause (iv), the “Parent Board Recommendation”). The Merger Sub Sole Member has (A) (1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. As of the date hereof, none of the foregoing actions by the Parent Board or the Merger Sub Sole Member have been rescinded or modified in any way. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance and Transactions, including the Merger.
(b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and an adverse effect on the validity of the Merger.
5.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) the filing of the Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the Delaware LLC Act; (d) filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and an adverse effect on the validity of the Merger.

5.5   SEC Documents.
(a)   Since December 31, 2018, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.
(c)   Other than any off-balance sheet financings as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d)   Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.
5.6   Absence of Certain Changes or Events.
(a)   From January 1, 2020 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(b)   From January 1, 2020 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.7   No Undisclosed Material Liabilities.   There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2019 (including the notes thereto) contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.8   Information Supplied.   None of the information supplied or to be supplied by Parent or the Parent Manager for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent’s filings with the SEC.
5.9   Parent Permits; Compliance with Applicable Laws.   Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2019 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10, Section 5.11 and Section 5.12.
5.10   Compensation; Benefits.
(a)   Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any liability or that provide benefits to any individual performing services to Parent or any of its Subsidiaries (the “Parent Plans”). True, correct and complete copies of each of the Parent Plans and the most current version of any related trust agreements, insurance contracts or other funding arrangements, summary plan descriptions, the most recent Form 5500 filing and the most current version of any applicable IRS determination letters have been furnished or made available to the Company or its Representatives.

(b)   Each Parent Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.
(e)   None of Parent or any of its Subsidiaries or any entity which would be deemed to be a single employer with Parent or any of its Subsidiaries under Code Section 414 contributes to or has an obligation to contribute to, and no Parent Plan is, (i) a plan subject to Title IV of ERISA and/or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement (within the meaning of ERISA 3(40)).
5.11   Labor Matters.
(a)   As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.
(b)   As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2020, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.12   Taxes.
(a)   Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return.
(b)   Parent (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2019 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2020 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2020 and thereafter; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or has been threatened in writing.
(c)   Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.
(d)   Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g)   There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(h)   Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(i)   There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(j)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.
(k)   Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(l)   Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(m)   Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(n)   Since Parent’s formation, (i) neither Parent nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither Parent not any of its Subsidiaries has incurred any material liability for any other Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.
(o)   No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(p)   Merger Sub has at all times been treated as disregarded as separate from Parent for U.S. federal income tax purposes.
(q)   This Section 5.12 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.
5.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.
5.14   Intellectual Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.15   Real Property.   Neither Parent nor any Subsidiary of Parent owns any real property. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof.
5.16   Material Contracts.
(a)   Schedule 5.16(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i)   other than contracts providing for the acquisition, origination, purchase, sale or divestiture of loans, mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;
(ii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;
(iii)   other than contracts entered into in the ordinary course of business, each contract under which Parent or a Subsidiary of Parent has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Parent or a Subsidiary of Parent);
(iv)   each master agreement under which Parent or a Subsidiary of Parent enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, except for contracts entered into for bona fide hedging purposes;
(v)   each contract between or among Parent or any Subsidiary of Parent, on the one hand, and Parent Manager or any officer, director or Affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Parent Manager, on the other hand; and
(vi)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.16(a) with respect to Parent or Subsidiary of Parent.
(b)   Collectively, the contracts set forth in Schedule 5.16(a) of the Parent Disclosure Letter are herein referred to as the “Parent Contracts.” Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company.
5.17   Insurance.   To the knowledge of Parent, all current, material insurance policies of Parent and each of its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

5.18   Opinion of Financial Advisor.   The Parent Board has received the opinion of Wells Fargo Securities, LLC addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Per Share Common Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, a copy of which opinion has been (or within two Business Days after the date hereof will be) delivered to the Company for information purposes only.
5.19   Brokers.   Except for the fees and expenses payable to Wells Fargo Securities, LLC, which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
5.20   State Takeover Statute.   Neither Parent nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the Company. The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL, (c) to the extent applicable to Parent, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
5.21   Investment Company Act.   Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
5.22   Ownership of Company Capital Stock.   Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company, except as set forth in this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.
5.23   Business Conduct.   Merger Sub was formed on December 3, 2020. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.24   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b)   Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI.
COVENANTS AND AGREEMENTS
6.1   Conduct of Company Business Pending the Merger.
(a)   The Company agrees that, except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors and counterparties and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).
(b)   Except (w) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice at a rate not to exceed $0.05 per share per quarter; (2) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of the Company or such Subsidiary, or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Company Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Phantom Share or other awards granted under the Company Equity Compensation Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of Company Phantom Shares, Company Dividend Equivalent Rights or other awards granted under the Company Equity Compensation Plans to employees, directors and other service providers in amounts and at times consistent with past practice, not to exceed in the aggregate the number of shares (including Company Phantom Shares and Company Dividend Equivalent Rights) set forth on Schedule 6.1(b)(ii) of the Company Disclosure Letter; (C) shares of Company Capital Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i); and (D) the issuance of Company Common Stock in connection with the dividend reinvestment component (but not the optional cash purchase component) of the DRSPP consistent with past practice and in accordance with the terms of the DRSPP existing as of the date hereof;
(iii)   amend the Company’s Organizational Documents or amend the Organizational Documents of any of the Company’s Subsidiaries;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets (other than acquisitions of portfolio assets in the ordinary course consistent with past practice) or any business or any corporation, partnership, association or other business organization or division;
(v)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets, (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) that, if other than in the ordinary course of business consistent with past practice, involve consideration that does not exceed $10,000,000 individually or $25,000,000 in the aggregate or (C) made in the ordinary course of business consistent with past practice;
(vi)   adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;
(vii)   change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries except as required by GAAP or applicable Law;
(viii)   except (A) in the ordinary course of business consistent with past practice, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)   (A) grant any material increases in the compensation payable or to become payable to any of its directors, executive officers or any other employees; or (B) establish any material Employee

Benefit Plan which was not in existence or approved by the Company Board or duly authorized committee thereof prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; provided, however, that no action will be a violation of this Section 6.1(b)(ix) if it is taken (1) pursuant to Section 3.2 or as permitted under Section 6.1(b)(ii), (2) in order to comply with applicable Law, (3) pursuant to a Company Plan existing as of the date hereof, or (4) as otherwise provided in the Amendment to the Company Management Agreement;
(x)   (A) enter into any contract that would be a Company Contract, except in the ordinary course of business consistent with past practice and as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect in a manner which is materially adverse to the Company and its Subsidiaries, taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Transactions, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any Subsidiary of the Company;
(xi)   other than the settlement of any Proceeding reflected or reserved against on the balance sheet of the Company (or in the notes thereto) and that would not reasonably be expected to restrict the operations of the Company and its Subsidiaries, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) involving the payment of monetary damages or other transfer of value by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 individually, or $5,000,000 in the aggregate or involving the award of injunctive or other equitable relief against the Company or any of its Subsidiaries or any admission of wrongdoing;
(xii)   take any action, or fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii)   take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xiv)   other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, (A) the Company shall not take any affirmative action that would result in the Leverage Ratio exceeding the Maximum Leverage Ratio or, if the Leverage Ratio already exceeds the Maximum Leverage Ratio, any affirmative actions to further increase the Leverage Ratio and (B) the Company shall not take any affirmative actions that would result in Liquidity being less than the Minimum Liquidity or, if Liquidity is already less than the Minimum Liquidity, any affirmative actions to further decrease Liquidity (subsections (A) and (B) of this sentence together, the “Leverage Covenants”); provided, further however, that in the event of a breach of the Leverage Covenants, the Company shall, after consultation with Parent, take such steps as may be required to reverse such actions (“Remedial Measures”) within five (5) Business Days of notice of such breach in accordance with Section 6.1(c). The Leverage Covenants shall be tested and certified each Business Day after the date hereto by the Company as part of its daily investment holdings report in accordance with Section 6.1(c). The foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with this clause (xiv);

(xv)   Notwithstanding anything to the contrary in this Agreement, the Company shall not take any affirmative action that would result in the Duration Gap exceeding the Duration Gap Limit or, if the Duration Gap already exceeds the Duration Gap Limit, any affirmative actions to further increase the Duration Gap; provided, however, that in the event of a breach of the foregoing covenant, the Company shall, after consultation with Parent, take Remedial Measures within five Business Days of the notice of such breach in accordance with Section 6.1(c). The Duration Gap shall be tested and certified each Business Day after the date hereto by the Company as part of its daily investment holdings report in accordance with Section 6.1(c);
(xvi)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act; or
(xvii)   agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).
(c)   Within one Business Day after the date hereof, the Company shall deliver a statement that sets forth all of the Company’s holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the date hereof until the Closing Date, the Company shall (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice; provided, however, that the Company shall not purchase any assets except for Agency RMBS, in the ordinary course consistent with past practice, subject to the provisions of Section 6.1(b); (ii) on each Business Day prior to the Closing, participate in a call with the investment personnel of Parent to discuss the status of the Company’s and the Parent’s respective portfolios and planned portfolio management activities (including any actions planned to be taken in the event that the Leverage Ratio exceeds the Maximum Leverage Ratio, Liquidity is less than the Minimum Liquidity or the Duration Gap exceeds the Duration Gap Limit); (iii) consult with the Parent in good faith if the Leverage Ratio exceeds the Maximum Leverage Ratio, the Liquidity is less than the Minimum Liquidity or the Duration Gap exceeds the Duration Gap Limit and will further consult with the Parent in good faith prior to taking any portfolio management activities of the Company, including prior to taking any actions to cure breaches of Section 6.1(b)(xiv) and Section 6.1(b)(xv); and (iv) on each Business Day prior to the Closing, report to Parent all investment and hedging transactions daily to Parent by 5:00 pm New York, New York time on such day which report shall include a daily computation of the Leverage Ratio, Liquidity and the Duration Gap.
(d)   Not earlier than seven (7) Business Days nor later than five (5) Business Days before the Closing, the Company shall deliver a materially accurate forecast of Company Transaction Expenses and Company Termination Expenses, along with a computation of the Excess Amount.
(e)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.
6.2   Conduct of Parent Business Pending the Merger.
(a)   Parent agrees that, except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers (including Parent Manager) suppliers, business relationships, vendors and counterparties and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).
(b)   Except (w) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock; (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent; (4) without duplication of the amounts described in clauses (1) through (3), dividends or other distributions reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of Parent or such Subsidiary, or (5) any dividend to the extent declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of Parent or any Subsidiary of Parent or as contemplated by any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees and directors in amounts and at times consistent with past practice; and (C) issuances of Parent Common Stock at a price (without regard for underwriter discounts and offering and sale expenses) not less than the per share value of the Parent’s net assets as of the date of such issuance in offerings with aggregate proceeds of up to $125,000,000;
(iii)   amend Parent’s Organizational Documents or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than the Company or a wholly owned Subsidiary of Parent, or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, if such action could reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate or finance the Transactions contemplated hereby;

(v)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) that, if other than in the ordinary course of business consistent with past practice, involve consideration that does not exceed $10,000,000 individually or $25,000,000 in the aggregate or (C) made in the ordinary course of business consistent with past practice;
(vi)   adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent (other than Merger Sub) or between or among wholly owned Subsidiaries of Parent (other than Merger Sub);
(vii)   change in any material respect their material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   except (A) in the ordinary course of business, (B) if required by Law, or (C) if and to the extent necessary (1) to preserve Parent’s qualification as a REIT under the Code or the qualification of any Subsidiary of Parent as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)   take any action, or fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(x)   take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xi)   except in accordance with Section 2.6, increase or decrease the size of the Parent Board or enter into any agreement obligating Parent or the Parent Board to nominate any individual for election to the Parent Board or elect any individual to fill any vacancy on the Parent Board;
(xii)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;
(xiii)   modify, amend, terminate or assign, or waive or assign any rights under, the Parent Management Agreement, other than as set forth in the Parent Management Agreement Amendment; or
(xiv)   agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).
(c)   From the date hereof until the Closing Date, Parent shall manage its investment portfolios in all material respects in the ordinary course consistent with past practice.
(d)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.
6.3   No Solicitation by the Company.
(a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal.
(b)   Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal (the taking of any action described in clause (v) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).
(c)   From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within two Business Days thereof), and the Company shall provide to Parent (within such two Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.
(d)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i)   make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;
(ii)   prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if (A) the Company receives a written, bona fide Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (B) such Company Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.3; provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board (or any committee thereof) in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (2) prior to taking any such actions, the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;
(iii)   prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.3, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board (or any committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent; and
(iv)   prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).
(e)   Notwithstanding anything in this Agreement to the contrary, the Company Board (or a committee thereof) shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, prior to taking such action, (i) the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its legal duties as directors under applicable Law, (ii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or a committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would reasonably be likely to be inconsistent with its legal duties as directors under applicable Law.
6.4   No Solicitation by Parent.
(a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to a Parent Competing Proposal.
(b)   Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(d)(ii)), or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal (the taking of any action described in clause (v) of this Section 6.4(b) being referred to as a “Parent Change of Recommendation”).
(c)   From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within two Business Days thereof), and Parent shall provide to the Company (within such two Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing or by electronic transmission provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing or by electronic transmission. Parent shall keep the Company reasonably informed on a current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.
(d)   Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:
(i)   make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(d)(iii) or Section 6.4(e), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;
(ii)   prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) and 6.4(b)(iii) with any Person if (A) Parent receives a written, bona fide Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (B) such Parent Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.4; provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (2) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or is reasonably expected to lead to, a Parent Superior Proposal;
(iii)   prior to receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation, if prior to taking such action (A) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal); and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.4(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company’s revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to the Company; and
(iv)   prior to receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board or any committee thereof to make an informed determination under Section 6.4(d)(ii).
(e)   Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, other than in response to a Parent Competing Proposal (which is addressed in Section 6.4(d)(iii)), to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its legal duties as directors under applicable Law and (ii) Parent shall have given notice to the Company that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation), and either (A) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (B) if the Company within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change of Recommendation would be reasonably likely to be inconsistent with its legal duties as directors under applicable Law.
6.5   Preparation of Joint Proxy Statement and Registration Statement.
(a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto.
(b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further that the Company, in connection with any Company Change of Recommendation, or Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.
(c)   Parent and the Company each shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and, in each case, the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.
6.6   Stockholders Meetings.
(a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.
(b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, the Parent, through the Parent Board, shall recommend to the Parent Stockholders that they vote in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from Parent Stockholders proxies in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent

Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(d)(iii)(B). If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent’s obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation.
(c)   The parties shall use their commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.
6.7   Access to Information.
(a)   Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as such other party may reasonably request, including information about the Company’s financing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.
(b)   The Mutual Non-Disclosure Agreement, dated as of November 8, 2020, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement.
(c)   Prior to the Closing, the Company shall use reasonable best efforts to cause the Company Manager and each Affiliate of the Company Manager to deliver to the Company all contracts and records in the Company Manager’s or any of its Affiliates’ possession or control to the extent (with respect to the contracts) they are contracts to which the Company or any Subsidiary of the Company is a party, and with respect to records, to the extent they pertain to the business of the Company and its Subsidiaries; provided that, for the avoidance of doubt, such records shall not include records that are the owned property of the Company Manager and are not owned property of the Company or any of its Subsidiaries.
6.8   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.
(b)   In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.
(c)   In connection with obtaining any approval or consent from any Person with respect to the Merger, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.
6.9   Employee Matters.   Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries.
6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to the Company’s Organizational Documents, any employment agreement or any indemnification agreement in effect on the date hereof or otherwise (which agreements shall be assumed by Parent and the Surviving Company), from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the extent any such Indemnified Person is entitled to be so indemnified by the Company or its Subsidiaries on the date hereof. Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Company shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Company (provided, that the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such party’s position with respect to such claims). Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Company, as applicable, (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnified Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Person shall promptly refund to Parent or the Surviving Company the amount of all such expenses theretofore advanced pursuant hereto, if any.
(b)   Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect (or manage the Surviving Company or its Subsidiaries, with the intent to or in a manner that would affect) adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing on the date of this Agreement.
(c)   The Company shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.
(d)   In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or

(ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his, her or its heirs and representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.
6.11   Stockholder Litigation.   In the event any Transaction Litigation is commenced, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that the Company shall not agree to settle any Transaction Litigation without the prior written consent of Parent.
6.12   Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation or a Parent Change of Recommendation, respectively; provided, however, each party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12.
6.13   Control of Business.   Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.14   Transfer Taxes.   Parent and the Company shall cooperate in attempting to minimize the amount of Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be paid 50% by the Company and 50% by Parent, whether levied on Parent or any other Person, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
6.15   Notification.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction (“Transaction Litigation”), and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that in each case, the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.
6.16   Section 16 Matters.   Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.17   Listing Application.   Parent shall take all actions necessary to cause the Parent Common Stock, the Parent Series B Preferred Stock, the Parent Series C Preferred Stock and the Parent Series D Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
6.18   Tax Matters.   The parties shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall each use commercially reasonable efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.2(d) and 7.2(e) and Sections 7.3(d) and 7.3(e), respectively. Provided that the opinions of counsel described in Sections 7.2(e) and 7.3(e) have been received, the parties shall treat the Merger as a “reorganization” under Section 368(a) of the Code, and no party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
6.19   Additional Dividends.
(a)   Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company pursuant to this Section 6.19(a) shall be an amount equal to (i) the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Company Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.
(b)   Prior to the Effective Time, Parent shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by Parent pursuant to this Section 6.19(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Parent Additional Dividend Amount”) equal to the quotient obtained by dividing the (x) Company Additional Dividend Amount (if any) by (y) the Exchange Ratio divided by 0.80.
6.20   Takeover Laws.   The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
6.21   Delisting.   Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate the Company’s registration under the Exchange Act in such a manner that the Surviving Company will not be required to file any periodic reports under the Exchange Act after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.
6.22   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
ARTICLE VII.
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Consummate the Merger.   The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Stockholder Approvals.   The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company and Parent, as applicable.
(b)   No Injunctions or Restraints.   No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(c)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.
7.2   Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of the Company.   (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)   Compliance Certificate.   Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.
(d)   REIT Opinion.   Parent shall have received a written opinion of Greenberg Traurig, LLP (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2009, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)   Section 368 Opinion.   Parent shall have received a written opinion of Alston & Bird LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f)   Amendment to Company Management Agreement.   The Amendment to the Company Management Agreement shall be in full force and effect as of the Closing Date, such that the Company Management Agreement will terminate automatically effective as of the Effective Time.
(g)   Absence of Company Material Adverse Effect.   Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(h)   Termination of Identified Affiliate Agreements.   Each of the Identified Affiliate Agreements shall have been validly terminated with immediate effect on terms that impose no incremental obligations on the Company or the Surviving Company not anticipated by such Identified Affiliate Agreement in effect on the date of this Agreement.
7.3   Additional Conditions to Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Parent and Merger Sub.   (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)   REIT Opinion.   The Company shall have received a written opinion of Alston & Bird LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2015, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent and the Company, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)   Section 368 Opinion.   The Company shall have received a written opinion of Greenberg Traurig, LLP (or other counsel to the Company reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f)   Listing; Classification.   The shares of Parent Common Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Parent Series B Preferred Stock attached hereto as Annex B, the Parent Series C Preferred Stock attached hereto as Annex C and the Parent Series D Preferred Stock attached hereto as Annex D shall have been filed with and accepted for record by the Maryland Department.
(g)   Parent Management Agreement Amendment.   The Parent Management Agreement Amendment shall be in full force and effect as of the Closing Date.
(h)   Absence of Parent Material Adverse Effect.   Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
7.4   Frustration of Closing Conditions.   None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII.
TERMINATION
8.1   Termination.   This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:
(i)   if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
(ii)   if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on September 30, 2021 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)   (A) in the event of a breach by the other party of any covenant or other agreement contained in this Agreement (other than Section 6.3 or 6.4) or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days (or five Business Days in the case of any breach of Sections 6.5 or 6.6) after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement or (B) in the event of a Willful and Material Breach by the other party of Section 6.3 or 6.4;
(iv)   if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting;
(c)   by Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board thereof shall have effected a Company Change of Recommendation, whether or not in accordance with Section 6.3(d)(iii) or Section 6.3(e);
(d)   by the Company:
(i)   if prior to the receipt of the Company Stockholder Approval, and if the Company has complied in all material respects with Section 6.3(b) and Section 6.3(d)(iii) in respect of such Company Superior Proposal, the Company Board (or a committee thereof) determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board (or a committee thereof) has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Termination Fee in accordance with Section 8.3(b); or
(ii)   prior to the time the Parent Stockholder Approval is obtained, if the Parent Board thereof shall have effected a Parent Change of Recommendation whether or not in accordance with Section 6.4(d)(iii) or Section 6.4(e).

8.2   Notice of Termination; Effect of Termination.
(a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d)(i), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3, Article I and Article IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(b)(iii)(B) (Company’s Breach of No Solicitation), then the Company shall pay Parent the Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two Business Days after notice of termination of this Agreement or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Company Superior Proposal), then the Company shall pay Parent the Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement.
(c)   If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Parent Change of Recommendation) or Section 8.1(b)(iii)(B) (Parent’s Breach of No Solicitation), then Parent shall pay the Company the Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two Business Days after notice of termination of this Agreement.
(d)   (i) If (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), then the Company shall pay Parent the Parent Expenses or (ii) if (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained) or Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), then Parent shall pay the Company the Company Expenses, in each case, in cash by wire transfer of immediately available funds (to an account designated by the receiving party) no later than two Business Days after notice of termination of this Agreement.
(e)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”
(f)   If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), (ii) on or before the date of the Company Stockholders Meeting a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”
(g)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained), or Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), (ii) on or before the date of any such termination any Parent Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Parent Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement with respect to any Parent Competing Proposal or consummates any Parent Competing Proposal, then Parent shall pay the Company the Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d). For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”
(h)   In no event shall Parent be entitled to receive more than one payment of a Termination Fee or Parent Expenses. In addition, if Parent receives a full Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of a Termination Fee or Company Expenses. In addition, if the Company receives a full Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails promptly to pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 7% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its

Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.
(i)   In the event that Parent is required to pay the Termination Fee:
(i)   The amount payable to the Company in any tax year of the Company shall not exceed the lesser of (A) the Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Company has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company’s independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below or (y) an opinion from the Company’s outside counsel as described below, an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above.
(ii)   To secure Parent’s obligation to pay the amounts described in Section 8.3(i)(i), Parent shall deposit into escrow the amount in cash equal to the Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Termination Fee. The escrow agent shall provide that the Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (A) a letter from the Company’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (B) a letter from the Company’s counsel indicating that (1) the Company has received a ruling from the IRS holding that the receipt by the Company of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to the Company. Parent agrees to amend this Section 8.3(i) at the reasonable request of the Company in order to (x) maximize that portion of the Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(i)(ii). Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(i).
(j)   In the event that the Company is required to pay the Termination Fee:
(i)   The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent’s outside counsel as described below, an amount equal to the excess of the Termination Fee, less the amount payable under clause (A) above.
(ii)   To secure the Company’s obligation to pay the amounts described in Section 8.3(j)(i), the Company shall deposit into escrow the amount in cash equal to the Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Termination Fee. The escrow agent shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (B) a letter from Parent’s counsel indicating that (1) Parent has received a ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to Parent. The Company agrees to amend this Section 8.3(j) at the reasonable request of Parent in order to (x) maximize that portion of the Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(j)(ii). Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(j).
ARTICLE IX.
GENERAL PROVISIONS
9.1   Schedule Definitions.   All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2   Survival.   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Article I, Article II, Article III, Article IX, Section 6.10, Section 6.14, Section 6.18 and Section 8.3(a) will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
9.3   Notices.   All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)   if to Parent or Merger Sub, to:
Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
Attention: Andrew Ahlborn
Facsimile: (212) 843-8909
E-mail: AAhlborn@waterfallam.com
with a required copy to (which copy shall not constitute notice):
Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention: Michael Kessler;
              David E. Brown, Jr.
Facsimile: (212) 210 9444
E-mail: michael.kessler@alston.com;
          david.brown@alston.com
(ii)   if to the Company, to:
Anworth Mortgage Asset Corporation
1299 Ocean Avenue, 2nd Floor
Santa Monica, CA 90401
Attention: Joseph E. McAdams
Facsimile: (310) 255-4567
E-mail: jmcadams@anworth.com
with a required copy to (which copy shall not constitute notice):
Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067
Attention: Mark J. Kelson
Facsimile (310) 586-7800
E-mail: kelsonm@gtlaw.com
9.4   Rules of Construction.
(a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the

Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.
9.5   Counterparts.   This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.6   Entire Agreement; Third Party Beneficiaries.
(a)   This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)   Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock, Company Preferred Stock and Vesting Phantom Shares to

receive the applicable Merger Consideration or Phantom Share Consideration) and Sections 2.6 and 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “MARYLAND COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10   Affiliate Liability.
(a)   Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee or other Representative of (A) the Company, (B) the Company Manager or (C) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.
(b)   Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee or other Representative of (A) Parent, (B) the Parent Manager or (C) any Person who controls Parent. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company or any of its stockholders of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company (for itself and for its stockholders) hereby waives and releases all claims of any such liability and obligation.
9.11   Remedies; Specific Performance.
(a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)   The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c)   This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12   Amendment.   This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Company Stockholders or the Parent Stockholders, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.13   Extension; Waiver.   At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
PARENT:
READY CAPITAL CORPORATION
By:
/s/ Thomas E. Capasse

By:
Thomas E. Capasse

Its:
Chairman of the Board and Chief Executive Officer

MERGER SUB:
RC MERGER SUBSIDIARY, LLC
By:
/s/ Thomas E. Capassse

By:
Thomas E. Capasse

Its:
Chairman of the Board and Chief Executive Officer of Ready Capital Corporation

COMPANY:
ANWORTH MORTGAGE ASSET CORPORATION
By:
/s/ Joseph E. McAdams

By:
Joseph E. McAdams

Its:
Chief Executive Officer and President

SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Agency RMBS” means residential mortgage-backed securities whose principal and interest payments are guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association, or the Federal Home Loan Mortgage Corporation.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day other than a day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.
“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).
“Company Dividend Equivalent Right” means the right to receive the equivalent value of a dividend paid on a share of Company Common Stock, if any.
“Company Equity Compensation Plans” means the Company’s 2014 Equity Compensation Plan, the Company’s 2007 Dividend Equivalent Rights Plan and the Company’s 2004 Equity Compensation Plan, in each case as amended and in effect on the date hereof.
“Company Expenses” means a cash amount equal to $3,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.
“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.
“Company Management Agreement” means that certain Management Agreement, dated as of December 31, 2011, by and between the Company and Company Manager.
“Company Manager” means Anworth Management, LLC.
“Company Outstanding Share Number” means the sum of the number of shares of Company Common Stock issued and outstanding (excluding any Cancelled Shares) plus the number of Vesting Phantom Shares issued and outstanding and any shares of Company Common Stock issuable upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Company Common Stock (other than shares issuable upon conversion of the Company Series B Preferred Stock).
“Company Phantom Share” means a right to receive an amount equal to the fair market value of a share of Company Common Stock, settled in shares of Company Common Stock or cash, as determined by the Company and set forth in, and pursuant to the terms and conditions of, the applicable award agreement related thereto, which is granted under the Company Equity Compensation Plans.

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“Company Preferred Stock” means Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock.
“Company Stockholder Approval” means the approval of the Merger and the other Transactions by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger in accordance with the MGCL and the Organizational Documents of the Company.
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to “25%” being deemed replaced with references to “50%” and references to “75%” being deemed to be replaced with references to “50%”) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions.
“Company Termination Expenses” means any fees, expenses or other amounts paid to the Company Manager in connection with the termination of the Company Management Agreement and any amounts paid in connection with the termination of the Identified Affiliate Agreements.
“Company Transaction Expenses” means the cumulative fees and expenses incurred by the Company and any of its Subsidiaries in connection with the Transactions, including fees and expenses for services rendered to the Company for the Company’s financial and legal advisers, financial printer, transfer agent and virtual data room provider, other than (i) the Company Termination Expenses, (ii) premiums and other costs related to the “tail” insurance policies put in place pursuant to Section 6.10(c) and (iii) Transfer Taxes. Set forth in Schedule 1.2 of the Company Disclosure Letter is an estimate of the Company Transaction Expenses expected to be incurred in connection with the Transactions.
“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“DRSPP” means the Company’s Dividend Reinvestment and Stock Purchase Plan.
“Duration Gap” means, as of any date of determination, the Company’s duration gap measured in a manner consistent with the Company’s past practice.
“Duration Gap Limit” means a Duration Gap of absolute 1.0 years, to account for both positive (long duration) and negative (short duration).
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Excess Amount” means the amount, if any, by which the sum of the Company Termination Expenses and Company Transaction Expenses exceed $32,500,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Exchange Ratio” means 0.1688, as adjusted in accordance with Section 3.1(c).

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“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Identified Affiliate Agreements” means those certain Anworth Mortgage Asset Corporation Change in Control and Arbitration Agreements, by and between the Company and certain employees of the Company Manager, in each case, as amended.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the U.S. Internal Revenue Service.
“knowledge” means the actual knowledge, after reasonable investigation, of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Leverage Ratio” means, as of any date of determination, the quotient obtained by dividing (i) the aggregate principal amount outstanding under the repurchase agreements, credit lines and to-be-announced dollar roll financings of the Company and its Subsidiaries, as determined on a consolidated basis, by (ii) the Company’s total consolidated common stockholder’s equity plus the aggregate liquidation preference of the Company Preferred Stock plus the principal balance of the Company’s junior subordinated notes.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“Liquidity” means, as of any date of determination, the sum of: (i) the mark-to-market value of the Company’s unpledged Agency RMBS portfolio and unpledged non-agency mortgage-backed securities portfolio and (ii) unrestricted cash, in each case of the Company and its Subsidiaries, on a consolidated basis.

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“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any Law, directive, pronouncement or guideline issued by a Governmental Entity, including the Centers for Disease Control and Prevention, or the World Health Organization or other industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any change in such Law, directive, pronouncement or guideline or any interpretation thereof following the date of this Agreement or such Person’s or any of such Person’s Subsidiaries’ compliance therewith; (vii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (viii) the announcement of this Agreement or the pendency or consummation of the Transactions, (ix) any actions taken or failure to take action, in each case, at the written request of another party to this Agreement; (x) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (xi) any changes in such Person’s stock price or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xii) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vii) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).
“Maximum Leverage Ratio” means a Leverage Ratio no greater than 6.5x.
“Merger Consideration” means the aggregate amount of Per Share Common Merger Consideration, the aggregate amount of Per Share Preferred Merger Consideration, and the Company DER Consideration.
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid,

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to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“Minimum Liquidity” means a minimum Liquidity of $125,000,000.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.
“Parent Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).
“Parent Expenses” means a cash amount equal to $3,000,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.
“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.
“Parent Management Agreement” means that certain Amended and Restated Management Agreement by and among Parent, Parent Manager and the other parties thereto, dated May 9, 2016.
“Parent Preferred Stock” means the (i) Pre-Merger Parent Preferred Stock, (ii) Parent Series B Preferred Stock, (iii) Parent Series C Preferred Stock and (iv) Parent Series D Preferred Stock, in each case of clauses (ii), (iii) and (iv), to be issued in connection with the Merger.
“Parent Series B Preferred Stock” means Parent’s 8.625% Series B Cumulative Preferred Stock, with the terms of the Parent Series B Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex B, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series A Preferred Stock immediately prior to the Merger.
“Parent Series C Preferred Stock” means Parent’s 6.25% Series C Cumulative Convertible Preferred Stock, with the terms of the Parent Series C Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Merger.
“Parent Series D Preferred Stock” means Parent’s 7.625% Series C Cumulative Redeemable Preferred Stock, with the terms of the Parent Series D Preferred Stock set forth in the articles supplementary

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substantially in the form attached hereto as Annex D, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series C Preferred Stock immediately prior to the Merger.
“Parent Stockholder Approval” means the approval of the Parent Common Stock Issuance by the affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.
“Parent Stockholders Meeting” means a meeting of Parent Stockholders to consider the approval of the Parent Common Stock Issuance, including any postponement, adjournment or recess thereof.
“Parent Superior Proposal” means a bona fide Parent Competing Proposal (with references to “25%” being deemed replaced with references to “50%” and references to “75%” being deemed to be replaced with references to “50%”) by a third party, which the Parent Board or any committee thereof determines in good faith after consultation with the Parent’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Parent Stockholders than the Transactions.
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Per Share Cash Consideration” means a cash amount (rounded to the nearest whole cent) equal to (i) $0.61 minus (ii) the Per Share Excess Amount, in each case as adjusted in accordance with Section 3.1(c).
“Per Share Excess Amount” means the quotient obtained by dividing (i) the Excess Amount by (ii) the Company Outstanding Share Number.
“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice; (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a Company lease.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Pre-Merger Parent Preferred Stock” means Parent’s 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.0001 par value per share.
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Termination Fee” means a cash amount equal to $15,000,000.
“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Willful and Material Breach” shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

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ANNEX B
READY CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE
RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF
PREFERRED STOCK
READY CAPITAL CORPORATION, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation’s Charter (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 1,919,378 shares of the unissued preferred stock, par value $.0001 per share, of the Corporation (“Preferred Stock”) as 8.625% Series B Cumulative Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.
SECOND: The terms of the Preferred Stock as set by the Board, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:
(1)   Designation and Number.   A series of Preferred Stock of the Corporation, designated the “8.625% Series B Cumulative Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock is $.0001 per share. The number of shares of Series B Preferred Stock shall be 1,919,378.
(2)   Rank.   The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) prior or senior to any class or series of common stock of the Corporation and any other class or series of equity securities, if the holders of Series B Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (ii) on a parity with any class or series of the equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series B Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (iii) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Stock (“Senior Stock”); and (iv) junior to all of the existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series B Preferred Stock.
(3)   Dividends.
(a)   Holders of Series B Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cash dividends at the rate of 8.625% per annum on the $25.00 liquidation preference (equivalent to $2.15625 per annum per share). Such dividends will be cumulative from [ • ], 20211, whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds legally available for the payment of such dividends or (iii) any agreement prohibits payment of such dividends, and such dividends shall be payable quarterly the 15th day of January, April, July and

1
To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

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October of each year (or, if not a Business Day (as defined in Article VII of the Charter), the next succeeding Business Day), commencing [ • ], 20212. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the records of the Corporation at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date. Holders of Series B Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Stock at the dividend rate specified in this paragraph. No interest will be paid in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.
(b)   When dividends are not paid in full upon the Series B Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set aside for payment with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock (except by conversion or exchange for Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock or Parity Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a real estate investment trust for federal income tax purposes (“REIT”).
(c)   No dividends on Series B Preferred Stock shall be authorized by the Board or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to the Corporation’s indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(d)   If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series B Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the

2
To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

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year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.
(e)   In determining for purposes of Section 2-311 of the Maryland General Corporation Law or otherwise under the Maryland General Corporation Law whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference of any series of preferred stock with preferential rights on dissolution senior to the Series B Preferred Stock (as discussed in Section 4 below) will not be added to the Corporation’s total liabilities.
(4)   Liquidation Preference.
(a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series B Preferred Stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of Series B Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.
(b)   Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series B Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.
(c)   Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.
(d)   None of a consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory stock exchange by the Corporation or a sale, lease or conveyance of all or substantially all of the Corporation’s property or business shall be considered a liquidation, dissolution or winding up of the Corporation.
(e)   The liquidation preference of the outstanding shares of Series B Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series B Preferred Stock.
(5)   Redemption by Holders.   Shares of Series B Preferred Stock are not redeemable at any time at the option of the holders thereof.
(6)   Redemption by the Corporation.
(a)   Redemption Right
(i)   The Series B Preferred Stock shall not be subject to any sinking fund or mandatory redemption. In addition, the Series B Preferred Stock shall be subject to the provisions of

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Article VII of the Charter pursuant to which Series B Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as provided in Article VII of the Charter.
(ii)   The Corporation, at its option, upon giving notice as provided below, may redeem Series B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The redemption date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent. Any date fixed for redemption pursuant to this Section 6 is referred to herein as a “Redemption Date.”
(b)   Limitations on Redemption.
(i)   If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 6(a) above, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed will be selected by the Board pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock would Beneficially Own or Constructively Own, in excess of the Aggregate Stock Ownership Limit because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series B Preferred Stock from such holder such that he will not hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.
(ii)   Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).
(iii)   The foregoing provisions of subsections 6(b)(i) and (ii) shall not prevent any other action by the Corporation pursuant to the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.
(c)   Procedures for Redemption.
(i)   Notice of redemption of the Series B Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series B Preferred Stock are to be surrendered for

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cash. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.
(ii)   On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series B Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series B Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.
(iii)   If notice of redemption has been mailed in accordance with Section 6(c)(i) above and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Series B Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series B Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series B Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series B Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.
(d)   Status of Redeemed Shares.   Any shares of Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.
(7)   Voting Rights.
(a)   Holders of the Series B Preferred Stock shall not have any voting rights, except as provided by law and as described below.
(b)   If and whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the holders of such shares of Series B Preferred Stock (voting together as a single class with all other classes or series of capital stock ranking on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) who shall each be elected for one-year terms. Such election shall be held at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock so in arrears, unless such request is received less than 90 days before the date

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fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors will be held at the earlier of the next annual or special meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment in full. In such cases, the entire Board automatically shall be increased by two directors. On any matter on which the holders of Series B Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series B Preferred Stock shall have one vote per share, except that when shares of any other series of Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other class or series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. With respect to each matter on which the holders of Series B Preferred Stock are entitled to vote, the holder of each share of Series B Preferred Stock may designate a number of proxies equal to the number of votes to which the share is entitled, with each such proxy having the right to vote a whole number of votes on behalf of such holder.
The procedures in this Section 7(b) for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series B Preferred Stock pursuant to this Section 7. Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board will be automatically increased to include the directors to be elected pursuant to this Section 7(b).
(c)   If and when all accumulated dividends and the dividend for the current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series B Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the board of directors shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if there is no such remaining director, by vote of holders of a majority of the outstanding shares of Series B Preferred Stock and any other such series of Parity Preferred Stock voting as a single class. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other series of Parity Preferred Stock voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter presented to the Board.
(d)   The affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock and the holders of all other classes or series of preferred stock entitled to vote on such matters, voting as a single class, in addition to any other vote required by the Charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the articles supplementary establishing the Series B Preferred Stock, whether by merger, consolidation or other business combination (in any such case, an “Event”) or otherwise if such action would materially adversely affect the powers, rights or preferences of the holders of the Series B Preferred Stock. Neither (i) an amendment of the Charter to authorize, create, or increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, including additional Series B Preferred Stock, nor (ii) an Event, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such Event the Corporation may not be the surviving entity, shall be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock. No such vote of the holders of Series B Preferred Stock as

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described above shall be required if provision is made to redeem all Series B Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.
(e)   The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
(8)   Restrictions on Transfer, Acquisition and Redemption of Shares.   The Series B Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VII of the Charter shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series B Preferred Stock. In addition to the legend contemplated by Article VII, Section 7.2.9 of the Charter, each certificate for Series B Preferred Stock shall bear substantially the following legend:
“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”
(9)   Conversion.   The shares of Series B Preferred Stock are not convertible or exchangeable for any other property or securities of the Corporation.
(10)   Settlement.   Nothing in this Article Second shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on [           ], 2021.
WITNESS:	READY CAPITAL CORPORATION
By: Andrew Ahlborn, Secretary	By: Thomas E. Capasse, Chief Executive Officer
THE UNDERSIGNED, Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
By:

Thomas E. Capasse, Chief Executive Officer

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ANNEX C
READY CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE
RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF
PREFERRED STOCK
READY CAPITAL CORPORATION, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation’s charter (the “Charter”), the Board of Directors of the Corporation (the “Board”) by resolutions duly adopted, classified and designated 779,743 shares of the unissued preferred stock, par value $.0001 per share, of the Corporation (“Preferred Stock”), as 6.25% Series C Cumulative Convertible Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.
SECOND: The terms of the Preferred Stock as set by the Board and the pricing committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:
(1)   Designation and Number.   A series of Preferred Stock of the Corporation, designated as “6.25% Series C Cumulative Convertible Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The par value of the Series C Preferred Stock is $.0001 per share. The number of shares of Series C Preferred Stock shall be 779,743.
(2)   Rank.   The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock; (b) on parity with the Parity Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock. The term “equity securities” shall not include convertible debt securities. The term “Parity Stock” means all classes and series of preferred stock that the Corporation may issue ranking on parity with the Series C Preferred Stock, including the Series A Preferred Stock, with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.
(3)   Dividends.
(a)   Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.5625 per share). Such dividends shall be cumulative from [ • ], 20211 and shall be payable quarterly in arrears on or before January 15, April 15, July 15 and October 15 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series C Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).
(b)   No dividends on shares of Series C Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any

1
To be the last dividend payment date that occurs before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

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agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
(c)   Notwithstanding the foregoing, dividends on the Series C Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.
(d)   Except as provided in Section 3(e) below, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of Common Stock or dividends in shares of any series of Preferred Stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article VII of the Charter).
(e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and the shares of any other series of Parity Stock, all dividends declared upon the Series C Preferred Stock and the shares of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and the shares of any other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and the shares of any other series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Stock which may be in arrears.
(f)   Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series C Preferred Stock as described above.
(4)   Liquidation Preference.
(a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series C Preferred Stock as to liquidation rights.
(b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding

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amounts payable on all shares of other classes or series of Parity Stock in the distribution of assets, then the holders of shares of Series C Preferred Stock and stockholders of such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(c)   After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.
(d)   Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.
(e)   The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.
(5)   Redemption.   Shares of Series C Preferred Stock are not redeemable at any time by the Corporation or at the option of the holders thereof.
(6)   Conversion.
(a)   Conversion Rights.
(i)   Subject to and upon compliance with the provisions of this Section 6, a holder of any share or shares of Series C Preferred Stock shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series C Preferred Stock (the “Conversion Right”), subject to the conditions described below, into (i) an amount in cash equal to $[           ]2 per share of Series C Preferred Stock (the “Conversion Cash”) and (ii) the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of [           ]3 shares of Common Stock per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial Conversion Price of approximately $[           ]4 per share of Common Stock (subject to adjustment in accordance with the provisions of Section 7). Such holder shall surrender to the Corporation such shares of Series C Preferred Stock to be converted in accordance with the provisions in paragraph (b) and (c) of this Section 6, as applicable.
(ii)   In connection with the conversion of any shares of Series C Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price (as defined below) on a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed (including the Nasdaq

2
Amount equal to the product of (i) the final Per Share Cash Consideration payable in the Merger and (ii) the Conversion Rate applicable to shares of Anworth Series B Preferred Stock immediately prior to the Effective Time of the Merger.

3
Amount equal to the product of (i) the final Exchange Ratio in the Merger and (ii) the Conversion Rate applicable to shares of Anworth Series B Preferred Stock immediately prior to the Effective Time of the Merger.

4
Amount equal to the product of (i) the final Exchange Ratio in the Merger and (ii) the Conversion Price applicable to shares of Anworth Series B Preferred Stock immediately prior to the Effective Time of the Merger.

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Global Market and the Nasdaq Capital Market) or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded (“Trading Day”) immediately prior to the Conversion Date (as defined below) or the Corporation Conversion Option Date (as defined below). If more than one share of Series C Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares of Series C Preferred Stock shall be computed on the basis of the total number of shares of Series C Preferred Stock so surrendered. “Closing Sale Price” means with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded (including the Nasdaq Global Market and the Nasdaq Capital Market) or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Corporation shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
(iii)   A holder of Series C Preferred Stock is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series C Preferred Stock, and only to the extent the Series C Preferred Stock are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section 6.
(iv)   The Corporation shall, prior to issuance of any shares of Series C Preferred Stock hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of shares of Common Stock, all such shares of Series C Preferred Stock would be held by a single holder). The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Series C Preferred Stock shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 6(c), taxes with respect to the issue thereof. The Corporation further covenants that, if at any time the shares of Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange (including the Nasdaq Global Market and the Nasdaq Capital Market) or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series C Preferred Stock. Before the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series C Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations.
(b)   Corporation Conversion Option.
(i)   The Corporation shall have the option to require the holders of the Series C Preferred Stock to convert all of the outstanding shares of Series C Preferred Stock into that amount of Conversion Cash and that number of shares of Common Stock that are issuable at the Conversion Rate (as adjusted, the “Corporation Conversion Option”). The Corporation may exercise the Corporation Conversion Option only if the Closing Sale Price equals or exceeds 130% of the Conversion Price of the Series C Preferred Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day prior to the Corporation’s issuance of a press release announcing its intent to exercise the Corporation Conversion Option in accordance with Section 6(b)(ii).

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(ii)   To exercise the Corporation Conversion Option right set forth in this Section 6(b), the Corporation must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 6(b)(i) shall have been satisfied, announcing the Corporation’s intention to exercise the Corporation Conversion Option. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Stock (“Notice”) (not more than four Trading Days after the date of the press release) of the Corporation Conversion Option announcing the Corporation’s intention to exercise the Corporation Conversion Option. The conversion date (the “Corporation Conversion Option Date”) shall be on the date that is five Trading Days after the date on which the Corporation issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Corporation Conversion Option shall state, as appropriate:
(1)   the Corporation Conversion Option Date;
(2)   the amount of Conversion Cash to be payable and the number of shares of Common Stock to be issued upon conversion of each Series C Preferred Stock;
(3)   the number of shares of Series C Preferred Stock to be converted; and
(4)   that dividends on the Series C Preferred Stock to be converted shall cease to accrue on the Corporation Conversion Option Date.
(iii)   Upon exercise of the Corporation Conversion Option and the surrender of shares of the Series C Preferred Stock by a holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of shares of Series C Preferred Stock being converted, or a holder’s transferee, shall be entitled plus (b) the Conversion Cash plus (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(a).
(iv)   Each conversion shall be deemed to have been made at the close of business on the Corporation Conversion Option Date so that the rights of the holder thereof as to the Series C Preferred Stock being converted shall cease except for the right to receive the Conversion Cash and the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.
(v)   In lieu of the foregoing procedures, if the shares of Series C Preferred Stock are held in global form, each holder of beneficial interest in Series C Preferred Stock must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Stock evidenced by a global share of the Series C Preferred Stock.
(vi)   In case any shares of Series C Preferred Stock are to be converted pursuant to this Section 6(b), such holder’s right to voluntarily convert its Series C Preferred Stock shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Corporation Conversion Option Date.
(c)   Conversion Right Procedures.
(i)   To exercise the Conversion Right as set forth in Section 6(a), a holder of the Series C Preferred Stock must surrender to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, the

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certificate or certificates for the shares of Series C Preferred Stock to be converted accompanied by a written notice stating that the holder of Series C Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 6(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”). In case the notice specifies that the Conversion Cash or shares of Common Stock are to be issued in a name or names other than that of the holder of Series C Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the payment of the Conversion Cash and the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Conversion Cash or shares of Common Stock upon conversion of the shares of Series C Preferred Stock.
(ii)   As promptly as practicable after the surrender of the certificate or certificates for the shares of Series C Preferred Stock in accordance with Section 6(c)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) the Conversion Cash and certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series C Preferred Stock being converted, or the holder’s transferee, shall be entitled, (b) if less than the full number of Series C Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series C Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted, and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(a)(ii).
(iii)   Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series C Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series C Preferred Stock being converted shall cease except for the right to receive the Conversion Cash and the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.
(iv)   In lieu of the foregoing procedures, if the shares of Series C Preferred Stock are held in global form, each holder of beneficial interest in Series C Preferred Stock must comply with the procedures of DTC to convert such holder’s beneficial interest in respect of the Series C Preferred Stock evidenced by a global share of the Series C Preferred Stock.
(v)   If a holder of Series C Preferred Stock has exercised its right to require the Corporation to repurchase shares of Series C Preferred Stock in accordance with Section 13 hereof, such holder’s Conversion Rights with respect to the Series C Preferred Stock so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date, unless the Corporation defaults on the payment of the purchase price. If a holder of Series C Preferred Stock has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.
(d)   Payment of Dividends.
(i)   Optional Conversion.
(A)   If a holder of shares of Series C Preferred Stock exercises its Conversion Right, upon delivery of the Series C Preferred Stock for conversion, those shares of Series C

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Preferred Stock shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid dividends of the Series C Preferred Stock, except in those limited circumstances discussed in this Section 6(d). Except as provided herein, the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series C Preferred Stock converted at a holder’s election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.
(B)   If the Corporation receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series C Preferred Stock on the corresponding Dividend Payment Date.
(C)   If the Corporation receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series C Preferred Stock, notwithstanding the conversion of those Series C Preferred Stock prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series C Preferred Stock for conversion, the holder shall pay to the Corporation an amount equal to the dividend that has accrued and that shall be paid on the related Dividend Payment Date.
(D)   A holder of shares of Series C Preferred Stock on a Dividend Record Date who exercises its Conversion Right and converts such Series C Preferred Stock into Conversion Cash and Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such Series C Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of Series C Preferred Stock.
(ii)   Corporation Conversion Option.
(A)   If the Corporation exercises the Corporation Conversion Option, whether the Corporation Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Corporation Conversion Option Date shall be payable to the holder of the Series C Preferred Stock.
(B)   If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.
(C)   If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series C Preferred Stock called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

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(7)   Adjustment of Conversion Rate.
(a)   If the Corporation shall, while any shares of Series C Preferred Stock are outstanding, issue Common Stock as a dividend or distributions to all or substantially all of the holders of Common Stock (other than pursuant to the Corporation’s existing dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan the Corporation adopts which is not materially adverse to the holders of shares of Series C Preferred Stock and in any case which is without duplication subject to an adjustment under Section 7(e)), then the Conversion Rate in effect immediately prior to the close of business on the Record Date (as defined below) fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted by multiplying such Conversion Rate by a fraction:
(i)   the numerator of which shall be the sum of (x) the total number of shares of Common Stock outstanding at the close of business on such Record Date and (y) the total number of shares of Common Stock constituting such dividend or other distribution; and
(ii)   the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.
An adjustment made pursuant to this Section 7(a) shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 7(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
(b)   If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, subdivide, combine reclassify, or split its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:
(i)   the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and
(ii)   the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.
An adjustment made pursuant to this Section 7(b) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.
(c)   If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of

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(i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:
(i)   the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date of announcement, and (y) the total number of additional shares of Common Stock issuable pursuant to such rights, warrants, options, other securities, or convertible securities; and
(ii)   the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date of announcement, and (y) the number of shares of Common Stock equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the daily Closing Sale Prices per share of Common Stock for the 10 consecutive Trading Days immediately prior to such date (subject to any adjustment as required pursuant to Section 7(g)) (“Current Market Price”) immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities.
An adjustment made pursuant to this Section 7(c) shall become effective immediately prior to the opening of business on the day following the Record Date for such issuance. If the shares of Common Stock are not delivered pursuant to such rights, warrants, options, other securities, or convertible securities upon the expiration or termination of such rights, warrants, options, other securities, or convertible securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, warrants, options, other securities, or convertible securities have been made on the basis of the delivery of only the number of shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion, exchange, or exercise of such other securities). In determining whether any rights, warrants options, other securities, or convertible securities entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights, warrants options, other securities, or convertible securities, the value of such consideration if other than cash, to be determined by the Board of Directors.
(d)   (i) If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all of the holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of the Corporation’s indebtedness, or other assets or property, including securities, (including capital stock of any subsidiary of the Corporation) but excluding (i) dividends or distributions of Common Stock referred to in Section 7(a), (ii) any rights or warrants referred to in Section 7(c), (iii) dividends and distributions paid exclusively in cash referred to in Section 7(e) and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section 7 applies (such capital stock, evidence of its indebtedness, other assets or property or securities being distributed hereinafter in this Section 7(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:
(A)   the numerator of which shall be the Current Market Price; and

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(B)   the denominator of which shall be (x) such Current Market Price, less (y) the Fair Market Value (as defined below) on such date of the portion of the Distributed Assets so distributed with respect to each share of Common Stock outstanding on the Record Date for such distribution. “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board of Directors, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series C Preferred Stock).
An adjustment made pursuant to Section 7(d)(i) shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.
(ii)   If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 7(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 7(d) to the extent possible, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series C Preferred Stock.
(iii)   If any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Corporation’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the 10 consecutive Trading Days commencing on and including the first Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. If, however, an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.
(iv)   Rights or warrants distributed by the Corporation to all or substantially all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Corporation (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7(d) (and no adjustment to the Conversion Rate under this Section 7(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 7(d):
(A)   in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Common Stock as of the date of such repurchase; and

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(B)   in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.
(v)   For purposes of this Section 7(d) and Section 7(a), Section 7(b) and Section 7(c), any dividend or distribution to which this Section 7(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section 7(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section 7(c) applies (or any combination thereof), shall be deemed instead to be:
(A)   a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section 7(a), Section 7(b) and Section 7(c) apply, respectively (and any Conversion Rate adjustment required by this Section 7(d) with respect to such dividend or distribution shall then be made), immediately followed by
(B)   a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 7(a), Section 7(b) and Section 7(c) with respect to such dividend or distribution shall then be made), except:
(I)   the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 7(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section 7(b), and (iii) as “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 7(c); and
(II)   any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.
(e)   If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock during any quarterly fiscal period, cash (including any quarterly cash dividends, but excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 8 applies or as part of a distribution referred to in Section 7(d)) which results in an annualized Common Stock dividend yield which is greater than 6.25% (the “Dividend Threshold Amount”), then, and in each case, immediately after the close of business on such date, the Conversion Rate shall be adjusted based on the following formula:
(i)   CR1 = CRo +(($25.00 x (CSY – 6.25%)/4)/SP) where,
(A)   CRo = the Conversion Rate in effect immediately prior to the Record Date for such distribution;
(B)   CR1 = the Conversion Rate in effect immediately after the Record Date for such distribution;
(C)   SP = the average of the Closing Sale price per share of Common Stock over the 10 consecutive Trading Day period prior to the Trading Day immediately preceding the earlier of the Record Date or the ex-dividend date of such cash excess dividend or cash excess distribution; and
(D)   CSY = the annualized Common Stock dividend yield, calculated as all cash dividends and cash distributions paid to the Corporation’s holders of Common Stock during the fiscal quarter, multiplied by four, divided by SP.

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Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.
(f)   (i) If any tender offer made by the Corporation or any of its subsidiaries for all or any portion of Common Stock shall expire, then, if the tender offer shall require the payment to the holders of Common Stock of consideration per share of Common Stock having a Fair Market Value that exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction:
(A)   the numerator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to holder of the Common Stock based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of (i) the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Corporation) at the Expiration Time and (ii) the Current Market Price on the Trading Day next succeeding the Expiration Date; and
(B)   the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Corporation) at the Expiration Time multiplied by (y) the Current Market Price on the Trading Day next succeeding the Expiration Date.
(ii)   An adjustment pursuant to Section 7(f)(i) shall become effective immediately prior to the opening of business on the day following the Expiration Date.
(iii)   If the Corporation is obligated to purchase shares pursuant to any such tender offer, but the Corporation is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of shares actually purchased, if any. If the application of this Section 7(f) to any tender offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer under this Section 7(f).
(iv)   For purposes of this Section 7, the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.
(g)   Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 7, such adjustments shall be made as may be necessary or appropriate to effectuate the intent of this Section 7 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.
(h)   The Corporation shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section 7(a), Section 7(b), Section 7(c), Section 7(d), Section 7(e) or Section 7(f), if the Board of Directors determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock

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for United States federal income tax purposes or to diminish any such tax. The Corporation shall give holders of Series C Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.
(i)   To the extent permitted by law, the Corporation may, from time to time, increase the Conversion Rate for a period of at least 20 Trading Days if the Board of Directors determines that such an increase would be in the Corporation’s best interests. Any such determination by Board of Directors shall be conclusive. The Corporation shall give holders of Series C Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.
(j)   The Corporation shall not adjust the Conversion Rate pursuant to this Section 7 to the extent that the adjustments would reduce the Conversion Price below $0.0001. The Corporation shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section 7, the Corporation shall not adjust the Conversion Rate for any issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.
(k)   In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holder of any Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock into which the Series C Preferred Stock originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (1) of this Section 7, and any other applicable provisions of the Charter with respect to the Common Stock shall apply on like or similar terms to any such other shares.
(l)   To the extent the Corporation has a rights plan in effect upon conversion of the Series C Preferred Stock into shares of Common Stock, the holder shall receive (except to the extent the Corporation settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Corporation made a distribution referred to in Section 7(d) above (without regard to any of the exceptions therein).
(8)   Consolidation or Merger of the Corporation.
(a)   In the case of the following events (each, a “Business Combination”): (i) any recapitalization, reclassification or change of the Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination; (ii) a consolidation, merger or binding share exchange of the Corporation with another Person; (iii) a sale, conveyance or lease to another corporation of all or substantially all of the property and assets of the Corporation; or (iv) a statutory share exchange; in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Corporation or the successor or purchasing corporation, as the case may be, shall provide that the holders of Series C Preferred Stock will be entitled thereafter to convert such Series C Preferred Stock into the Conversion Cash together with the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder of Series C Preferred Stock would have owned or been entitled to receive upon such Business Combination had such shares been converted into Conversion Cash and Common Stock immediately prior to such Business Combination. If holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation will make adequate provision whereby the holders of the Series C Preferred Stock shall have a reasonable

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opportunity to determine the form of consideration into which all of the Series C Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of the Series C Preferred Stock who participate in such determination, shall be subject to any limitations to which all of the holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by holders of Common Stock, and (ii) two Trading Days prior to the anticipated effective date of the Business Combination. The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of the Series C Preferred Stock (and the weighted average of elections), by issuing a press release or providing other appropriate notice, and by providing a copy of such notice to the Board of Directors. If the effective date of the Business Combination is delayed beyond the initially anticipated effective date, the holders of the Series C Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The documents governing the rights of such securities shall provide for adjustments of the Conversion Rate and other appropriate numerical thresholds which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Section 7. If, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such documents governing the rights of such securities shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Series C Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the repurchase rights set forth in Section 12(a) hereof.
(b)   The Corporation shall cause notice of the execution of such documents governing the rights of such securities to be mailed to each holder of Series C Preferred Stock, at the address of such holder as it appears on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such documents governing the rights of such securities.
(c)   The above provisions of this Section 8 shall similarly apply to successive Business Combinations.
(d)   The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 8.
(e)   None of the provisions of this Section 8 shall affect the right of a Series C Preferred Stockholder to convert its shares of Series C Preferred Stock into Common Stock prior to the effective date of a Business Combination.
(f)   If this Section 8 applies to any event or occurrence, Section 7 hereof shall not apply.
(9)   Notice of Adjustment.   Whenever an adjustment in the Conversion Rate with respect to the Series C Preferred Stock is required:
(a)   the Corporation shall forthwith place on file with the transfer agent for the Series C Preferred Stock a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Corporation), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and
(b)   a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Corporation to each holder of Series C Preferred Stock. Any Notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such Notice.

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(10)   Notice in Certain Events.   In case of:
(a)   a consolidation or merger to which the Corporation is a party and for which approval of any holders of Common Stock of the Corporation is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”)) of all or substantially all of the property and assets of the Corporation; or
(b)   the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or
(c)   any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below; then, in each case, the Corporation shall cause to be given, to the holders of the Series C Preferred Stock, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:
(x)   the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section 7 hereof, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or
(y)   the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to this Section 10 hereof is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.
Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section 10(a), Section 10(b) or Section 10(c).
(11)   Purchase of Series C Preferred Stock upon a Fundamental Change.
(a)   In the event of a fundamental change, a holder of Series C Preferred Stock shall have the right to require the Corporation to purchase (the “Repurchase Right”) for cash all or any part of such holder’s shares of Series C Preferred Stock at a purchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the liquidation preference of the Series C Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Repurchase Date (as defined below). Shares of Series C Preferred Stock submitted for purchase must be $25.00 liquidation preference or an integral multiple thereof.
(b)   Within 30 calendar days after the occurrence of a fundamental change, the Corporation shall provide to all holders of Series C Preferred Stock and the transfer agent a Notice of the occurrence of the fundamental change and of the resulting Repurchase Right. Such Notice shall state:
(i)   the events constituting the fundamental change;
(ii)   the date of the fundamental change;
(iii)   the last date on which a holder may exercise the Repurchase Right;
(iv)   the Fundamental Change Repurchase Price;
(v)   the Fundamental Change Repurchase Date;
(vi)   the name and address of the transfer agent;
(vii)   that Series C Preferred Stock with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

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(viii)   the procedures that a holder must follow to exercise the Repurchase Right.
(c)   Simultaneously with providing such Notice, the Corporation shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Corporation may use at that time and publish such information on its corporate website.
(d)   To exercise the Repurchase Right, subject to Section 11(e), a holder of the Series C Preferred Stock must deliver, on or before the twentieth Trading Day after the date of the Corporation’s delivery of Notice of a fundamental change (subject to extension to comply with applicable law), the Series C Preferred Stock to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the transfer agent. The repurchase notice must state:
(i)   the applicable Fundamental Change Repurchase Date;
(ii)   the portion of the liquidation preference of Series C Preferred Stock to be purchased, in integral multiples of $25.00; and
(iii)   that the shares of Series C Preferred Stock are to be purchased by the Corporation pursuant to this Section 11.
(e)   If the shares of Series C Preferred Stock are not in certificated form, a holder’s repurchase notice must comply with applicable DTC procedures.
(f)   A holder of Series C Preferred Stock may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Corporation prior to the close of business on the Trading Day prior to the Repurchase Date. The notice of withdrawal shall state:
(i)   the liquidation preference of the withdrawn Series C Preferred Stock, in integral multiples of $25.00;
(ii)   if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn Series C Preferred Stock; and
(iii)   the liquidation preference, if any, which remains subject to the repurchase notice.
(g)   If the shares of Series C Preferred Stock are not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.
(h)   The Corporation shall be required to purchase the Series C Preferred Stock no less than 30 days nor more than 45 days after the date of the Corporation’s delivery of Notice of the fundamental change, subject to extension to comply with applicable law (as set forth in the Notice of the fundamental change, the “Fundamental Change Repurchase Date”). A holder of Series C Preferred Stock shall receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series C Preferred Stock.
(i)   If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series C Preferred Stock on the Trading Day following the Fundamental Change Repurchase Date, then:
(i)   the Series C Preferred Stock shall cease to be outstanding and dividends (including additional dividends, if any) shall cease to accrue (whether or not book-entry transfer of the Series C Preferred Stock is made or whether or not the Series C Preferred Stock certificate, if applicable, is delivered to the transfer agent); and
(ii)   all other rights of the holder shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series C Preferred Stock).

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(j)   In connection with a fundamental change repurchase, the Corporation shall comply with all U.S. federal and state securities laws in connection with any offer by the Corporation to purchase the Series C Preferred Stock upon a fundamental change.
(k)   The Corporation shall not be required to repurchase the Series C Preferred Stock upon a fundamental change if a third party (1) makes an offer to purchase the Series C Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to the Corporation to repurchase Series C Preferred Stock upon a fundamental change and (2) purchases all of the Series C Preferred Stock validly delivered and not withdrawn under such offer to purchase Series C Preferred Stock.
(l)   A “fundamental change” shall be deemed to occur upon a change of control or a termination of trading.
(m)   A “change of control” shall be deemed to have occurred at such time, after the Effective Time of the merger of Anworth Mortgage Asset Corporation, a Maryland corporation, with and into a wholly owned subsidiary of the Corporation, when the following has occurred:
(i)   any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of the Corporation’s total outstanding voting stock other than an acquisition by the Corporation or any of subsidiaries of the Corporation;
(ii)   the Corporation consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation assets to any person, or any person consolidates with or merges with or into the Corporation, other than: (1) any transaction (A) that does not result in any reclassification, exchange or cancellation of outstanding shares of the Corporation’s capital stock and (B) pursuant to which the Corporation’s capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or
(iii)   the Corporation approves a plan of liquidation or dissolution.
(n)   A “termination of trading” is deemed to occur if the Common Stock (or other common stock into which the shares of Series C Preferred Stock are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. Notwithstanding the foregoing, it shall not constitute a change of control if 100% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States National securities exchange (including the Nasdaq Global Market and Nasdaq Capital Market), or which shall be so traded when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the shares of Series C Preferred Stock become convertible solely into such common stock.
(12)   Voting Rights.
(a)   Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth below.
(b)   Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the holders of such shares of Series C Preferred Stock (voting separately as a class with all other series of Parity

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Stock, upon which like voting rights have been conferred and are exercisable), shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series C Preferred Stock or the holders of any other series of Parity Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.
(c)   If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series C Preferred Stock shall be divested of the voting rights set forth in Section 12(b) hereof (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock when they have the voting rights set forth in Section 12(b) (voting separately as a class with the Parity Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights set forth in Section 12(b) (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
(d)   So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class, together with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series C Preferred Stock and; provided, further, that any increase in the amount of the authorized preferred stock, including the Series C Preferred Stock, or the creation or issuance of any additional Series C Preferred Stock or any other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
(13)   Restrictions on Transfer.   The Series C Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter; provided, however, that

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the terms and conditions (including exceptions and exemptions) of Article VII of the Charter shall also be applied to the Series C Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series C Preferred Stock. In addition to the legend contemplated by Article VII, Section 7.2.9 of the Charter, each certificate for Series C Preferred Stock shall bear substantially the following legend:
“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”
(14)   Settlement.   Nothing in this Article Second of these Articles Supplementary shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or other securities exchange (including Nasdaq) or an automated inter-dealer quotation system.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on [           ], 2021.
WITNESS:	READY CAPITAL CORPORATION
By: Andrew Ahlborn, Secretary	By: Thomas E. Capasse, Chief Executive Officer
THE UNDERSIGNED, Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
By:

Thomas E. Capasse, Chief Executive Officer

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ANNEX D
READY CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF A
SERIES OF SHARES OF PREFERRED STOCK
READY CAPITAL CORPORATION, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation’s Articles of Incorporation, as amended (the “Charter”), the Board of Directors (the “Board”), by resolutions duly adopted, classified and designated 2,010,278 shares of the unissued preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), as 7.625% Series D Cumulative Redeemable Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.
SECOND: The terms of the Preferred Stock as set by the Board and the pricing committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:
(1)   Designation and Number.   A series of Preferred Stock of the Corporation, designated as “7.625% Series D Cumulative Redeemable Preferred Stock” (the “Series D Preferred Stock”), is hereby established. The par value of the Series D Preferred Stock is $0.0001 per share. The number of shares of Series D Preferred Stock shall be 2,010,278.
(2)   Rank.   The Series D Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock; (b) on parity with the Parity Stock (as defined below); and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Stock. The term “equity securities” shall not include convertible debt securities. The term “Parity Stock” means all classes and series of preferred stock that the Corporation may issue ranking on parity with the Series D Preferred Stock, including the Corporation’s Series B Preferred Stock and Series C Preferred Stock, with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.
(3)   Dividends.
(a)   Holders of the then outstanding shares of Series D Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.625% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.90625 per share). Such dividends shall be cumulative from [ • ], 20211 and shall be payable quarterly in arrears on or before January 15, April 15, July 15 and October 15 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series D Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

1
To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

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(b)   No dividends on shares of Series D Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
(c)   Notwithstanding the foregoing, dividends on the Series D Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series D Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.
(d)   Except as provided in Section 3(e) hereof, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of Common Stock or dividends in shares of any series of Preferred Stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article VII of the Charter).
(e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series D Preferred Stock and the shares of any other series of Parity Stock, all dividends declared upon the Series D Preferred Stock and the shares of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and the shares of any other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and the shares of any other series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series D Preferred Stock which may be in arrears.
(f)   Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series D Preferred Stock as described above.
(4)   Liquidation Preference.
(a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series D Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series D Preferred Stock as to liquidation rights.
(b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the

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liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Stock in the distribution of assets, then the holders of shares of Series D Preferred Stock and stockholders of such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(c)   After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.
(d)   Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.
(e)   The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.
(5)   Redemption.
(a)   Optional Redemption Right.   The Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series D Preferred Stock as described in this Section 5(a), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(b)   Special Optional Redemption Right.   Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to this Section 5, the holders of Series D Preferred Stock will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series D Preferred Stock called for redemption. If the Corporation elects to redeem any shares of Series D Preferred Stock as described in this Section 5(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(c)   A “Change of Control” is deemed to occur when, after the effective time of the merger of Anworth Mortgage Asset Corporation, a Maryland corporation, with and into a wholly owned subsidiary of the Corporation, the following have occurred and are continuing:
(i)   (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of the total outstanding voting stock of the Corporation other than an acquisition by the Corporation or any of its subsidiaries;
(B)   the Corporation consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any

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person, or any person consolidates with or merges with or into the Corporation, other than: (x) any transaction (1) that does not result in any reclassification, exchange, or cancellation of outstanding shares of the capital stock of the Corporation, and (2) pursuant to which the Corporation’s capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock of the Corporation entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (y) any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or
(C)   the Corporation approves a plan of liquidation or dissolution; and
(ii)   following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities listed for trading on a United States national securities exchange (including the Nasdaq Stock Market (“Nasdaq”)).
(d)   In the event the Corporation elects to redeem Series D Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the procedure for surrendering shares of Series D Preferred Stock to be redeemed for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a) or Section 6(b) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series D Preferred Stock being so called for redemption will not be able to tender such shares of Series D Preferred Stock for conversion in connection with the Change of Control, and that each share of Series D Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.
(e)   Holders of Series D Preferred Stock to be redeemed shall follow the procedures for surrendering the Series D Preferred Stock set forth in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following the surrender.
(f)   If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accrued and unpaid dividends, if any), dividends will cease to accrue on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any, payable upon redemption.

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(g)   If any redemption date is not a business day, then the redemption price and accrued and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day.
(h)   If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares).
(i)   Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(i), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.
(j)   Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series D Preferred Stock to preserve its status as a REIT for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.
(k)   Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued by us as any class or series of Preferred Stock.
(6)   Conversion Rights.   Shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 6.
(a)   Upon the occurrence of a Change of Control, each holder of Series D Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock held by such holder pursuant to Section 5 hereof, in which case such holder will have the right only with respect to any shares of Series D Preferred Stock that are not called for redemption) to convert some or all of the shares of Series D Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series D Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:
(i)   the quotient obtained by dividing (A) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series D Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (B) the Common Stock Price (as defined below); and

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(ii)   [           ]2 (the “Share Cap”), subject to adjustments provided in Section 6(b) hereof.
(b)   The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the Share Cap multiplied by the number of shares of Series D Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
(c)   The “Change of Control Conversion Date” is the date the Series D Preferred Stock is to be converted, which will be a business day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 6(h) hereof to the holders of Series D Preferred Stock.
(d)   The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, (A) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal United States national securities exchange on which Common Stock is then traded, or (B) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or another similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a United States national securities exchange.
(e)   In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series D Preferred Stock will receive upon conversion of such Series D Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative

2
Amount equal to the product of the (i) Share Cap applicable to the Anworth Series C Preferred Stock immediately prior to the effective time of the Merger and (ii) a fraction in which (x) the numerator is equal to the sum of (A) the final Per Share Cash Consideration in the Merger and (B) the product of (I) the Exchange Ratio in the Merger and (II) the average of the Corporation’s closing sales prices per share for the ten consecutive trading days immediately preceding but not including the date on which the effective time of the Merger occurs and (y) the denominator is the average of the Corporation’s closing sales prices per share for the ten consecutive trading days immediately preceding but not including the date on which the effective time of the Merger occurs.

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Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
(f)   If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election if electing between two types of consideration, or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election if electing between more than two types of consideration, as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
(g)   No fractional shares of Common Stock upon the conversion of the Series D Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make, and the holders of Series D Preferred Stock will be entitled to receive, a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
(h)   Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all shares of Series D Preferred Stock pursuant to Section 5 hereof, the Corporation will provide to holders of Series D Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series D Preferred Stock in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series D Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem any or all shares of Series D Preferred Stock, holders will not be able to convert such shares of Series D Preferred Stock called for redemption and such shares will be redeemed on the applicable redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series D Preferred Stock; (ix) the procedures that the holders of Series D Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of DTC (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series D Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
(i)   The Corporation shall also issue a press release containing such notice provided for in Section 6(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 6(h) hereof to the holders of Series D Preferred Stock.
(j)   To exercise the Change of Control Conversion Right, the holders of Series D Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series D Preferred Stock to be converted through the facilities of DTC, together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control

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Conversion Date; (ii) the number of shares of Series D Preferred Stock to be converted; and (iii) that the Series D Preferred Stock is to be converted pursuant to the applicable provisions of the Series D Preferred Stock.
(k)   Holders of Series D Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series D Preferred Stock; and (ii) the number of shares of Series D Preferred Stock, if any, which remain subject to the holder’s conversion notice.
(l)   Notwithstanding anything to the contrary contained in Sections 6(j) and (k) hereof, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of The Depository Trust Company (“DTC”).
(m)   Series D Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to Section 5 hereof, in which case only the shares of Series D Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption, if any, will be converted as aforesaid. If the Corporation elects to redeem shares of Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series D Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 5 hereof.
(n)   The Corporation shall deliver all securities, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
(o)   In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series D Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series D Preferred Stock, no holder of Series D Preferred Stock will be entitled to convert such Series D Preferred Stock into shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in the Charter or these Articles Supplementary, unless the Corporation provides an exemption from this limitation to such holder pursuant to the Charter and these Articles Supplementary.
(p)   Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series D Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 6(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series D Preferred Stock to be converted.
(7)   Voting Rights.
(a)   Holders of the Series D Preferred Stock shall not have any voting rights, except as set forth below.
(b)   Whenever dividends on any shares of Series D Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the holders of

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such shares of Series D Preferred Stock (voting separately as a class with all other series of Parity Stock, upon which like voting rights have been conferred and are exercisable), shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series D Preferred Stock or the holders of any other series of Parity Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series D Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.
(c)   If and when all accumulated dividends and the dividend for the then current dividend period on the Series D Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series D Preferred Stock shall be divested of the voting rights set forth in Section 13(b) hereof (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series D Preferred Stock when they have the voting rights set forth in Section 13(b) hereof (voting separately as a class with the Parity Stock upon which like voting rights have been conferred and are exercisable) so long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock when they have the voting rights set forth in Section 13(b) hereof (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) the Preferred Stock Directors shall each be entitled to one vote per director on any matter.
(d)   So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class, together with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series D Preferred Stock and; provided, further, that any increase in the amount of the authorized preferred stock, including the Series D Preferred Stock, or the creation or issuance of any additional Series D Preferred Stock or any other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
(e)   Further to Section 7(d)(ii) hereof, if any amendment, alteration or repeal of the provisions of the Charter, whether by merger, consolidation or otherwise, would materially and adversely affect

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any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof but not all series of Parity Stock upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, shall be required in addition to the vote or consent that would otherwise be required by Section 7(d)(ii) hereof.
(8)   Restrictions on Transfer.   The Series D Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VII of the Charter shall also be applied to the Series D Preferred Stock separately and without regard to any other series or class he foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series D Preferred Stock in addition to the legend contemplated by Article VII, Section 7.2.9 of the Charter, each certificate for Series D Preferred Stock shall bear substantially the following legend:
“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”
(9)   Settlement.   Nothing in this Second Article of these Articles Supplementary shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange (including Nasdaq), or an automated inter-dealer quotation system.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.
* * * * * * * *

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer, and witnessed by its Secretary on [           ], 2021.
WITNESS:	READY CAPITAL CORPORATION
By: Andrew Ahlborn, Secretary	By: Thomas E. Capasse, Chief Executive Officer
THE UNDERSIGNED, Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
By:

Thomas E. Capasse, Chief Executive Officer

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EXHIBIT A
Form of First Amendment to Management Agreement
THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made and entered into as of December 6, 2020 by and among Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), Anworth Management, LLC, a Delaware limited liability company (the “Manager”), and, solely for the purposes of Section 6 hereof, Ready Capital Corporation, a Maryland corporation (“Parent”). The Company, the Manager and Parent are each sometimes referred to herein as a “Party”, and collectively as, the “Parties”. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Management Agreement or the Merger Agreement (each as defined below), as the case may be.
RECITALS
WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of December 31, 2011 (the “Management Agreement”);
WHEREAS, contemporaneously with the entry into this Amendment, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 6, 2020, by and among Parent, RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as may be amended from time to time, the “Merger Agreement”), pursuant to which it is contemplated that the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity of the merger (the “Merger”); and
WHEREAS, in connection with the Merger Agreement and the Merger and the other transactions contemplated thereby, the Parties desire, subject to the terms and conditions set forth herein, to amend the Management Agreement to provide, among other things, for: (i) the termination of the Management Agreement effective as of the Closing Date (as defined in the Merger Agreement); and (ii) certain additional obligations and agreements among the Parties and for the benefit of Parent.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.   Termination of Management Agreement; Survival of Certain Provisions.
(a)   Notwithstanding anything to the contrary in the Management Agreement, the Parties hereby agree that the Management Agreement and all rights and obligations of the Company and the Manager thereunder (including, without limitation, Section 3(b) thereof) shall be automatically terminated and of no further force or effect as of the Closing Date (such termination, the “Termination”, which shall be deemed a Termination Without Cause (as defined in the Management Agreement)), without any further notice or action by any of the Company or the Manager. Notwithstanding the foregoing:
(i)   The Manager shall be entitled to receive the monthly Management Fee payable to the Manager pursuant to the terms and conditions of Management Agreement, prorated through the date of the Termination. Within 15 days following the Closing Date, the Manager will deliver to Parent, as successor to the Company, a written statement setting forth in reasonable detail the Manager’s good faith computation, in accordance with the Management Agreement and consistent with past practice, of any and all Management Fees accrued pursuant to Section 6 of the Management Agreement and unpaid as of the Closing Date (the “Accrued Management Fee”); provided, however, that (A) the Accrued Management Fee for the month in which the Closing occurs shall be pro-rated based on the number of days in such month that have elapsed up to and including the Closing Date compared to the total number of days in such month, and (B) for purposes of the computation of the Accrued Management Fee for the month in which the Closing occurs, Equity (as defined in the Management Agreement) shall be determined as of the end of the month which occurred immediately prior to the Closing Date. Within five (5) Business Days following the

Exhibit A-1

Manager’s delivery of such written statement of the Accrued Management Fees pursuant to the preceding sentence, Parent or Merger Sub, as successor to the Company, will pay to the Manager the Accrued Management Fees.
(ii)   Within 15 days following the Closing Date, the Manager will deliver to Parent, as successor to the Company, a written statement setting forth in reasonable detail a calculation of all unreimbursed expenses (A) incurred by the Manager or its Affiliates on behalf of the Company in the ordinary course of business and consistent with past practice prior to the Closing Date, which are reimbursable to the Manager or its Affiliates in accordance with the terms of Section 7 of the Management Agreement, and (B) that have been incurred by the Manager in connection with the Termination, including, without limitation, third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company in connection with, or after public announcement of, the Merger Agreement, the Merger or other Transactions (collectively, the “Unreimbursed Expenses”). Within five (5) Business Days following the Manager’s delivery of such written statement of the Unreimbursed Expenses pursuant to the preceding sentence, Parent or Merger Sub, as successor to the Company, will pay to the Manager the Unreimbursed Expenses.
(iii)   Promptly following the Closing Date, the Manager shall take those actions required of the Manager pursuant to Section 13 of the Management Agreement upon the terms and conditions set forth therein; provided, that for such purposes all payments shall be made, and all documents and property delivered, to the Parent as successor to the Company.
(iv)   The following provisions of the Management Agreement shall survive the Termination and shall continue to remain in full force and effect: Section 5 (Records; Confidentiality), Section 7 (Expenses of the Company), solely to the extent of any Unreimbursed Expenses, Section 8 (Limits of the Manager’s Responsibility), Section 13 (Action Upon Termination), and Section 14 (Release of Money or Other Property Upon Written Request).
(b)   Prior to the Termination, (i) the Company and the Manager shall comply in all respects with all the terms and conditions of the Management Agreement, (ii) the Company and the Manager shall not amend the Management Agreement or this Amendment, in each case without the prior written consent of Parent, and (iii) except as specifically permitted or required by the Merger Agreement, as required by law, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Manager shall conduct its activities with respect to the Company and the Company’s subsidiaries, and its obligations pursuant to the Management Agreement, in the ordinary course of business consistent with past practice in all material respects. Further, the Manager agrees to cooperate with the Company and Parent prior to the Closing and take all actions reasonably requested by the Company or Parent prior to the Closing in order to carry out and effect the Merger and the transactions contemplated by the Merger Agreement.
2.   Termination Payment.
(a)   In consideration for the Termination and the other promises, undertakings and releases of the Manager hereunder, the Company shall pay to the Manager the termination fee amount of $20,300,000 (the “Termination Payment”), payable in a lump sum cash payment on the Closing Date, subject to the Manager’s compliance with the terms and conditions of the Management Agreement (including, for the avoidance of doubt, as amended by this Amendment). The Termination Payment shall be deemed (i) to constitute, and shall in all respects satisfy all obligations with respect to, the “Termination Fee” (as defined by the Management Agreement), and (ii) to be the aggregate unpaid Management Fee that, had the Management Agreement not been automatically terminated as of the Closing, would have accrued under Section 6 of the Management Agreement for the period commencing on the day immediately following the Closing Date and the Termination through the end of the Automatic Renewal Term (as defined in the Management Agreement) ended December 31, 2021.
(b)   Notwithstanding anything to the contrary in the Management Agreement, the Parties acknowledge and agree that the Termination Payment, any Accrued Management Fee, and any Unreimbursed Expenses payable hereunder, shall be the entire amounts payable to the Manager or any of

Exhibit A-2

its affiliates in connection with the Termination and thereafter under or in respect of the Management Agreement, as amended by this Amendment, unless the Merger Agreement is validly terminated pursuant to Section 8.1 of the Merger Agreement without the occurrence of the Effective Time (as defined in the Merger Agreement), and except with respect to those rights and obligations which, pursuant to Section 1 hereof, survive the Termination. For the avoidance of doubt, prior to the Termination, the Manager shall only be entitled to receive payments from the Company that are consistent with past practice and pursuant to the terms of the Management Agreement; provided, that this Section 2(b) shall not be deemed to limit any bona fide claims the Manager may have (and any payments related thereto) pursuant to Section 7 (to the extent of any Unreimbursed Expenses to be reimbursed after the Closing), Section 8, Section 13, or Section 14 of the Management Agreement.
3.   Waiver of Notice Requirement.   Each of the Company and the Manager hereby (i) agree that this Amendment constitutes all required notice of termination of the Management Agreement pursuant to the terms of the Management Agreement, and (ii) waives, whether exercisable now or at any time in the future, any and all rights to notice under the Management Agreement, to the extent relating to the transactions contemplated by this Amendment or the Merger Agreement.
4.   Release.
(a)   Effective as of, and contingent upon, the Termination, each of the Company, the Manager, and its respective affiliates hereby fully and unconditionally releases and forever discharges the other party and the affiliates of the other party (including, as applicable, the Company’s Subsidiaries, Parent, the affiliates of Parent, and the Surviving Company), and their respective administrators, executors, representatives, successors and assigns, from any and all actions, causes of action, suits, debts, accounts, covenants, liabilities, disputes, agreements, promises, damages, judgments, executions, claims, and demands whatsoever in law or in equity (“Claims”) that they ever had, now have, or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, arising under or pursuant to the Management Agreement, except with respect to those rights and obligations which, pursuant to Section 1 hereof, survive the Termination.
(b)   Each of the Company and the Manager agrees that it shall not make any assignment of any Claim or any right of any kind whatsoever embodied in any of the Claims released herein, and that no other person or entity of any kind shall have any interest in any of the Claims released herein.
5.   Certain Reduction of Payments by the Company.   If, notwithstanding such agreement and understanding of the parties, it is ultimately established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved (in any such case, a “Final Determination”), that some portion of the Termination Payment paid pursuant to Section 2 hereof constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Manager and/or any of its service providers that are deemed to be disqualified individuals who received excess parachute payments under Section 280G of the Code (each, a “Recipient”) shall be obligated to pay back to the Parent, as successor to the Company, or, if such Recipient is or was a service provider to the Manager, such Recipient shall be obligated to pay back to the Manager who shall, in turn, be obligated to pay such amounts received to Parent, as successor to the Company, a portion of such payments equal to the Repayment Amount within 30 days of such Final Determination. The “Repayment Amount” shall be the smallest such amount, if any, as shall be required to be repaid to the Parent, as successor to the Company, so that such Recipient’s net after-tax proceeds (after taking into account the payment of the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”) and all other taxes imposed on the Termination Payment) shall be maximized, and shall include interest at the applicable Federal rate, as determined under Section 1274 of the Code. If the Excise Tax is not eliminated pursuant to this Section 5, such Recipient shall pay the applicable Excise Tax. Notwithstanding anything herein to the contrary, the Manager, the Recipients, the Company, and Parent, as successor to the Company, agree to work together and use commercially reasonable efforts to address any potential effects of Section 280G of the Code, including, without limitation (and in the Manager’s discretion), engaging a third-party valuation expert to help demonstrate that any payments made or to be made to a Recipient should be considered “reasonable compensation” for purposes of Section 280G of the Code.

Exhibit A-3

6.   Successors and Assigns; Third Party Beneficiaries; Guarantee; Further Actions; Specific Performance; Representations and Warranties.
(a)   This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns as provided in this Amendment. Parent and its affiliates, successors and assigns shall be entitled to rely on this Amendment in connection with the consummation of the transactions contemplated by the Merger Agreement. Parent shall be an express third-party beneficiary of this Amendment (including applicable provisions of the Management Agreement), and Parent shall be entitled to enforce any such provisions.
(b)   Effective as of, and contingent upon, the Closing, Parent fully and unconditionally guarantees the timely and full performance of the obligations of the Company that by their terms survive the Closing and the Termination under this Amendment and the Management Agreement as if it were the Company. Parent waives promptness, diligence, notice of acceptance and any other notice with respect to this Section 6(b), its guaranteed obligations, and all demands whatsoever. Parent covenants that the guarantee in this Section 6(b) will not be discharged, except by complete performance of the obligations contained in this Amendment, subject in all cases to the terms of this Amendment.
(c)   Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as any Party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate and perform the terms, provisions, or conditions of this Amendment.
(d)   It is understood and agreed that money damages may not be an adequate remedy for any breach of this Amendment by any Party and that any non-breaching Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party of this Amendment, but shall be in addition to all other remedies available at law or equity to any non-breaching Party.
(e)   Each of the Parties hereby represents and warrants to the other Parties that (i) such Party has the absolute and unrestricted right, power, and authority to (A) execute and deliver this Amendment, and (B) perform its obligations hereunder, and (ii) such Party has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with this Amendment and that it enters into this Amendment of its own free will and as its independent act.
7.   Termination.   In the event that the Merger Agreement is terminated prior to the consummation of the Merger, this Amendment shall automatically terminate and be of no further effect (except as specifically set forth herein) and the Management Agreement shall continue in full force and effect.
8.   Survival.   For the avoidance of doubt, the obligations of the Parties contained in this Amendment which by the terms thereof contemplate performance after the Closing and the Termination shall survive the Closing and the Termination.
9.   Severability.   If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under any present or future law or public policy, (a) such term or other provision shall be fully separable, (b) this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible.
10.   Entire Agreement; Amendment.   The Management Agreement and this Amendment constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior

Exhibit A-4

discussions between them relating thereto. Any amendment or modification to this Amendment shall be effective only if in writing and signed by each Party.
11.   Publicity.   During the period from the date hereof to the Closing Date, none of the Company, the Manager, or their respective Affiliates or Subsidiaries shall issue or cause the publication of any press release or other announcement with respect to this Amendment without the prior consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall be allowed to disclose and file this Amendment in applicable filings with the U.S. Securities and Exchange Commission.
12.   Headings.   All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Amendment.
13.   Agreement Not to be Strictly Construed Against any Party.   This Amendment shall be construed and interpreted as if each of the Parties drafted this Amendment concurrently. Any ambiguity or interpretation of this Amendment shall not be construed against any Party, and any such ambiguity or interpretation shall be determined as if each of the Parties drafted this Amendment concurrently.
14.   Counterparts; Electronic Signatures.   This Amendment may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile, pdf scan, or other form of electronic signature.
15.   Governing Law.   This Amendment shall be governed by and interpreted and construed in accordance with the laws of the State of Maryland, without regard to conflict of laws principles thereof.
16.   Payments.   All payments to be made pursuant to Section 1 and Section 2 hereof shall be made by wire transfer, in immediately available funds, to an account designated by the Manager in writing at least three (3) Business Days prior to such payment.
[Signature Page Follows]

Exhibit A-5

IN WITNESS WHEREOF, the Parties have executed this Amendment to Management Agreement as of the day and year first above written.
Anworth Mortgage Asset Corporation
By:

Name: Joseph E. McAdams
Title: Chief Executive Officer and President
Anworth Management, LLC
By:

Name: Lloyd McAdams
Title: Chief Executive Officer
Solely for the purposes of Section 6 hereof:
Ready Capital Corporation
By:

Name: Thomas E. Capasse
Title: Chairman of the Board and Chief Executive Officer
[Signature Page to Amendment to Management Agreement]

Annex B
Wells Fargo Securities, LLC
550 South Tryon Street
Charlotte, NC 28202
December 6, 2020
Ready Capital Corporation
1251 Avenue of Americas, 50th Floor
New York, NY 10020
Attention: Board of Directors
Members of the Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of Ready Capital Corporation (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration (as defined below) to be paid by the Company in the proposed acquisition (the “Transaction”) of Anworth Mortgage Asset Corporation (the “Merger Partner”). We understand that, among other things, pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, RC Merger Subsidiary LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), and the Merger Partner, the Merger Partner will merge with and into Merger Sub, and each issued and outstanding share of common stock par value $0.01 per share of the Merger
Partner (the “Merger Partner Common Stock”), other than Cancelled Shares (as defined in the Agreement),will be converted into the right to receive (a) a cash amount equal to $0.61 (the “Cash Consideration”), and (b) 0.1688 validly issued, fully-paid and nonassessable shares of the common stock, par value $0.0001 per share, of the Company (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), subject to adjustments as set forth in the Agreement (as to which adjustments we express no opinion).
In preparing our opinion, we have:
•
reviewed a draft, dated December 6, 2020, of the Agreement;

•
reviewed certain publicly available business and financial information relating to the Company and the Merger Partner and the industries in which they operate;

•
compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock and the Merger Partner Common Stock with similar data for such other companies;

•
compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•
reviewed certain internal financial analyses and forecasts for (i) the Company (the “Company Projections”) prepared by the management of the Company and (ii) the Merger Partner (the “Merger Partner Projections”) prepared by the management of the Merger Partner and approved for our use by the management of the Company;

•
reviewed certain estimates prepared by the management of the Company as to the potential cost savings expected by such management to be achieved as a result of the Transaction (the “Cost Savings”);

•
discussed with the managements of the Company and the Merger Partner certain aspects of the Transaction, the business, financial condition and prospects of the Company and the Merger Partner, respectively, the effect of the Transaction on the business, financial condition and prospects of the Company and the Merger Partner, respectively, and certain other matters that we deemed relevant; and

•
considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Merger Partner or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections and Merger Partner Projections (including the Cost Savings), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future performance and financial condition of the Company and the Merger Partner. We express no view or opinion with respect to the Company Projections, the Merger Partner Projections and the Cost Savings or the assumptions upon which they are based. We have assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis. We have assumed that any adjustments to the Consideration pursuant to the Agreement would not be material to our analyses or this opinion.
We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Merger Partner or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion and that the final form of the Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Merger Partner, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Merger Partner Common Stock by the Company in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, (a) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise, and (b) the fairness of the Per Share Preferred Merger Consideration or the Company DER Consideration (each as defined in the Agreement). Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock or Merger Partner Common Stock may be traded at any time.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also will become entitled to receive a fee upon the announcement of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.
During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company, for which we and such affiliates have received customary compensation. Such relationships have included acting as joint book-runner on an offering of equity securities by the Company in 2019. During the two years preceding the date of this opinion, neither we nor our affiliates have had any other material investment, commercial banking or financial advisory relationships with the Merger Partner. We or our affiliates are also an agent and a lender to one or more of the credit facilities of certain affiliates of the Company and the Merger Partner. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Merger Partner and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Merger Partner Common Stock by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.
Very truly yours,
WELLS FARGO SECURITIES, LLC

Annex C
December 6, 2020
Anworth Mortgage Asset Corporation
1299 Ocean Avenue, 2nd Floor
Santa Monica, CA 90401
Attention: Board of Directors
Members of the Board:
You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Anworth Mortgage Asset Corporation, a Maryland Corporation (the “Company”), with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, other than Ready Capital Corporation, a Maryland corporation (“Parent”) and its affiliates (the “Excluded Holders”) of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 6, 2020 (the “Agreement”), to be entered into by and among the Company, Parent and RC Merger Subsidiary LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”). We understand that the Agreement provides for, among other things, the merger of the Company with and into Merger Sub (the “Transaction”) pursuant to which the separate corporate existence of the Company shall cease and Merger Sub shall continue as a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock will be converted into the right to receive (i) 0.1688 of a validly issued, fully-paid and non- assessable share (the “Exchange Ratio”) of Parent common stock, par value $0.0001 per share (“Parent Common Stock”) and (ii) a cash amount equal to (a) $0.61 minus, if applicable, (b) the Excess Amount (as defined in the Agreement) (the “Cash Consideration” and, together with the Exchange Ratio, the “Consideration”). Further, the Agreement provides that Waterfall Asset Management, LLC (the “Parent Manager”), the external manager of Parent, has agreed, pursuant to a separate agreement, to reduce its base management fee with respect to the additional equity under management resulting from the Transaction by $1,000,000 for each of the first four fiscal quarters following the effective time of the Merger. The terms of the Transaction are set forth more fully in the Agreement. For purposes of our analyses and this opinion, we have assumed at your direction that the Cash Consideration will equal $0.61.
In arriving at our opinion, we have reviewed a draft, dated December 6, 2020 of the Agreement and certain publicly available business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company and Parent, including (a) financial forecasts relating to the Company for the fiscal years ending December 31, 2020 through December 31, 2023 (the “Company Projections”) prepared and provided to us by Anworth Management, LLC (the “Company Manager”), the external manager of the Company and (b) financial forecasts relating to Parent for the fiscal years ending December 31, 2020 through December 31, 2025 (the “Parent Projections”) prepared and provided to us by the Parent Manager. We have also met with the Company Manager and certain of its representatives to discuss the business and prospects of the Company and have met with the Parent Manager and certain of its representatives to discuss the business and prospects of Parent. We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and Parent, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Company Projections and the Parent Projections, at your direction the Company Manager has advised us, and we have assumed with your consent, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company as to the future financial performance of the Company and Parent, respectively. At your direction, we have assumed that the Company Projections and Parent Projections are a reasonable basis to evaluate the Company, Parent and the Transaction and at your direction we have relied upon the Company Projections and the Parent Projections for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections or the Parent Projections, or the assumptions and methodologies upon which they are based. With your consent, we have assumed that any adjustments to the Consideration pursuant to the Agreement or otherwise would not be material to our analyses or this opinion.
For purposes of our analyses and this opinion, we have been advised and we have assumed, the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction and that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction or the Consideration and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, the external manager, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.
Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Company, the Parent or the Transaction. We are not expressing any opinion as to what the value of shares of Parent Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Agreement or the prices or ranges of prices at which shares of Company Common Stock or Parent Common Stock may be purchased or sold at any time. We have assumed that the shares of Parent Common Stock to be issued in the Transaction will be approved for listing on the New York Stock Exchange prior to the consummation of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking services to Parent Manager and its affiliates for which we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, providing underwriting services to Parent Manager in connection with the initial public offering of Cascade Acquisition Corp. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.
It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of the Company as to how such security holder should vote or act on any matter relating to the proposed.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock, other than the Excluded Holders, in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC
By:

Managing Director

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF OFFICERS AND DIRECTORS
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Ready Capital Charter contains a provision that eliminates the liability of Ready Capital’s directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires Ready Capital (unless the Ready Capital Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits Ready Capital to indemnify Ready Capital’s present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, Ready Capital may not indemnify a director or officer in a suit by Ready Capital or in Ready Capital’s right in which the director or officer was adjudged liable to Ready Capital, or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses.
In addition, the MGCL permits Ready Capital to advance reasonable expenses to a director or officer upon Ready Capital’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Ready Capital; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Ready Capital Charter authorizes Ready Capital to obligate itself, and the Ready Capital Bylaws obligate Ready Capital, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of Ready Capital and at Ready Capital’s request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by the Ready Capital Charter and Ready Capital Bylaws vest immediately upon the election of a director or officer. The Ready Capital Charter and Ready Capital Bylaws also permit Ready Capital to, with the approval of the Ready Capital Board, indemnify and advance expenses to any person who served a predecessor of Ready Capital in any of the capacities described above and any employee or agent of Ready Capital or a predecessor of Ready Capital.

Ready Capital has entered into indemnification agreements with each of its directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling Ready Capital for liability arising under the Securities Act, Ready Capital has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that follows the signature page to this registration statement and is incorporated herein by reference.
ITEM 22.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1†
Agreement and Plan of Merger, by and among Ready Capital Corporation, RC Merger Subsidiary, LLC and Anworth Mortgage Asset Corporation, dated as of December 6, 2020 (attached as Annex A to the prospectus/proxy statement that forms a part of this registration statement).

2.2
Agreement and Plan of Merger, dated as of April 6, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Sutherland Asset Management Corporation and Sutherland Partners, L.P. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed April 7, 2016).

2.3
Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 9, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Sutherland Asset Management Corporation and Sutherland Partners, L.P. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on May 9, 2016).

2.4
Amendment No. 2 to the Agreement and Plan of Merger, dated as of August 4, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Sutherland Asset Management Corporation and Sutherland Partners, L.P. (incorporated by reference to Exhibit 2.3 of the Registrant’s Current Report on Form 8-K filed on November 4, 2016).

2.5
Agreement and Plan of Merger, by and among Ready Capital Corporation, ReadyCap Merger Sub LLC and Owens Realty Mortgage, Inc., dated as of November 7, 2018 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed November 9, 2018).

3.1	Articles of Amendment and Restatement of ZAIS Financial Corp. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938)).
3.2	Articles Supplementary of ZAIS Financial Corp. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-11, as amended (Registration No. 333-185938)).
3.3	Articles of Amendment of Sutherland Asset Management Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 4, 2016).
3.4	Articles of Amendment of Ready Capital Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on September 26, 2018).
3.5	Amended and Restated Bylaws of Ready Capital Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on September 26, 2018).
3.6*
Form of Articles Supplementary to the Articles of Amendment of Ready Capital Corporation designating the shares of 8.625% Series B Cumulative Preferred Stock, $0.0001 par value per share (included in Annex A to the prospectus/proxy statement that forms a part of this registration statement).

3.7*
Form of Articles Supplementary to the Articles of Amendment of Ready Capital Corporation designating the shares of 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (included in Annex A to the prospectus/proxy statement that forms a part of this registration statement).

3.8*
Form of Articles Supplementary to the Articles of Amendment of Ready Capital Corporation designating the shares of 7.625% Series D Cumulative Redeemable Preferred Stock, $0.0001 par value per share (included Annex A to the prospectus/proxy statement that forms a part of this registration statement).

4.1	Specimen Common Stock Certificate of Ready Capital Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-4 filed on December 13, 2018).

Exhibit No.	Description
4.2
Indenture, dated February 13, 2017, by and among ReadyCap Holdings, LLC, as issuer, Sutherland Asset Management Corporation, Sutherland Partners, L.P., Sutherland Asset I, LLC and ReadyCap Commercial, LLC, each as guarantors, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed February 13, 2017).

4.3
First Supplemental Indenture, dated February 13, 2017, by and among ReadyCap Holdings, LLC, as issuer, Sutherland Asset Management Corporation, Sutherland Partners, L.P., Sutherland Asset I, LLC, ReadyCap Commercial, LLC, each as guarantors and U.S. Bank National Association, as trustee and as collateral agent, including the form of 7.5% Senior Secured Notes due 2022 and the related guarantees (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed February 13, 2017).

4.4
Indenture, dated as of August 9, 2017, by and between Sutherland Asset Management Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed August 9, 2017).

4.5
First Supplemental Indenture, dated as of August 9, 2017, by and between Sutherland Asset Management Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed August 9, 2017).

4.6
Second Supplemental Indenture, dated as of April 27, 2018, by and between Sutherland Asset Management Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed April 27, 2018).

4.7
Third Supplemental Indenture, dated as of February 26, 2019, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.7 of the Registrant’s Current Report on Form 8-K filed March 13, 2019).

4.8
Amendment No. 1, dated as of February 26, 2019, to the First Supplemental Indenture, dated as of August 9, 2017, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.8 of the Registrant’s Current Report on Form 10-K filed March 13, 2019).

4.9
Amendment No. 1, dated as of February 26, 2019, to the First Supplemental Indenture, dated as of August 9, 2017, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.8 of the Registrant’s Current Report on Form 10-K filed March 13, 2019).

4.10
Fourth Supplemental Indenture, dated as of July 22, 2019, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed July 22, 2019).

5.1*	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.
8.1*	Opinion of Alston & Bird LLP regarding tax matters.
8.2*	Opinion of Alston & Bird LLP regarding tax matters.
8.3*	Opinion of Greenberg Traurig, LLP regarding tax matters.
8.4*	Opinion of Greenberg Traurig, LLP regarding tax matters.
10.1
First Amendment to Amended and Restated Management Agreement, dated as of December 6, 2020, by and among Ready Capital Corporation, Sutherland Partners, LP and Waterfall Asset Management, LLC (incorporated by reference to Exhibit 10.1 to Ready Capital’s Current Report on Form 8-K filed on December 8, 2020).

Exhibit No.	Description
21.1	List of Subsidiaries of Ready Capital Corporation (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2020).
23.1*	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23.2*	Consent of Alston & Bird LLP (included in Exhibits 8.1 and 8.2).
23.3*	Consent of Greenberg Traurig, LLP (included in Exhibits 8.3 and 8.4).
23.4*	Consent of Deloitte & Touche LLP, independent registered public accounting firm (in respect of Ready Capital Corporation).
23.5*	Consent of RSM US LLP, independent registered public accounting firm (in respect of Anworth Mortgage Asset Corporation).
24.1**	Powers of Attorney (included on the signature page of the Registration Statement on Form S-4 (333-251863), which was filed with the SEC on January 4, 2021).
99.1*	Consent of Wells Fargo Securities, LLC.
99.2*	Consent of Credit Suisse Securities (USA) LLC.
99.3*	Form of Proxy solicited by the Board of Directors of Ready Capital Corporation.
99.4*	Form of Proxy solicited by the Board of Directors of Anworth Mortgage Asset Corporation.

†
The disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Ready Capital agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*
Filed herewith.

**
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 5, 2021.
READY CAPITAL CORPORATION
By:
/s/ THOMAS E. CAPASSE

Thomas E. Capasse
Chairman of the Board and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on the date indicated.
Signature		Title	Date
/s/ THOMAS E. CAPASSE Thomas E. Capasse		Chairman of the Board and Chief Executive Officer (principal executive officer)	February 5, 2021
* Andrew Ahlborn		Chief Financial Officer (principal accounting and financial officer)	February 5, 2021
* Jack J. Ross		President and Director	February 5, 2021
* Frank P. Filipps		Director	February 5, 2021
* Gilbert E. Nathan		Director	February 5, 2021
* Andrea Petro		Director	February 5, 2021
* J. Mitchell Reese		Director	February 5, 2021
* Todd M. Sinai		Director	February 5, 2021
*By	/s/ THOMAS E. CAPASSE Thomas E. Capasse Attorney-in-Fact